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TABLE OF CONTENTS 2

TABLE OF CONTENTS 4

As filed with the Securities and Exchange Commission on September 27, 2013.

Registration No. 333-184731

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GFI Software S.A.
(Exact name of registrant as specified in its charter)

Luxembourg (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	98-0631596 (I.R.S. Employer Identification No.)

7A, rue Robert Stümper
L-2557 Luxembourg
Grand Duchy of Luxembourg
+352 2786-0231
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

GFI USA, Inc.
4309 Emperor Blvd
Suite 400
Durham, NC 27703
(919) 297-1350
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gordon R. Caplan, Esq. Gregory B. Astrachan, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	William V. Fogg, Esq. Andrew J. Pitts, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common shares, nominal value €0.01	$100,000,000	$13,640

(1)    Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)    Includes common shares that the underwriters have an option to purchase solely to cover over-allotments.

(3)    Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus (subject to completion)
Issued                            , 2013

GFI Software S.A.

Common shares

This is the initial public offering of GFI Software S.A., a joint stock company (société anonyme) existing under the laws of the Grand Duchy of Luxembourg. We are offering                  common shares. This is our initial public offering, and no public market currently exists for our common shares. We anticipate that the initial public offering price will be between $              and $              per common share. After the offering, the market price for our common shares may be outside this range.

We have applied to list our common shares on the New York Stock Exchange under the symbol "GFIS."

We are an "emerging growth company" under applicable federal securities laws.

Investing in our common shares involves a high degree of risk. See "Risk factors" beginning on page 16.

PRICE $     A SHARE

	Price to public	Underwriting discounts and commissions	Proceeds to GFI Software S.A.

Per share	$	$	$
Total	$	$	$

We have granted the underwriters an option to purchase up to                  additional common shares to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares to investors on or about                           , 2013.

J.P. MORGAN	CREDIT SUISSE	JEFFERIES

STIFEL
BMO CAPITAL MARKETS
NEEDHAM & COMPANY
OPPENHEIMER & CO.

The date of this prospectus is                           , 2013.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus, or other date stated in this prospectus, only. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context requires otherwise, references to "GFI," the "Company," "we," "our" and "us" in this prospectus refer to GFI Software S.à r.l. and its subsidiaries on a consolidated basis prior to the completion of our corporate reorganization and to GFI Software S.A. and its subsidiaries on a consolidated basis as of the completion of our corporate reorganization and thereafter. References to the "registrant" refer solely to GFI Software S.à r.l. prior to the completion of the corporate reorganization and to GFI Software S.A. as of the completion of the corporate reorganization and thereafter, and references to the "Board" refer to our board of managers prior to the completion of the corporate reorganization and to our board of directors as of the completion of the corporate reorganization and thereafter. References to "dollar," "dollars," "U.S. dollars," or "$" in this prospectus are to the lawful currency of the United States of America, references to "euro," "euros" or "€" are to the single unified currency of the European Monetary Union, and references to "pound sterling," "pounds sterling" or "£" are to the official currency of the United Kingdom.

i

Prospectus summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common shares. You should read the entire prospectus carefully, especially the risks related to our business, our industry and investing in our common shares that we describe under "Risk factors," and our financial statements and the related notes included in this prospectus, before deciding to invest in our common shares.

Our customers are exclusively business customers. We define business customers as customers (other than individual consumers) that have purchased one or more of our products under a unique customer identification number within the past three years. Because the nature of our business involves a large number of small transactions, if we receive orders from multiple subsidiaries of one parent company, we treat each of those subsidiaries as a separate customer. In calculating the number of our customers, we include customers of businesses that we owned during the entire measurement period as well as customers of businesses acquired during the measurement period, assuming that we had owned those businesses throughout the entire measurement period.

The presentation of our financial information is affected by our corporate history. See "—Special note regarding our corporate history and the presentation of our financial information."

GFI Software S.A.

Overview

We are a global provider of collaboration, managed service provider (MSP) and IT infrastructure software solutions designed for small and medium-sized businesses, or "SMBs." Our solutions enable SMBs (defined as organizations with fewer than 1,000 employees) to easily manage, monitor, secure and access their IT infrastructure and business applications. SMBs currently face many challenges, including increasing IT complexity, intensifying security risks and greater workforce mobility. We address these challenges with simple yet powerful software solutions that are easily deployed and deliver significant value to our customers. Our high-volume go-to-market model simplifies the process for SMBs to discover, evaluate, procure and deploy our solutions. Our customer base has grown from over 89,000 customers as of December 31, 2008 to over 280,000 customers in over 180 countries as of June 30, 2013 and is highly diversified, with no single customer accounting for greater than 1% of our total Billings in 2010, 2011 or 2012 or in the first six months of 2013.

Our differentiated business model and global distribution platform enable us to cost-effectively sell to SMBs in every region of the world. We operate a scalable, data-driven online marketing model with a multi-channel sales strategy targeted at our SMB customers. We use highly focused marketing campaigns to drive prospective customers to our websites and to our partners. We track and analyze large volumes of data from our systems to improve the visibility and effectiveness of our sales and marketing activities. In addition, we reach SMBs without dedicated IT staff through our MSP customers. We leverage blogs, social media and custom content sites to create online communities that enable existing and prospective customers to connect directly and share information. Our customers purchase our products through our e-commerce sites, inside sales team, and channel partners. As a result, we are able to cost-effectively achieve high volumes of low price point transactions. We offer full-featured, free versions of our products for a designated trial period, an approach that allows prospective customers to experience the full range of benefits of our solutions prior to making their purchase and distinguishes us from the high-cost, up-front sales approach employed by many enterprise software vendors.

We have developed a broad portfolio of solutions to address the specific needs of SMBs. TeamViewer, our easy-to-use online collaboration product, provides secure remote control and access to virtually any Internet-connected device on which it has been installed along with multi-user web-conferencing, desktop and file sharing. TeamViewer benefits from a powerful network effect, as growth in the number of TeamViewer users drives further adoption of the product. GFI MAX, our cloud-based platform for MSPs, provides MSPs with a comprehensive and affordable portfolio of managed service solutions and enables them to monitor, manage, secure and access their customers' on-premise and distributed IT infrastructure through our integrated cloud-based dashboard. Our IT infrastructure solutions enable SMBs to easily manage and secure their applications, networks and computing systems and are offered through both on-premise and cloud-based deployments. Our GFI Cloud platform, which was launched in 2012, is offered as an integrated framework to deliver these IT infrastructure solutions to SMBs in a unified web browser interface.

Our past financial performance has been characterized by consistent Billings growth and strong operating cash flows. For the years ended December 31, 2011 and 2012 and for the six months ended June 30, 2012 and 2013, our Billings were $163.9 million, $187.3 million, $86.8 million, and $95.5 million, representing period-over-period growth of 14% and 10%, respectively. We define our methodology for calculating Billings, a non-IFRS financial metric, and provide a reconciliation to the most comparable IFRS metric, revenue, under "Selected consolidated financial data—Supplemental information." We generated cash flows from operations of $59.9 million, $43.2 million and $27.9 million for the years ended December 31, 2011 and 2012 and for the six months ended June 30, 2013, respectively. We incurred net losses of $40.7 million and $51.9 million for the years ended December 31, 2012 and 2011, respectively. We generated net income of $3.2 million (after giving effect to a gain on sale of discontinued operations of $10.5 million) for the six months ended June 30, 2013, compared to a net loss of $30.0 million for the six months ended June 30, 2012. In 2012, approximately 32% of our Billings were derived from the Americas, 60% of our Billings were derived from Europe, the Middle East and Africa, and 8% of our Billings were derived from Asia-Pacific. In the first half of 2013, approximately 34% of our Billings were derived from the Americas, 57% of our Billings were derived from Europe, the Middle East and Africa, and 9% of our Billings were derived from Asia-Pacific.

Our industry

Trends driving our market opportunity

SMBs comprise an increasingly large and important part of the global economy. In a 2010 report, IDC estimated that there were approximately 73 million SMBs (defined as organizations with fewer than 1,000 employees) worldwide, representing over 99% of all businesses. Our solutions target this market segment directly and are designed, developed and delivered in ways that maximize their appeal to SMBs.

Despite their benefits, many existing IT solutions were designed for larger enterprises and are impractical to implement within SMBs. Several key growth drivers are speeding the adoption of SMB-tailored solutions:

Increasingly mobile and connected workforce needs anytime/anywhere collaboration tools.    Workers are spending less time in traditional office environments and more time telecommuting and traveling, which is driving demand for remote connectivity and collaboration solutions. A December 2011 IDC report forecasts the global mobile worker population to increase from 1.1 billion in 2011 to 1.3 billion in 2015, representing approximately 37% of the projected 2015 worldwide workforce.

Proliferation of internet-enabled devices.    A June 2013 IDC report estimates that there were 722 million smartphones shipped globally in 2012, and forecasts that number to increase to 1.6 billion in 2017, representing a compound annual growth rate, or "CAGR," of 17%.

Increasing use of managed service providers.    We believe there are over 200,000 value-added resellers, or "VARs," globally, and that the percentage of VARs who are moving to an MSP business model is growing rapidly.

Increasing adoption of cloud-based solutions.    SMBs continue to expand their use of cloud computing services and software-as-a-service, or "SaaS," solutions to reduce the time and costs associated with installing, configuring and maintaining traditional IT solutions. According to a February 2013 IDC report, U.S. SMB public IT cloud services spending will reach $20.8 billion by 2017.

Consumerization of IT.    Individuals are spending more time interacting with intuitive, web-based software and services that increase productivity and efficiency in their personal lives. These experiences have consequently increased business users' expectations that they should be able to rapidly access, install and interact with powerful, easy-to-use corporate IT solutions.

Increasing IT security threats.    The broad adoption by SMBs of cloud-based applications, wireless networks, portable storage and wireless devices has eroded traditional network boundaries and increased the risk of potential attacks. Malware threats have continued to increase in both number and complexity as hackers have become more sophisticated and motivated by the potential for illegally generated profits or the desire to cause disruption or reputational harm to the organizations they target.

Rapid IT adoption within emerging markets.    According to a Gartner July 2013 report, SMB IT spending in developing regions including Greater China, Emerging Asia-Pacific, Latin America, the Middle East and Africa will grow from $180.6 billion in 2012 to $255.3 billion in 2017.

Limitations of existing solutions

We believe that many competing solutions fail to meet the needs of SMBs due to a number of limitations:

Product complexity.    Traditional enterprise software vendors often try to engage SMB customers with solutions designed for large enterprises that are unduly complex and impractical for smaller customers. These enterprise solutions are not designed to meet the unique needs of the SMB market and typically have many sophisticated features that are not required or desired by SMBs.

High total cost of ownership.    Enterprise software vendors often charge substantial license fees for their solutions and can require significant hardware, training and professional services expenditures for initial deployment and substantial maintenance and additional professional services costs in later years.

Poor customer service and support.    We believe that SMB customers often receive inadequate technical support from enterprise software vendors, including large providers of cloud-based services, due to the smaller size and associated revenue of their software deployments. Conversely, smaller software vendors often lack the resources to meet their customers' support needs.

Lack of product integration.    Many of our competitors in the SMB space have assembled their product ranges through acquisitions but have made limited progress in integrating the acquired products and technologies or in streamlining their product lines, resulting in a fragmented and limited user experience.

 Our solutions

We have designed our solutions to enable SMBs to easily and cost-effectively monitor, manage and secure their IT infrastructure and business applications. We believe that the key differentiators of our solutions include:

Purpose-built solutions for SMBs.    By focusing on SMBs, we believe that we understand their requirements better and can more effectively deliver highly differentiated technology to address their needs across multiple product categories.

Highly intuitive software.    The easy-to-use and intuitive interfaces of our solutions not only provide the specific functionality that our customers require, but also accelerate their adoption and realization of value.

Low total cost of ownership.    Our solutions have a low up-front average selling price of just over $700 that decreases procurement risk and reduces the length of the sales cycle. Our solutions can be implemented in a self-service, try-before-you-buy manner and are designed so that they do not require professional services.

SaaS platform approach.    We offer a cloud-based, SaaS platform that allows customers to implement our solutions in a modular fashion, enabling them to rapidly solve immediate business needs.

Flexible deployment and licensing alternatives.    Depending on the solution and market, we support different deployment, usage and licensing arrangements, which we believe increases our potential market opportunity.

Our business model

Our multi-branded business model is designed to accelerate the adoption of our solutions by our customers by reducing the time and cost of implementation for them. At the same time, our sales strategy enables large sales volumes and efficient distribution. Our business model is characterized by the following attributes:

High-velocity global distribution.    We offer all of our products directly from our website to maximize our distribution reach and to reduce sales and marketing expense. We support our Internet-based distribution with an inside sales force and an indirect partner network of over 25,000 channel partners acting as resellers worldwide.

Full-featured, free solutions offered for a designated trial period.    To facilitate the adoption of our solutions, we seek to reduce the time and expense required to evaluate, purchase, and implement our products. We offer full-featured, free and immediately accessible versions of our products for a designated trial period.

Simple product adoption.    Our solutions are designed to address the specific requirements of our customers and provide a clear value proposition to them. In addition, our solutions are easy to install and do not require professional services, allowing our customers to quickly address their particular IT challenges with no dependencies beyond their organization.

Data-driven management.    We have developed systems and processes that enable us to closely monitor and manage the results of our business. We track operational and financial metrics to improve our visibility and execution, and make extensive use of search engine optimization and Internet marketing to attract potential customers. We continually monitor and analyze customer traffic and purchasing patterns to improve service levels, enhance our marketing strategy and drive better business decisions.

Substantial viral network effects.    TeamViewer benefits from significant viral network effects. As the number of users of TeamViewer has expanded and consumer awareness of the product has grown, the rate of adoption has continued to increase. As of June 30, 2013, TeamViewer has been activated on over 500 million devices. Growth in the number of TeamViewer users increases the value of the network, contributing to viral adoption of the product.

Leveraged technology development.    Wherever possible, we share technologies and best practices throughout our global research and development organization, decreasing our costs of development.

Our growth strategy

Our objective is to extend our position as a leading provider of software solutions to SMBs. To accomplish this, we intend to:

Expand our customer base.    We believe the market for software solutions to the SMBs is considerably underserved and, as a result, we have the opportunity to substantially expand our present customer base. We intend to continue the rapid expansion of our customer base through our specialized global distribution model, converting trial users into paying customers, and leveraging our investments in data analytics to more effectively target prospective customers.

Expand our partner ecosystem.    We intend to further develop our existing partner ecosystem, increasing sales of our solutions through our existing channel partners and establishing agreements with new partners to provide broader customer coverage as well as extending the breadth of application coverage through complementary partner offerings. We seek to significantly expand our indirect channel across the globe to maximize our distribution capabilities.

Increase sales to existing customers.    We believe we enjoy a high level of customer satisfaction, which provides us with the opportunity to sell additional solutions to our over 280,000 existing business customers. As of June 30, 2013, only approximately 6% of our customers have purchased two of our products, and only approximately 1% have purchased three or more of our products. We intend to expand our revenue from our existing customers by cross-selling other new and complementary solutions and selling additional licenses and upgrades.

Accelerate our growth in targeted geographies.    We believe that we have a substantial opportunity to accelerate our revenue growth in largely untapped emerging markets such as Asia-Pacific, Latin America and Eastern Europe by increasing our sales, marketing and support operations in these regions. Additionally, we see further growth opportunities in the United States, as our U.S. subsidiaries generated less than 30% of our global revenue in 2011 and 2012.

Develop and extend new software and SaaS products.    We plan to develop new software products and functionality that serve the SMB market and complement our existing collaboration, MSP and IT infrastructure software solutions. To maintain and enhance our strong position in delivering solutions that are purpose-built for SMBs, we have increased our investment in product development and platform enhancements. Recent development initiatives include the addition to TeamViewer of a scalable presentation mode, mobile device management functionality and a significant upgrade to our GFI Cloud products.

Expand our reach through our GFI MAX platform.    GFI MAX is our SaaS platform that enables MSPs to deliver remote IT management, monitoring and security to their SMB customers on an outsourced basis. The GFI MAX platform enables us to easily integrate and deliver additional products as a single, cohesive solution at an attractive, small incremental fee to new and existing devices under management. We continue to see a significant market opportunity for us to utilize the approach and architecture that underlie the GFI MAX platform to deliver a solution directly to SMBs.

Pursue strategic acquisitions.    We continue to selectively evaluate opportunities to acquire businesses and technologies that complement our existing solutions and business model and extend our position among SMBs.

Risks related to our business

Our business is subject to a number of risks that you should understand before making an investment decision. These risks are discussed more fully under the section entitled "Risk factors" and include, but are not limited to, the following:

•
the markets in which we compete are highly competitive and we could be unable to compete effectively;

•
if the markets for collaboration, MSP and IT infrastructure software solutions do not grow, our business and operating results will be harmed;

•
if we are unable to generate significant volumes of sales leads, in particular from Internet search engines and other online marketing campaigns, traffic to our website could decrease and, as a result, our revenue could decrease;

•
we rely on third-party channel partners acting as resellers to generate a material portion of our revenue and if our partners fail to perform, our ability to sell our solutions will be negatively impacted and our operating results will be harmed;

•
our majority shareholder, investment funds affiliated with Insight Venture Management, LLC, or "Insight," will beneficially own approximately              of our outstanding common shares following this offering (or              if the underwriters' over-allotment option is exercised in full) thereby allowing Insight to control our management and affairs and matters requiring shareholder approval;

•
our quarterly operating results could fluctuate significantly, which makes our future results difficult to predict and makes period-to-period comparisons potentially not meaningful;

•
we have a limited operating history as a combined entity, have experienced rapid growth in recent periods, and may be unable to manage our growth effectively;

•
we may not be able to reliably predict our Billings, revenue, earnings or cash flow, even in the near term;

•
the success of our business depends on our ability to protect and enforce our intellectual property rights;

•
our products, including products obtained through acquisitions, could infringe third-party intellectual property rights, which could result in material litigation costs;

•
if we fail to develop our brands cost-effectively, or if we fail to maintain the integrity and reputation of our brands, our financial condition and operating results might suffer; and

•
if we are unsuccessful in developing and selling new products and product enhancements, our business and operating results will be harmed.

In addition, we are subject to risks related to our international operations, our corporate structure and our status as a foreign private issuer. In connection with your investment decision, you should review the section of this prospectus entitled "Risk factors."

Corporate reorganization

Prior to October 24, 2012, we conducted our business through GFI Software S.à r.l., a Luxembourg limited liability company (société à responsabilité limitée) and its direct and indirect subsidiaries. The registrant does not engage in any operations and has only nominal assets, other than a 100% interest in TV GFI Holding Company S.à r.l., a Luxembourg limited liability company (société à responsabilité limitée), which itself does not engage in any operations or own any material assets, other than a 100% direct or indirect interest in our operating subsidiaries. On October 24, 2012, in anticipation of this offering, we completed a corporate reorganization that involved, among other things, the conversion of the registrant into a Luxembourg joint stock company (société anonyme), becoming GFI Software S.A. Investors in this offering will only receive, and this prospectus only describes the offering of, common shares of GFI Software S.A.

On November 14, 2012, in anticipation of this offering and pursuant to a meeting of the shareholders held in accordance with Luxembourg law, the shareholders of the registrant effected a 1-for-3 reverse stock split, or "share merger" under Luxembourg law, pursuant to which the number of issued and outstanding common shares of the registrant at such time was reduced from 110,655,881 to 36,885,288, with each shareholder's respective shares being proportionately reduced. We sometimes refer to the share merger herein as the "split."

Our corporate information

The registrant was incorporated under the name Crystal Indigo S.à r.l. as a limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg in June 2009 and thereafter changed its name to TV Holding S.à r.l. in July 2009. On July 27, 2011, TV Holding S.à r.l. changed its name to GFI Software S.à r.l. On October 24, 2012, in anticipation of this offering, the registrant was converted into a Luxembourg joint stock company (société anonyme), becoming GFI Software S.A. as part of the corporate reorganization described in further detail under the section entitled "Corporate reorganization" included elsewhere in this prospectus. Our principal executive offices are located at 7A, rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg. Our telephone number is +352 2786-0231. The address of our website is http://www.gfi.com. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

All of the activities of the registrant are conducted through various subsidiaries, which are organized and operated according to the laws of their country of incorporation.

"GFI Software," "GFI," "TeamViewer," "GFI MAX," "GFI WebMonitor," "GFI MailSecurity," "GFI Cloud," "FaxMaker," "LanGuard," "IASO" and "GFI MailEssentials," among others, are our trademarks in various jurisdictions. This prospectus may also refer to brand names, trademarks, service marks and trade names of other companies and organizations, and those brand names, trademarks, service marks and trade names are the property of their respective owners.

 Special note regarding our corporate history and the presentation of our financial information

Our corporate existence began in 1999 when GFI Software LTD was formed as an international business company in the British Virgin Islands with operations in Malta. In May 2005, GFI Software LTD and its subsidiaries were indirectly acquired by GFI Acquisition Company Ltd., or "GFI Acquisition," an entity controlled by Insight, our majority shareholder.

The registrant was formed in June 2009. In July 2009 certain other investment funds affiliated with Insight indirectly acquired control of the registrant and, through a series of transactions, the registrant became the parent holding company of TeamViewer GmbH and its affiliates. In November 2010, at the direction of Insight, GFI Acquisition was merged with and into the registrant. We refer to this transaction as the "Merger." The Merger resulted in the consolidation of GFI Acquisition and its subsidiaries and the registrant and its subsidiaries under one organizational structure.

Because both GFI Acquisition and the registrant had been under the common control of Insight since July 2009, the Merger is considered for accounting purposes to be a reorganization of entities under common control and the pooling of interest method of accounting has been used in the presentation of our consolidated financial statements. Accordingly, our consolidated financial statements present our results and changes in equity as if the Merger had occurred upon Insight's acquisition of the registrant on July 29, 2009. For periods prior to Insight's acquisition of the registrant, our financial statements present the consolidated results and changes in equity solely of GFI Acquisition and its subsidiaries.

The offering

Common shares offered by us	shares
Over-allotment option	We have granted the underwriters an option to purchase up to additional common shares to cover over-allotments.
Common shares to be outstanding immediately after this offering	shares ( shares if the over-allotment option is exercised in full)
Use of proceeds	We presently intend to use approximately $ million of the net proceeds of this offering to repay debt and related interest and the remainder for working capital and general corporate purposes.
A $1.00 increase (decrease) in the assumed initial offering price of $ per share would increase (decrease) the net proceeds of this offering to be received by us by approximately $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. For each $1.00 increase (decrease), we would anticipate increasing (decreasing) our investment in our business accordingly.
See "Use of proceeds."
Dividend Policy	We do not expect to pay any cash dividends in the foreseeable future. See "Dividend policy."
Risk Factors	You should carefully read the "Risk factors" section of this prospectus for a discussion of factors that you should consider before deciding to invest in our common shares.
Proposed NYSE Symbol	"GFIS"

The number of our common shares to be outstanding after this offering is based on 36,882,081 common shares outstanding as of September 26, 2013 and excludes:

•
3,961,796 common shares issuable upon exercise of options outstanding as of September 26, 2013, at a weighted average exercise price of $16.25 per share, of which 1,852,294 options are exercisable as of such date; and

•
34,513 common shares authorized for future grants under our incentive plans as of September 26, 2013.

Except as otherwise noted, all information in this prospectus:

•
assumes an initial public offering price of $           per share, the midpoint of the estimated price range set forth on the cover page of this prospectus; and

•
assumes no exercise of the underwriters' over-allotment option.

Summary consolidated financial and other data

The following tables summarize our consolidated financial and other data. You should read the following summary financial and other data together with our consolidated financial statements and related notes as well as "Operating and financial review and prospects" and the other financial information included elsewhere in this prospectus.

The summary consolidated statement of operations data and the consolidated statement of comprehensive income data for the years ended December 31, 2010, 2011 and 2012 and the consolidated balance sheet data as of December 31, 2011 and 2012 have been derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The summary consolidated statement of operations data and the consolidated statement of comprehensive income data for the six months ended June 30, 2012 and 2013 and the consolidated balance sheet data as of June 30, 2013 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. We have prepared the unaudited condensed consolidated quarterly financial information for the quarters presented below on the same basis as our audited consolidated financial statements. The unaudited condensed consolidated financial information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations, to be in compliance with IAS 34, for the quarters presented. The historical quarterly results presented below are not necessarily indicative of the results that may be expected for any future quarters or periods. The consolidated balance sheet data as of December 31, 2010 has been derived from our audited consolidated financial statements not included in this prospectus. In March 2013, we sold GFI Software (Florida), Inc. ("GFI Florida"), our security technology business comprising the VIPRE family of antivirus products and high-end antimalware intelligence solutions, in order to increase our focus on our core Collaboration, MSP and IT infrastructure businesses. GFI Florida is reflected as discontinued operations in all periods presented herein from its acquisition date in June 2010 through the sale date in March 2013.

Our financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board. Historical results are not indicative of the results to be expected in the future.

				Six months ended June 30,
	Year ended December 31,
(in thousands, except share and per share data)
	2010	2011	2012	2012	2013

				(unaudited)
Consolidated Statement of Operations Data:
Revenue	$66,738	$91,997	$118,428	$54,672	$73,056
Cost of sales(1)	10,982	13,711	19,617	8,987	12,264

Gross profit	55,756	78,286	98,811	45,685	60,792

Operating costs:
Research and development(1)	9,159	16,037	19,559	9,014	12,234
Sales and marketing(1)	25,239	39,707	43,552	22,331	24,645
General and administrative(1)	12,594	26,227	29,472	15,317	16,737
Depreciation, amortization and impairment	16,868	19,583	11,072	8,617	1,574

Total operating costs	63,860	101,554	103,655	55,279	55,190

Operating (loss) income from continuing operations	(8,104)	(23,268)	(4,844)	(9,594)	5,602
Finance costs, net	(16,483)	(10,118)	(18,916)	(9,452)	(7,539)
Other income / (costs), net	(3,620)	(2,984)	1,811	(3,758)	(1,627)

Net loss from continuing operations before taxation	(28,207)	(36,370)	(21,949)	(22,804)	(3,564)
Tax benefit / (expense) from continuing operations	5,146	3,893	(2,140)	1,217	(9,851)

Net loss from continuing operations	(23,061)	(32,477)	(24,089)	(21,587)	(13,415)
Gain on sale of discontinued operations, net of tax	—	—	—	—	10,531
Net (loss) income from discontinued operations	(5,218)	(19,459)	(16,571)	(8,394)	6,080

Net (loss) income	$(28,279)	$(51,936)	$(40,660)	$(29,981)	$3,196

Total (loss) income attributable to owners of GFI Software S.A.
Net loss from continuing operations	$(16,660)	$(32,477)	$(24,089)	$(21,587)	$(13,415)

Net (loss) income from discontinued operations	$(5,218)	$(19,459)	$(16,571)	$(8,394)	$16,611

				Six months ended June 30,
	Year ended December 31,
(in thousands, except share and per share data)
	2010	2011	2012	2012	2013

				(unaudited)
Total comprehensive (loss) income
Continuing operations	$(27,175)	$(22,427)	$(27,620)	$(21,587)	$(13,415)

Discontinued operations	$(5,210)	$(19,455)	$(16,489)	$(8,394)	$6,080

Comprehensive (loss) income attributable to owners of GFI Software S.A.
Continuing operations	$(20,774)	$(22,427)	$(27,620)	$(16,458)	$(10,600)

Discontinued operations	$(5,210)	$(19,455)	$(16,489)	$(8,339)	$16,596

Basic and diluted (loss) income per:
Class A common share
Continuing operations	$(1.75)	$(35.71)	$(0.65)	$(0.59)	$(0.36)
Discontinued operations	$(0.37)	$(0.53)	$(0.45)	$(0.23)	$0.45
Class B preferred participating share(2)
Continuing operations	$(0.44)	$(0.30)	$—	$—	$—
Discontinued operations	$(0.12)	$(0.18)	$—	$—	$—
Weighted average shares outstanding
Class A common shares	9,957,491	14,733,739	36,915,117	36,871,321	36,892,916
Class B preferred participating shares(2)	12,658,701	66,377,579	—	—	—
Pro forma basic and dilutive income / (loss) per: (unaudited)(3)
Class A common share
Continuing operations		$—	$—		$—
Discontinued operations		$—	$—		$—
Class B preferred participating share(2)
Continuing operations		$—	$—		$—
Discontinued operations		$—	$—		$—
Pro forma weighted average shares outstanding (unaudited)
Class A common share		—	—		—
Class B preferred participating shares(2)		—	—		—

				Six months ended June 30,
	Year ended December 31,
(in thousands, except share and per share data)
	2010	2011	2012	2012	2013

				(unaudited)
Supplemental financial metrics:
Billings(4)	$117,677	$163,913	$187,301	$86,846	$95,531
Unlevered Free Cash Flow (unaudited)(4)	52,906	57,077	43,844	17,318	25,004
Adjusted EBITDA(4)	61,384	77,948	81,883	34,364	36,923

(1)    Includes share-based compensation expense, as follows:

Cost of sales	$34	$304	$110	$153	$115
Research and development	63	911	752	323	978
Sales and marketing	348	1,594	1,348	1,058	598
General and administrative	442	5,393	4,398	1,711	4,681
Net loss from discontinued operations	105	2,036	626	804	40

(2)    See "Description of share capital—Historical development of the share capital of the registrant" for a description of the issuance (including the terms thereof) and subsequent elimination of the class B preferred participating shares.

(3)    Unaudited pro forma basic and diluted loss per class A common share and per class B preferred participating share assumes that the conversion of 77,405,164 class B preferred participating shares into class A common shares had occurred as of January 1, 2011 and gives effect to the impact of the repayment in full of the outstanding principal and accrued interest we owe under nine subordinated promissory notes issued to parties that held our class B preferred participating shares, as if the repayment had occurred at the beginning of the period starting on January 1, 2011 and reflects a reduction in interest expense, net of tax, of $201,000 and $1,598,000 for the years ended December 31, 2011 and 2012, respectively, and $680,000 for the six months ended June 30, 2013. We expect the offering to include the issuance of                  common shares (                  common shares if the underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $          per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), the proceeds from the issuance of                  of which, after deducting the estimated underwriting discounts and commissions, will be used to repay these promissory notes.

(4)   See "Supplemental information" below for how we define and calculate Billings, Unlevered Free Cash Flow and Adjusted EBITDA, and for a reconciliation of these non-IFRS measures to the most directly comparable IFRS measures, and a discussion about the limitations of these non-IFRS financial measures.

The following table presents our summary consolidated balance sheet data for each of the periods indicated:

	As of December 31,			As of June 30, 2013
(in thousands, except share data)
	2010	2011	2012	Actual	As adjusted(1)

				(unaudited)
Consolidated balance sheet data:
Cash at bank and in hand	$22,719	$16,524	$15,487	$11,511	$—
Total assets	$367,995	$369,408	$395,969	$405,845	$—
Working capital(2)	$(103,813)	$(92,941)	$(114,837)	$(107,841)	$—
Deferred revenue, including long-term portion(3)	$117,738	$190,154	$232,082	$250,716	$—
Interest-bearing loans and borrowings	$87,312	$213,969	$199,312	$210,757	$—
Total liabilities	$239,494	$446,487	$505,660	$503,391	$—
Issued capital	$123,946	$517	$517	$517	$—
Total equity (deficit)	$128,501	$(77,079)	$(109,691)	$(97,546)	$—
Shares outstanding:
Class A common shares	1,105,788,052	36,859,598	36,893,288	36,882,081	—
Class B preferred participating shares(4)	7,740,516,390	—	—	—	—

(1)    As adjusted information included above in the consolidated balance sheet data gives effect to the sale of               common shares by us in this offering at an assumed initial public offering price of $          per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us, as well as the impact of the repayment in full of the outstanding principal and accrued interest we owe under nine subordinated promissory notes issued to parties that held our class B preferred participating shares.

(2)    Includes current portion of deferred revenue of $51,281, $78,777, $84,564 and $94,831 as of December 31, 2010, 2011 and 2012, and June 30, 2013, respectively.

(3)    Also includes $23,383 million and $31,629 million of deferred revenue associated with our security business unit as of December 31, 2010 and 2011, respectively. The deferred revenue associated with our security business unit was included in liabilities from discontinued operations on our consolidated statement of financial position as of December 31, 2012. The sale of our security business unit was completed on March 31, 2013.

(4)   See "Description of share capital—Historical development of the share capital of the registrant" for a description of the issuance (including the terms thereof) and subsequent elimination of the class B preferred participating shares.

Supplemental information

Billings

Billings is a non-IFRS financial measure which we calculate by adding revenue from continuing operations recognized during the applicable period to the change in deferred revenue from continuing operations between the start and end of the same period, as presented in our consolidated statement of cash flows. We consider Billings to be a leading indicator of future revenue and operational growth based on our business model of billing total arrangement fees at the time of sale, and we use Billings to evaluate the operating performance of our operating segments. Our use of Billings as a non-IFRS measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for revenue or an analysis of our results as reported under IFRS. Some of these limitations are:

•
Billings does not predict revenue for a specific future period. Trends in Billings are not directly correlated to trends in revenue except when measured over longer periods; and

•
Other companies, including companies in our industry, may not use Billings, may calculate Billings differently, or may use other financial measures to evaluate their performance—all of which reduce the usefulness of Billings as a comparative measure.

A significant portion of our Billings relates to solutions for which the corresponding revenue is deferred and subsequently recognized over time. In particular, Billings for maintenance, subscriptions and web-based services are typically invoiced in advance of ratable revenue recognition, which typically ranges over periods of up to 48 months.

The following table reconciles revenue, the most directly comparable IFRS measure, to Billings for each of the periods indicated:

	Year ended December 31,			Six months ended June 30,
(in thousands)	2010	2011	2012	2012	2013

Reconciliation of revenue from continuing operations to Billings:
Revenue	$66,738	$91,997	$118,428	$54,672	$73,056
Change in deferred revenue	50,939	71,916	68,873	32,174	22,475

Billings	$117,677	$163,913	$187,301	$86,846	$95,531

Unlevered Free Cash Flow

Unlevered Free Cash Flow is a non-IFRS financial measure that we define as net cash flows from operating activities from continuing operations less capital expenditures, net of proceeds from the sales of property and equipment. Our management uses this measure when evaluating the operating performance of our consolidated business. We believe Unlevered Free Cash Flow provides management and investors with a more complete understanding of the underlying liquidity of our core operating business and our ability to meet our current and future financing and investing needs. While we believe that this non-IFRS financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for net cash flows from operating activities presented in accordance with IFRS.

The following table presents a reconciliation of net cash flows from operating activities, the most comparable IFRS financial measure, to Unlevered Free Cash Flow for each of the periods indicated:

	Year ended December 31,			Six months ended June 30,
(in thousands)	2010	2011	2012	2012	2013

Reconciliation of net cash flows from operating activities from continuing operations to Unlevered Free Cash Flow
Net cash flows from operating activities from continuing operations	$54,003	$60,405	$46,201	$18,602	$26,511
Capital expenditures, net of proceeds from sales of property and equipment	(1,097)	(3,328)	(2,357)	(1,284)	(1,507)

Unlevered Free Cash Flow	$52,906	$57,077	$43,844	$17,318	$25,004

Adjusted EBITDA

Adjusted EBITDA is a non-IFRS financial measure that we calculate as profit (loss) from continuing operations, adjusted for tax benefit (expense), unrealized exchange fluctuations, finance costs, finance revenue, gain (loss) on disposals, depreciation, amortization and impairment, share-based compensation, specific extraordinary, non-recurring items, plus the change in deferred revenue between the start and end of the period, as presented in our consolidated statement of cash flows. We believe that Adjusted EBITDA provides useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and Board, and we use Adjusted EBITDA to evaluate the operating performance of our operating segments. In addition, our lenders under our senior secured credit facility utilize consolidated EBITDA (as defined in our senior secured credit facility), which we believe to be the same as Adjusted EBITDA, as a key measure of our financial performance in relation to certain of our operating covenants under our senior secured credit facility. See "Operating and financial review and prospects—Liquidity and capital resources—Indebtedness—2011 Senior secured credit facility" for a further discussion of the use of consolidated EBITDA in our senior secured credit facility. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under IFRS.

The following table presents a reconciliation of loss from continuing operations, the most comparable IFRS financial measure, to Adjusted EBITDA for each of the periods indicated:

	Year ended December 31,			Six months ended June 30,
(in thousands)	2010	2011	2012	2012	2013

Reconciliation of loss from continuing operations to Adjusted EBITDA
Loss from continuing operations	$(23,061)	$(32,477)	$(24,089)	$(21,587)	$(13,415)

Tax (benefit) expense	(5,146)	(3,893)	2,140	(1,217)	9,851
Finance costs	16,577	10,200	18,991	9,492	7,979
Finance revenue	(94)	(82)	(75)	(40)	(440)
Depreciation, amortization and impairment	18,324	20,858	12,716	9,366	2,306

EBITDA	6,600	(5,394)	9,683	(3,986)	6,281

Reconciling items:
Change in deferred revenue	50,939	71,916	68,873	32,174	22,475
Share-based compensation	887	8,202	6,608	3,245	6,372
Unrealized exchange fluctuations	2,958	3,319	(3,281)	2,931	1,795
Loss on disposals	—	(95)	—	—	—

Adjusted EBITDA	$61,384	$77,948	$81,883	$34,364	$36,923

Risk factors

An investment in our common shares involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus, including in our financial statements and the related notes included in this prospectus, before you decide whether to buy our common shares. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. In any of these cases, the market price of our common shares could decline, and you may lose all or part of the money you paid to buy our common shares.

 Risks related to our business and industry

We operate in highly competitive markets, which could make it difficult for us to acquire new customers and retain existing customers.

The markets for our solutions are intensely competitive, are subject to rapid change and have relatively low barriers to entry. Competition in our markets is based primarily on: the ability to design, develop and deliver purpose-built software solutions with the specific features and functionality to meet the needs of SMBs; ease of initial setup, deployment and ongoing use; total cost of ownership, including product price and implementation and support costs; ability to deliver rapid time-to-value to customers; distribution channels; high-quality customer service and support; product and brand awareness; and pricing flexibility. We face competition from both traditional, larger software vendors offering enterprise-wide software frameworks and services and smaller software companies offering products and services for specific IT issues. Our principal competitors vary depending on the product we offer and the geographical region in which we are competing. For example, in the MSP software solutions market, we compete against five key competitors: Kaseya, LabTech Software, Level Platforms (acquired by AVG), N-Able (acquired by Solarwinds) and Continuum Managed Services Hosting. Certain of our other competitors and the products against which our products compete include Citrix Systems' online services, including GoToMyPC and GoToMeeting, LogMeIn, WebEx (acquired by Cisco Systems), McAfee (acquired by Intel), Symantec's Norton security solutions, Microsoft, Qualys, Inc., Proofpoint, Inc. and various other vendors. Competition could result in increased pricing pressure, reduced operating margins, increased sales and marketing expenses and failure to increase, or the loss of, market share, any of which would likely seriously harm our business, operating results and financial condition.

Expansion into the collaboration software market by certain of our competitors could adversely affect our revenue growth.

Our larger competitors typically enjoy greater name recognition and substantially greater financial, technical and other resources than we do. In addition, some of our competitors have established marketing relationships, major distribution agreements with consultants, system integrators, manufacturers and resellers, access to larger customer bases, and have made acquisitions or formed strategic partnerships and alliances to create more comprehensive product offerings. In the years ended December 31, 2012, 2011 and 2010, and in the six months ended June 30, 2013, approximately 42%, 33%, 17% and 45%, respectively, of our total consolidated revenue was derived from our Collaboration operating segment (assuming such operating segment had been in existence during these times). If one of our larger competitors expands into the collaboration market, that competitor may leverage its substantial competitive advantages and our revenue and operating results could be harmed.

Unless we develop better market awareness of our company and our solutions, our revenue may not continue to grow.

We are a relatively new entrant in the collaboration, MSP and IT infrastructure software solutions markets, and we believe we have not yet established broad market awareness of our participation in these markets. Market awareness of our capabilities and solutions is essential to our continued growth and our success in all of our markets. If our marketing programs are not successful in creating market awareness of our company and solutions, our business, financial condition and results of operations will be adversely affected, and we will not be able to achieve sustained growth.

If we are unable to generate significant volumes of sales leads from Internet search engines and other online marketing campaigns, traffic to our website and our revenue may decrease.

We generate approximately half of our sales leads for products other than our TeamViewer product through visits to our websites by customers searching common IT management terms including monitoring, management, security, cloud services or remote management software through Internet search engines, such as Google and Yahoo! A critical factor in attracting potential customers to our websites is how prominently our websites are displayed in response to search inquiries. If we are listed less prominently or fail to appear in search result listings for any reason, visits to our websites by customers and potential customers could decline significantly. We may not be able to replace this traffic and, if we attempt to replace this traffic, we may be required to increase our sales and marketing expenses, which may not be offset by additional revenue and could adversely affect our operating results.

Failure to effectively and efficiently service SMBs would adversely affect our ability to increase our revenue.

We develop the majority of our collaboration, MSP and IT infrastructure software solutions specifically for SMBs, and our success depends on our ability to attract and retain SMB customers. SMBs are challenging to reach, acquire and retain in a cost-effective manner. To grow our revenue, we must add new customers, sell additional products or product enhancements to existing customers and encourage existing customers to renew their subscription or maintenance agreements. Selling to and retaining SMBs is more difficult than selling to and retaining large enterprise customers because SMB customers generally have high failure rates, are price sensitive, are difficult to reach with targeted sales campaigns, have high churn rates and generate less revenue per customer and per transaction. In addition, SMBs frequently have limited budgets and may choose to spend funds on items other than our products. If these organizations experience economic hardship, they may be unwilling or unable to expend resources on technology software and services. If we are unable to market and sell our solutions to SMBs with competitive pricing and in a cost-effective manner, our ability to grow our revenue will be harmed.

If we are unable to enhance existing products, or to develop or acquire new products that respond to rapidly changing customer requirements, technological developments or evolving industry standards, our existing products may be rendered obsolete and our long-term revenue growth will be harmed.

The markets for our products are characterized by rapid technological advances, changes in customer requirements, changes in protocols and evolving industry standards. Our long-term growth depends on our ability to enhance and improve our existing products and to introduce or acquire new products that respond to these demands promptly. If we are unable to add products and develop enhancements to our existing products that are satisfactory to our customers, if our customers purchase or develop their own competing products and technologies or if technical developments render our products or certain features of our products obsolete, demand for our solutions will decrease, and our operating results will be harmed.

If we are unable to attract new customers, to monetize evolving sales channels or to sell additional products to our existing customers, our revenue growth will be adversely affected.

To maintain and also to increase our revenue, we must regularly add new customers or sell additional products to existing customers. We expect to incur significant additional expenses in expanding our sales and development personnel and our worldwide operations in order to achieve revenue growth. We may be unable to maintain or increase traffic to our websites and our marketing efforts may be unsuccessful in generating evaluation downloads, resulting in fewer sales leads. We may fail to identify growth opportunities for our current products, and we may misinterpret the market for new products and technologies. Furthermore, sales channels and pricing models for our products may evolve and we may fail to adjust our products and their pricing to these changes in a timely manner. For example, we believe the software services industry as a whole may experience an increased rate of product purchases through so-called app stores and via mobile devices in the near future. Software products sold through app stores and via mobile devices tend to have lower price points than products sold through more traditional sales outlets. In addition, app store operators charge fees at varying levels for sales made through their stores. In the event our customers begin to purchase our products through app stores and via mobile devices, we may experience increased pressure on our operating results from such sales. If we fail to attract new customers, monetize new sales models or our new product introductions or acquisitions are not successful, we may be unable to maintain or increase our revenue and our operating results may be adversely affected.

System security risks, data protection breaches, and cyber-attacks could compromise our proprietary information, disrupt our internal operations and harm public perception of our products, which could cause our business and reputation to suffer and adversely affect the price of our common shares.

In the ordinary course of business, we store sensitive proprietary data, including our source code, other intellectual property and other proprietary business information, on our networks or the networks of third party service providers. The secure maintenance of this information is critical to our operations and business strategy. Increasingly, companies are subject to a wide variety of attacks on their networks on an ongoing basis. Despite our security measures, our information technology and infrastructure or those of our partners may be vulnerable to penetration or attacks by computer programmers and hackers, or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks, creating system disruptions or slowdowns and exploiting security vulnerabilities of our products, and the information stored on our networks or third party information could be accessed, publicly disclosed, lost or stolen.

Although these are industry-wide problems that affect computers and products across all platforms, they may affect our products in particular because hackers tend to focus their efforts on the most popular operating systems and programs and we expect them to continue to do so. If an actual or perceived breach of network security occurs, regardless of whether the breach is attributable to our products, the market perception of our business could be negatively impacted. Because the techniques used by computer programmers and hackers, many of whom are highly sophisticated and well-funded, to access or sabotage networks change frequently and generally are not recognized until after they are used, we may be unable to anticipate or immediately detect these techniques. This could impede our sales, development, distribution or other critical functions. In addition, the economic costs to us to eliminate or alleviate cyber or other security problems, bugs, viruses, worms, malicious software systems and security vulnerabilities could be significant and may be difficult to anticipate or measure because the damage may differ based on the identity and motive of the programmer or hacker, which are often difficult to identify.

Our business depends on customers renewing their annual maintenance contracts and subscription agreements and purchasing upgrades. Any decline in maintenance or subscription renewals or upgrade purchases could harm our future operating results.

We sell our products to our customers either pursuant to a license arrangement that may or may not include optionally renewable one, two or three years of maintenance as part of the initial price, pursuant to a perpetual license without maintenance, or on a monthly or annual subscription basis. Our customers have no obligation to renew their maintenance agreements after the expiration of the initial period, and they may decide not to renew maintenance agreements. Furthermore, our customers have no obligation to purchase upgrades and can cancel monthly subscriptions without significant notice or penalty. Our customers' renewal rates may decline or fluctuate as a result of a number of factors, including their level of satisfaction with our products, the prices of our products, the prices of products and services offered by our competitors or reductions in our customers' spending levels. As such, we are unable to predict future customer renewal rates accurately. In addition, a substantial portion of our quarterly maintenance revenue is attributable to maintenance agreements entered into during previous quarters. As a result, if there is a decline in renewed maintenance agreements in any one quarter, only a small portion of the decline will be reflected in our maintenance revenue recognized in that quarter and the rest will be reflected in our maintenance revenue recognized in the following four quarters or more. If our customers do not renew their maintenance arrangements or if they renew them on less favorable terms, do not purchase upgrades or do not renew subscription agreements, our revenue may decline and our business will suffer.

If we fail to convert our free users into paying customers, our revenue and financial results will be harmed.

Over 80% of our customers have utilized our products free of charge through free trials of our products. We seek to convert trial users into paying customers, and we have enjoyed conversion rates of between 1% and 16% historically for the majority of our products, depending on product type and excluding our TeamViewer product. If our rate of conversion or the growth or size of our free user base suffers for any reason, our revenue may fail to grow and our business may suffer. In addition, we offer our TeamViewer product free of charge for non-commercial use. We maintain controls to ensure these products are being used solely for non-commercial use; however, we cannot guarantee that all non-paying end-users of our TeamViewer product are using the product solely for non-commercial purposes. If we cannot effectively monitor the nature of use of our TeamViewer product by our end-users, our revenue may decline and our business would suffer.

We have a limited operating history as a combined entity and have experienced rapid growth in recent periods. If we are unable to manage our growth effectively, our revenue and operating results could be adversely affected.

Our combined company has been in existence since November 2010, and much of our growth has occurred in recent periods. Sustaining our growth will place significant demands on our management as well as on our administrative, operational and financial resources. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries. Risks that we face include:

•
training new personnel to become productive and generate revenue;
•
controlling expenses and investments in anticipation of expanded operations;
•
implementing and enhancing our administrative infrastructure, systems and processes;
•
addressing new product markets; and
•
expanding operations in the countries in which we operate and in new geographic regions.

To manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. If we are unable to manage our growth successfully without compromising the quality of our solutions and our profit margins, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, our revenue and operating results could be harmed.

If we fail to develop our brands cost-effectively, or if we fail to maintain the integrity and reputation of our brands, our financial condition and operating results might suffer.

We believe that developing and maintaining the awareness and integrity of our brands in a cost-effective manner is important to achieving widespread acceptance of our existing and future solutions and is important in attracting new customers. We believe that the importance of brand recognition will increase as competition in our markets further intensifies. Successful promotion of our brands will depend on the effectiveness of our marketing efforts and on our ability to provide reliable and useful solutions at competitive prices. We intend to increase our expenditures on brand promotion. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building our brands. Furthermore, we rely on certain third-party channel partners in the distribution of our products. We have limited or no control over these third parties and actions by these third parties could negatively impact our brand. Our products are also reviewed by industry analysts, bloggers and other commentators who publish reviews of our solutions. Negative feedback regarding our company or our solutions could have a negative effect on our brand. If we fail to promote and maintain our brands successfully or to maintain loyalty among our customers and our end-user community, or if we incur substantial expenses in unsuccessful attempts to promote and maintain our brands, we may fail to attract new customers or retain our existing customers and our financial condition and results of operations could be harmed.

Failure to comply with data protection laws and standards that vary and are contradictory across the multiple jurisdictions in which we operate may expose us to liability and a loss of customers.

Businesses that collect, maintain and analyze personal information are subject to many national, state and international laws and regulations regarding the collection, storage, use, protection and processing of such data. These laws and regulations, as well as their interpretation, in particular in the European Union and the United States, are evolving, expanding and changing, and may be contradictory in their requirements. Compliance with these numerous and contradictory requirements is particularly difficult for an online business such as ours that collects personal information from customers in multiple jurisdictions. Failure to comply with these laws could result in legal liability and/or government sanctions and we may not be successful in avoiding potential liability or disruption of business resulting from the failure to comply with these laws. If we are required to pay any significant amount of money in satisfaction of claims under these laws, or if we are forced to cease our business operations for any length of time as a result of our inability to comply fully with any of these laws, our business, operating results and financial condition could be adversely affected. In addition, such failure or perceived failure or even compliance with or applicability of regulations regarding personal information in certain jurisdictions can lead to reputational harm in other jurisdictions. This may cause difficulty in attracting new customers or retaining existing customers and may harm our financial condition.

If our products are used to commit fraud or other similar intentional or illegal acts, we may incur significant liabilities, our products may be perceived as not secure and customers may curtail or stop using our solutions.

Our TeamViewer product enables direct remote access to computer systems. We do not control the use or content of information accessed by our customers through our products, including our TeamViewer product. If our products are used to commit fraud or other nefarious or illegal acts, such as posting, distributing or transmitting any software or other computer files that contain a virus or other harmful component, interfering with or disrupting third-party networks, infringing any third party's copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy, transmitting any unlawful, harassing, libelous, abusive, threatening, vulgar or otherwise objectionable material, or accessing unauthorized third-party data, we may become subject to claims for defamation, negligence, intellectual property infringement or other matters. Defending any such claims could be expensive and time-consuming, and we could incur significant liability to our customers and to individuals or businesses that were the targets of such acts. As a result, our business may suffer and our reputation may be damaged.

Evolving regulation of the Internet may adversely affect our data-driven marketing process.

In monitoring our business results, we track, through the remote telemetry built into many of our products, how many customers have installed our products and how many customers are using those products. We also use tracking technologies, including cookies and related technologies, to help us track the activities of the visitors to our websites and to communicate with existing and potential customers. In addition, as part of our product download process and during our sales process, given the choice, most of our customers agree to receive emails and other communications from us. Several jurisdictions have proposed or adopted laws or regulations governing the collection, processing, use, retention, sharing and security of consumers' personal data, including laws that restrict or prohibit the sending of unsolicited bulk electronic messages, or so-called spam, and also including new regulations on the use of cookies. In addition, privacy groups and government bodies have increasingly scrutinized the ways in which companies collect data associated with particular users or devices, and we expect such scrutiny to continue to increase. As a result of such regulation and scrutiny, we may be required to modify or discontinue our existing practices, possibly necessitating significant expenditures and negatively affecting our ability to effectively monitor our business results and market our solutions. Furthermore, any claims or allegations that we have violated laws and regulations relating to privacy could result in negative publicity, and investigating or responding to any such claims or allegations could present a significant cost to us, which in each case would have an adverse effect on our business, operating results and financial condition.

If we or our third-party providers fail to protect confidential information against security breaches, or if our customers or potential customers are reluctant to use our websites because of privacy concerns, we might face additional costs and activity in our websites could decline.

During the purchasing process and in connection with evaluations of certain of our software products, either we or third-party providers collect and use personally identifiable information such as credit card numbers, email addresses and phone numbers. This information could be compromised or accessed as a result of misappropriation or security breaches, and we could be subject to liability as a result. For example, our customers may be subject to phishing attempts, or instances in which third parties posing as representatives of our company unlawfully solicit our customers' private data. In addition, our servers and those of our third-party service providers are vulnerable to computer viruses or physical or electronic break-ins. Under the data protection laws in certain jurisdictions in which we operate, we are required by law to affirmatively disclose to the appropriate regulatory agency or the relevant customer those instances where personal data may have been wrongfully disclosed, lost, stolen or otherwise misappropriated. Failure to comply with such laws may increase the risk of government action and legal claims against us, and cause harm to our reputation.

Our business is dependent on market demand for, and acceptance of, the SaaS model for the use of software.

We derive, and expect to continue to derive, revenue from the sale of SaaS solutions, a relatively new and rapidly changing market in which software is provided as a third-party service rather than a physical product delivery. As a result, widespread acceptance and use of the SaaS business model is important to our future growth and success. Under the perpetual or periodic license model for software procurement, users of the software typically run applications on their hardware. Because customers are generally predisposed to maintaining control of their IT systems and infrastructure, or may have data privacy concerns, there may be resistance to the concept of accessing the functionality that software provides as a service through a third party. Such scrutiny may increase in light of a heightened public debate on data privacy concerns. If the market for SaaS solutions fails to grow or grows more slowly than we currently anticipate, demand for our services could be negatively affected.

Growth of our business may be adversely affected if businesses, IT support providers or consumers do not adopt remote connectivity and remote support solutions more widely.

Our TeamViewer product employs new and emerging technologies for remote access and remote support. Our target customers may hesitate to accept the risks inherent in applying and relying on new technologies or methodologies to supplant traditional methods of remote connectivity. Our business will not be successful if our target customers do not accept the use of our remote access and remote support technologies.

Expansion of our business into new geographic markets will subject us to additional economic and operational risks that could increase our costs and make it difficult for us to operate profitably.

The continued international expansion of our operations may require significant expenditure of financial and management resources and result in increased administrative and compliance costs. In addition, such expansion will increasingly subject us to the risks inherent in conducting business internationally, including:

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currency fluctuations, which could result in reduced revenue and increased operating expenses;

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localization of our services, including translation into different languages and adaptation for local practices and regulatory requirements;

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the effect of applicable local tax structures, including tax rates that may be higher than our current tax rates or taxes that may be duplicative of those currently imposed on us;

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tariffs and trade barriers;

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difficulties in managing and staffing larger international operations;

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general economic, cultural and political conditions in each country;

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inadequate intellectual property protection in certain countries;

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dependence on certain third parties, including channel partners with whom we may not have extensive experience;

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the difficulties and increased expenses of complying with a variety of different laws, regulations and trade standards, including data protection and privacy laws;

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international regulatory environments; and

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longer accounts receivable payment cycles and increased difficulty in collecting accounts receivable.

Markets in which we may materially expand include, among others, Japan and Brazil. Expansion efforts in these markets would likely include use of a distribution model and would not involve material in-country operations. Pursuant to this model, we would anticipate adding additional support staff to manage our channel partners and native language speakers to handle telephone support, and investing funds to incentivize new channel partners to sell our solutions.

If we are unable to effectively manage our expansion into additional geographic markets, our financial condition and results of operations could be harmed.

We rely on third-party channel partners to generate a material portion of our Billings; if our partners fail to perform, our ability to sell our solutions will be negatively impacted and, if we fail to optimize our channel partner model going forward, our operating results will be harmed.

In the year ended December 31, 2012 and in the six months ended June 30, 2013, approximately 28% and 30%, respectively, of our Billings was generated through sales to our channel partners, which include distributors, resellers and OEM partners. We depend upon these channel partners to generate sales opportunities and manage the sales process. Our channel partners may be unsuccessful in marketing, selling and supporting our products. In addition, our channel partners generally do not have minimum purchase requirements. They may also market, sell and support products that are competitive with ours, and may devote more resources to the marketing, sales and support of such products. Our channel partners may have incentives to promote our competitors' products to the detriment of our own, and may cease selling our products altogether. We cannot assure you that we will retain channel partners or that we will be able to secure additional or replacement channel partners. The loss of one or more of our significant channel partners or the failure to obtain and deliver a large number of orders each quarter to or through such channel partners could harm our operating results. Our third-party partner sales structure could subject us to lawsuits, potential liability and reputational harm if, for example, any of our partners misrepresents the functionality of our products to end-users or our partners violate laws or our corporate policies. In addition, we may not be able to monitor our third-party partners for regulatory compliance. If our partners fail to comply with applicable regulations in the jurisdictions in which they operate, it could adversely affect our reputation and subject us to litigation and sanctions. If we fail to effectively manage our sales channels, our business will be seriously harmed.

Failure to expand our sales operations effectively could harm our ability to increase our customer base and to achieve broader market acceptance of our solutions.

Increasing our customer base and achieving broader market acceptance of our solutions will depend on our ability to expand our sales operations effectively. We rely on our inside sales force and certain resellers and distributors to obtain a material portion of our new customers. We plan to continue to expand our inside sales force worldwide. Our ability to achieve growth in revenue in the future will depend on our success in recruiting, training and retaining sufficient numbers of inside sales personnel, and on the productivity of those personnel. Our recent and planned personnel additions may not become as productive as we would like, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do or plan to do business. Our operating results will be harmed if these expansion efforts do not generate a corresponding increase in revenue.

Our ability to sell our solutions is dependent on the quality of our technical support services, and our failure to offer high quality technical support services would have a material adverse effect on our sales and results of operations.

Once our products are deployed within our end-users' systems, our end-users depend on our technical support services, as well as the support of our channel partners, to resolve any issues relating to our products. We believe a key differentiator of our solutions and a critical part of our business strategy is our continued focus on providing high-quality customer support. If we or our channel partners do not effectively assist our customers in deploying our products, succeed in helping our customers quickly resolve post-deployment issues and provide effective ongoing support, our ability to sell additional solutions to existing customers would be adversely affected and our reputation with potential customers could be damaged. As a result, our failure to maintain high-quality support services would have a material adverse effect on our business, financial condition and results of operations.

Our products may contain undetected defects, errors or vulnerabilities that could expose us to legal liability and adversely affect our business and brand reputation.

Our products may contain material defects, errors or vulnerabilities that may cause them to fail to perform in accordance with the expectations of our customers. In particular, such defects, errors and vulnerabilities may exist or occur in newly released products or in products that we intend to release in the future, despite our efforts to test these products prior to their release. Detecting, analyzing and remedying such defects, errors and vulnerabilities may prove costly and time-consuming and divert management attention or may prove to be not possible at all. Even if we are able to remedy defects, errors and vulnerabilities in our products, such defects, errors or vulnerabilities can still cause product sale interruptions, loss of existing or potential customers, require us to offer refunds to our customers, damage our reputation and market acceptance and expose us to legal claims, such as claims based on product liability, tort, breach of warranty or other types of claims for damages, which could prove considerable if limitation of liability and/or indemnity provisions in our contracts should not prove to be enforceable in the event of a dispute. This may have a material adverse effect on our financial position. Defending against such claims may be costly and time-consuming and may divert management attention. Our existing product liability insurance coverage may be insufficient, and adequate insurance coverage may be costly to obtain or may not be obtainable at all.

Failure of our security solutions or security solutions we license from third-party vendors to detect viruses or security breaches or to identify spam or spyware could harm our reputation and adversely affect our business.

The antivirus and intrusion prevention functions we develop or license from third-party vendors and use in certain of our products may fail to detect or prevent malware, viruses, worms, botnets or similar threats due to a number of reasons, such as the evolving nature of such threats and the continual emergence of new threats that we may fail to detect in time to protect our customers' networks. We rely on third-party vendors and third-party data center facilities, the operations of which we do not control, to deliver updates of our security products to our end-users. These third parties may also experience technical failures and downtime, and may fail to distribute appropriate updates, or fail to meet the increased requirements of a growing customer base. Any such technical failure, downtime, or failures in general may temporarily or permanently expose our customers' networks, leaving their networks unprotected against the latest security threats. An actual or perceived security breach or infection of the network of one of our customers, regardless of whether the breach is attributable to the failure of our solutions to prevent the security breach, could adversely affect the market's perception of our security products and result in negative publicity, loss of customers and sales, increased costs to remedy any problem, and costly litigation. We may also be forced to license replacement products from other third-party vendors which we may not be able to integrate in a cost- and time-efficient manner.

False detection of viruses or security breaches or false identification of spam or spyware by our security solutions could adversely affect our business.

The antivirus and intrusion prevention functions we license from third-party vendors and use in certain of our products may falsely detect viruses or other threats that do not actually exist. These false positives may impair the perceived reliability of our solutions and may therefore adversely impact market acceptance of our solutions. Also, our antispam and antispyware services may falsely identify emails or programs as unwanted spam or potentially unwanted programs, or alternatively fail to properly identify unwanted emails or programs, particularly since spam emails and spyware are often designed to circumvent antispam or antispyware products. Parties whose emails or programs are blocked by our products may seek redress against us for labeling them as spammers or spyware, or for interfering with their business. In addition, false identification of emails or programs as unwanted spam or potentially unwanted programs may reduce the adoption of our solutions. If our system restricts important files or applications based on falsely identifying them as malware or some other item that should be restricted, this could adversely affect end-users. Any such false identification of important files or applications could result in negative publicity, loss of customers and sales, increased costs to remedy any problem, and costly litigation.

We will be less effective in managing our business if we fail to timely and accurately track the number and retention rates of our customers.

Our customers are exclusively business customers. We define business customers as customers (other than individual consumers) that have purchased one or more of our products under a unique customer identification number within the past three years. We have implemented systems to accurately monitor the number and the retention rates of these customers as well as their purchase of upgrades and subscriptions, and we are continuously working to improve the effectiveness of these systems to avoid misallocations and double-counting of customers. We believe that these systems are and will continue to be an effective tool for tracking our customers across our business. Should we fail to accurately and timely monitor our key performance indicators, or fail to adjust and amend our systems in the event that we grow, introduce new products or acquire new businesses, we will become less effective in the management of our business and our ability to react to market trends and developments will be impaired. Furthermore, a material miscalculation of our customers and their retention rate could result in the market perceiving that we are under-performing or over-performing, which would have to be adjusted in future periods. As a result, our operating results may be materially and adversely affected.

We rely on our management team and need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract, train and retain qualified personnel could harm our business.

We largely depend on the experience and knowledge of certain key employees, including developers, key sales and marketing personnel and key members of management, including our executive officers, in the development, marketing and distribution of our solutions and in the performance of our business operations. We are facing intense competition in our industry for qualified employees and our future performance is dependent on our ability to retain or timely hire and train key employees. This also applies to members of our executive management who have extensive experience in our industry. If we fail to retain these individuals or to timely hire adequate replacements, our competitive position and our business operations could suffer. Locating, hiring and training new key employees may also prove costly and time-consuming, in particular, because the labor markets in some of the regions we are operating in are small and underdeveloped with respect to our industry. We may be required to pay increased compensation to hire new qualified personnel. Our inability to attract and retain the necessary personnel could adversely affect our business.

We use a number of data centers to deliver our solutions. Any disruption of service at these facilities could harm our business.

We host many of our solutions and serve our customers from third-party data center facilities. We do not control the operation of these facilities. The owners of these data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, we may be required to transfer to new data center facilities, and we may incur significant costs and possible service interruption in connection with doing so. In addition, any changes in service levels at our data centers that result in errors, defects, disruptions or other performance problems with our solutions could harm our reputation and may damage our customers' businesses. Performance problems with our solutions might reduce our revenue, cause us to issue credits to customers, subject us to potential liability, cause customers to terminate their subscriptions or harm our renewal rates.

Our data center facilities are also vulnerable to damage or interruption from human error, intentional bad acts, pandemics, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. The occurrence of a natural disaster or an act of terrorism, or vandalism or other misconduct, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in our services.

Adverse economic conditions or reduced IT spending may adversely impact our revenue and operating results.

Our business depends on the overall demand for IT and on the economic health of our current and prospective customers. The use of our solutions is often discretionary and may involve a commitment of capital and other resources. Weak economic conditions, or a reduction in IT spending even if economic conditions improve, would likely adversely impact our business, operating results and financial condition in a number of ways, including by lengthening sales cycles, lowering prices for our solutions and reducing sales.

If we are not able to acquire and successfully integrate future acquisitions, our operating results and prospects could be harmed.

We have made several acquisitions in recent years and expect to continue making acquisitions in the future. The success of our acquisition strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Mergers and acquisitions are inherently risky, and any mergers and acquisitions we complete may not be successful. Any mergers and acquisitions we undertake would involve numerous risks, including the following:

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difficulties in integrating and managing the operations, technologies and products of the companies we acquire;

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diversion of our management's attention from normal daily operations of our business;

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inability to maintain the key business relationships and the reputations of the businesses we acquire;

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uncertainty of entry into markets in which we have limited or no prior experience and in which competitors have stronger market positions;

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dependence on unfamiliar affiliates and partners of the companies we acquire;

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insufficient revenue to offset our increased expenses associated with acquisitions;

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responsibility for the liabilities of the businesses we acquire;

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inability to maintain internal standards, controls, procedures and policies; and

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potential loss of key employees or termination of key commercial agreements of the companies we acquire.

In addition, we may be unable to secure the equity or debt funding necessary to finance future acquisitions on terms that are acceptable to us. If we finance acquisitions by issuing equity or convertible debt securities, our existing shareholders will likely experience ownership dilution, and if we finance future acquisitions with debt funding, we will incur incremental interest expense and may have to comply with financing covenants or pledge certain of our assets.

Our success depends on our customers' continued high-speed access to the Internet and the continued reliability of the Internet infrastructure.

Because the majority of our solutions are designed to work over the Internet, our revenue growth depends on our customers' high-speed access to the Internet, as well as the continued maintenance and development of the Internet infrastructure. The future delivery of our solutions will depend on third-party Internet service providers to expand high-speed Internet access, to maintain a reliable network with the necessary speed, data capacity and security and to develop complementary products and services, including high-speed modems, for providing reliable and timely Internet access and services. The success of our business depends directly on the continued accessibility, maintenance and improvement of the Internet as a convenient means of customer interaction, as well as an efficient medium for the delivery and distribution of information by businesses to their employees. All of these factors are beyond our control.

Our business is subject to the risks of earthquakes, fire, power outages, floods and other catastrophic events, and to interruption by man-made problems such as terrorism.

A significant natural disaster, such as an earthquake, fire or a flood, or a significant power outage could have a material adverse impact on our business, operating results and financial condition. In addition, acts of terrorism could cause disruptions in our business or the business of our service providers, logistics providers, channel partners, or customers or the economy as a whole. Our existing insurance coverage against these events or the interruption of our business may be insufficient, and adequate insurance coverage may be costly to obtain or may not be obtainable at all. Any disruption in the business of our service providers, logistics providers, channel partners or customers that impacts sales could have a significant adverse impact on our quarterly results. All of the aforementioned risks may be augmented if the disaster recovery plans for us, our service providers, our channel partners or others prove to be inadequate. To the extent that any of the above results in decreased purchases of our products or the delay in the delivery of our products, our business, financial condition and results of operations would be adversely affected.

We generate significant revenue from member countries of the European Union and our business may suffer in case of a prolonged and deepening economic crisis in Europe.

We generate a significant portion of our revenue from member countries of the European Union. Financial markets remain concerned about the continuing economic crisis in the European Union, in particular with respect to the deficits of countries such as Greece, Portugal, Ireland, Spain and Italy. Despite efforts to stabilize the economic conditions of these countries, concerns remain about the ability of these countries to meet future financial obligations, their debt levels, the stability of the euro currency and the stability of the euro economic zone as a whole. In addition, political discussion and conflicting national interests of the various member states in connection with the rescue measures have ignited discussions about re-introducing national currencies, which could ultimately lead to abandoning the euro as a single currency. In this event, we would face increased currency risks and would have to value our euro-denominated assets under national currencies. We cannot assess the effects of such a revaluation on our financial position, but our financial position could be materially adversely affected as a result. In addition, the crisis could have a negative effect on finance markets generally and could lead to significantly weakened economies throughout Europe. As a result, our existing and potential future customers may have less cash available to invest in software solutions and may decide not to purchase our products and/or updates, which could have a materially adverse effect on our financial position.

Risks related to intellectual property

The success of our business depends on our ability to protect and enforce our intellectual property rights.

We rely primarily on a combination of copyright, trademark, trade dress, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection. In addition, we hold two patents in the United States and have four other filed patent applications. Our existing intellectual property rights protection and filed applications may be denied, challenged, invalidated or circumvented, and may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers, and additional or more effective protection may be costly to obtain or may not be obtainable at all.

We endeavor to enter into agreements with our employees and contractors and with parties with which we do business in order to limit access to and disclosure of our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use or reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. The enforcement of our intellectual property rights also depends on our legal actions against these infringers being successful, but these actions may not be successful, even when our rights have been infringed, and such actions may be costly and time-consuming and bind our resources.

Furthermore, effective copyright, trademark, trade dress, patent, unfair competition and trade secret protection may not be available in every country in which our products are available over the Internet. In addition, the applicable legal standards and their interpretation relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and evolving. This includes the protection of our licenses, which may be deemed unenforceable under the laws of some jurisdictions. Challenges to the enforceability of our licenses could expose us to costly and time-consuming litigation and may adversely affect our business and results of operations. Changes in the copyright, trademark, trade dress, patent, unfair competition and trade secret laws we rely on, or changes in their interpretation, may adversely affect the protection of our proprietary rights. Insufficient or ineffective protection of our intellectual property rights may adversely affect our revenue and results of operations.

Our products could infringe third-party intellectual property rights, which could result in material costs.

We are subject to intellectual property infringement claims and may continue to be subject to such claims in the future. These claims may occur for a variety of reasons, including the expansion of our product lines through product development and acquisitions, an increase in patent infringement litigation commenced by non-practicing entities, or so-called patent trolls, increased market exposure as a public company, an increase in the number of competitors in our industry segments and the resulting increase in the number of related products and the overlap in the functionality of those products, and the unauthorized use of a third party's code in our product development process. In addition, companies and inventors are more frequently seeking to patent software. As a result, we could receive more patent infringement claims.

Responding to any intellectual property infringement claim, whether such claim is made against us or against our customers, regardless of its validity, could result in litigation costs, monetary damages or injunctive relief or require us to obtain a license to intellectual property rights of those third parties. Licenses may not be available on reasonable terms, on terms compatible with the protection of our proprietary rights, or at all. In addition, attention to these claims could divert our management's time and attention from developing our business. If a successful claim is made against us and we fail to develop or license a substitute technology or negotiate a suitable settlement arrangement, our business, results of operations, financial condition and cash flows could be materially and adversely affected. In particular, a material adverse impact on our financial condition could occur in the period in which the effect of an unfavorable final outcome becomes probable and reasonably estimable.

We use software licensed from third parties, which we may not be able to retain or which could cause errors in our products and harm to our customers.

We rely on software and intellectual property rights licensed from third parties in our internal infrastructure and certain of our products. These include the operating systems used on certain of our servers, as well as various software packages and utilities. Substantially all of these components are used for limited, individual functions; however, in the event we are unable to use any one of these third-party components, our systems and certain of our products may temporarily experience limited functionality and we may have to spend money or divert developer attention to replace these components or re-engineer our products. Such a failure could cause harm to our customers, which could materially affect our reputation and our financial condition and expose us to possible litigation.

Indemnity provisions in various agreements potentially expose us to liability for intellectual property infringement and other losses.

Our agreements with many of our customers and channel partners include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement and, in some cases, for other damages, such as damages caused by us to property or persons. For customers who purchase perpetual licenses, the terms of these indemnity provisions are perpetual. In other agreements, the indemnity provision may survive termination of the agreement. Large indemnity payments could harm our business, operating results and financial condition.

Our use of open source software could negatively impact our ability to sell our solutions and subject us to possible litigation.

The products or technologies acquired, licensed or developed by us may incorporate open source software, and we may incorporate open source software into other products in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses that may include conditions that limit our rights to use them. We monitor our use of open source software in an effort to avoid subjecting our products to conditions we do not intend. Although we believe that we have complied with our obligations under the various applicable licenses for open source software that we use such that we have not triggered any of these conditions, there is little or no legal precedent governing the interpretation of many of the terms of these types of licenses. As a result, the potential impact of these terms on our business may result in unanticipated obligations regarding our products and technologies, such as requirements that we offer our products that use the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software, and/or that we license such modifications or derivative works under the terms of the particular open source license.

If an author or other third party that distributes open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations. If our defenses were not successful, we could be subject to significant damages, enjoined from the distribution of our products that contained the open source software, and required to comply with the terms of the applicable license, which could disrupt the distribution and sale of some of our solutions. In addition, if we combine our proprietary software with open source software in an unintended manner, under some open source licenses we could be required to release the source code of our proprietary software, which could substantially help our competitors develop products that are similar to or better than ours.

In addition to risks related to license requirements, use of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or assurance of title or controls on the origin of the software.

Risks related to our financial condition

In prior years, our independent registered public accounting firm communicated several material weaknesses in our internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements would not have been prevented or detected and corrected on a timely basis and these material weaknesses could impair our ability to comply with the accounting and reporting requirements applicable to public companies. While these weaknesses have been fully remediated as of the end of 2012, certain of the financial information appearing in this prospectus relates to periods prior to remediation.

In connection with the audits of our 2008, 2009 and 2010 financial statements which were completed concurrently, our independent registered public accounting firm communicated several material weaknesses related to our business combination accounting, share-based compensation accounting, accounting for non-routine financing transactions, revenue recognition, accounting for current and deferred taxes, and our financial statement close process. During 2011 we successfully remediated three of these deficiencies. In connection with the audit of our 2011 consolidated financial statements, our independent registered public accounting firm reported to our audit committee that the material weaknesses related to revenue recognition, accounting for current and deferred taxes and our financial statement close process remained. During 2012, the remaining material weaknesses were fully remediated.

Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

We concurred with the findings of our independent registered public accounting firm and have worked diligently to fully remediate the material weaknesses by the end of 2012. We continue to diligently monitor the control environment we have established to address the underlying causes of the material weaknesses. We discuss these steps in further detail in "Operating and financial review and prospects—Internal control over financial reporting" included elsewhere in this prospectus. The actions that we have taken to ensure a strong financial control environment are subject to ongoing senior management review, as well as audit committee oversight.

We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the "JOBS Act." We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1 billion (subject to adjustment for inflation); (ii) the last day of the fiscal year following the fifth anniversary of this offering; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or (iv) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the "Exchange Act." We may take advantage of certain exemptions from various accounting and reporting requirements that are applicable to other public companies but not to emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As an example, an election to delay the adoption of new or revised accounting standards may make it difficult to compare our financial statements to those of other public companies in our industry to which these exemptions are not available or which have elected not to rely on them. We cannot predict if investors will find our common shares less attractive because we intend to rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

We have incurred net losses for the last three fiscal years and we do not expect to be profitable on an IFRS basis in the immediate future.

We incurred net losses of $40.7 million, $51.9 million and $28.3 million in 2012, 2011 and 2010, respectively. As a direct result of the $10.5 million gain on the sale of GFI Software (Florida) Inc. and its subsidiaries on March 31, 2013, we generated net income of $3.2 million in the six months ended June 30, 2013. We anticipate that our operating expenses will increase in the foreseeable future as we continue to invest to grow our customer base, expand our marketing and distribution channels, increase the number of products in our portfolio, enhance our existing products, expand our operations, hire additional employees and develop our SaaS platform. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Any failure to increase our revenue could prevent us from attaining profitability. We cannot be certain that we will be able to attain or increase profitability on a quarterly or annual basis. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, financial condition and results of operations may suffer.

Our quarterly revenue and operating results have fluctuated in the past and may fluctuate in the future due to a number of factors. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause our share price to decline.

We believe our quarterly revenue and operating results may vary significantly in the future. As a result, you should not rely on the results of any one quarter as an indication of future performance, and period-to-period comparisons of our revenue and operating results may not be meaningful.

Our quarterly results of operations may fluctuate as a result of a variety of factors including, but not limited to, those listed below, many of which are outside of our control:

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our inability to increase sales to existing customers and to attract new customers;

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the timing and success of new product introductions by us or our competitors;

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changes in our pricing policies or those of our competitors;

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higher marketing expenditures;

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the mix of our direct and indirect sales;

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the amount and timing of operating expenses and capital expenditures related to the expansion of our operations and infrastructure;

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the timing of revenue and expenses related to the development or acquisition of technologies, products or businesses;

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the mix of Billings between offerings that have different revenue recognition characteristics;

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potential goodwill and intangible asset impairment charges and amortization associated with acquired businesses;

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potential foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity; and

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general economic, industry and market conditions that impact expenditures for collaboration, MSP and IT infrastructure software solutions in the countries where we sell our software.

Fluctuations in our quarterly operating results might lead analysts to change their models for valuing our common shares. As a result, our share price could decline rapidly and we could face costly securities class action suits or other unanticipated issues.

We rely significantly on revenue from subscriptions and support services which may decline, and, because we recognize revenue from subscriptions and support services over the term of the relevant service period, downturns or upturns in sales are not immediately reflected in full in our operating results.

Sales of new or renewal subscriptions and support services contracts may decline or fluctuate as a result of a number of factors, including customers' level of satisfaction with our solutions, the prices of our solutions, the prices of solutions offered by our competitors or reductions in our customers' spending levels. If our sales of new or renewal subscriptions and support services contracts decline, our revenue and revenue growth may decline and our business will suffer. In addition we recognize subscriptions and support services revenue monthly over the term of the relevant service period, which is typically one year but has been as long as five years. As a result, much of the revenue we report each quarter is the recognition of deferred revenue from subscriptions and support services contracts entered into during previous quarters. Consequently, a decline in new or renewed subscriptions or support services contracts in any one quarter will not be fully reflected in revenue in that quarter, but will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in new or renewed sales of our subscriptions or services are not reflected in full in our results of operations until future periods.

Our debt obligations contain restrictions that impact our business and expose us to risks that could adversely affect our liquidity and financial condition.

At June 30, 2013, we had approximately $200.5 million of principal outstanding under our senior secured credit facility. Our senior secured credit facility contains various covenants that will continue to be operative so long as it remains outstanding. The covenants, among other things, limit our and certain of our subsidiaries' ability to:

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incur additional indebtedness;

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create additional liens on our assets;

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pay dividends and make other distributions on our share capital, and redeem and repurchase our outstanding shares;

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make investments, including acquisitions;

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enter into mergers or consolidations or sell assets;

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sell our subsidiaries;

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engage in sale and leaseback transactions; and

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enter into transactions with affiliates.

Our senior secured credit facility also contains numerous affirmative covenants. In addition, we are required under our senior secured credit facility to continue to comply with a leverage ratio and a fixed charge coverage ratio. See "Operating and financial review and prospects—Liquidity and capital resources—2011 Senior secured credit facility." Further, the obligations under our senior secured credit facility will continue to be subject to mandatory prepayment in certain circumstances in addition to regularly scheduled amortization payments, including upon certain asset sales or receipt of casualty event proceeds, upon certain issuances of equity securities or debt, and annually, with a portion of our excess cash flow. Even if we comply with all of the applicable covenants, the restrictions on the conduct of our business could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that may be beneficial to the business. Even if our senior secured credit facility is repaid or otherwise terminated, any additional debt that we incur in the future could subject us to similar or additional covenants.

If we are unable to generate sufficient cash flow or otherwise maintain or obtain the funds necessary to make required payments under our senior secured credit facility, or if we fail to comply with the various requirements of our indebtedness, we could default under our senior secured credit facility. Any such default that is not cured or waived could result in an acceleration of the senior secured credit facility, an increase in the applicable interest rates under the credit facility, and a requirement that our subsidiaries which have guaranteed the credit facility pay the obligations in full, and would permit the lenders to exercise remedies with respect to all of the collateral that is securing the credit facility, including substantially all of our and our subsidiary borrower's and guarantors' assets. Thus, any such default could have a material adverse effect on our liquidity and financial condition.

If we are unable to establish fair value for any undelivered component of a customer order, revenue relating to the entire order will be deferred and recognized over future periods. A delay in the recognition of revenue for a significant portion of our sales in a particular quarter may cause our share price to decline.

In the course of our selling efforts, we typically enter into arrangements that require us to deliver a combination of products and services. We refer to each individual product or service as a "component" of the overall arrangement. These arrangements typically require us to deliver particular components in a future period. As we discuss further in "Operating and financial review and prospects—Critical accounting policies—Revenue recognition," if we are unable to determine the fair value of any undelivered components, we are required by IFRS to defer revenue from the entire arrangement rather than just the undelivered components. If we are required to defer revenue from the entire arrangement for a significant portion of our product sales, our revenue for that quarter could fall below our expectations or those of securities analysts and investors, resulting in a decline in our share price.

Challenges to our tax structure by tax authorities may adversely affect our financial position.

The registrant is organized under the laws of the Grand Duchy of Luxembourg and as such is subject to Luxembourg tax laws. We believe that the registrant is resident solely in Luxembourg for tax purposes and that we can rely on this position with respect to the applicability of tax treaties formed between the Grand Duchy of Luxembourg and the other jurisdictions in which we operate that have tax treaties with the Grand Duchy of Luxembourg. If our tax position were to be successfully challenged by the relevant tax authorities in these jurisdictions, or if there are any changes in applicable tax laws, treaties or regulations or the interpretation thereof, such tax authorities could determine that the registrant is a tax resident of a jurisdiction other than the Grand Duchy of Luxembourg. Such a determination could have a material adverse effect on our financial position and, in particular, result in unforeseen tax liabilities which may be applied retroactively.

In addition, if the tax authorities of the various jurisdictions in which we operate were to successfully challenge our tax position with respect to certain of our material assets, such as our intellectual property rights, we could be subject to increased tax rates and penalty payments, which could have a material adverse effect on our financial position.

Our effective tax rate could increase, which would increase our income tax expense.

The amount of taxes we are required to pay in the various jurisdictions in which we operate are determined by us based on our interpretation of the applicable tax laws and regulations and our application of the general transfer pricing principles to our cross-border intercompany transactions. If the relevant tax authorities were to determine applicability of a higher tax rate or that a greater portion of our income in their jurisdiction should be subject to income or other taxes in that jurisdiction, our effective tax rate may increase, which could have a material adverse effect on our financial position.

In general, our effective tax rate could be adversely affected by several factors, many of which are outside of our control, including:

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changes in the relative proportions of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

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changing tax laws, regulations and interpretations in various jurisdictions in which we operate as well as the requirements of certain tax rulings;

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determinations by tax authorities that we have established a taxable presence in certain jurisdictions where we do not currently pay taxes;

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expiration of tax rulings applicable to us and our subsidiaries;

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successful challenges by tax authorities to our transfer pricing policies, including specific transactions; and

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tax assessments, or any related interest or penalties, which could significantly affect our income tax expense for the period in which the settlements take place.

In respect of the U.S. corporate income tax, we believe that the registrant and each of its non-U.S. subsidiaries operate in a manner that would not subject them to such tax because they are not engaged in a trade or business in the United States. Nevertheless, there is a risk that the U.S. Internal Revenue Service, or "IRS," may successfully assert that the registrant or one of our non-U.S. subsidiaries is engaged in a trade or business in the United States, in which case that entity would be subject to U.S. tax at regular corporate rates on income that is effectively connected with the conduct of a U.S. trade or business and an additional "branch profits" tax on the dividend equivalent amount (generally defined as effectively connected income deemed withdrawn from the United States). Any such tax would likely result in a significant increase to our effective tax rate.

However, a legislative proposal pending in the U.S. Congress, if enacted, could result in our being treated as a U.S. corporation for U.S. federal income tax purposes if it is determined that we are managed and controlled, directly or indirectly, primarily within the United States. If we were treated as a U.S. corporation for U.S. federal income tax purposes, we would be subject to U.S. corporate income tax on our worldwide income, which would significantly increase our effective tax rate.

Our business and financial performance could be negatively impacted by changes in tax laws or regulations.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time in any of the jurisdictions in which we operate. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us or our customers. Changes in the taxation of our customers in the jurisdictions in which we have material sales, whether by introduction of new tax laws or application of existing ones, could have a material adverse effect on our business or financial performance, in particular if tax authorities successfully assert that additional transactional taxes should apply prospectively or retroactively.

Any changes to existing tax rules or their interpretation or the introduction of new rules, including with regard to the deductibility of interest expenses, withholding taxes, or resulting from the OECD Guidelines on Base Erosion and Profit Shifting ("BEPS") could adversely affect our worldwide business operations and our business and financial performance. Additionally, these events could require us or our customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our product and maintenance prices to offset the costs of these changes, existing customers may elect not to renew their maintenance arrangements and potential customers may elect not to purchase our solutions. Additionally, new, changed, modified or newly interpreted or applied tax rules could increase our and our customers' compliance, operating and other costs, as well as the costs of our solutions. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could have a material adverse effect on our business and financial performance.

Changes in laws or regulations related to the Internet may diminish the demand for our solutions, subject us to additional taxes and could have a negative impact on our business.

We deliver our cloud-based solutions through the Internet. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting data privacy and the use of the Internet. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the Internet or on commerce conducted via the Internet. These laws or charges could limit the viability of Internet-based solutions such as ours and reduce the demand for our solutions.

In addition, we may be subject to income tax audits by many tax jurisdictions throughout the world, many of which have not established clear guidance on the tax treatment of cloud-based companies. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution of one or more uncertain tax positions in any period could have a material impact on our results of operations for that period.

If we lose our status as a foreign private issuer, we may incur additional legal, accounting or other expenses to transition our financial reporting system to U.S. GAAP, which differs in certain significant respects from IFRS, and to provide additional disclosures required of U.S. public companies.

The registrant is currently a "foreign private issuer," as such term is defined in Rule 3b-4 of the Exchange Act. The registrant can lose its foreign private issuer status if more than 50% of the registrant's shares are held by U.S. persons and any of the following occurs: (1) a majority of its directors and executive officers are U.S. citizens or residents; (2) more than 50% of its assets are located in the United States; or (3) the registrant's business is administered principally in the United States. Under Rule 3b-4 under the Exchange Act, the determination of whether a company is a foreign private issuer is made annually on the last business day of an issuer's most recently completed second fiscal quarter. Accordingly, the first determination as to whether the registrant will continue to be a foreign private issuer after the completion of this offering will be made on June 30, 2014.

Currently we report our financial statements under IFRS. If we were to lose our status as a foreign private issuer, we will be required under current rules of the SEC to report our financial statements under U.S. generally accepted accounting principles, or "U.S. GAAP," in our future SEC filings. The transition from IFRS to U.S. GAAP would require us to invest a substantial amount of resources and time, and we would be required to convert historical financial statements prepared under IFRS from prior fiscal years into U.S. GAAP financial statements included in our SEC filings. We expect that we would incur significant additional legal, accounting and other expenses in connection with this transition, which may negatively impact our results of operations. Furthermore, there is no guarantee that we would be able to complete the timely transition to U.S. GAAP in order to meet our disclosure obligations under the Exchange Act and failure to do so could result in delayed reporting and in delisting, and could otherwise adversely affect our business and operating results.

There have been and there may in the future be certain significant differences between U.S. GAAP and IFRS, including differences related to revenue recognition, share-based compensation expense, income tax and the accounting for preferred shares and earnings per share. As a result, our financial information and reported earnings for future periods within a fiscal year or any interim period could be significantly different if they were prepared in accordance with U.S. GAAP. We do not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. Consequently, if we were required to begin reporting in U.S. GAAP, you may not be able to meaningfully compare our financial statements under U.S. GAAP with our historical financial statements under IFRS.

If we lose our status as a foreign private issuer, we will be required to comply with certain more detailed and extensive reporting and other requirements applicable to U.S. domestic issuers and will likely incur significant additional legal, accounting and other expenses associated with such compliance, which may adversely affect our results of operations.

Our results of operations may be adversely affected by changes in accounting standards or interpretations of accounting standards.

We prepare our financial statements in conformity with IFRS. These principles are subject to interpretation by various bodies formed to interpret and create appropriate accounting standards, and from time to time the International Accounting Standards Board and the SEC issue new financial accounting and reporting guidance or interpretations of those standards. These changes are beyond our control, can be hard to predict and could materially impact how we report our results of operations and financial condition. We could be required to apply a new or revised standard retroactively, resulting in our restating prior period financial statements in material amounts. Furthermore, future changes in accounting standards or interpretations may require us to divert financial resources and increase managerial oversight to ensure compliance with these changes.

We continuously review our compliance with all new and existing revenue recognition accounting pronouncements. Depending upon the outcome of these ongoing reviews and the potential issuance of further accounting pronouncements, implementation guidelines and interpretations, we may be required to modify our reported results, revenue recognition policies or business practices, which could harm our results of operations.

Currency exchange rate fluctuations may have a negative effect on our financial condition.

We are exposed to fluctuations in currency from sales of our products and purchases of goods, services and equipment and funding denominated in the currencies of several countries. In particular, we are exposed to the fluctuations in the exchange rate between the dollar and the euro. In 2012, based on the functional currency of our subsidiaries, 55% of our revenue was accounted for in euros and 22% of our revenue was accounted for in pounds sterling, while the remainder was largely accounted for in dollars. We anticipate that the majority of revenue from our products will continue to be in euros, dollars and pounds sterling. Fluctuations in currency exchange rates may affect our results of operations and the value of our assets and revenue, and increase our liabilities and costs, which in turn may adversely affect reported earnings and the comparability of period-to-period results of operations. See "Operating and financial review and prospects—Quantitative and qualitative disclosures about market risk—Foreign currency risk."

In addition, due to the constantly changing currency exposures and the potential substantial volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations on our future results and, because we do not currently hedge fully against all currency risks and fluctuations between the dollar and the euro, such fluctuations may result in currency exchange rate losses. Fluctuations in exchange rates could result in our realizing a lower profit margin on sales of our products than we anticipate at the time of entering into commercial agreements. Adverse movements in exchange rates could have a material adverse effect on our financial condition and results of operations.

Pending or future litigation could have a material adverse impact on our results of operation, financial condition and liquidity.

From time to time, we have been, and may be in the future, subject to lawsuits brought against us by our competitors, individuals or other entities. Where we can make a reasonable estimate of the liability relating to pending litigation and determine that an adverse liability resulting from such litigation is probable, we record a related contingent liability. As additional information becomes available, we assess the potential liability and revise estimates as appropriate. This litigation may also generate negative publicity that significantly harms our reputation, which may materially and adversely affect our user base and the number of our customers. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert management's and the Board's attention from operating our business. We may also need to pay damages or settle litigation with a substantial amount of cash. All of the foregoing could have a material adverse impact on our business, results of operation and cash flows.

Our failure to raise additional capital or generate the cash flows necessary to expand our operations and invest in our solutions could negatively impact our ability to compete successfully.

We may need to raise additional funds, and we may not be able to obtain additional debt or equity financing under the terms of our senior secured credit facility or on favorable terms, if at all. If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests, and the per share value of our common shares could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

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develop or enhance our products;
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continue to expand our development, sales and marketing organizations;
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acquire complementary technologies, products or businesses;
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expand our operations throughout the world;
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hire, train and retain employees; or
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respond to competitive pressures or unanticipated working capital requirements.

Goodwill represents a significant amount of our total assets, and a future write-off could result in increased losses and a reduction of our total equity.

As of June 30, 2013, the net value of our goodwill and other intangible assets was $270.0 million, or 67% of our total assets. We are no longer required or permitted to amortize goodwill reflected on our balance sheet. We are, however, required to evaluate goodwill reflected on our balance sheet when circumstances indicate a potential impairment, or at least annually, under the impairment testing guidelines outlined in the standard. Future changes in the cost of capital, expected cash flows, or other factors may cause our goodwill to be impaired, resulting in a non-cash charge against results of operations to write off goodwill for the amount of impairment. If a future write-off is required, the charge could have a material adverse effect on our reported results of operations and total equity in the period of any such write-off.

Risks related to this offering

Our common share price could be highly volatile and may trade below the initial public offering price.

We will negotiate with the representatives of the underwriters to determine the initial public offering price of our common shares. The realization of any of the risks described in these "Risk factors" or other unforeseen risks could have a dramatic and adverse effect on the market price of our common shares. In particular, and in addition to circumstances described elsewhere in these "Risk factors," the following events or factors can adversely affect the market price of our common shares:

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announcements of technological innovations or new products by us or others;

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general market conditions;

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changes in government regulations or patent decisions;

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developments by our channel partners;

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fluctuations in our recorded revenue, even during periods of significant sales order activity;

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changes in estimates of our financial results or recommendations by securities analysts;

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failure of any of our solutions to achieve or maintain market acceptance;

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changes in market valuations of similar companies;

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success of competitive products or services;

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changes in our capital structure, such as future issuances of securities or the incurrence of debt;

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announcements by us or our competitors of significant services, contracts, acquisitions or strategic alliances;

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regulatory developments in the countries in which we operate;

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litigation involving our company, our general industry or both;

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additions or departures of key personnel; and

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general perception of the future of the collaboration, MSP and IT infrastructure software solutions markets.

Additionally, market prices for securities of technology companies historically have been very volatile. The market for these securities has from time to time experienced significant price and volume fluctuations for reasons unrelated to the operating performance of any one company. As a result of this volatility, investors may not be able to sell their common shares at or above the initial public offering price. In the past, following periods of market volatility, shareholders have often instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and attention of management from our business.

Our common shares have no prior trading history in the United States or elsewhere, and an active market may not develop.

Prior to this offering there has been no public market for our common shares. The initial public offering price for our common shares will be determined through negotiations with the underwriters and may bear no relationship to the price at which the common shares will trade upon completion of this offering. Although we have applied to have our common shares listed on the New York Stock Exchange, or "NYSE," an active trading market for our common shares may never develop or may not be sustained following this offering. If an active market for our common shares does not develop, it may be difficult to sell your shares at all.

If the ownership of our common shares continues to be highly concentrated, it may prevent you from influencing significant corporate decisions and the interests of our principal shareholder may conflict with your interests.

Following the completion of this offering, Insight will beneficially own approximately           of our outstanding common shares, or            if the underwriters' over-allotment option is fully exercised. This concentration of share ownership may adversely affect the trading price for our common shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. Also, Insight will be able to control our management and affairs and matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other shareholders.

Our shareholders have the right to, and have no duty to abstain from exercising such right to, engage or invest in the same or similar businesses as us.

Our shareholders have other business activities in addition to their ownership of us. Our shareholders have the right to, and have no duty to abstain from exercising such right to, engage or invest in the same or similar business as us, do business with any of our customers, partners or vendors, or employ or otherwise engage any of our officers, directors or employees. If our shareholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our shareholders or our affiliates.

In the event that any of our directors and officers who is also a director, officer or employee of one of our shareholders acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person's capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person's fiduciary duty and is not liable to us if such shareholder pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Raising additional capital by issuing securities may cause dilution to existing shares.

We expect the proceeds of this offering to be sufficient to meet our current cash requirements. However, our future capital requirements will depend on many factors, including:

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the extent to which we acquire or invest in businesses, products or technologies and other strategic relationships;

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the costs of protecting our intellectual property, including preparing, filing and prosecuting intellectual property registrations and defending intellectual property-related claims; and

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the costs of financing unanticipated working capital requirements and responding to competitive pressures.

Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance our solutions or otherwise respond to competitive pressures would be significantly limited.

If we raise additional funds through licensing arrangements with third parties, we may have to relinquish valuable rights to our solutions, or grant licenses on terms that are not favorable to us. If we raise additional funds by issuing equity or convertible debt securities, we will reduce the percentage ownership of our then-existing shareholders, and these securities may have rights, preferences or privileges senior to those of our existing shareholders.

You will experience immediate and substantial dilution.

The initial public offering price is substantially higher than the net tangible book value deficit of each outstanding common share. As a result, purchasers of our common shares in this offering will suffer

immediate and substantial dilution. The dilution will be $           per share in the net tangible book value of the common shares from the initial public offering price. If the underwriters sell additional shares following the exercise of their option to purchase additional shares, if option holders exercise outstanding options to purchase common shares, or if restricted share units vest and are settled in shares, further dilution could occur. We describe this dilution in greater detail under "Dilution" in this prospectus.

The requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain executive management and qualified Board members.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NYSE and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we are no longer an emerging growth company. As a result, management's attention may be diverted from other business concerns, which could adversely affect our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We also expect that being a public company subject to new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

Section 404 of the Sarbanes-Oxley Act of 2002 requires, among other things, that we establish and maintain effective internal control over financial reporting and disclosure controls and procedures. For the years ended December 31, 2008, 2009, 2010 and 2011, our independent registered public accounting firm communicated several material weaknesses in our internal control over financial reporting. As of December 31, 2012, all material weaknesses had been fully remediated. If this offering becomes effective in 2013, under the SEC's current rules, beginning with the year ending December 31, 2014, we will be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. This assessment will need to include disclosure of any material weaknesses in our internal control over financial reporting identified by our management. Any weaknesses in our internal control over financial reporting may adversely affect our ability to maintain required disclosure controls and procedures. We are just beginning the costly and challenging process of compiling the system and processing documentation needed to comply with such requirements. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing processes, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to conclude that our internal control over financial reporting is effective. If we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on the price of our common shares.

Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the United States Securities and Exchange Commission or the date we are no longer an "emerging growth company" as defined in the JOBS Act. As a result, a material weakness in internal controls may remain undetected for a longer period because of our extended exemption from the auditor attestation requirement. At such time that an attestation is required, our independent registered public accounting firm may issue a report that is adverse if our controls are not properly designed, operated or evidenced. Our remediation efforts may not enable us to avoid material weaknesses in the future.

Effective internal controls are necessary for us to provide reliable, timely financial reports and prevent fraud. The process of implementing our internal controls and complying with Section 404 will be expensive and time-consuming, and will require significant attention of management, particularly after we are no longer an emerging growth company under the JOBS Act. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement or maintain required new or improved controls, or difficulties encountered in their implementation or operation, could cause us to fail to meet our reporting obligations. If we discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market's confidence in our financial statements and harm our share price.

For the years ended December 31, 2010, 2011 and 2012, our independent registered public accounting firm had not been engaged to perform an audit of our internal control over financial reporting. The financial statement audits performed included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, when we and our auditors perform tests of control design and operation, additional deficiencies may be identified. Any such additional deficiencies in our internal control over financial reporting may be deemed to be material weaknesses and result in a conclusion that our internal control over financial reporting is ineffective.

Due to the extent of our international operations, our financial reporting requires substantial international activities, resources and reporting consolidation. We expect to incur substantial accounting and auditing expense and to expend significant management time in complying with the requirements of Section 404. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our shares could decline and we could be subject to investigations or sanctions by the SEC, the Financial Industry Regulatory Authority, Inc., or "FINRA," or other regulatory authorities. In addition, we could be required to expend significant management time and financial resources to correct any material weaknesses that may be identified or to respond to any regulatory investigations or proceedings.

Holders of our common shares will not be able to trade those shares on any exchange outside the United States.

We have not applied to list our common shares on any exchange other than in the United States on the NYSE, and we are not planning to apply for listing on any other exchange, whether in the United States or in any other jurisdiction. As a result, a holder of our common shares outside the United States may not be able to sell those common shares as readily as such holder would be able to if our common shares were listed on a stock exchange in that holder's home jurisdiction.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common shares. The failure by our management to apply these funds effectively could result in financial losses and cause the price of our common shares to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value, in addition to using a portion of the proceeds to repay certain of our existing indebtedness.

We do not anticipate paying cash dividends on our common shares, which could reduce the return on your investment.

We do not expect to pay cash dividends on our common shares in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, under the terms of our senior secured credit facility, we are subject to certain restrictions on our ability to declare or pay dividends, and any future debt agreements may preclude us from paying dividends. Accordingly, any return on your investment must come from appreciation.

Sales of substantial amounts of our common shares following this offering could cause the market price of our common shares to decline significantly and make it more difficult for us to issue common shares in the future at a time and on terms that we deem appropriate.

All of our common shares issued and sold in this offering will be freely tradable, except that any common shares purchased by "affiliates" (as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act")) may be sold publicly only in compliance with the limitations of Rule 144, which is described elsewhere in this prospectus under the section entitled "Shares eligible for future sale." Our remaining outstanding common shares will be deemed to be "restricted securities" (as that term is defined in Rule 144) and may be sold in the public market only if registered or if the holders thereof qualify for an exemption from registration under Rule 144. Furthermore, prior to the effectiveness of this offering, substantially all of the holders of our common shares, and each member of our Board and officer of the Company, subject to certain exceptions described in the section entitled "Underwriters" below, have agreed that they will not sell their shares for a period of 180 days after the date of this prospectus.

In connection with this offering, we intend to enter into a registration rights agreement with certain of our significant shareholders pursuant to which such shareholders will be entitled to rights with respect to the registration under the Securities Act of the common shares held by such shareholders. It is expected that existing holders who beneficially own                       , or            (           if the underwriters over-allotment option is exercised in full), of our common shares will be entitled to the benefits of the registration rights agreement. See "Related party transactions—Registration rights agreement."

In addition, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of approximately                       of our common shares issued or reserved for future issuance under our equity incentive plans. We may issue all of these shares without any action or approval by our shareholders, and these shares, once issued (including upon exercise of outstanding options and settlement of outstanding restricted share units), will be available for sale into the public market, subject to the restrictions described above, if applicable, for affiliate holders.

Although we have no actual knowledge of any plan or intention on the part of any shareholder to sell our common shares following this offering, it is likely that some shareholders, possibly including our significant shareholders, will sell shares. The market price of our common shares could decline as a result of sales of a substantial number of our shares in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our common shares, the price of our shares could decline.

We believe that the trading price for our common shares will be affected by research or reports that industry or financial analysts publish about us or our business. If one or more of the analysts who may elect to cover us downgrade their evaluations of our common shares, the price of our common shares could decline. If one or more of these analysts cease coverage of our company, we could lose visibility in the market for our common shares, which in turn could cause our share price to decline.

Risks related to investment in a Luxembourg company

We are organized under the laws of the Grand Duchy of Luxembourg and it may be difficult for you to obtain or enforce judgments against us or our executive officers and directors in the United States.

We are organized under the laws of the Grand Duchy of Luxembourg. The majority of our assets are located outside the United States. Furthermore, the majority of our directors and officers named in this prospectus reside outside the United States and most of their assets are located outside the United States. As a result, investors may find it difficult to effect service of process within the United States upon us or these persons or to enforce outside the United States judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for an investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons. Furthermore, Luxembourg law does not recognize a shareholder's right to bring a derivative action on behalf of the company except in limited cases.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Grand Duchy of Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the United States may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures (exequatur). The competent jurisdiction in Luxembourg will authorize the enforcement in Luxembourg of the U.S. judgment if it is satisfied that all of the following conditions are met:

•
the judgment of the U.S. court is final and enforceable (exécutoire) in the United States;

•
the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•
the U.S. court has applied to the dispute the substantive law that would have been applied by Luxembourg courts;

•
the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•
the U.S. court has acted in accordance with its own procedural laws;

•
the judgment of the U.S. court does not contravene Luxembourg international public policy; and

•
the U.S. court proceedings were not of a criminal or tax nature.

Under our articles of association and also pursuant to separate indemnification agreements, we indemnify and hold our directors harmless against all claims and suits brought against them, subject to limited exceptions. Under our articles of association, to the extent allowed by law, the rights and obligations among or between us and any of our current or former directors and officers are governed exclusively by the laws of the Grand Duchy of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of their capacities listed above. Although there is doubt as to whether U.S. courts would enforce such provision in an action brought in the United States under U.S. securities laws, such provision could make enforcing judgments obtained outside Luxembourg more difficult to enforce against our assets in Luxembourg or jurisdictions that would apply Luxembourg law.

Our shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. corporation.

Our corporate affairs are governed by our articles of association and by the laws governing joint stock companies organized under the laws of the Grand Duchy of Luxembourg. The rights of our shareholders and the responsibilities of our directors and officers under Luxembourg law are different from those applicable to a corporation incorporated in the United States. There may be less publicly available information about us than is regularly published by or about U.S. issuers. Also, Luxembourg regulations governing the securities of Luxembourg companies may not be as extensive as those in effect in the United States, and Luxembourg laws and regulations in respect of corporate governance matters might not be as protective of minority shareholders as state corporation laws in the United States. Therefore, our shareholders may have more difficulty in protecting their interests in connection with actions taken by our directors and officers or our principal shareholders than they would as shareholders of a corporation incorporated in the United States.

Neither our articles of association nor Luxembourg law provides for appraisal rights for dissenting shareholders in certain extraordinary corporate transactions that may otherwise be available to shareholders under certain United States state laws. Also, as a foreign private issuer, we will be exempt from certain of the rules and regulations of the Exchange Act, including those with respect to the solicitation of proxy statements, the Section 16 reporting requirements, and insider liability and short swing profit recapture for our directors, officers and at least 10% shareholders. In addition, our filing of annual, quarterly and current reports will also be less extensive, less current and less frequent than those filings of domestic issuers who are subject to the Exchange Act. Furthermore, the fair disclosure requirements of Regulation FD apply only to United States domestic companies. As a result of the differences referenced above, our shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. company.

Holders of our shares may not be able to exercise their pre-emptive subscription right and may suffer dilution of their shareholding in the event of future share issuances.

Under Luxembourg law, our shareholders benefit from a pre-emptive subscription right on the issuance of shares for cash consideration. However, our controlling shareholders have, in accordance with Luxembourg law, authorized the Board to suppress, waive or limit any pre-emptive subscription rights of shareholders provided by law to the extent the Board deems such suppression, waiver or limitation advisable for any issuance or issuances of shares within the scope of our authorized share capital. Such shares may be issued above, at or below market value as well as by way of incorporation of available reserves (including premium). In addition, shareholders may not be able to exercise their pre-emptive right or to do so on a timely basis, unless they comply with local corporate and/or securities law in Luxembourg and in the jurisdiction in which the shareholder is resident, in particular in the United States. As a result, the shareholding of such shareholders may be materially diluted in the event future shares are issued.

Forward-looking statements and industry data

This prospectus contains forward-looking statements. The forward-looking statements are contained primarily in the sections entitled "Prospectus summary," "Risk factors," "Operating and financial review and prospects" and "Business." These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•
our ability to compete in the collaboration, MSP and IT infrastructure software solutions markets;

•
our growth strategies;

•
our ability to develop and sell new products and product enhancements;

•
the termination of, or changes to, our relationships with our third-party channel partners and other third parties;

•
our estimates of future performance;

•
our estimates of market sizes and anticipated uses of our products;

•
our estimates regarding anticipated net profits or losses, operating profits or losses, future revenue, expenses, capital requirements and our needs for additional financing;

•
our legal and regulatory compliance efforts;

•
our ability to adequately protect our intellectual property;

•
our ability to operate our business without infringing the intellectual property rights of others;

•
flaws in our internal controls and IT systems;

•
our geographic expansion plans;

•
a loss of rights to develop and commercialize our products under our license and sublicense agreements;

•
a loss of any of our key management personnel; and

•
worldwide economic conditions and their impact on the demand for our solutions.

We discuss many of the foregoing and other risks in this prospectus in greater detail under the heading "Risk factors." Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions as of the date of this prospectus. You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

This prospectus also contains estimates and other information concerning our industry, including market size and growth rates, that are based on industry publications, data from research firms and other third-party sources, surveys, estimates and forecasts, including those generated by IDC, Forrester Research, Inc., Gartner, Inc. and comScore, Inc. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we believe the information in these industry publications and third-party sources is reliable, we have not independently verified the accuracy or completeness of the information. In addition, projections, assumptions and estimates of our future performance, industry or market conditions and demographics are inherently imprecise, and the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk factors."

Use of proceeds

We estimate that the net proceeds from the sale of the                     common shares that we are offering will be approximately $            million, after deducting the underwriting discount and commissions and estimated offering expenses of $            million and assuming an initial public offering price of $           per share, the midpoint of the estimated price range set forth on the cover page of this prospectus. Each $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from the offering by $          million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. For each $1.00 increase (decrease), we would anticipate increasing (decreasing) our investment in our business accordingly. We will not receive any proceeds from the sale of common shares by the selling shareholders. See "Principal shareholders."

The primary purposes of this offering are to create a public market for our common shares, facilitate the possibility of our future access to the public equity markets and repay certain of our outstanding indebtedness. We will use approximately $            million of our net proceeds to repay in full the outstanding principal and accrued interest we owe under nine convertible subordinated promissory notes issued to parties that held our class B preferred participating shares, which we refer to as our "class B preferred shares." For additional information about the convertible subordinated promissory notes, see "Operating and financial review and prospects—Liquidity and capital resources—Indebtedness—2011 Convertible subordinated promissory notes."

We expect to use the remaining net proceeds for working capital and other general corporate purposes, including financing our further growth. Expenditures for future growth could include developing new products, expanding our sales force in international markets and hiring additional personnel to enable us to bring products to market sooner. We may use a portion of our net proceeds to acquire or invest in other businesses, technologies or products.

The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, the success of our product development efforts, competitive and technological developments, and the rate of growth, if any, of our business. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, our management will have broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we may invest the net proceeds of this offering in cash, cash equivalents, money market funds, government securities or short-term interest-bearing, investment grade securities to the extent consistent with applicable regulations. We cannot predict whether the proceeds will be invested to yield a favorable return.

Corporate reorganization

Prior to October 24, 2012, we conducted our business through the registrant, GFI Software S.A., then a Luxembourg limited liability company (société à responsabilité limitée) and its direct and indirect subsidiaries. The registrant does not engage in any operations and has only nominal assets, other than a 100% interest in TV GFI Holding Company S.à r.l., or "TV GFI," which itself does not engage in any operations and has only nominal assets and a 100% direct and indirect interest in our operating subsidiaries.

In anticipation of this offering, on October 24, 2012, we underwent a corporate reorganization. Pursuant to the corporate reorganization, we held an extraordinary general meeting of our shareholders before a Luxembourg notary at which the shareholders approved, among other things, the following actions:

•
a change in the corporate form of the registrant to a Luxembourg joint stock company (société anonyme);

•
the restatement of our registrant's articles of association;

•
the related conversion of our board of managers into a board of directors; and

•
the appointment of such directors.

Upon completion of the extraordinary general meeting, the Luxembourg notary filed and arranged for publication of the notarial deed. The corporate reorganization was effective upon the passing of the notarial deed and became enforceable against third parties upon publication of such notarial deed in accordance with Luxembourg law.

The corporate reorganization was necessary to facilitate the offering described in this prospectus. Under Luxembourg law, a Luxembourg limited liability company is not permitted to have more than 40 shareholders, whereas the number of shareholders permitted in a Luxembourg joint stock company is unlimited. Furthermore, under Luxembourg law, a Luxembourg limited liability company may not raise funds by issuing securities to the public, whereas this limitation does not apply to a Luxembourg joint stock company. As this offering constitutes an issuance of securities to the public and it is anticipated that the Company will have more than 40 shareholders upon consummation of this offering, the Company was converted from a Luxembourg limited liability company to a Luxembourg joint stock company to permit the offering to occur.

Our corporate reorganization did not affect our operations, which we continue to conduct through our operating subsidiaries.

Dividend policy

In October 2011, we distributed €105.0 million (approximately $145.0 million) to the holders of our then-existing class B preferred shares. This distribution reduced the liquidation preference on the class B preferred shares by the same amount. In November 2011, in connection with the elimination of the preference on our then-existing class B preferred shares and the conversion of the class B preferred shares into an equivalent number of class A common shares, we undertook a second distribution of €9.0 million (approximately $12.2 million) and issued convertible subordinated promissory notes to the holders of our class B preferred shares for the balance of the remaining preference on the class B preferred shares. See "Operating and financial review and prospects—Indebtedness—2011 Convertible subordinated promissory notes" for further discussion of the terms of these notes as well as the notes to our financial statements included elsewhere in this prospectus for a discussion of the accounting treatment of the October 2011 and November 2011 transactions.

Currently, we intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Any future determination to pay cash dividends will depend on the discretion of our shareholders at their general meeting, or, with respect to interim dividends, of our Board, and will also depend on, among other things, our financial condition, results of operations, capital requirements, general business conditions, and any contractual restrictions and other factors that our shareholders or Board may deem relevant.

Under Luxembourg law, at least 5% of our net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of our issued share capital. If the legal reserve subsequently falls below the 10% threshold, at least 5% of net profits again must be allocated toward the reserve. The legal reserve is not available for distribution.

The registrant is a holding company and has no material assets other than its ownership of shares in TV GFI and its direct and indirect ownership of our operating subsidiaries. TV GFI is a holding entity with no material assets other than its direct and indirect ownership of shares in our operating subsidiaries in both the U.S. and other countries. If we were to distribute a dividend at some point in the future, we would cause the operating subsidiaries to make distributions to TV GFI, which in turn would make distributions to the registrant in an amount sufficient to cover any such dividends.

We are subject to certain restrictions on our ability to declare or pay dividends. For example, our senior secured credit facility prohibits the registrant and certain of our subsidiaries from paying dividends or making other restricted payments unless such payments are made in accordance with the terms of our senior secured credit facility.

If we decide to declare dividends in the future, we must do so either in euros or in-kind. If we declare dividends in euros, the amount of dollars realized by shareholders will vary depending on the rate of exchange between dollars and euros. To the extent we pay dividends in euros, shareholders will bear any costs related to the conversion of euros into dollars or any other currency.

Capitalization

The following table sets forth our cash and capitalization as of June 30, 2013:

•
on an actual basis; and

•
on an as adjusted basis to reflect our issuance and sale of                      common shares in this offering at an assumed initial public offering price of $            per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as well as the impact of the repayment in full of the outstanding principal and accrued interest we owe under nine promissory notes issued to parties that held our class B preferred participating shares.

You should read this table in conjunction with the discussion under the heading "Operating and financial review and prospects" and our financial statements and related notes included in this prospectus.

The unaudited as adjusted consolidated financial data is presented for informational purposes only and does not purport to represent what our financial position actually would have been had the transactions reflected occurred on the date indicated or our financial position as of any future date.

	As of June 30, 2013
(in thousands)	Actual	As adjusted

	(unaudited)
Cash at bank and in hand(1)	$11,511	$

Interest-bearing loans and borrowings, short-term	25,240
Interest-bearing loans and borrowings, long-term	185,517

Total borrowings	210,757
Issued capital	517
Other components of equity	519,124
Accumulated losses	(622,446)
Foreign currency translation reserve	5,259

Total deficit	(97,546)

Total capitalization	$113,211	$

(1)    A $1.00 increase (decrease) in the assumed offering price of $              per share (the midpoint of the estimated price range set forth on the cover of this prospectus) would increase (decrease) our cash at bank and in hand by $          million and our total capitalization by $          million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Dilution

If you invest in our common shares, your ownership interest will be diluted to the extent of the difference between the public offering price per common share and the as adjusted net tangible book value per common share immediately after this offering. Our net tangible book value deficit as of June 30, 2013 was $(367.5) million, or $(9.96) per common share, based on 36,882,081 common shares outstanding as of June 30, 2013. Net tangible book value per common share is determined by dividing our total tangible assets less total liabilities by the number of common shares outstanding, before giving effect to our sale of common shares in this offering.

After giving effect to our sale of                      common shares in this offering at an assumed initial public offering price of $         (the midpoint of the estimated price range set forth on the cover of this prospectus), less the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value deficit as of June 30, 2013 would have been $            million, or $            per common share. This amount represents an immediate decrease in net tangible book value deficit of $          per share to existing shareholders and an immediate dilution in net tangible book value of $            per common share to new investors. Dilution per common share represents the difference between the amount per common share paid by purchasers of our common shares in this offering and the net tangible book value per common share immediately afterwards, after giving effect to the sale of                      common shares in this offering at an assumed initial public offering price of $         (the midpoint of the estimated price range set forth on the cover of this prospectus) per common share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table illustrates this per share dilution (in thousands):

Assumed initial public offering price per share		$
Net tangible book value per share as of June 30, 2013, before this offering	$(9.96)

As adjusted net tangible book value per share after this offering		$

Dilution per share to new investors		$

A $1.00 increase (decrease) in the assumed initial public offering price of $           (the midpoint of the estimated price range set forth on the cover of this prospectus) would increase (decrease) the as adjusted net tangible book value deficit by $          million, the net tangible book value deficit per share after this offering, by $          per share and the dilution in as adjusted net tangible book value deficit per share to investors in this offering by $          per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The preceding discussion and table assume no exercise of outstanding share options or settlement of outstanding restricted share units as of June 30, 2013. As of June 30, 2013, we had outstanding 770,000 restricted share units and 3,724,948 options to purchase our common shares, and such outstanding options had a weighted average exercise price of $16.22 per share. To the extent that any of these options are exercised or restricted share units are settled, there may be further dilution to new investors.

Selected consolidated financial data

The following tables set forth our selected consolidated financial and other data. You should read the following selected consolidated financial and other data together with our consolidated financial statements and related notes as well as "Operating and financial review and prospects" and the other financial information included elsewhere in this prospectus.

We derived the consolidated statement of operations data and the consolidated statement of comprehensive income data for the years ended December 31, 2010, 2011 and 2012 and consolidated balance sheet data as of December 31, 2011 and 2012 from our audited consolidated financial statements appearing elsewhere in this prospectus. The summary consolidated statement of operations data and the consolidated statement of comprehensive income data for the six months ended June 30, 2012 and 2013 and the consolidated balance sheet data as of June 30, 2013 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. We have prepared the unaudited condensed consolidated quarterly financial information for the quarters presented below on the same basis as our audited consolidated financial statements. The unaudited condensed consolidated financial information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations, to be in compliance with IAS 34, for the quarters presented. The historical quarterly results presented below are not necessarily indicative of the results that may be expected for any future quarters or periods. We derived the consolidated statement of operations data and the consolidated statement of comprehensive income data for the years ended December 31, 2008 and 2009 and the consolidated balance sheet data as of December 31, 2009 and 2010 from our consolidated financial statements not included in this prospectus. We derived the consolidated balance sheet data as of December 31, 2008 from our unaudited financial statements. For periods prior to July 29, 2009, the date on which the registrant and GFI Acquisition came under common control, our consolidated financial statements present the consolidated results and changes in equity solely of GFI Acquisition and its subsidiaries. In March 2013, we sold GFI Florida, our security technology business comprising the VIPRE family of antivirus products and high-end antimalware intelligence solutions, in order to increase our focus on our core Collaboration, MSP and IT infrastructure businesses. GFI Florida is reflected as discontinued operations in all periods presented herein from its acquisition date in June 2010 through the sale date in March 2013. See "Prospectus summary—Special note regarding our corporate history and the presentation of our financial information."

Our financial statements have been prepared in accordance with IFRS as issued by the International Accounting Standards Board. Historical results are not indicative of the results to be expected in the future.

	Year ended December 31,					Six months ended June 30,
(in thousands, except share and per share data)
	2008	2009	2010	2011	2012	2012	2013

						(unaudited)
Consolidated Statement of Operations Data:
Revenue	$51,453	$50,136	$66,738	$91,997	$118,428	$54,672	$73,056
Cost of sales(1)	8,016	8,955	10,982	13,711	19,617	8,987	12,264

Gross profit	43,437	41,181	55,756	78,286	98,811	45,685	60,792

Operating costs:
Research and development(1)	4,142	6,495	9,159	16,037	19,559	9,014	12,234
Sales and marketing(1)	13,341	16,369	25,239	39,707	43,552	22,331	24,645
General and administrative(1)	6,609	7,783	12,594	26,227	29,472	15,317	16,737
Depreciation, amortization and impairment	4,950	10,317	16,868	19,583	11,072	8,617	1,574

Total operating costs	29,042	40,964	63,860	101,554	103,655	55,279	55,190

Operating (loss) / income from continuing operations	14,395	217	(8,104)	(23,268)	(4,844)	(9,594)	5,602
Finance costs, net	(10,138)	(13,618)	(16,483)	(10,118)	(18,916)	(9,452)	(7,539)
Other income / (costs), net	923	725	(3,620)	(2,984)	1,811	(3,758)	(1,627)

	Year ended December 31,					Six months ended June 30,
(in thousands, except share and per share data)
	2008	2009	2010	2011	2012	2012	2013

						(unaudited)
Net (loss) income from continuing operations before taxation	3,334	(12,646)	(28,207)	(36,370)	(21,949)	(22,804)	(3,564)
Tax benefit / (expense) from continuing operations	(1,213)	3,320	5,146	3,893	(2,140)	1,217	(9,851)

Net (loss) income from continuing operations	2,121	(9,326)	(23,061)	(32,477)	(24,089)	(21,587)	(13,415)
Gain on sale of discontinued operations, net of tax	—	—	—	—	—	—	10,531
Net (loss) income from discontinued operations	—	—	(5,218)	(19,459)	(16,571)	(8,394)	6,080

Net (loss) income for the year	$2,121	$(9,326)	$(28,279)	$(51,936)	$(40,660)	$(29,981)	$3,196

Total (loss) income attributable to owners of GFI Software S.A.
Net (loss) income from continuing operations	$2,121	$(5,562)	$(16,660)	$(32,477)	$(24,089)	$(21,587)	$(13,415)

Net (loss) income from discontinued operations	$—	$—	$(5,218)	$(19,459)	$(16,571)	$(8,394)	$16,611

Total comprehensive (loss) income for the year
Continuing operations	$1,464	$(9,499)	$(27,175)	$(22,427)	$(27,620)	$(16,458)	$(10,600)

Discontinued operations	$—	$—	$(5,210)	$(19,455)	$(16,489)	$(8,339)	$16,596

Comprehensive (loss) income attributable to owners of GFI Software S.A.
Continuing operations	$1,464	$(6,005)	$(20,774)	$(22,427)	$(27,620)	$(16,458)	$(10,600)

Discontinued operations	$—	$—	$(5,210)	$(19,455)	$(16,489)	$(8,339)	$16,596

Basic and diluted (loss) income per:
Class A common share
Continuing operations	$0.17	$(0.93)	$(1.75)	$(35.71)	$(0.65)	$(0.59)	$(0.36)
Discontinued operations	$—	$—	$(0.37)	$(0.53)	$(0.45)	$(0.23)	$0.45
Class B preferred participating share(2)
Continuing operations	$—	$(0.31)	$(0.44)	$(0.30)	$—	$—	$—
Discontinued operations	$—	$—	$(0.12)	$(0.18)	$—	$—	$—
Weighted average shares outstanding
Class A common shares	4,255,846	5,986,161	9,957,491	14,733,739	36,915,117	36,871,321	36,892,916
Class B preferred participating shares (2)	—	77,875	12,658,701	66,377,579	—	—	—
Pro forma basic and dilutive (loss) income per: (unaudited)(3)
Class A common share
Continuing operations				$—	$—		$—
Discontinued operations				$—	$—		$—
Class B preferred participating share(2)
Continuing operations				$—	$—		$—
Discontinued operations				$—	$—		$—
Pro forma weighted average shares outstanding (unaudited)
Class A common shares				—	—		—
Class B preferred participating shares(2)				—	—		—

	Year ended December 31,					Six months ended June 30,
(in thousands, except share and per share data)
	2008	2009	2010	2011	2012	2012	2013

						(unaudited)
Supplemental financial metrics:
Billings(4)	$50,641	$71,470	$117,677	$163,913	$187,301	$86,846	$95,531
Unlevered Free Cash Flow (unaudited)(4)	20,963	17,201	52,906	57,077	43,844	17,318	25,004
Adjusted EBITDA(4)	19,895	33,834	61,384	77,948	81,883	34,364	36,923

(1)    Includes share-based compensation expense, as follows:

Cost of sales	$(7)	$25	$34	$304	$110	$153	$115
Research and development	20	55	63	911	752	323	978
Sales and marketing	18	148	348	1,594	1,348	1,058	598
General and administrative	(34)	281	442	5,393	4,398	1,711	4,681
Net loss from discontinued operations	—	—	105	2,036	626	804	40

	$(3)	$509	$992	$10,238	$7,234	$4,049	$6,412

(2)    See "Description of share capital—Historical development of the share capital of the registrant" for a description of the issuance (including the terms thereof) and subsequent elimination of the class B preferred participating shares.

(3)    Unaudited pro forma basic and diluted loss per class A common share and per class B preferred participating share assumes that the conversion of 77,405,164 class B preferred participating shares into class A common shares had occurred as of January 1, 2011, and gives effect to the impact of the repayment in full of the outstanding principal and accrued interest we owe under nine subordinated promissory notes issued to parties that held our class B preferred participating shares, as if the repayment had occurred at the beginning of the period starting on January 1, 2011 and reflects a reduction in interest expense, net of tax, of $201,000 and $1,598,000 for the years ended December 31, 2011 and 2012, respectively, and $680,000 for the six months ended June 30, 2013. We expect the offering to include the issuance of              common shares (              common shares if the underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $           per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), the proceeds from the issuance of              of which, after deducting the estimated underwriting discounts and commissions, will be used to repay these promissory notes.

(4)   See "Supplemental information" below for how we define and calculate Billings, Unlevered Free Cash Flow and Adjusted EBITDA, and a reconciliation of these non-IFRS financial measures to the most directly comparable IFRS measures, and a discussion about the limitations of these non-IFRS financial measures.

The following table presents our summary consolidated balance sheet data as of each date indicated:

	As of December 31,					As of June 30, 2013
(in thousands, except share data)
	2008	2009	2010	2011	2012	Actual	As adjusted(1)

						(unaudited)
Consolidated balance sheet data:
Cash at bank and in hand	$6,292	$9,067	$22,719	$16,524	$15,487	$11,511	$—
Total assets	$114,012	$315,499	$367,995	$369,408	$395,969	$405,845	$—
Working capital(2)	$(104,718)	$(48,906)	$(103,813)	$(92,941)	$(114,837)	$(107,841)	$—
Deferred revenue, including long-term portion(3)	$17,924	$43,418	$117,738	$190,154	$232,082	$250,716	$—
Interest-bearing loans and borrowings	$99,068	$201,151	$87,312	$213,969	$199,312	$210,757	$—
Total liabilities	$123,072	$279,046	$239,494	$446,487	$505,660	$503,391	$—
Issued capital	$18,083	$13,357	$123,946	$517	$517	$517	$—
Total equity (deficit)	$(9,060)	$36,453	$128,501	$(77,079)	$(109,691)	$(97,546)	$—
Shares outstanding:
Class A common shares	430,218,067	953,263,614	1,105,788,052	36,859,598	36,893,288	36,882,081	—
Class B preferred participating shares(4)	—	17,828,100	7,740,516,390	—	—	—	—

(1)    As adjusted information included above in the consolidated balance sheet data gives effect to the sale of              common shares by us in this offering at an assumed initial public offering price of $         per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us, as well as the impact of the repayment in full of the outstanding principal and accrued interest we owe under nine subordinated promissory notes issued to parties that held our class B preferred participating shares.

(2)    Includes current portion of deferred revenue of $15,421, $25,629, $51,281, $78,777, and $84,564 and $94,831 as of December 31, 2008, 2009, 2010, 2011 and 2012 and June 30, 2013, respectively.

(3)    Also includes $-0-, $-0-, $23,383 million and $31,629 million of deferred revenue associated with our security business unit as of December 31, 2008, 2009, 2010 and 2011, respectively. The deferred revenue associated with our security business unit was included in liabilities from discontinued operations on our consolidated statement of financial position as of December 31, 2012. The sale of our security business unit was completed on March 31, 2013.

(4)   See "Description of share capital—Historical development of the share capital of the registrant" for a description of the issuance (including the terms thereof) and subsequent elimination of the class B preferred participating shares.

 Supplemental information

Billings

Billings is a non-IFRS financial measure which we calculate by adding revenue recognized during the applicable period to the change in deferred revenue between the start and end of the same period, as presented in our consolidated statement of cash flows. We consider Billings to be a leading indicator of future revenue and operational growth based on our business model of billing total arrangement fees at the time of sale, and we use Billings to evaluate the operating performance of our operating segments. Our use of Billings as a non-IFRS measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for revenue or an analysis of our results as reported under IFRS. Some of these limitations are:

•
Billings does not predict revenue for a specific future period. Trends in Billings are not directly correlated to trends in revenue except when measured over longer periods; and

•
Other companies, including companies in our industry, may not use Billings, may calculate Billings differently, or may use other financial measures to evaluate their performance—all of which reduce the usefulness of Billings as a comparative measure.

A significant portion of our Billings relates to solutions for which the corresponding revenue is deferred and subsequently recognized over time. In particular, Billings for maintenance, subscriptions and web-based services are typically invoiced in advance of ratable revenue recognition, which typically ranges over periods of up to 48 months.

The following table reconciles revenue, the most directly comparable IFRS measure, to Billings for the periods indicated:

	Year ended December 31,					Six months ended June 30,
(in thousands)	2008	2009	2010	2011	2012	2012	2013

Reconciliation of revenue from continuing operations to Billings:
Revenue	$51,453	$50,136	$66,738	$91,997	$118,428	$54,672	$73,056
Change in deferred revenue	(812)	21,334	50,939	71,916	68,873	32,174	22,475

Billings	$50,641	$71,470	$117,677	$163,913	$187,301	$86,846	$95,531

Unlevered Free Cash Flow

Unlevered Free Cash Flow is a non-IFRS financial measure that we define as net cash flows from operating activities from continuing operations less capital expenditures, net of proceeds from the sales of property and equipment. Our management uses this measure when evaluating the operating performance of our consolidated business. We believe Unlevered Free Cash Flow provides management and investors with a more complete understanding of the underlying liquidity of our core operating business and our ability to meet our current and future financing and investing needs. While we believe that this non-IFRS financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for net cash flows from continuing operating activities presented in accordance with IFRS.

The following table presents a reconciliation of net cash flows from operating activities from continuing operations, the most comparable IFRS financial measure, to Unlevered Free Cash Flow for each of the periods indicated:

	Year ended December 31,					Six months ended June 30,
(in thousands)	2008	2009	2010	2011	2012	2012	2013

Reconciliation of net cash flows from operating activities from continuing operations to Unlevered Free Cash Flow
Net cash flows from operating activities from continuing operations	$21,960	$18,069	$54,003	$60,405	$46,201	$18,602	$26,511
Capital expenditures, net of proceeds from sales of property and equipment	(997)	(868)	(1,097)	(3,328)	(2,357)	(1,284)	(1,507)

Unlevered Free Cash Flow	$20,963	$17,201	$52,906	$57,077	$43,844	$17,318	$25,004

Adjusted EBITDA

Adjusted EBITDA is a non-IFRS financial measure that we calculate as profit (loss) from continuing operations, adjusted for tax benefit (expense), unrealized exchange fluctuations, finance costs, finance revenue, gain (loss) on disposals, depreciation, amortization and impairment, share-based compensation, specific extraordinary, non-recurring items, plus the change in deferred revenue between the start and end of the period as presented in our consolidated statement of cash flows. We believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board, and we use Adjusted EBITDA to evaluate the operating performance of our operating segments. In addition, our lenders under our senior secured credit facility utilize consolidated EBITDA (as defined in our senior secured credit facility), which we believe to be the same as Adjusted EBITDA, as a key measure of our financial performance in relation to certain of our operating covenants under our senior secured credit facility. See "Operating and financial review and prospects—Liquidity and capital resources—Indebtedness—2011 Senior secured credit facility" for a further discussion of the use of consolidated EBITDA in our senior secured credit facility. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under IFRS.

The following table presents a reconciliation of (loss) profit from continuing operations, the most comparable IFRS financial measure, to Adjusted EBITDA for each of the periods indicated:

	Year ended December 31,					Six months ended June 30,
(in thousands)	2008	2009	2010	2011	2012	2012	2013

Reconciliation of (loss) profit from continuing operations to Adjusted EBITDA
(Loss) / profit from continuing operations	$2,121	$(9,326)	$(23,061)	$(32,477)	$(24,089)	$(21,587)	$(13,415)

Tax (benefit) expense	1,213	(3,320)	(5,146)	(3,893)	2,140	(1,217)	9,851
Finance costs	10,294	13,659	16,577	10,200	18,991	9,492	7,979
Finance revenue	(156)	(41)	(94)	(82)	(75)	(40)	(440)
Depreciation, amortization and impairment	6,247	11,533	18,324	20,858	12,716	9,366	2,306

EBITDA	19,719	12,505	6,600	(5,394)	9,683	(3,986)	6,281

Reconciling items:
Change in deferred revenue	(812)	21,334	50,939	71,916	68,873	32,174	22,475
Share-based compensation	(3)	509	887	8,202	6,608	3,245	6,372
Unrealized exchange fluctuations	103	(446)	2,958	3,319	(3,281)	2,931	1,795
Gain / (loss) on disposals	888	—	—	(95)	—	—	—

Adjusted EBITDA	$19,895	$33,902	$61,384	$77,948	$81,883	$34,364	$36,923

Operating and financial review and prospects

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our "Selected consolidated financial data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth under "Risk factors" and "Forward-looking statements and industry data."

 Overview

We are a global provider of collaboration, managed service provider (MSP) and IT infrastructure software solutions that are designed for SMBs. Our solutions enable SMBs to easily manage, monitor, secure and access their IT infrastructure and business applications.

Throughout our history, we have focused on the SMB market by developing and acquiring solutions that address the most prevalent IT problems faced by SMBs. Since our inception in 1999, we have observed a growing shift in the technology preferences of SMBs. In particular, we observed that SMBs have increasingly preferred to purchase easy-to-use, lower-cost products that solve a particular problem and that can be conveniently downloaded from the Internet or purchased from local resellers rather than the large, expensive IT infrastructure product suites offered by many enterprise software vendors through direct-sales organizations. As a result, we have developed a business model that capitalizes on these trends in SMB purchasing behavior and enables us to cost-effectively sell our solutions to SMBs on a global basis. To accelerate the adoption of our solutions and allow our customers to quickly address their IT challenges, our business model simplifies the process for SMBs to discover, evaluate, procure and deploy our solutions.

We operate a scalable, data-driven online marketing model with a multi-channel sales strategy targeted at our SMB customers, using focused marketing campaigns to drive prospective customers to our websites and to our partners. We track and analyze large volumes of data from our systems to improve the visibility and effectiveness of our sales and marketing activities. In addition, we reach SMBs without dedicated IT staff through our MSP customers. We leverage blogs, social media and custom content sites to create online communities that enable our existing and prospective customers to connect directly and share information. We have a try-before-you-buy sales approach in which we offer full-featured, free versions of our products for a designated trial period to enable our SMB customers to experience the benefits of our solutions prior to making a purchase. We believe that increasing the number of downloads and user trials of our products has proven to be one of the best ways to generate new sales. Therefore, our marketing efforts focus on driving traffic to our websites through online marketing. From our inception, we have focused on better understanding customer needs, usage patterns and buying habits, so that we can effectively align our marketing offerings. Our understanding of the effectiveness and reach of our marketing and sales expenditures enables us to optimize our marketing mix and generate predictable returns on those expenditures over time.

We have a diversified Internet-based distribution model that consists of direct sales from our websites, our inside sales force and an indirect partner network of over 25,000 channel partners acting as resellers worldwide. Our distribution model allows us to maximize our global reach and has resulted in a high volume of transactions with SMB customers, while reducing our sales and marketing expense. Our customer base has grown from over 89,000 customers as of December 31, 2008 to over 280,000 customers in over 180 countries as of June 30, 2013. In addition to continuing to attract new customers, we believe we have a significant opportunity to market and cross-sell complementary solutions to our global customer base, and we have recently increased our expenditures to generate additional revenue from existing SMB customers. We intend to continue to invest in sales and marketing initiatives, including our direct sales organization and indirect partner network, to drive long-term growth in Billings and revenue and expand our customer base. Any investments that we make in sales and marketing will occur in advance of our experiencing any benefits from such investments, making it more difficult for us to determine if we are efficiently allocating our resources in these areas. In addition, if our existing customers do not require additional products in our portfolio, it may be difficult for us to cross-sell other solutions and increase our Billings and revenue from existing customers.

Our sales and marketing strategy is geared toward generating a high volume of low-price transactions. Our low up-front average selling price of just over $700 decreases procurement risk and reduces the length of our sales cycle. Our solutions can be downloaded and implemented in a self-service manner and are designed so that they do not require professional services, which accelerates time-to-value and reduces total cost of ownership for our customers. We primarily earn revenue from our customers by offering recurring subscription agreements, connectivity services in connection with our TeamViewer product, and license arrangements that generally include optionally renewable maintenance contracts. In 2012, our revenue was comprised of 90% web-based services, maintenance and subscription revenue and 10% license revenue. For the six months ended June 30, 2013, our revenue was comprised of 93% web-based services, maintenance and subscription revenue and 7% license revenue.

We expect to continue to invest in product development efforts and enhancements to our SaaS platform. We plan to develop new software products that serve the SMB market and add additional features and functionality to existing solutions to enable our customers to derive more value from our products and increase adoption by new customers and existing customers. While we believe we are well positioned to address a significant market opportunity, our markets are evolving, and we expect to face significant competition in the future. We face competition from both traditional, larger software vendors offering enterprise software solutions and services and smaller companies offering individual solutions for specific collaboration, MSP and IT infrastructure issues. We believe the functionality of our solutions, our business model and go-to-market strategy, low total cost of ownership and our ability to deliver rapid-time-to-value to customers have helped us effectively compete in our software markets.

We have incurred net losses from continuing operations for the last three fiscal years and we do not expect to be profitable on an IFRS basis through at least 2013. Although we anticipate that our operating expenses will increase for the foreseeable future as we continue to invest to grow our customer base, increase our sales to existing customers, expand our partner ecosystem, increase the number of products in our portfolio, enhance our existing products, expand our operations, hire additional employees and enhance our SaaS platform, we anticipate that the increase in revenues will exceed the increase in expenses over the next several years, which we expect will result in a reduction in net losses or result in net income in future periods. In addition, we recognize a majority of our revenue on a ratable basis, which typically ranges over time periods up to 48 months, whereas our research and development, sales and marketing, and general and administrative operating expenses are recognized as incurred. In addition, through our past acquisitions in 2009, 2010 and 2011, we have incurred significant non-cash expenses related to amortization of intangible assets. We expect that these non-cash expenses related to past acquisitions will decrease in the future; however, if we acquire other businesses which result in our owning additional intangible assets, our amortization expense may further increase. In the six months ended June 30, 2013, we generated net income of $3.2 million (after giving effect to a gain on sale of discontinued operations of $10.5 million) and $25.0 million Unlevered Free Cash Flow. For the years ended December 31, 2012 and 2011, we incurred losses of $40.7 million and $51.9 million, respectively. Despite these IFRS net losses, we generated Unlevered Free Cash Flow of $43.8 million and $57.1 million in the years ended December 31, 2012 and 2011, respectively. We believe Unlevered Free Cash Flow provides management and investors with a more complete understanding of the underlying liquidity of our core operating business and our ability to meet our current and future financing and investing needs. See "Summary consolidated financial and other data—Supplemental information—Unlevered Free Cash Flow" for how we define and calculate Unlevered Free Cash Flow and for a reconciliation of this non-IFRS measure to the most directly comparable IFRS measure.

Corporate history and structure

Our corporate existence began in 1999 when GFI Software LTD was formed as Avonside Technology Corporation, an international business company incorporated in the British Virgin Islands with operations in Malta. In May 2005, GFI Software LTD was indirectly acquired by GFI Acquisition, an entity controlled by certain investment funds affiliated with Insight, our majority shareholder. In the years that followed our acquisition by Insight, we have grown through both organic growth and targeted acquisitions of assets and businesses throughout the world. In July 2009, certain other investment funds affiliated with Insight indirectly acquired control of the registrant and, through a series of transactions, the registrant became the parent holding company of TeamViewer GmbH and its affiliates. See "Prospectus summary—Special note regarding our corporate history and the presentation of our financial information" above for a discussion of the impact of Insight's 2009 acquisition of the registrant on the presentation of our consolidated financial statements. In November 2010, GFI Acquisition was merged with and into the registrant, a transaction which we refer to as the "Merger." The Merger resulted in our present corporate structure.

The following is a description of our key subsidiaries through which we operate our business:

GFI Software LTD.    Our original operating company, GFI Software LTD, and certain of its direct and indirect subsidiaries have developed a broad collection of IT management solutions focused on the needs of SMBs, including: web filtering, systems monitoring, server and asset management, endpoint device control, log management and fax. We generally market our IT management solutions under the "GFI" brand.

GFI MAX Limited.    GFI MAX Limited was formed in 2003 as HoundDog Technology Limited, or "HoundDog," and offers a suite of solutions to MSPs to monitor, maintain, repair and administer the IT infrastructure that they have been hired to manage. We acquired HoundDog in July 2009 and generally market our MSP offerings under the "GFI MAX" or "MAX" brand.

GFI Software (Florida) Inc.    GFI Software (Florida) Inc., or "GFI Florida," was formed in 1994 as Sunbelt Software Distribution, Inc., or "Sunbelt," and offers antivirus and email security solutions to help our customers protect their IT infrastructure from security threats and spam. We acquired Sunbelt in June 2010 and generally marketed our IT infrastructure security solutions under the "VIPRE" brand prior to our sale of GFI Florida. On March 31, 2013, we completed the sale of GFI Florida and its subsidiaries to a related party. See "Related party transactions—Sale of GFI Florida."

TeamViewer GmbH.    TeamViewer GmbH began its operations in 2006 with a focus on controlling computers remotely and, under our ownership, was expanded to offer additional collaboration solutions, including web conferencing and remote presentation capabilities. As discussed above, in July 2009 funds affiliated with Insight acquired control of the registrant, which became the parent holding company of

TeamViewer GmbH and its affiliates, and the subsequent Merger resulted in the consolidation of the two previously independent businesses under one organizational structure. We generally market our collaboration software solutions under the "TeamViewer" brand.

Certain of our other, smaller operating subsidiaries acquired through acquisitions include:

Techgenix Limited.    In March 2008, we acquired Techgenix Limited to build a closer relationship with the IT professionals we serve. Techgenix Limited provides IT thought leadership and technical content in the form of newsletters and websites to millions of IT professionals every month.

Internet Integration, Inc.    In September 2009, we acquired Internet Integration, Inc. (which conducts business under the name "Katharion"). Katharion offers a hosted email filtering service that we have incorporated into our GFI MAX brand solutions.

Monitis, Inc.    In September 2011, we acquired Monitis, Inc. and its sister company, Monitis GFI CJSC, which we collectively refer to as "Monitis." Monitis offers an integrated suite of web application and cloud services monitoring tools that are delivered as an easy-to-use, easy-to-deploy SaaS solution for SMBs.

IASO International B.V.    In May 2013, we acquired IASO International B.V., or "IASO," an online backup software and storage company headquartered in the Netherlands. IASO provides cloud-based solutions that provide customers with secure and efficient backup and recovery of their critical digital assets across all of the main computing platforms. IASO functionality has been part of the GFI MAX managed service platform since the second quarter of 2012.

Certain of the acquisitions described above have had a material impact on our results of operations for the periods discussed below or may have a material impact on our results of operations for future periods. In response to emerging technology and market trends that impact our customers, we will continue to seek to expand our range of software solutions through internal development, partnerships with other technology providers, and potential strategic acquisitions.

Operating segments

Prior to January 2012, the company was organized into one operating segment. In the first quarter of 2012, we changed our internal organizational reporting structure and identified three reportable operating segments as follows:

Operating segment	Description

Collaboration	Offers collaboration solutions through TeamViewer, our remote collaboration product, which provides multi-user web conferencing, desktop and file sharing, and secure remote control and access to virtually any Internet-enabled device.
GFI MAX
Provides SaaS solutions designed specifically for providers of outsourced IT support services, including the ability to configure, monitor, manage and secure their customers' IT infrastructure through the cloud.
IT Infrastructure	Offers solutions that enable SMBs to manage, secure and access their IT resources, such as servers and workstations.

Each of our operating segments offers different services and technology and is managed separately pursuant to developed marketing strategies. Our Collaboration operating segment derives revenue from developing, selling and supporting computer software for collaboration and remote access over the

Internet, primarily through our TeamViewer product. Sales of our TeamViewer product are bundled with the right to connectivity services and support and, accordingly, revenue is reported within web-based services, maintenance and subscription revenue in our consolidated income statement. The IT Infrastructure operating segment generally derives its revenue from computer software which is produced and licensed for web and email filtering, archiving, back-up, fax, antivirus and network security solutions. It also offers maintenance and support in these areas. IT Infrastructure revenue is reported within both revenue lines in our consolidated income statement. Our GFI MAX operating segment generates revenue from licensing a hosted SaaS platform to third parties to enable remote IT management, monitoring and security. Our GFI MAX product is sold on a subscription basis and billed monthly in arrears and, accordingly, revenue is reported within web-based services, maintenance and subscription revenue in our consolidated income statement.

Key supplemental financial metrics

We regularly review a number of metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections, establish budgets and make strategic decisions. We consider the following key financial metrics to be important measures of the performance of our business:

Billings

Billings is a non-IFRS financial measure which we calculate by adding revenue recognized during the applicable period to the change in deferred revenue between the start and end of the same period, as presented in our consolidated statement of cash flows. Billings growth rates presented on a constant currency basis were determined by translating the Billings from entities reporting in foreign currencies into U.S. dollars using the comparable prior period's average foreign currency exchange rates. We consider Billings to be a leading indicator of future revenue and cash inflows based on our business model of billing total arrangement fees at the time of sale, and we use Billings to evaluate the operating performance of our operating segments. We believe Billings is a useful measure because it removes the impact of timing of associated deferred revenue recognition, thereby providing a basis for evaluating core growth trends. Our use of Billings as a non-IFRS measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for revenue or an analysis of our results as reported under IFRS. Some of these limitations are:

•
Billings is not a substitute for revenue and does not predict revenue for a specific future period. Trends in Billings are not directly correlated to trends in revenue except when measured over longer periods of time; and

•
Other companies, including companies in our industry, may not use Billings, may calculate Billings differently, or may use other financial measures to evaluate their performance—all of which reduce the usefulness of Billings as a comparative measure.

A significant portion of our Billings relates to products and services for which the related revenue is deferred and subsequently recognized over time. In particular, Billings for maintenance, sales of our TeamViewer product, and license subscriptions are typically invoiced in advance of ratable revenue recognition, which typically ranges over periods of up to 48 months.

Billings increased by $8.7 million, or 10% (10% on a constant currency basis), from $86.8 million in the six months ended June 30, 2012 to $95.5 million in the six months ended June 30, 2013. Billings increased by $20.9 million, or 41%, from $50.6 million in 2008 to $71.5 million in 2009, by $46.2 million, or 65%

(71% on a constant currency basis), to $117.7 million in 2010, by $46.2 million, or 39% (34% on a constant currency basis), to $163.9 million in 2011 and by $23.4 million, or 14% (21% on a constant currency basis), to $187.3 million in 2012. The increase in Billings in these periods was primarily driven by historical acquisitions, combined with the impact of new customers and increased up-sell of our products to existing customers.

We provide a reconciliation of Billings to the most comparable IFRS metric, revenue from continuing operations, under "Selected consolidated financial data—Supplemental information."

Unlevered Free Cash Flow

Unlevered Free Cash Flow is a non-IFRS financial measure that we define as net cash flows from operating activities less capital expenditures, net of proceeds from the sales of property and equipment. We use this measure when evaluating the operating performance of our consolidated business. We believe Unlevered Free Cash Flow provides management and investors with a more complete understanding of the underlying liquidity of our core operating business and our ability to meet our current and future financing and investing needs. We believe Unlevered Free Cash Flow is a useful measure because it shows how much cash our business generates to pay for operations before other financial obligations are taken into account. While we believe that this non-IFRS financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for net cash flows from operating activities presented in accordance with IFRS.

Unlevered Free Cash Flow increased by $7.7 million, or 44%, from $17.3 million in the six months ended June 30, 2012 to $25.0 million in the six months ended June 30, 2013. Unlevered Free Cash Flow decreased by $3.8 million, or 18%, from $21.0 million in 2008 to $17.2 million in 2009, increased by $35.7 million, or 208%, to $52.9 million in 2010, increased by $4.2 million, or 8%, to $57.1 million in 2011 and decreased by $13.3 million, or 23%, to $43.8 million in 2012. The increase in Unlevered Free Cash Flow in the first half of 2013 compared to the same period in 2012 was primarily driven by a $6.0 million decrease in tax payments. The decrease in Unlevered Free Cash Flow in 2012 compared to 2011 was primarily driven by a $9.7 million increase in tax payments. The increases in Unlevered Free Cash Flow in 2010 and 2011 were primarily driven by historical acquisitions, combined with the impact of new customers and increased up-sell of our products to existing customers, although the increase in 2011 was partially offset by our increased expenditures in infrastructure (to support the growth in our business and our ability to meet the requirements of being a public company), marketing and product development. The decrease in Unlevered Free Cash Flow from 2008 to 2009 resulted primarily from our year-over-year operating loss and increased tax payments.

We provide a reconciliation of Unlevered Free Cash Flow to the most comparable IFRS metric, net cash flows from operating activities from continuing operations, under "Selected consolidated financial data—Supplemental information."

Adjusted EBITDA

Adjusted EBITDA is a non-IFRS financial measure that we calculate as profit (loss) for the year, adjusted for tax benefit (expense), other non-operating expenses, finance costs, finance revenue, gain (loss) on disposals, depreciation, amortization, share-based compensation, share of loss in associate, specific extraordinary, non-recurring items, plus the change in deferred revenue between the start and end of the period as presented in our consolidated statement of cash flows. We believe that Adjusted EBITDA provides useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and Board, and we use Adjusted EBITDA to evaluate the operating performance of our operating segments. We believe Adjusted EBITDA is a useful measure because it reflects operating profitability before consideration of non-operating expenses and non-cash expenses, and serves as a basis for comparison against other companies in our industry. In addition, our lenders under our senior secured credit facility utilize consolidated EBITDA (as defined in our senior secured credit facility), which we believe to be the same as Adjusted EBITDA, as a key measure of our financial performance in relation to certain of our operating covenants under our senior secured credit facility. See "Operating and financial review and prospects—Liquidity and capital resources—Indebtedness—2011 Senior secured credit facility" for a further discussion of the use of consolidated EBITDA in our senior secured credit facility. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under IFRS.

Adjusted EBITDA increased by $2.5 million, or 7%, from $34.4 million in the six months ended June 30, 2012 to $36.9 million in the six months ended June 30, 2013. Adjusted EBITDA increased by $13.9 million, or 70%, from $19.9 million in 2008 to $33.8 million in 2009, by $27.6 million, or 81%, to $61.4 million in 2010, by $16.5 million, or 27%, to $77.9 million in 2011 and by $4.0 million, or 5%, to $81.9 million in 2012. The increase in Adjusted EBITDA in 2010, 2011, 2012 and the first half of 2013 was primarily driven by the increase in Billings due to historical acquisitions, combined with the impact of new customers and increased up-sell of our products to existing customers, although this increase in 2011 and 2012 was partially offset by our increased expenditures in infrastructure (to support the growth in our business and our ability to meet the requirements of being a public company), marketing and product development.

We provide a reconciliation of Adjusted EBITDA to the most comparable IFRS metric, loss (profit) from continuing operations, under "Selected consolidated financial data—Supplemental information."

Financial operations overview

Revenue

Web-based services, maintenance and subscription revenue.    Web-based services, maintenance and subscription revenue represents fees earned from connectivity services (which is the remote server hosting function we provide in connection with our TeamViewer product), maintenance services, our SaaS offerings, and software licenses which do not qualify for separation from bundled services, net of returns, applicable discounts and taxes collected from customers and remitted to government authorities. Web-based services, maintenance and subscription revenue does not include revenue from professional services as we do not provide professional services to our customers. TeamViewer software licenses are bundled with connectivity services and support for an unspecified period; revenue for these services is recognized ratably on a daily basis over the estimated technological software life, which is estimated to be 48 months. Updates to TeamViewer are typically released annually and are offered to customers for an incremental fee. License arrangements for some of our products include optionally renewable maintenance agreements for which the related revenue is recognized ratably on a daily basis over the maintenance period. SaaS revenue is comprised of subscription, activation and branding fees from customers who access our hosted software and service offerings. Any related Billings in advance of a subscription period are deferred and recognized ratably on a daily basis over the subscription term. Usage is primarily billed monthly and recognized as the service is provided. Activation fees are recognized ratably over the period during which the servers or workstations of an MSP customer's customer (i.e., end-user) interact with our hosted software, which is estimated to be 12 months. Branding fees, which are charged exclusively to MSP customers in the event such MSP customer elects to re-brand certain of our products offered to MSPs, are recognized ratably over the estimated MSP customer relationship period, or 60 months. We expect web-based services, maintenance and subscription revenue to increase as a percentage of total revenue due to the expected growth of our Collaboration operating segment, as well as growth in our GFI MAX operating segment, as more customers choose to purchase SaaS products.

License revenue.    License revenue is comprised primarily of perpetual software license fees and, to a lesser extent, fees generated by sales of certain third-party hardware. We recognize revenue from perpetual licenses when the significant risks and rewards of ownership have passed to the buyer as evidenced by delivery, which typically occurs by electronic transfer of the license key for use of the software, assuming all other revenue recognition criteria have been met. License revenue resulting from arrangements with an inseparable service component is recognized ratably and is presented separately whenever supported by a reasonable, consistently applied methodology. We anticipate that license revenue will decrease as a percentage of total revenue primarily due to more customers purchasing web-based services in the future.

Cost of sales

Cost of web-based services, maintenance and subscription.    Cost of web-based services, maintenance and subscription sales primarily consists of personnel costs related to providing technical support services, royalties, third-party contractor expenses, an allocation of facilities and information technology costs, data center charges and merchant fees. Personnel costs include salaries, employee benefit costs, bonuses, share-based compensation and direct overhead. We allocate share-based compensation expense to personnel costs within cost of sales. We expect cost of sales relative to revenue, and thus gross margins from web-based services, maintenance and subscription, to remain consistent in future years.

Cost of licenses.    Cost of license sales primarily consists of royalties, hardware, third-party software costs and merchant fees. In the long term, gross margins from license sales could fluctuate significantly depending on the competitive marketplace and the product mix.

Amortization of acquired software and patents.    Amortization of acquired software and patents relates to intangible assets acquired in connection with the acquisitions of HoundDog, TeamViewer GmbH and Katharion in 2009 and Monitis in 2011. The acquired software and patents are amortized over the period in which we expect to realize the benefit. Software acquired in connection with these transactions is being amortized over estimated lives ranging from three to eight years. Patents and licenses acquired in connection with these transactions are being amortized over their estimated useful lives of three to five years.

Operating expenses

We classify our operating expenses into four categories: research and development, sales and marketing, general and administrative, and depreciation, amortization and impairment.

Research and development.    Research and development expenses primarily consist of personnel and an allocation of facilities and information technology costs, as well as third-party contractor costs and consulting fees. We have devoted our development efforts primarily to enhancing functionality and expanding and maintaining the capabilities of our software solutions. We expect to expand our research and development operations in 2013 by hiring additional personnel.

Sales and marketing.    Sales and marketing expenses primarily consist of personnel costs for our sales and marketing employees, the cost of marketing programs, commissions earned by our sales personnel and an allocation of facilities and information technology costs. We expect to continue to hire additional sales and marketing personnel and increase our investment in marketing programs in 2013.

General and administrative.    General and administrative expenses primarily consist of personnel costs for certain of our executives, finance, legal, human resources and administrative personnel, as well as an allocation of facilities and information technology costs, legal, accounting and other professional service fees, acquisition-related expenses, realized currency gains and losses and other corporate expenses. We expect to continue to incur higher costs associated with being a public company, including increased personnel costs from additional hires, legal, corporate insurance and accounting expenses, and the additional costs of achieving and maintaining compliance with Section 404 of the Sarbanes-Oxley Act and related regulation.

Depreciation, amortization and impairment.    Depreciation consists primarily of depreciation expense on computer equipment, computer software and office equipment. Amortization is primarily amortization expense on intangible assets from acquisitions. If we acquire other businesses which result in our owning additional intangible assets, the amortization of any acquired intangible assets could cause our amortization expense to increase as a percentage of net revenue. Impairment of goodwill and other intangible assets is recognized when we determine that the carrying value of goodwill and indefinite-lived intangible assets is greater than the fair value. We assess the carrying value of goodwill and other indefinite-lived intangibles at least annually, and more frequently when circumstances indicate that the carrying value may be impaired. If future circumstances change and the fair value of goodwill or intangible assets is less than the current carrying value, additional impairment charges will be recognized.

Non-operating expenses and income

Non-operating expenses and income primarily consist of finance costs, finance revenue, exchange fluctuations and gain on disposal of product lines. Finance costs primarily consist of interest expense associated with our outstanding debt. Finance revenue is interest income received on our cash and cash equivalents. Monetary assets and liabilities that are denominated in foreign currencies are remeasured at the period-end closing rate with resulting unrealized exchange fluctuation.

From time to time we have elected to dispose of existing product lines that we considered to be inconsistent with our core business strategy. A gain is recorded when we determine that the proceeds from the sale exceed the carrying value of the disposed assets, and a loss is recorded when the carrying value of the disposed assets exceeds the proceeds from the sale.

Income tax expense

Income tax expense consists of the current taxes we pay in several countries on our taxable income, as well as deferred tax with respect to differences in the timing between the reporting of income and expense for financial purposes and taxable income. The timing differences largely relate to deferred revenue, intangible assets and unabsorbed tax losses. For a further breakdown of our income tax components, see the income tax footnote in our consolidated financial statements included elsewhere in this prospectus.

We determine our income tax expense for financial reporting purposes under IAS 12 Income Taxes. Differences exist between the computation of income tax expense for financial reporting purposes and the income tax payable to the various tax authorities. These differences are a result of differences in the computations of income and expense under the tax laws in the various jurisdictions in which we operate and the amounts calculated for financial reporting purposes. These differences may result in a material difference in the income tax expense recorded and the amount of cash taxes paid in the future.

Impact of foreign currency translation

Although our reporting currency is the dollar, our functional currency is the euro; accordingly, a significant portion of our business is conducted in currencies other than the dollar. While our operating subsidiaries usually conduct their business in their respective functional currencies and thus incur expenses payable in the same currencies in which they generate revenue, our risk of exchange rate fluctuations from ongoing ordinary operations is potentially significant because a significant portion of our corporate expenses are in dollars rather than euros and certain of our subsidiaries incur expenses independently of their generation of revenue. Beginning in 2013, we began using derivative financial instruments, including foreign currency contracts, to hedge our foreign currency risk, specifically with respect to U.S. dollar outgoing cash flows. Our strategy is to enter into foreign currency forward contracts to buy dollars and sell euros in order to mitigate the risks and volatility associated with our foreign currency transactions. This strategy allows us better predictability with our cash flows and reduces foreign currency risk. Our foreign currency forward contracts are generally short-term in duration.

Fluctuations in the value of the currencies in which we do business relative to the dollar may have a material adverse effect on our business, results of operations and financial condition. The depreciation of such other currencies in relation to the dollar decreases the reported dollar value of our assets and liabilities denominated in such other currencies and decreases the dollar value of revenue and expenses denominated in such other currencies. Conversely, the appreciation of any currency in relation to the dollar has the effect of increasing the dollar value of our assets and liabilities and increasing the dollar value of revenue and expenses denominated in other currencies. We expect that our exposure to foreign currency exchange risk will increase as we continue to expand our business internationally, particularly our Collaboration operating segment, in which our Billings are predominantly generated in euros.

Based on the functional currency of our subsidiaries, approximately $91.1 million, or 77%, of our total revenue and $85.4 million, or 69%, of our cost of sales and operating expenses in 2012 were accounted for and recorded in currencies other than the dollar, primarily the euro and the pound sterling. As a result, the associated revenue and expenses had to be translated into dollars for financial reporting purposes.

The following table demonstrates the sensitivity to a 5% change in the euro to dollar exchange rate and pound sterling to dollar exchange rate, with all other variables held constant for 2012:

		2012
	Increase / decrease in exchange rate
(in thousands)		Revenue	Cost of sales	Operating expenses

Effect on operating results (euro)	+5%	$3,260	$316	$3,043
	-5%	(3,260)	(316)	(3,043)
Effect on operating results (pound sterling)	+5%	$1,297	$112	$702
	-5%	(1,297)	(112)	(702)

Revenue growth rates presented on a constant currency basis were determined by translating the revenue from entities reporting in foreign currencies into U.S. dollars using the comparable prior period's average foreign currency exchange rates.

 Operating segments

The following table presents Billings, revenue and Adjusted EBITDA by operating segment for each of the periods indicated, as if such operating segments were in existence during all such periods:

	Year ended December 31,			Six months ended June 30,
(in thousands)	2010	2011	2012	2012	2013

Billings
Collaboration	$60,921	$99,575	$115,781	$52,747	$54,322
IT Infrastructure	47,640	49,825	47,947	23,556	24,569
GFI MAX	9,116	14,513	23,573	10,543	16,640

Total Billings	$117,677	$163,913	$187,301	$86,846	$95,531

Revenue
Collaboration	$11,221	$29,976	$49,593	$22,171	$32,959
IT Infrastructure	46,777	48,055	45,864	22,393	23,678
GFI MAX	8,740	13,966	22,971	10,108	16,419

Total revenue:	$66,738	$91,997	$118,428	$54,672	$73,056

Adjusted EBITDA
Collaboration	$51,265	$79,205	$90,807	$41,106	$39,183
IT Infrastructure	16,010	14,169	8,548	3,062	5,730
GFI MAX	1,362	2,081	3,089	1,273	3,958
Corporate	(7,253)	(17,507)	(20,561)	(11,077)	(11,948)

Total Adjusted EBITDA	$61,384	$77,948	$81,883	$34,364	$36,923

Reconciliation of revenue from continuing operations to Billings:
Revenue	$66,738	$91,997	$118,428	$54,672	$73,056
Change in deferred revenue	50,939	71,916	68,873	32,174	22,475

Billings	$117,677	$163,913	$187,301	$86,846	$95,531

Reconciliation of Adjusted EBITDA to loss from continuing operations:
Segment results:
Adjusted EBITDA	$61,384	$77,948	$81,883	$34,364	$36,923
Reconciling items:
Change in deferred revenue	(50,939)	(71,916)	(68,873)	(32,174)	(22,475)
Unallocated group managed items:
Depreciation, amortization and impairment	(18,324)	(20,858)	(12,716)	(9,366)	(2,306)
Share-based compensation	(887)	(8,202)	(6,608)	(3,245)	(6,372)
Unrealized exchange fluctuations	(2,958)	(3,319)	3,281	(2,931)	(1,795)
Finance cost, net	(16,483)	(10,118)	(18,916)	(9,452)	(7,539)
Gain on disposals	—	95	—	—	—
Tax benefit (expense)	5,146	3,893	(2,140)	1,217	(9,851)

Loss from continuing operations	$(23,061)	$(32,477)	$(24,089)	$(21,587)	$(13,415)

 Results of operations

The following tables set forth consolidated income statement information for the periods presented and as a percentage of revenue for those periods:

	Years ended December 31,			Six months ended June 30,
(in thousands)	2010	2011	2012	2012	2013

Revenue
Web-based services, maintenance and subscription	$52,598	$76,921	$106,577	$48,625	$67,666
Licenses	14,140	15,076	11,851	6,047	5,390

Total revenue	66,738	91,997	118,428	54,672	73,056
Cost of sales
Web-based services, maintenance and subscription	8,170	10,316	16,047	7,209	10,616
Licenses	1,356	2,120	1,926	1,029	916
Amortization of acquired software and patents	1,456	1,275	1,644	749	732

Total cost of sales(1)	10,982	13,711	19,617	8,987	12,264
Gross profit	55,756	78,286	98,811	45,685	60,792
Research and development(1)	9,159	16,037	19,559	9,014	12,234
Sales and marketing(1)	25,239	39,707	43,552	22,331	24,645
General and administrative(1)	12,594	26,227	29,472	15,317	16,737
Depreciation, amortization and impairment	16,868	19,583	11,072	8,617	1,574

Operating (loss) / profit from continuing operations	(8,104)	(23,268)	(4,844)	(9,594)	5,602
Gain on disposals	—	95	—	—	—
Exchange fluctuations	(3,620)	(3,079)	1,811	(3,758)	(1,627)
Finance revenue	94	82	75	40	440
Finance costs	(16,577)	(10,200)	(18,991)	(9,492)	(7,979)

Net loss from continuing operations before taxation	(28,207)	(36,370)	(21,949)	(22,804)	(3,564)
Tax charge / (benefit) from continuing operations	5,146	3,893	(2,140)	1,217	(9,851)

Net loss from continuing operations	(23,061)	(32,477)	(24,089)	(21,587)	(13,415)
Gain on sale of discontinued operations, net of tax	—	—	—	—	10,531
Net (loss) / income from discontinued operations(1)	(5,218)	(19,459)	(16,571)	(8,394)	6,080

Net (loss) / income	$(28,279)	$(51,936)	$(40,660)	$(29,981)	$3,196

(1)    Includes share-based compensation expense, as follows:

Cost of sales	$34	$304	$110	$153	$115
Research and development	63	911	752	323	978
Sales and marketing	348	1,594	1,348	1,058	598
General and administrative	442	5,393	4,398	1,711	4,681
Net (loss) / income from discontinued operations	105	2,036	626	804	40

	$992	$10,238	$7,234	$4,049	$6,412

	Years ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013

Revenue
Web-based services, maintenance and subscription	78.8%	83.6%	90.0%	88.9%	92.6%
Licenses	21.2%	16.4%	10.0%	11.1%	7.4%

Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales
Web-based services, maintenance and subscription	12.2%	11.2%	13.6%	13.2%	14.5%
Licenses	2.0%	2.3%	1.6%	1.9%	1.3%
Amortization of acquired software and patents	2.2%	1.4%	1.4%	1.4%	1.0%

Total cost of sales	16.5%	14.9%	16.6%	16.4%	16.8%
Gross profit	83.5%	85.1%	83.4%	83.6%	83.2%
Research and development	13.7%	17.4%	16.5%	16.5%	16.7%
Sales and marketing	37.8%	43.2%	36.8%	40.8%	33.7%
General and administrative	18.9%	28.5%	24.9%	28.0%	22.9%
Depreciation, amortization and impairment	25.3%	21.3%	9.3%	15.8%	2.2%

Operating (loss) / profit from continuing operations	(12.1)%	(25.3)%	(4.1)%	(17.5)%	7.7%
Gain on disposals	0.0%	0.1%	0.0%	0.0%	0.0%
Exchange fluctuations	(5.4)%	(3.3)%	1.5%	(6.9)%	(2.2)%
Finance revenue	0.1%	0.1%	0.1%	0.1%	0.6%
Finance costs	(24.8)%	(11.1)%	(16.0)%	(17.4)%	(10.9)%

Net loss from continuing operations before taxation	(42.3)%	(39.5)%	(18.5)%	(41.7)%	(4.9)%
Tax charge / (benefit) from continuing operations	7.7%	4.2%	(1.8)%	2.2%	(13.5)%

Net loss from continuing operations	(34.6)%	(35.3)%	(20.3)%	(39.5)%	(18.4)%
Gain on sale of discontinued operations, net of tax	0.0%	0.0%	0.0%	0.0%	14.4%
Net (loss) / income from discontinued operations(1)	(7.8)%	(21.2)%	(14.0)%	(15.4)%	8.3%

Net (loss) / income	(42.4)%	(56.5)%	(34.3)%	(54.8)%	4.4%

Comparison of the six months ended June 30, 2013 and 2012

Revenue

	Six months ended June 30,
	2013		2012
					Period to period change
(in thousands, except percentages)		% of revenue		% of revenue
	Amount		Amount		Amount	Percentage

Revenue:
Web-based services, maintenance and subscription	$67,666	93%	$48,625	89%	$19,041	39%
Licenses	5,390	7%	6,047	11%	(657)	(11%	)

Total revenue	$73,056	100%	$54,672	100%	$18,384	34%

Revenue was $73.1 million in the six months ended June 30, 2013 compared to $54.7 million in the six months ended June 30, 2012, an increase of $18.4 million, or 34% (33% on a constant currency basis). Web-based services, maintenance and subscription revenue grew $19.0 million period-over-period driven largely by our Collaboration operating segment, which saw an increase of $10.8 million, while our GFI MAX operating segment revenue increased by $6.3 million and IT Infrastructure revenue increased by $1.9 million.

Our license revenue decreased by $0.7 million primarily due to a decrease in sales of certain on-premise products as the market shifts to SaaS-based solutions.

Cost of sales and gross profit

	Six months ended June 30,
	2013		2012
					Period to period change
(in thousands, except percentages)		% of revenue		% of revenue
	Amount		Amount		Amount	Percentage

Cost of sales:
Web-based services, maintenance and subscription	$10,616	15%	$7,209	13%	$3,407	47%
Licenses	916	1%	1,029	2%	(113)	(11)%
Amortization of acquired software and patents	732	1%	749	1%	(17)	(2)%

Total cost of sales	$12,264	17%	$8,987	16%	$3,277	36%

Gross profit	$60,792	83%	$45,685	84%	$15,107	33%

Cost of sales was $12.3 million in the six months ended June 30, 2013 compared to $9.0 million in the six months ended June 30, 2012, an increase of $3.3 million, or 36%. This increase was driven primarily by our increase in revenue in the first half of 2013 compared to the same period in 2012.

Cost of sales related to our web-based services, maintenance and subscription revenue increased by $3.4 million in the six months ended June 30, 2013 compared to the same period in 2012. Cost of sales related to increased sales of our TeamViewer product accounted for the largest portion of the increase, $1.7 million, and our GFI MAX business contributed $1.6 million of the increase. Cost of sales related to our license revenue was essentially unchanged in the six months ended June 30, 2013 compared to the same period in 2012. Amortization of acquired software and patents was also unchanged on a period over period basis.

Overall gross profit as a percentage of revenue, or gross margin, decreased slightly to 83% in the six months ended June 30, 2013 compared to 84% in the six months ended June 30, 2012. The $15.1 million increase in gross profit was driven by revenue increases across all operating segments.

Operating expenses

	Six months ended June 30,
	2013		2012
					Period to period change
(in thousands, except percentages)		% of revenue		% of revenue
	Amount		Amount		Amount	Percentage

Research and development	$12,234	17%	$9,014	17%	$3,220	36%
Sales and marketing	24,645	34%	22,331	41%	2,314	10%
General and administrative	16,737	23%	15,317	28%	1,420	9%
Depreciation, amortization and impairment	1,574	2%	8,617	16%	(7,043)	(82%)

Total operating expenses	$55,190	76%	$55,279	102%	$(89)	0%

Research and development.    Research and development expenses increased by $3.2 million, or 36%, from $9.0 million in the six months ended June 30, 2012 to $12.2 million in the six months ended June 30, 2013. The increase was primarily due to our continued investment in and expansion of our development organization worldwide across all of our segments in order to expand and enhance our product offerings. The focus of our increased development spending was prioritized on products targeted for cloud and SaaS markets as well as wireless and mobile markets. Our worldwide headcount in research and development increased by 64, from 183 at June 30, 2012 to 247 at June 30, 2013.

Sales and marketing.    Sales and marketing expenses increased by $2.3 million, or 10%, from $22.3 million in the six months ended June 30, 2012 to $24.6 million in the six months ended June 30, 2013. The increase was primarily driven by a $2.6 million increase in employee-related costs due to our continued investment in and expansion of our sales and marketing operations across the world, partially offset by a $0.7 million decrease in spending on marketing programs in our IT Infrastructure segment. During the first quarter of 2013, we continued to invest internal resources preparing to re-launch and re-brand our website. Our worldwide headcount in sales and marketing personnel increased from 229 employees at June 30, 2012 to 287 employees at June 30, 2013.

General and administrative.    General and administrative expenses increased by $1.4 million, or 9%, from $15.3 million in the six months ended June 30, 2012 to $16.7 million in the six months ended June 30, 2013. The increase was primarily driven by a $5.0 million increase in employee-related costs and support, partially offset by a decrease in professional fees of $3.6 million. The $3.6 million decrease in professional fees was due to a reduction in our reliance on outside contractors and accounting firms as we completed certain one-time projects associated with our preparation for becoming a public company. Our worldwide general and administrative personnel increased from 91 at June 30, 2012 to 119 at June 30, 2013.

Depreciation, amortization and impairment.    Depreciation, amortization and impairment decreased by $7.0 million, or 82%, from $8.6 million in the six months ended June 30, 2012 to $1.6 million in the six months ended June 30, 2013. The decrease relates primarily to the cessation of amortization on certain intangible assets arising from our acquisition of TeamViewer in July 2009, which was fully amortized in 2012.

Non-operating expenses and income

	Six months ended June 30,
	2013		2012
					Period to period change
(in thousands, except percentages)		% of revenue		% of revenue
	Amount		Amount		Amount	Percentage

Non-operating income/(expense):
Exchange fluctuations	(1,627)	(2)%	(3,758)	(7)%	2,131	57%
Finance revenue	440	1%	40	0%	400	1000%
Finance costs	(7,979)	(11)%	(9,492)	(17)%	1,513	16%

Net non-operating expenses	$(9,166)	(12)%	$(13,210)	(24)%	$4,044	31%

Net non-operating expenses decreased by $4.0 million, to $9.2 million in the six months ended June 30, 2013, from $13.2 million in the six months ended June 30, 2012. This increase is primarily attributable to a $2.1 million decrease in net exchange losses attributable to the strengthening of the euro against the U.S. dollar and the corresponding impact on our U.S. dollar denominated debt held by subsidiaries whose functional currency is the euro. We also experienced a $1.5 million decrease in finance costs associated with our declining balance in interest-bearing debt as of June 30, 2013.

Income tax

	Six months ended June 30,
	2013		2012
					Period to period change
(in thousands, except percentages)		% of revenue		% of revenue
	Amount		Amount		Amount	Percentage

Tax (expense) benefit	$(9,851)	(14)%	$1,217	2%	$(11,068)	(909)%

Our tax provision increased by $11.1 million, to an expense of $9.9 million in the six months ended June 30, 2013, from a benefit of $1.2 million in the six months ended June 30, 2012. The decrease in tax benefit was largely the result of a change in the mix of income and losses across the various jurisdictions in which we operate and the derecognition of deferred tax assets relating to net operating loss carryforwards, primarily in Luxembourg.

Comparison of the years ended December 31, 2012 and 2011

Revenue

	Year ended December 31,
	2012		2011
					Period to period change
(in thousands, except percentages)		% of revenue		% of revenue
	Amount		Amount		Amount	Percentage

Revenue:
Web-based services, maintenance and subscription	$106,577	90%	$76,921	84%	$29,656	39%
Licenses	11,851	10%	15,076	16%	(3,225)	(21)%

Total revenue	$118,428	100%	$91,997	100%	$26,431	29%

Revenue was $118.4 million in the year ended December 31, 2012 compared to $92.0 million in the year ended December 31, 2011, an increase of $26.4 million, or 29% (35% on a constant currency basis). Web-based services, maintenance and subscription revenue grew $29.7 million period-over-period driven largely by our Collaboration operating segment, which saw an increase of $19.6 million, while our GFI MAX operating segment revenue increased by $8.4 million and IT Infrastructure revenue increased by $1.7 million.

Our license revenue decreased by $3.2 million primarily due to a $0.1 million decrease in hardware sales and a $2.9 million decrease in sales of our GFI LanGuard, FaxMaker and Mail products, and to a lesser extent, GFI Backup, which was discontinued in January 2012. The decrease in revenue from GFI LanGuard products is the result of a change from upfront revenue recognition to a ratable revenue recognition model consistent with our revenue recognition policy. The change was made due to a change in our selling practices in early 2012 for this product that led us to conclude that we could no longer separate license and service elements for purposes of revenue recognition.

Cost of sales and gross profit

	Year ended December 31,
	2012		2011
					Period to period change
		% of revenue		% of revenue
(in thousands, except percentages)	Amount		Amount		Amount	Percentage

Cost of sales:
Web-based services, maintenance and subscription	$16,047	14%	$10,316	11%	$5,731	56%
Licenses	1,926	2%	2,120	2%	(194)	(9)%
Amortization of acquired software and patents	1,644	1%	1,275	1%	369	29%

Total cost of sales	$19,617	17%	$13,711	15%	$5,906	43%

Gross profit	$98,811	83%	$78,286	85%	$20,525	26%

Cost of sales was $19.6 million in the year ended December 31, 2012 compared to $13.7 million in the year ended December 31, 2011, an increase of $5.9 million, or 43%. This increase was driven primarily by our increase in revenue in 2012 compared to 2011.

Cost of sales related to our web-based services, maintenance and subscription revenue increased by $5.7 million in the year ended December 31, 2012 compared to the same period in 2011. Cost of sales increased across all operating segments, with costs related to sales of our TeamViewer products accounting for the largest portion of the increase, $2.9 million and our GFI MAX business contributing $1.9 million of the increase. Cost of sales related to our license revenue decreased by $0.2 million in the year ended December 31, 2012 compared to the same period in 2011, primarily due to the decrease in license revenue. The $0.4 million increase in amortization of acquired software and patents was primarily due to amortization of intangible assets acquired in connection with the acquisition of Monitis in September 2011.

Overall gross profit as a percentage of revenue, or gross margin, decreased from 85% in the year ended December 31, 2011 to 83% in the year ended December 31, 2012. The $20.5 million increase in gross profit was driven by revenue increases across all operating segments.

Operating expenses

	Year ended December 31,
	2012		2011
					Period to period change
(in thousands, except percentages)		% of revenue		% of revenue
	Amount		Amount		Amount	Percentage

Research and development	$19,559	17%	$16,037	17%	$3,522	22%
Sales and marketing	43,552	37%	39,707	43%	3,845	10%
General and administrative	29,472	25%	26,227	29%	3,245	12%
Depreciation, amortization and impairment	11,072	9%	19,583	21%	(8,511)	(43)%

Total operating expenses	$103,655	88%	$101,554	110%	$2,101	2%

Research and development.    Research and development expenses increased by $3.6 million, or 22%, from $16.0 million in the year ended December 31, 2011 to $19.6 million in the year ended December 31, 2012. The increase was primarily due to our continued investment in and expansion of our development organization worldwide in order to expand and enhance our product offerings. During 2012, we continued to invest in and expand our product offerings, particularly our cloud offerings, across all of our segments. Our new TeamViewer management console release in the fourth quarter of 2012 delivers cloud-based administration to entire IT support teams. During the third quarter of 2012 we launched our GFI Cloud platform targeted at small and medium-sized businesses. In May of 2012 we added new functionality to our GFI MAX platform to enable MSPs to provide secure data backup to customers. Our worldwide headcount in research and development increased by 46, from 161 at December 31, 2011 to 207 at December 31, 2012.

Sales and marketing.    Sales and marketing expenses increased by $3.9 million, or 10%, from $39.7 million in the year ended December 31, 2011 to $43.6 million in the year ended December 31, 2012. $1.8 million of the increased expense related to spending on marketing programs. During 2012, a significant focus of our marketing efforts related to work required to prepare to re-launch the GFI website utilizing our new scalable content management system which, since launched in the first half of 2013, allows us to efficiently meet the marketing demands of our growing organization. We continue to invest in worldwide marketing programs intended to achieve Billings growth in various ways such as focused online marketing campaigns to drive prospective customers to our website, converting trial users of our products to paid customers, increasing cross-sell of products to existing customers, targeted expansion of existing products into new markets plus costs to enhance our lead nurturing system. The remaining $2.1 million increase was primarily a result of a net increase in employee-related costs due to our continued investment in and expansion of our sales and marketing operations across the world. Our worldwide headcount in sales and marketing personnel increased from 200 employees at December 31, 2011 to 242 employees at December 31, 2012.

General and administrative.    General and administrative expenses increased by $3.3 million, or 12%, from $26.2 million in the year ended December 31, 2011 to $29.5 million in the year ended December 31, 2012. The increase was primarily reflective of employee-related costs as we continued to invest in key hires and other staffing required to support a public company. Our worldwide general and administrative personnel increased from 73 at December 31, 2011 to 101 at December 31, 2012.

Depreciation, amortization and impairment.    Depreciation, amortization and impairment decreased by $8.5 million, or 43%, from $19.6 million in the year ended December 31, 2011 to $11.1 million in the year ended December 31, 2012. The decrease relates primarily to the cessation of amortization on certain intangible assets arising from our acquisition of TeamViewer in July 2009, as the assets reached the end of their estimated useful life.

Non-operating expenses and income

	Year ended December 31,
	2012		2011
					Period to period change
(in thousands, except percentages)		% of revenue		% of revenue
	Amount		Amount		Amount	Percentage

Non-Operating income/(expense):
Gain on disposals	$—	0%	$95	0%	$(95)	(100)%
Exchange fluctuations	1,811	2%	(3,079)	(3)%	4,890	(159)%
Finance revenue	75	0%	82	0%	(7)	(9)%
Finance costs	(18,991)	(16)%	(10,200)	(11)%	(8,791)	86%

Net non-operating expenses	$(17,105)	(14)%	$(13,102)	(14)%	$(4,003)	31%

Net non-operating expenses increased by $4.0 million, to $17.1 million in the year ended December 31, 2012, from $13.1 million in the year ended December 31, 2011. The increase is partially attributable to a $8.8 million increase in finance costs associated with a full year of increased interest bearing debt. This increase was partially offset by a $4.9 million increase in net exchange gains largely attributable to the strengthening of the euro against the U.S. dollar and the corresponding impact on our U.S. dollar denominated debt held by subsidiaries whose functional currency is the euro.

Income tax

	Year ended December 31,
	2012		2011
					Period to period change
(in thousands, except percentages)		% of revenue		% of revenue
	Amount		Amount		Amount	Percentage

Tax (expense) benefit	$(2,140)	(2)%	$3,893	4%	$(6,033)	(155)%

Our tax benefit decreased by $6.0 million, to expense of $2.1 million in the year ended December 31, 2012, from a benefit of $3.9 million in the year ended December 31, 2011. The decrease in tax benefit was largely the result of a change in the mix of income and losses across the various jurisdictions in which we operate and the derecognition of deferred tax assets relating to net operating loss carryforwards, primarily in Luxembourg.

Comparison of the years ended December 31, 2011 and 2010

Revenue

	Year ended December 31,
	2011		2010
					Change
		% of revenue		% of revenue
(in thousands, except percentages)	Amount		Amount		Amount	Percentage

Revenue:
Web-based services, maintenance and subscription	$76,921	84%	$52,598	79%	$24,323	46%
Licenses	15,076	16%	14,140	21%	936	7%

Total revenue	$91,997	100%	$66,738	100%	$25,259	38%

Revenue was $92.0 million in 2011 compared to $66.7 million in 2010, an increase of $25.3 million, or 38% (34% on a constant currency basis).

Our Collaboration operating segment and GFI MAX operating segment, assuming such operating segments had been in existence in 2010 and 2011, accounted for $18.7 million, or 77%, and $3.7 million, or 15%, respectively, of the $24.3 million in growth of web-based services, maintenance and subscription revenue, while sales of solutions associated with our IT Infrastructure operating segment, assuming such operating segment had been in existence in 2010 and 2011, provided the remaining $1.9 million, or 8%, revenue increase. Our growth in our GFI MAX operating segment was primarily due to an increase in the number of MSP customers and, to a lesser extent, to an increase in the number of devices and chargeable features for existing customers. The growth in our Collaboration operating segment was due primarily to an increase in the volume of new license sales and to a lesser extent to upgrade sales to existing customers.

The $0.9 million increase in license revenue resulted from a $1.3 million increase in sales of our FaxMaker, GFI Languard and Mail Archiver products, offset by a $0.4 million decrease in sales of our Events Manager and Mail Essentials products.

Cost of sales and gross profit

	Year ended December 31,
	2011		2010		Period to period change
(in thousands, except percentages)		% of revenue		% of revenue
	Amount		Amount		Amount	Percentage

Cost of sales:
Web-based services, maintenance and subscription	$10,316	11%	$8,170	12%	$2,146	26%
Licenses	2,120	2%	1,356	2%	764	56%
Amortization of acquired software and patents	1,275	1%	1,456	2%	(181)	-12%

Total cost of sales	$13,711	15%	$10,982	16%	$2,729	25%

Gross profit	$78,286	85%	$55,756	84%	$22,530	40%

Cost of sales was $13.7 million in 2011 compared to $11.0 million in 2010, an increase of $2.7 million, or 25%. This increase was driven primarily by our increase in revenue in 2011. The $0.8 million increase in our cost of licenses represented license-related costs for licenses associated with our IT Infrastructure operating segment, assuming such operating segment had been in existence at such time. $1.2 million of the $2.1 million increase in costs of web-based services, maintenance and subscription revenue was related to the increase in revenue generated by the growth in sales of our TeamViewer product. The remaining $0.9 million increase was primarily due to an increase in costs related to growing sales in our GFI MAX business and a $0.3 million increase in share-based compensation expense. Amortization of acquired software and patents decreased by $0.2 million, or 12%, due to less amortization associated with certain assets being fully amortized during 2010.

Overall gross profit as a percentage of revenue, or gross margin, increased to 85% in 2011, from 84% in 2010. The slight improvement in gross margin related primarily to slight improvements in the gross margins in our Collaboration and GFI MAX operating segments, partially offset by a decrease in gross margin in our IT Infrastructure operating segment.

Operating expenses

	Year ended December 31,
	2011		2010		Period to period change
(in thousands, except percentages)		% of revenue		% of revenue
	Amount		Amount		Amount	Percentage

Research and development	$16,037	17%	$9,159	14%	$6,878	75%
Sales and marketing	39,707	43%	25,239	38%	14,468	57%
General and administrative	26,227	29%	12,594	19%	13,633	108%
Depreciation, amortization and impairment	19,583	21%	16,868	25%	2,715	16%

Total operating expenses	$101,554	110%	$63,860	96%	$37,694	59%

Research and development.    Research and development expenses increased by $6.8 million, or 75%, to $16.0 million in 2011, from $9.2 million in 2010, due primarily to our investment in and expansion of our development organization worldwide in order to expand and enhance our product offerings. During 2011, we added a scalable web-conferencing and presentation mode to our TeamViewer product, released significant upgrades to our IT infrastructure products, launched new features on our GFI MAX platform, introduced selected products in additional languages, opened a new office in Edinburgh, Scotland (where we initiated development of our GFI Cloud application for end-users) and Stuttgart, Germany, and added an additional research and development team with our acquisition of Monitis. The related development expenditures made in 2011 resulted in the launch of several new products in 2012, including new SaaS products. In 2011 our headcount in research and development increased by 54, from 107 at December 31, 2010 to 161 at December 31, 2011.

Sales and marketing.    Sales and marketing expenses increased by $14.5 million, or 57%, to $39.7 million in 2011, from $25.2 million in 2010. $6.3 million of the increased expense related to spending on marketing programs. Our expenditures on marketing programs worldwide included focused online marketing campaigns to drive prospective customers to our websites through banner advertising and search engines, channel recruitment programs, test marketing and public relations for acquired products, as well as targeted expansion of existing products into new markets plus costs incurred to relaunch our website and invest in a lead nurturing system. The remaining $8.2 million increase excludes marketing programs and was mainly attributable to the increase in our worldwide sales and marketing personnel between 2010 and 2011 from 144 employees as of December 31, 2010 to 200 employees as of December 31, 2011.

General and administrative.    General and administrative expenses increased by $13.6 million, or 108%, to $26.2 million in 2011, from $12.6 million in 2010. During 2011, we incurred a $9.7 million increase in costs associated with our readiness to become a public company, which are primarily reflective of audit-related costs for multiple years. The remaining $3.9 million of the increase primarily related to investment in key hires and other staffing to support a public company. In 2011, our worldwide general and administrative personnel increased from 46 at December 31, 2010 to 73 at December 31, 2011.

Depreciation, amortization and impairment.    Depreciation, amortization and impairment increased by $2.7 million, or 16%, to $19.6 million in 2011, from $16.9 million in 2010. The $2.7 million increase in expense was comprised of a $1.0 million increase in amortization of assets acquired in connection with our acquisition of TeamViewer and $1.4 million related to the impairment of certain acquired software.

Non-operating expenses and income

	Year ended December 31,
	2011		2010		Period to period change
(in thousands, except percentages)		% of revenue		% of revenue
	Amount		Amount		Amount	Percentage

Non-Operating income/(expense)
Gain on disposals	$95	0%	$—	0%	$95	n/a
Exchange fluctuations	(3,079)	(3%)	(3,620)	(5%)	541	(15%)
Finance revenue	82	0%	94	0%	(12)	(13%)
Finance costs	(10,200)	(11%)	(16,577)	(25%)	6,377	(38%)

Net non-operating expenses	$(13,102)	(14%)	$(20,103)	(30%)	$7,001	(35%)

Net non-operating expenses decreased by $7.0 million, or 35%, to $13.1 million in 2011, from $20.1 million in 2010. This decrease in net expense was primarily related to the $6.4 million reduction in interest expense primarily related to our exit of convertible preferred equity certificates by means of conversion into ordinary shares, and by the $0.5 million net decrease in losses associated with fluctuations in foreign exchange rates.

Income tax

	Year ended December 31,
	2011		2010		Period to period change
		% of revenue		% of revenue
(in thousands, except percentages)	Amount		Amount		Amount	Percentage

Tax benefit	$3,893	4%	$5,146	8%	$(1,253)	(24%)

Our tax benefit decreased by $1.2 million, or 24%, to $3.9 million in 2011, from $5.1 million in 2010. This decrease in tax benefit was largely the result of a change in the mix of income and losses across the various jurisdictions in which we operate and the derecognition of deferred tax assets relating to net operating loss carryforwards, primarily in Luxembourg.

 Quarterly results of operations

The following table presents our unaudited condensed consolidated quarterly operating results from continuing operations for the six quarters in the period from January 1, 2012 to June 30, 2013 as well as our unaudited consolidated balance sheet data as of March 31, 2012, June 30, 2012, September 30, 2012, December 31, 2012, March 31, 2013 and June 30, 2013. We also present other financial and operations data, and a reconciliation of revenue from continuing operations to Billings, net cash flows from operating activities from continuing operations to Unlevered Free Cash Flow and (loss) profit from continuing operations to Adjusted EBITDA, for the same periods. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated quarterly financial information for the quarters presented below on the same basis as our audited consolidated financial statements. The unaudited condensed consolidated financial information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations for the quarters presented. The historical quarterly results presented below are not necessarily indicative of the results that may be expected for any future quarters or periods.

	Three months ended
Consolidated income statement data: (unaudited, in thousands)	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013

Revenue	$26,372	$28,300	$30,433	$33,323	$34,862	$38,194
Cost of sales	4,490	4,497	4,881	5,749	6,235	6,029

Gross profit	21,882	23,803	25,552	27,574	28,627	32,165
Operating costs:
Research and development	4,525	4,489	4,542	6,003	5,712	6,522
Sales and marketing	11,446	10,885	10,628	10,593	11,925	12,720
General and administrative	7,448	7,869	6,994	7,161	8,494	8,243
Depreciation, amortization and impairment	4,302	4,315	1,782	673	729	845

Total operating costs	27,721	27,558	23,946	24,430	26,860	28,330
Operating (loss) profit from continuing operations	$(5,839)	$(3,755)	$1,606	$3,144	$1,767	3,835

Comprehensive (loss) income from continuing operations	$(10,879)	$(5,579)	$(5,359)	$(5,803)	$(5,434)	(5,166)

	Three months ended
Consolidated income statement data: (unaudited, in thousands)	March 31, 2012		June 30, 2012		September 30, 2012		December 31, 2012		March 31, 2013		June 30, 2013

Revenue	100.0%		100.0%		100.0%		100.0%		100.0%		100.0%
Cost of sales	17.0%		15.9%		16.0%		17.3%		17.9%		15.8%

Gross profit	83.0%		84.1%		84.0%		82.7%		82.1%		84.2%
Operating costs:
Research and development	17.2%		15.9%		14.9%		18.0%		16.4%		17.1%
Sales and marketing	43.4%		38.5%		34.9%		31.8%		34.2%		33.3%
General and administrative	28.2%		27.8%		23.0%		21.5%		24.4%		21.6%
Depreciation and amortization	16.3%		15.2%		5.9%		2.0%		2.1%		2.2%

Total operating costs	105.1%		97.4%		78.7%		73.3%		77.0%		74.2%
Operating (loss) profit from continuing operations	(22.1%	)	(13.3%	)	5.3%		9.4%		5.1%		(10.0%	)

Comprehensive (loss) income from continuing operations	(41.3%	)	(19.7%	)	(17.6%	)	(17.4%	)	(15.6%	)	(13.5%	)

	As of
Consolidated balance sheet data: (unaudited, in thousands)	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013

Cash at bank and in hand	$21,053	$9,170	$12,076	$15,487	$14,772	$11,511
Total assets	377,987	355,049	369,869	395,969	364,854	405,845
Working capital	(103,305)	(103,713)	(113,853)	(114,837)	(101,091)	(107,841)
Deferred revenue, including long-term portion(2)	216,877	221,172	238,712	232,082	238,832	250,716
Interest-bearing loans and borrowings	205,605	198,438	202,227	199,312	189,386	210,757
Total liabilities	467,545	449,935	471,908	505,660	460,315	503,391
Issued capital	1,550	517	517	517	517	517
Total equity (deficit)	(89,558)	(94,886)	(102,039)	(109,691)	(95,461)	(97,546)

	Three months ended
(in thousands)	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013

Supplemental financial metrics:
Billings(1)	$45,605	$41,241	$41,592	$58,863	$48,623	46,908
Unlevered free cash flow(1)	19,520	(2,202)	8,632	17,894	16,655	8,349
Adjusted EBITDA(1)	20,302	14,062	16,380	31,139	20,092	16,831

	Three months ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013

Reconciliation of revenue from continuing operations to Billings:
Revenue	$26,372	$28,300	$30,433	$33,323	$34,862	38,194
Change in deferred revenue	19,233	12,941	11,159	25,540	13,761	8,714

Billings(1)	$45,605	$41,241	$41,592	$58,863	$48,623	46,908

Reconciliation of net cash flows from operating activities from continuing operations to Unlevered Free Cash Flow
Net cash flows from operating activities from continuing operations	$20,242	$(1,640)	$9,097	$18,502	$17,228	9,283
Capital expenditures, net of proceeds from sales of property and equipment	(722)	(562)	(465)	(608)	(573)	(934)

Unlevered Free Cash Flow(1)	$19,520	$(2,202)	$8,632	$17,894	$16,655	8,349

Reconciliation of loss from continuing operations to Adjusted EBITDA
Loss from continuing operations	$(5,893)	$(15,694)	$(1,534)	$(968)	$(11,546)	(1,869)
Tax (benefit)/expense	(855)	(362)	1,415	1,942	6,316	3,535
Finance costs	4,880	4,612	4,390	5,109	4,085	3,894
Finance revenue	(19)	(21)	(9)	(26)	(7)	(433)
Unrealized exchange fluctuations	(4,028)	6,959	(3,011)	(3,201)	3,288	(1,493)
Depreciation, amortization and impairment	4,677	4,689	2,377	973	1,023	1,283
Share-based compensation	2,307	938	1,593	1,770	3,172	3,200
Change in deferred revenue	19,233	12,941	11,159	25,540	13,761	8,714

Adjusted EBITDA(1)	$20,302	$14,062	$16,380	$31,139	$20,092	16,831

(1)    See "Selected consolidated financial and other data—Supplemental information" for how we define and calculate Billings, Unlevered Free Cash Flow and Adjusted EBITDA and a discussion about the limitations of these non-IFRS financial measures.

(2)    Includes $34,391, $35,609, $37,752, $-0-, $-0- and $-0- of deferred revenue associated with our security business unit as of March 31, 2012, June 30, 2012, September 30, 2012, December 31, 2012, March 31, 2013 and June 30, 2013, respectively. The deferred revenue associated with our security business unit was included in liabilities from discontinued operations on our consolidated statement of financial position as of December 31, 2012. The sale of our security business unit was completed on March 31, 2013.

While our revenue has increased in each of the quarters presented, our Billings have experienced some volatility due to seasonal fluctuations in demand for our products. We expect that in the future our business will continue to experience some degree of seasonality with sequential increases in Billings during the fourth quarter as a result of our practice of releasing major upgrades and new versions of our products in the fourth quarter.

 Liquidity and capital resources

Overview

Historically, our primary source of liquidity has been cash generated from operations. Distributions to our continuing shareholders have been financed primarily by bank loans while acquisitions have generally been financed by equity offerings to existing shareholders and by bank loans and other borrowings. As of June 30, 2013, we had cash totaling $11.5 million and we owed a principal balance of $217.5 million under interest bearing loans and borrowings, including $200.5 million of borrowings under our senior secured credit facility and $17.0 million of subordinated notes due to certain of our shareholders.

We believe that our existing cash and cash equivalents, together with our expected cash flows from operations, will be sufficient to meet our anticipated cash requirements for working capital, capital expenditures, and contractual obligations and commitments, including our debt service requirements, for at least the next 12 months. We estimate our capital expenditures for 2013 to be approximately $5.0 million, primarily comprised of purchases of leasehold improvements and equipment driven largely by requirements to outfit our expanding workforce. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our sales and marketing activities, the timing and extent of spending to support product development efforts and expansion into new territories, the timing of introductions of new software products and enhancements to existing software products, and the continuing market acceptance of our software solutions. Accordingly, we will continue to seek new sources of debt and equity financing, including funds generated through this offering, to expand our cash balances, financial resources and available credit to ensure our ability to meet commitments and to fund our operational plans. Additionally, to the extent we engage in future acquisitions, these transactions may be funded by further debt and equity financings.

We will also incur costs as a public company that we have not previously incurred, including, but not limited to, increased insurance premiums, including directors and officers insurance, investor relations fees, expenses for compliance with the Sarbanes-Oxley Act of 2002 and rules implemented by the SEC and the stock exchange on which our common shares will be listed, and various other costs.

Indebtedness

2011 Senior secured credit facility

In September 2011, the registrant, TV GFI (as borrower) and certain direct and indirect subsidiaries of the registrant entered into a five-year senior secured credit facility with a syndicate of lenders led by JPMorgan Chase Bank, N.A., as administrative agent, pursuant to which we obtained the following loans and commitments: dollar and euro tranche term loans in principal amounts of $154.2 million and €30.0 million ($40.8 million), respectively, and, available for future borrowings, revolving loans, swingline loans and letters of credit in an aggregate principal amount not to exceed $10.0 million at any one time, and an incremental term facility of $15.0 million. Amounts borrowed under the term loans that are repaid may not be reborrowed. The revolving and swingline loans may be repaid and reborrowed. All dollar borrowings (other than swingline loans) bear interest, at our election, at the alternate base rate plus 4.25% per annum or adjusted LIBOR for one-, two-, three-, six-, or, if agreed to by all relevant lenders, nine- or twelve-month interest periods, plus 5.25% per annum, respectively. All borrowings in euros bear interest by reference to adjusted LIBOR, and all swingline borrowings bear interest by reference to the alternate base rate. LIBOR is determined by reference to the London inter-bank rate for deposits in the applicable currency with comparable interest periods. Adjusted LIBOR includes: (i) with respect to borrowings denominated in dollars, statutory reserves; and (ii) with respect to borrowings denominated in euros, the mandatory cost rate. Adjusted LIBOR is deemed to be not less than 1.25%. The alternate base rate is the greatest of (a) the JPMorgan Chase Bank, N.A. prime rate; (b) the weighted average of rates on overnight U.S. federal funds as published by the Federal Reserve Bank of New York plus one-half of 1%; and (c) adjusted LIBOR for a deposit in dollars with a one-month interest period plus 1%. The alternate base rate is deemed to be not less than 2.25%.

All proceeds from the issuance of the term loans were used for the payment of fees and expenses in connection with our senior secured credit facility and the repayment of principal and interest under our previous credit facility, as well as certain distributions to the holders of our preferred equity then in existence. Any future proceeds received from borrowings under the revolving credit facility, swingline loans and letters of credit must be used for working capital and other obligations incurred in the ordinary course of business. All borrowings under our senior secured credit facility are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

All of our obligations under our senior secured credit facility are guaranteed by certain of our existing and subsequently acquired or organized wholly owned subsidiaries (subject to certain limitations under the applicable law governing certain subsidiaries). All of our obligations under our senior secured credit facility are secured by substantially all of our assets and certain of our wholly owned subsidiaries (subject to certain exceptions), including, but not limited to: (i) a first-priority pledge of all of the capital stock held by us or any other wholly owned subsidiary providing security for the facility; and (ii) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of us and certain of our wholly owned existing or subsequently acquired subsidiaries (including but not limited to accounts, inventory, intellectual property, certain real property, cash and proceeds of the foregoing).

Under the terms of our senior secured credit facility, we are required to comply with a variety of affirmative, negative and financial covenants, including a leverage ratio and a fixed charge coverage ratio. The leverage ratio is the ratio of consolidated indebtedness for the registrant, TV GFI and our other subsidiaries as of such date to our consolidated EBITDA (as defined in our senior secured credit facility) for the period for four consecutive fiscal quarters most recently ended on or prior to such date. The leverage ratio for the following periods may not exceed the following limit:

Period	Leverage ratio

December 31, 2011 to but excluding June 30, 2012	3.75 to 1.00
June 30, 2012 to but excluding September 30, 2012	3.50 to 1.00
September 30, 2012 to but excluding December 31, 2012	3.25 to 1.00
On and after December 31, 2012	3.00 to 1.00

The fixed charge coverage ratio is the ratio of our consolidated EBITDA less capital expenditures to consolidated fixed charges, in each case for any period of four consecutive fiscal quarters. For the purpose of calculating the fixed charge coverage ratio, if TV GFI, as borrower, or any direct or indirect subsidiary of the registrant incurs, assumes, guarantees, makes any voluntary or mandatory prepayment, repurchases or otherwise voluntarily discharges indebtedness during the period of four consecutive fiscal quarters, then the fixed charge coverage ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, prepayment, repurchase or discharge as if it occurred on the first day of the applicable four consecutive fiscal quarter period. The fixed charge coverage ratio for any period of four consecutive quarters may not be less than the following:

Period	Fixed charge ratio

March 31, 2012 to but excluding September 30, 2012	1.10 to 1.00
September 30, 2012 to but excluding March 31, 2013	1.50 to 1.00
March 31, 2013 to but excluding September 30, 2013	1.75 to 1.00
On and after September 30, 2013	2.00 to 1.00

Our senior secured credit facility contains certain customary negative covenants, including limitations on debt, guarantees and hedging arrangements, limitations on liens and sale-leaseback transactions, limitations on changes in business conducted by us and our subsidiaries, limitations on loans, investments, advances, guarantees and acquisitions, limitations on asset sales, limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments, limitations on prepayments, redemptions and repurchase of other debt, limitations on transactions with affiliates, limitations on restrictions on the ability of subsidiaries to incur liens and to pay dividends and make distributions and a negative covenant which restricts our ability and that of our subsidiaries to amend material agreements or the organizational documents of the registrant or any of our subsidiaries in any manner materially adverse to the lenders under our senior secured credit facility.

Our senior secured credit facility also contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, defaults for material breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain other material indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failures of any guaranty or lien on a material amount of collateral supporting our senior secured credit facility to be in full force and effect, and changes of control. If an event of default occurs, the lenders under our senior secured credit facility are entitled to take various actions, including acceleration of amounts due and all actions permitted to be taken by a secured creditor.

In December 2011, we obtained a waiver of default from JPMorgan Chase Bank, N.A. and the required lenders arising from our failure to deliver our 2010 consolidated audited financial statements to the administrative agent within 45 days after September 14, 2011. In September 2012 we entered into an amendment to the terms of the senior secured credit facility pursuant to which: (i) the definition of consolidated fixed charges was amended to exclude the aggregate amount of income taxes paid by us; and (ii) the fixed charge coverage ratio covenant levels were revised as more fully set forth above and in February 2013 we entered into another amendment pursuant to which, among other things, our applicable interest rate margins were reduced as more fully set forth above. In May 2013, we entered into another amendment pursuant to which we increased our borrowings under the dollar and euro tranche term loans by $22 million and $8 million, respectively, and increased our borrowing capacity under the revolving credit facility by $10 million. The incremental borrowings were used to complete our funding of the May 2013 acquisition of IASO and are subject to the same terms and conditions as set forth above. As of the date of this prospectus, we are in compliance with all covenants under the senior secured credit facility.

2011 Subordinated convertible promissory notes

In November 2011 we issued nine convertible subordinated promissory notes in the aggregate principal amount of approximately €13.1 million ($17.7 million) to parties that held our then-existing class B preferred shares. We did not receive any cash proceeds from the issuance of the convertible subordinated promissory notes, which were issued in connection with the second of two cash distributions to these shareholders and as part of a series of transactions whereby all of our outstanding class B preferred shares were converted into an equivalent number of class A common shares. See "Related party transactions" for further discussion of the transactions surrounding the issuance of our convertible subordinated promissory notes.

The convertible subordinated promissory notes are subordinate to our obligations under our senior secured credit facility and mature 190 days after the settlement of our obligations under our senior secured credit facility and bear interest at a rate that is tied to the quarterly average rate payable on our senior secured credit facility as described above.

Other indebtedness

In connection with our 2009 acquisition of HoundDog, we issued to the sellers of HoundDog subordinated promissory notes in an aggregate principal amount of $5.0 million. In June 2011, we fully repaid these notes.

Cash at bank and in hand

Our cash at bank and in hand at June 30, 2013 was held for working capital purposes and consisted of cash at banks and in hand and short-term, highly liquid investments readily convertible to known amounts of cash with an original maturity date of three months or less. We do not enter into investments for trading or speculative purposes and as such we do not believe that our cash and cash equivalents are subject to significant risk of changes in value.

Much of our cash is generated by payments received from customers in advance of revenue being recognized. Under applicable accounting standards, a substantial portion of the revenue associated with our web-based services, maintenance and subscription offerings is recognized in periods subsequent to the period in which the cash is received. This has led to a deferred revenue balance of $117.7 million, $190.2 million and $232.1 million as of December 31, 2010, 2011 and 2012, respectively, and $250.7 million as of June 30, 2013, and a correspondingly large influx of cash over the years relative to revenue earned.

Cash flows

The following table shows our cash flows from operating activities, investing activities and financing activities for the stated periods:

	Year ended December 31,			Six months ended June 30,
(in thousands)	2010	2011	2012	2012	2013

				(unaudited)
Net cash provided by operating activities	$54,975	$59,854	$43,229	$17,369	$27,930
Net cash used in investing activities	(15,995)	(9,657)	(10,637)	(1,774)	(40,106)
Net cash (used in) provided by financing activities	(25,296)	(56,208)	(32,157)	(22,581)	6,861

Net increase (decrease) in cash	13,684	(6,011)	435	(6,986)	(5,315)
Effect of foreign exchange rate changes on cash	(32)	(184)	141	(366)	(274)
Cash at bank and in hand, beginning of period	9,067	22,719	16,524	16,524	17,100

Cash at bank and in hand, end of period	$22,719	$16,524	$17,100	$9,172	$11,511

Cash provided by operating activities

Operating activities provided $27.9 million of net cash in the six months ended June 30, 2013. Net cash inflows from operating activities resulted primarily from net changes in working capital of $24.7 million, which was driven most notably by an increase in deferred revenue of $22.5 million primarily attributable to our Collaboration operating segment. The pretax profit of $6.9 million included a loss of $3.6 million from continuing operations and a loss of $0.1 million from discontinued operations, and was offset by the $10.5 million gain on the sale of discontinued operations. We recorded $18.3 million in non-cash and non-operating adjustments, which included amortization and depreciation of $2.3 million; non-operating net finance costs of $7.5 million, share-based compensation expense of $6.4 million, unrealized exchange differences of $1.8 million, and various other net non-cash adjustments totaling $0.3 million. Net operating cash was also decreased by income tax payments, net of recoveries, of $13.0 million, which were partially offset by $1.4 million of net cash inflows from discontinued operations.

Operating activities provided $17.4 million of net cash in the six months ended June 30, 2012. Net cash inflows from operating activities resulted primarily from net changes in working capital of $35.2 million, which was driven most notably by an increase in deferred revenue of $32.2 million primarily attributable to our Collaboration operating segment. The loss before taxation of $30.0 million included $22.8 million from continuing operations and $7.2 million from discontinued operations. The loss before taxation was offset by $25.1 million in non-cash and non-operating adjustments, which included amortization and depreciation of $9.4 million; non-operating net finance costs of $9.5 million, share-based compensation expense of $3.2 million, offset by unrealized exchange gains of $2.9 million, and various other net non-cash adjustments totaling $0.1 million. Net operating cash was also decreased by income tax payments, net of recoveries, of $18.9 million and $1.2 million of net cash outflows associated with our discontinued operations.

Operating activities provided $43.2 million of net cash in the year ended December 31, 2012. Net cash inflows from operating activities resulted primarily from net changes in working capital of $64.5 million, which was driven most notably by an increase in deferred revenue of $68.9 million primarily attributable to our Collaboration operating segment. The loss before taxation of $35.9 million included $21.9 million from continuing operations and $14.0 million from discontinued operations. The loss before taxation was offset by $35.2 million in non-cash and non-operating adjustments, which included amortization and depreciation of $12.7 million; non-operating net finance costs of $18.9 million, share-based compensation expense of $6.6 million, unrealized exchange gains of $3.3 million, and various other net non-cash adjustments totaling $0.3 million. Net operating cash was also decreased by income tax payments, net of recoveries, of $31.6 million and $3.0 million of net cash outflows associated with our discontinued operations.

Operating activities provided $59.9 million of net cash in 2011. Net cash inflows from operating activities resulted primarily from net changes in working capital of $75.9 million, which was driven most notably by an increase in deferred revenue of $71.9 million primarily attributable to our Collaboration operating segment, assuming such operating segment had been in existence during such time. The loss before taxation of $55.3 million includes $36.4 million from continuing operations and $18.9 million from discontinued operations. The loss before taxation was offset by $42.7 million in non-cash and non-operating adjustments which included amortization and depreciation and impairment of $20.9 million; non-operating net finance costs of $10.1 million; share-based compensation expense of $8.2 million; unrealized exchange losses of $3.3 million; and various other net non-cash adjustments totaling $0.2 million. Net operating cash was also decreased by income tax payments of $21.9 million and $0.6 million of net cash outflows associated with our discontinued operations.

Operating activities provided $55.0 million of net cash in 2010. Net cash inflows from operating activities resulted primarily from net changes in working capital of $51.5 million, which was driven most notably by an increase in deferred revenue of $50.9 million primarily due to our Collaboration operating segment, assuming such operating segment had been in existence during such time. The loss before taxation of $35.8 million was offset by $38.7 million in non-cash and non-operating adjustments which included amortization and depreciation of $18.3 million, non-operating net finance costs of $16.5 million, unrealized exchange losses of $3.0 million, and various other net non-cash adjustments totaling $0.2 million. Net operating cash was also reduced by income tax payments, net recoveries, of $8.1 million, and offset by $1.0 million of net cash inflows associated with our discontinued operations.

Cash used in investing activities

Cash used in investing activities for the six months ended June 30, 2013 was $40.1 million, consisting primarily of $32.5 million for the acquisition of a business, $0.5 million for the purchase of intangible assets, $5.5 million related to the disposal of discontinued operations, and $1.5 million for the purchase of property, plant and equipment. These cash outflows were slightly offset by proceeds of $0.4 million of interest received on loans to related parties. We recorded an additional $0.5 million of net cash outflows associated with our discontinued operations.

Cash used in investing activities for the six months ended June 30, 2012 was $1.8 million, consisting of $1.3 million for the purchase of property, plant and equipment and $0.5 million associated with our discontinued operations.

Net cash used in investing activities was $10.6 million, $9.7 million and $16.0 million for the years ended December 31, 2012, 2011 and 2010, respectively. Our primary activity in 2012, 2011 and 2010 related to investing in strategic acquisitions and capital expenditures related to property, plant, equipment and intangible assets, as we continued to expand our infrastructure and workforce.

Cash used in investing activities for the year ended December 31, 2012 was $10.6 million, consisting primarily of a $4.0 million investment in associate, a $2.6 million payment to purchase an offer right, $2.4 million for the purchase of property, plant and equipment and $0.3 million for the purchase of certain intangible assets. We recorded an additional $1.4 million of net cash outflows associated with our discontinued operations.

Cash used in investing activities for the year ended December 31, 2011 included $4.5 million for acquisitions of investments in subsidiaries, including $3.5 million for the Monitis acquisition to deepen our investment in cloud-based technologies and $1.0 million representing deferred consideration owed in connection with the 2009 acquisition of Katharion. Cash used in investing activities also included $3.3 million related to the purchase of property, plant and equipment. These investment outflows were partially offset by proceeds of $0.2 million from the disposal of two product lines. We recorded an additional $2.0 million of net cash outflows associated with our discontinued operations.

Cash used in investing activities for the year ended December 31, 2010 included $19.1 million for acquisitions of investments in subsidiaries and $1.2 million related to the purchase of property, plant and equipment, plus certain intangible assets. These investment outflows were partially offset by proceeds of $4.3 million associated with our discontinued operations.

We have made capital expenditures primarily for computer equipment, computer software and office expansion. Our capital expenditures totaled $1.2 million in 2010, $3.3 million in 2011 and $2.4 million in 2012. As of June 30, 2013, we did not have any significant capital commitments.

Cash provided by (used in) financing activities

Net cash provided by financing activities for the six months ended June 30, 2013 totalled $6.9 million and included proceeds from bank borrowings of $30.5 million partially offset by outflows of $16.6 million for repayments of borrowings and $6.9 million paid for interest.

Net cash provided by financing activities for the six months ended June 30, 2012 was $22.6 million, and included outflows of $14.6 million for repayments of borrowing and $8.1 million paid for interest. These cash outflows were slightly offset by $0.2 million of proceeds from the issuance of share capital.

Net cash used in financing activities was $32.2 million, $56.2 million and $25.3 million for the years ended December 31, 2012, 2011 and 2010, respectively. Equity issuances and bank borrowings have provided a source of financing in all three years, which have been offset by repayments of borrowings, share repurchases and interest paid on borrowings.

Net cash used in financing activities for the year ended December 31, 2012 included outflows of $24.3 million for repayments of borrowings and $15.7 million paid for interest. Cash outflows were offset by $7.5 million of proceeds from borrowings and $0.4 million in proceeds from the issuance of share capital.

Net cash used in financing activities for the year ended December 31, 2011 included outflows of $157.2 million for the repurchase of our class B preferred shares, $92.0 million for repayments of borrowings and $11.5 million paid for interest. Cash outflows have been substantially offset by $204.4 million in proceeds from bank borrowings.

Net cash used in financing activities for the year ended December 31, 2010 included outflows of $51.8 million for interest and repayments on borrowings which were partially offset by inflows of $6.2 million from equity issuances and $20.3 million of proceeds from bank borrowings.

Allocations to legal reserve

As discussed under "Dividend policy" elsewhere in this prospectus, under Luxembourg law, at least 5% of the annual net profits of the registrant and TV GFI (each on a stand-alone basis) must be allocated to the creation of a legal reserve by each company until such reserve has reached an amount equal to 10% of each company's issued share capital. The legal reserve is not available for distribution to shareholders. Under this law, we are required to establish these reserves for net profits earned a year in arrears. Calculation of the amount allocable to the legal reserve is completed on the basis of Luxembourg generally accepted accounting principles, or "Luxembourg GAAP," based on each company's Luxembourg statutory accounts. Because both companies incurred a net loss in the year ended December 31, 2010 and 2012, no transfers to the legal reserves were necessary as of December 31, 2011 nor will they be necessary in 2013. However, the registrant earned a net profit in 2011; accordingly, we established a reserve in 2012 equal to 10% of that company's issued share capital, or €110,625 ($135,776). TV GFI incurred a net loss in the year ended December 31, 2011; therefore, no reserve was established.

Contractual obligations and commitments

We generally do not enter into long-term minimum purchase commitments. Our principal commitments, in addition to those related to our long-term debt discussed below, consist of obligations under facility leases for office space.

The following table summarizes our outstanding contractual obligations as of December 31, 2012:

	Payments due by period as of December 31, 2012
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Long-term debt obligations(1)	$203,195	$31,536	$67,877	$103,782	$—
Interest payments(1)(2)	44,779	13,160	22,622	8,997	—
Operating lease obligations	3,270	1,080	1,707	421	62
Other payables	905	905	—	—	—
Purchase obligations	2,540	2,255	285	—	—

	$254,689	$48,936	$92,491	$113,200	$62

(1)    A portion of our long-term debt obligations, totaling $50.8 million and related interest payments as of December 31, 2012, is denominated in euros. For purposes of this disclosure, we have calculated our future debt payment obligations using the spot rate for December 31, 2012, or €1.00 = $1.3218. Actual future payments may differ from these estimates.

(2)    The interest payable on our senior secured credit facility and our convertible subordinated promissory notes is subject to variable rates. For purposes of this disclosure, we calculated our future interest payment obligations using the interest rate in effect as of December 31, 2012, or 6.5%. Actual future payments may differ from these estimates.

Off-balance sheet arrangements

Several of our subsidiaries have entered into operating leases for office facilities, computer hardware and certain other equipment. These arrangements are sometimes referred to as a form of off-balance sheet financing. Rental expenses under these operating leases are set forth above under "—Contractual obligations and commitments." We do not have other forms of material off-balance sheet arrangements that would require disclosure other than those already disclosed.

Critical accounting policies and estimates

We prepare our consolidated financial statements in accordance with IFRS as issued by the International Accounting Standards Board, which requires us to make judgments, estimates and assumptions. We continually evaluate these judgments, estimates and assumptions based on the most recently available information, our own historical experience and various other factors that we believe to be reasonable under the relevant circumstances. Because the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations.

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, or if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact our consolidated financial statements. We believe the following to be critical accounting policies because they are important to the portrayal of our financial condition or results of operations and require critical management estimates and judgments about matters that are uncertain:

•
share-based compensation;
•
revenue recognition;
•
fair value of other intangible assets;
•
other intangible assets with indefinite useful life;
•
impairment of goodwill and other intangible assets;
•
fair value of deferred revenue acquired in business combinations;
•
fair value measurement of contingent consideration;

•
fair value of interest bearing loans and borrowings;
•
fair value of our convertible subordinated promissory notes;
•
fair value of our convertible preferred equity certificates;
•
deferred income taxes; and
•
uncertain tax positions.

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Share-based compensation

Share-based compensation includes grants of options to purchase common shares and grants of restricted share units. Currently, we maintain one share incentive plan pursuant to which we may grant options to purchase our common shares, restricted share units, and other share-based awards to our employees, directors, officers and prospective employees. We refer to this plan as the "2011 Plan." The 2011 Plan was adopted in March 2011 and subsequently amended and restated on June 16, 2011, September 29, 2011 and February 7, 2012 to reflect increases in the number of shares available under the 2011 Plan and a change in our name. The 2011 Plan was further amended and restated on March 28, 2013 to reflect the conversion of our legal form from a Luxembourg limited liability company into a Luxembourg joint stock corporation (effective October 24, 2012), the share merger on November 14, 2012, an increase in the number of shares available under the 2011 Plan and to authorize the grant of other share-based awards under the 2011 Plan in addition to share options. Prior to the adoption of the 2011 Plan, we did not maintain any equity incentive plans; as a result, we did not grant any share options or other share-based awards during 2009 and 2010 (although share options were granted in 2009 with respect to GFI Holdings, as discussed below). Share options and restricted share units granted by us under the 2011 Plan since its inception are set forth in further detail below under "—Valuations under the 2011 Plan."

In addition, GFI Software Holdings Ltd., or "GFI Holdings," a shareholder of the registrant, also maintains equity incentive plans pursuant to which certain of our employees, directors and officers hold equity incentive grants, including share option grants and grants of restricted stock, relating to equity of GFI Holdings. We refer to these equity incentive plans as the "GFI Holdings Plans." For further discussion of the 2011 Plan and the GFI Holdings Plans, see "Management—Equity incentive plans" below.

We measure the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date on which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model, including the expected life of the award, volatility and dividend yield, and making certain assumptions about the award. We describe the assumptions and models that we use to estimate the fair value for share-based payment transactions in our financial statements included with this prospectus.

Our share-based compensation expense is as follows:

	Year ended December 31,			Six months ended June 30,
(in thousands)	2010	2011	2012	2012	2013

				(unaudited)
Cost of sales	$34	$304	$110	$153	$115
Research and development	63	911	752	323	978
Sales and marketing	348	1,594	1,348	1,058	598
General and administrative	442	5,393	4,398	1,711	4,681
Net loss from discontinued operations	105	2,036	626	804	40

Total share-based compensation	$992	$10,238	$7,234	$4,049	$6,412

We use the Black-Scholes option pricing model to value the share option awards. The Black-Scholes option pricing model requires the input of subjective assumptions, including assumptions about the expected life of share-based payment awards and share price volatility. In addition, as a private company, one of the most subjective inputs into the Black-Scholes option pricing model is the estimated fair value of our common shares. As a private company, the share price does not have sufficient historical volatility for us to adequately assess the fair value of the share option grants. Therefore, for all share option grants, we use the same comparable public companies that are used in our market approach valuation model, which is discussed further below, as a basis for determining our expected volatility. We intend to continue to consistently apply this methodology of using comparable companies until a sufficient amount of historical information regarding the volatility of our own share price becomes available.

For periods prior to January 1, 2011, due to the absence of sufficient historical exercise behavior, the expected term for share option grants to employees is based on an analysis of the disclosed expected terms of options issued by those comparable public companies used in both our market approach valuation model as well as our volatility calculation. As of January 1, 2011, also due to the absence of sufficient historical exercise behavior, the expected term for share option grants to employees is based on the midpoint between the end of the vesting period and the expiration date which methodology is similar to the simplified method prescribed under Staff Accounting Bulletin Topic 14; Share-Based Payments. The risk-free interest rate is based on the United States Treasury yield curve as of the date of grant with a remaining term equal to the expected life of the grant. The assumptions used in calculating the fair value of the share-based payment awards represent management's best estimate and involve inherent uncertainties and the application of management's judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different in the future.

For the years ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2013, we calculated the fair value of share options granted under the GFI Holdings Plans using the Black-Scholes option pricing model with the following assumptions:

	Year ended December 31,			Six months ended June 30,
	2010*	2011	2012*	2013*

Volatility	—	24-44%	—	—
Expected term, in years	—	5.0-6.2	—	—
Dividend yield	—	0%	—	—
Risk-free interest rate	—	2.00%	—	—

*      During the years ended December 31, 2010 and 2012 and the six months ended June 30, 2013, no share options were granted under the GFI Holdings Plans.

For the years ended December 31, 2011 and 2012 and the six months ended June 30, 2013, we calculated the fair value of share options granted under the 2011 Plan using the Black-Scholes option pricing model with the following assumptions:

	Year ended December 31,		Six months ended June 30,
	2011	2012	2013

Volatility	35-44%	36-45%	42-44%
Expected term, in years	5.5-7.5	3.25-7.0	4.75-7.75
Dividend yield	0%	0%	0%
Risk-free interest rate	0.87-2.70%	0.31-1.44%	0.65-1.40%

In accordance with IFRS 2, Share-based Payment, or "IFRS 2," we recognize expense based on the share option grant's pre-defined vesting schedule over the requisite service period using the accelerated method for all employee share options. In addition to the assumptions used to calculate the fair value of the share options, we are required to estimate the expected forfeiture rate of all share-based awards and only recognize expense for those awards expected to vest. The estimation of the number of share awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period in which estimates are revised. We consider many factors when estimating expected forfeitures, including employee position, historical employee turnover data and an analysis of our historical and known forfeitures on existing awards. During the period in which the share options vest, we will record additional expense if the actual forfeiture rate is lower than the estimated forfeiture rate, and a recovery of expense if the actual forfeiture rate is higher than estimated.

Based upon an assumed initial public offering price of           per share, which is the estimated midpoint of the range listed on the cover page of this prospectus, the aggregate intrinsic value of our share options outstanding as of                                was $          million, of which $          million related to vested share options and $          million related to unvested share options.

Valuation of share options

We did not grant any share options during the year ended December 31, 2010. For all share option grants during the years ended December 31, 2011 and 2012 and the period beginning January 1, 2013 through September 13, 2013, the fair value of the common shares underlying the share option grants was determined by our Board, with the assistance of an unrelated third-party valuation firm. When establishing the fair value of common shares at each grant date, we utilized the guidance provided by the American Institute of Certified Public Accountants, or the "AICPA," in the AICPA Technical Practice Aid: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, which we refer to as the "AICPA Practice Aid."

For valuations performed and discussed below, our Board, with the assistance of an unrelated third-party valuation firm, used a combination of an income approach valuation model and a market approach valuation model in order to estimate the fair value of common shares underlying the share option grants under the GFI Holdings Plans and the 2011 Plan during this period. For each valuation discussed below, the results of these two valuation models were equally weighted. We believe both of these approaches are appropriate methodologies given our stage of development at the time of each valuation. The income approach valuation model utilized a discounted cash flow analysis of the projected cash flows as well as a residual value, which we then discounted to the present in order to arrive at our current equity value. The market approach valuation model utilized a combination of the guideline company method by analyzing a population of comparable companies and, for the February, May and July 2011 valuations, the comparable transaction method. We selected those technology companies that we considered to be the most comparable to us in terms of product offerings, revenue, margins, and growth. The selection of benchmarked companies requires us to make judgments as to the comparability of these companies to us. Several of the benchmarked companies are larger than us in terms of total revenue and assets and several of the companies, like us, are in the investment and growth stage and completed initial public offerings in recent years. The selection of benchmarked companies may change over time based on whether we believe the selected companies remain comparable to us. Based on these considerations, we believe that the companies we selected are a representative group for purposes of performing valuations. Under the market approach, we use these guideline companies to develop relevant market multiples and ratios, which are then applied to our corresponding financial metrics to estimate our equity value. In determining our equity value, we weighted the income approach and market approach equally.

In allocating the total equity value between our class B preferred shares in existence until November 2011, and our class A common shares, we considered the liquidation preference allocable to the class B preferred shares in determining valuations performed prior to the elimination of the preference on these shares. Additionally, each valuation during this period utilizes the option-pricing method for allocating the total equity value between class B preferred shares, class A common shares and share options. These valuations reflect discounts for lack of marketability between 2% and 25%, as discussed further below.

The significant input assumptions used in our valuation models are based on subjective future expectations combined with management's judgment, including market approach assumptions and income approach assumptions.

Market approach assumptions include:

•
our expected revenue, operating performance, and cash flows for the current and future years, determined as of the valuation date, based on our estimates;

•
multiples of market value to trailing and forecasted revenues and earnings, determined as of the valuation date, based on a group of comparable public companies and comparable transactions we identified; and

•
multiples of market value to expected future growth of revenue and earnings, determined as of the valuation date, based on the same group of comparable public companies.

Income approach assumptions include:

•
our expected revenue, operating performance, and cash flows, determined as of the valuation date based on our estimates;

•
a discount rate, which is applied to discretely forecasted future cash flows in order to calculate the present value of those cash flows; and

•
a terminal value multiple, which is applied to our last year of discretely forecasted cash flows to calculate the residual value of our future cash flows.

Valuations under the 2011 Plan

Below is a summary of share option grants and restricted share unit grants issued to employees under the 2011 Plan during the period beginning January 1, 2011 through September 13, 2013:

Grant date	Restricted share units granted	Options granted	Exercise option price per share	Fair value per share	Discount for lack of marketability

March 14, 2011	—	2,733,511	$12.84	$12.93	20%
June 16, 2011	—	721,831	$16.11	$16.14	15%
June 28, 2011	—	403,466	$16.11	$16.14	15%
July 18, 2011	—	33,333	$16.11	$16.14	15%
August 26, 2011	—	90,995	$16.98	$16.86	15%
September 6, 2011	—	21,666	$16.98	$16.86	15%
September 12, 2011	—	33,333	$16.98	$16.86	15%
September 24, 2011	—	69,326	$16.98	$16.86	15%
January 26, 2012	—	199,994	$17.34	$25.17	9%
March 1, 2012	—	33,333	$17.34	$25.17	9%
May 22, 2012	—	188,330	$30.00	$25.17	9%
June 4, 2012	—	3,333	$30.00	$25.17	9%
June 29, 2012	—	370,000	$25.17	$25.17	9%
September 12, 2012	—	149,995	$20.49	$20.49	7%
December 13, 2012	—	26,667	$21.42	$21.42	2%
March 28, 2013	770,000	9,999	$15.58	$15.58	15%
April 24, 2013	—	123,333	$15.58	$15.58	15%
September 13, 2013	100,000	267,000	$16.27	$16.27	5-25%

During 2011, 2012 and the first and third quarters of 2013, we performed contemporaneous valuations to estimate the fair value of our common shares with the assistance of an unrelated third-party valuation firm, except we concluded that the use of the valuation performed in April 2012 to account for the options granted in January and March 2012 represents a retrospective valuation for our determination of the fair value of our common shares on the grant date, as described in additional detail below. These valuations were then used to determine the fair value of the options and restricted share units granted at the various grant dates set forth in the table above. The significant input assumptions used in our valuation models during 2011, 2012 and 2013 are based on subjective future expectations combined with management judgment. The assumptions utilized in the market and income approaches are consistent with prior grant valuations as described above.

The estimated fair value of our common shares on February 28, 2011 was $12.93. The February 2011 income approach valuation model took into account our estimates of future cash flows which are primarily impacted by estimated revenue growth rates ranging from approximately 20% in the first three years to

7.5% in future years. These estimated cash flows are discounted using a weighted average cost of capital, or "WACC," of 17.5%, which was based on an analysis of comparable public companies as well as our own cost of capital. The comparable company valuation applied valuation multiples from comparable public companies and comparable transactions adjusted for size, margins and growth to our actual results in 2010 and forecasted results for the following three years. The following valuation multiples were evaluated: revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). The valuation multiples utilized in this valuation were as follows:

Revenue	EBITDA	EBIT

2.9x–5.7x	11.9x–14.8x	12.8x–24.8x

The use of these multiples results in a range of valuations and the Company utilized a combination of the low end of the range and the median of the range. The February 2011 valuation included a discount for lack of marketability of 20%. We determined that, due to the short period of time between the February 28, 2011 valuation and the March 14, 2011 option grant, the fair value of our common shares would not have been significantly different.

The estimated fair value of our common shares on May 15, 2011 was $16.14, which represents an increase of $3.21 per share from the February 2011 valuation. This increase was primarily due to an increase in the valuation of the Company using the income approach, as the WACC rate used to discount future cash flows was reduced by 3.0% to 14.5%. The reduction in the WACC rate was due to the fact that we had begun the process of converting our class B preferred shares to class A common shares. With this conversion, the liquidation preference of the class B preferred shares would be distributed to the holders of the class B preferred shares, thereby reducing our cost of capital. The resulting change in estimated future cash flows from the distribution to the holders of our class B preferred shares was incorporated into the calculation of the enterprise value. There was no significant change to the forecasted cash flows from the February 2011 valuation as there were no significant changes in our forecasted revenue growth. In addition, during April and May 2011, we initiated the process of preparing for our initial public offering by hiring a chief financial officer and beginning the process of selecting an investment bank to lead the underwriting process. Accordingly, the discount for lack of marketability was decreased by 5.0% to 15.0% as the probability of our completing an initial public offering increased. The market approach also had a significant increase due to the multiples of the comparable companies increasing due to improving market conditions. The comparable company valuation applied valuation multiples from comparable public companies and comparable transactions adjusted for size, margins and growth to our actual results in 2010 and forecasted results for the following three years. The following valuation multiples were evaluated: revenue, EBITDA and EBIT. The valuation multiples utilized in this valuation were as follows:

Revenue	EBITDA	EBIT

2.9x–5.8x	10.4x–15.9x	11.0x–20.3x

The use of these multiples results in a range of valuations and the Company utilized a combination of the low end of the range and the median of the range. There were no events that would significantly impact the valuation of our common shares between the May 15, 2011 valuation date and the June 16, 2011, June 28, 2011 and July 18, 2011 grant dates.

The estimated fair value of our common shares on July 22, 2011 was $16.86, which represents an increase of $0.72 per share from the May 2011 valuation. This increase was primarily due to an increase in our valuation using the income approach, including a slight decrease in the WACC to 14.25% due to a continued increase in the valuations of comparable public companies. There were no significant changes to the forecasted cash flows from the February 2011 and May 2011 valuations as there were no significant changes to our forecasted revenue growth. Similarly, the valuation using the market approach increased due to the overall increase in the valuation multiples of comparable public companies. The comparable company valuation applied valuation multiples from comparable public companies and comparable transactions adjusted for size, margins and growth to our actual results in 2010 and forecasted results for the following three years. The following valuation multiples were evaluated: revenue, EBITDA and EBIT. The valuation multiples utilized in this valuation were as follows:

Revenue	EBITDA	EBIT

2.9x–5.8x	10.2x–16.0x	10.5x–24.8x

The use of these multiples results in a range of valuations and the Company utilized a combination of the low end of the range and the median of the range. The July 2011 valuation included a discount for lack of marketability of 15%, consistent with that used in the May 2011 valuation. There were no events that would significantly impact the valuation of our common shares between the July 22, 2011 valuation date and the September 6, 2011, September 12, 2011 and September 24, 2011 grant dates.

The estimated fair value of our common shares in November 2011 was $17.34, which represents an increase of $0.48 per share from the July 2011 valuation. This modest increase was due primarily to our cash balance being higher and having less debt in November. There were no significant changes to our forecasted cash flows from the July 2011 valuation as there were no significant changes to our forecasted revenue growth. The comparable company valuation applied valuation multiples from comparable public companies and comparable transactions adjusted for size, margins and growth to our actual results in 2010 and forecasted results for the following year. The following valuation multiples were evaluated: revenue and EBITDA. The valuation multiples utilized in this valuation were as follows:

Revenue	EBITDA

4.5x–5.0x	9.0x–13.0x

The use of these multiples results in a range of valuations which were weighted to arrive at the enterprise valuation. The November 2011 income approach valuation used a WACC of 14.8%. The valuation included a discount for lack of marketability of 15%, consistent with that used in the July 2011 valuation.

The options granted in January through June 2012 were accounted for using a valuation performed in April 2012. The valuation from April 2012 was used for these options because in January 2012 we evaluated the performance of our businesses in 2011 and reassessed the long-term growth of the business. Our Collaboration segment in particular has continued to experience rapid growth and we expect this to continue for several more years. We determined that the April 2012 valuation was the appropriate valuation to use for the January and March 2012 grants as the reassessment of our long-term growth plans occurred in January 2012 and there were no other events between the grant dates and the valuation date that would change the valuation. As the valuation was performed after the grant date for the January 26, 2012 and March 1, 2012 options grants, we have concluded that this valuation represents a retrospective valuation for our determination of the fair value of our common shares on the grant date. In addition, as there were no events which led the Company to believe there had been a change in the valuation in the intervening period, the April 2012 valuation was also used for the May and June 2012 grants. The April 2012 valuation is considered a contemporaneous valuation for the May 22, 2012, June 4, 2012 and June 29, 2012 grant dates due to the short period of time between the valuation date and the grant dates and the fact that there were no events that would have caused a change in valuation between these dates. The April 2012 valuation resulted in a valuation of $25.17 per share, which represents an increase of $7.83 per share from the November 2011 valuation. The increase in the valuation using the income approach was due to our updated long-term forecast, which increased the short-term terminal growth rate from 10% to 15% to better reflect the future growth prospects for our businesses. Our forecast revenue growth for the first three years of the model remained at approximately 20%. The long-term terminal growth rate remained at 5%. The valuation using the market approach also increased significantly due to an increase in the valuation multiples as we used multiples closer to the mean of the range to better reflect our forecasted growth and future cash flows. The comparable company valuation applied valuation multiples from comparable public companies and comparable transactions adjusted for size, margins and growth to our actual results in 2010 and forecasted results for the following two years. The following valuation multiples were evaluated: revenue and EBITDA. The valuation multiples utilized in this valuation were as follows:

Revenue	EBITDA

4.0x–5.0x	10.0x–16.5x

The use of these multiples results in a range of valuations which were weighted to arrive at the enterprise valuation. In April 2012, we confidentially submitted the registration statement for this offering with the SEC. For this valuation, we reduced the discount for lack of marketability by 6.0% to 9% as we expected to complete our initial public offering during 2012.

The estimated fair value of our common shares in July 2012 was $20.49, which represents a decrease of $4.68 per share from the April 2012 valuation. During the third quarter of 2012, we revised our long-term forecasts of Billings and cash flows. In this model, we forecasted a growth in Billings of 10% in year one versus 20% in previous models, and approximately 20% in years two and three of the forecast. The decrease in our forecasted growth rates was due to uncertainty in the European market, which we believed might continue through the remainder of 2012. The decrease in forecasted Billings in year one resulted in a decrease in forecasted cash flows in each year compared to the forecast used for the April 2012 valuation. The short term terminal growth rate remained at 15% and the long term terminal growth rate remained at 5%. These revised forecasts resulted in a decrease in our enterprise value under both the income and market approaches. The comparable company valuation applied valuation multiples from comparable public companies and comparable transactions adjusted for size, margins and growth to our actual results for the past year and forecasted results for the following two years. The following valuation multiples were evaluated: revenue and EBITDA. The valuation multiples utilized in this valuation were as follows:

Revenue	EBITDA

4.0x–5.0x	10.0x–14.0x

The use of these multiples results in a range of valuations which were weighted to arrive at the enterprise valuation. For the July 2012 valuation, the discount for lack of marketability was reduced by 2.0% to 7% as we continued to grow closer to the projected date of our initial public offering.

The estimated fair value of our common shares in October 2012 was $21.42, which represents an increase of $0.93 per share from the July 2012 valuation. This increase was primarily due to a decrease in the discount for lack of marketability from 7% in July 2012 to 2% in October 2012 as we expected the projected date of our initial public offering to be within 90 days from the date of the valuation. In addition, we slightly reduced both our forecasted cash flows and forecasted revenue growth from the July to October valuations. The short-term terminal growth rate remained at 15% for three years and 5% thereafter. These revised forecasts resulted in a slight decrease in our enterprise value under the income approach. The comparable Company valuation applied valuation multiples from comparable public companies and comparable transactions adjusted for size, margins and growth to our actual results for the past year and forecasted results for the following two years. The following valuation multiples were evaluated: revenue and EBITDA. The valuation multiples utilized in this valuation were as follows:

Revenue	EBITDA

4.0x-5.0x	10.0x-14.0x

The implied values were then weighted to calculate the total enterprise value, which was a slight increase from the July 2012 valuation.

The estimated fair value of our common shares in January 2013 was $15.58, which represents a decrease of $5.84 per share from the October 2012 valuation. This decrease was due in part to a decrease in the valuation of the Company using the income approach as there was a reduction in our forecasted cash flows due to the fact that we intended to sell, and subsequently sold on March 31, 2013, all shares in GFI Software (Florida) Inc. and our minority investment in 5Nine Software Inc. to a related party. This decrease was also due in part to an increase in the WACC rate used to discount future cash flows by 1.7% to 15.6%. The increase in the WACC was primarily due to a decrease in the valuations of comparable public companies. The short term terminal growth rate remained at 15% and the long-term terminal growth rate remained at 5%. The decrease in the valuation was also due in part to a decrease in the valuation of the Company using the comparable company approach as we reduced the revenue and EBITDA multiples due to worsening market conditions. The comparable company valuation applied valuation multiples from comparable public companies and comparable transactions adjusted for size, margins and growth to our actual results for the past year and forecasted results for the following two years. The following valuation multiples were evaluated: revenue and EBITDA. The valuation multiples utilized in this valuation were as follows:

Revenue	EBITDA

3.0x-4.0x	8.0x-11.0x

The use of these multiples results in a range of valuations which were weighted to arrive at the enterprise valuation. For the January 2013 valuation, the discount for lack of marketability was increased by 13.0% to 15% as the volatility in the market has delayed the projected date of our initial public offering into at least the second half of 2013. There were no events that would significantly impact the valuation of our common shares between the January 1, 2013 valuation date and the March 28, 2013 and April 24, 2013 grant dates.

The estimated fair value of our common shares in July 2013 was $16.27, which represents an increase of $0.69 per share from the January 2013 valuation. This increase was primarily due to an increase in our valuation using the income approach, including a slight decrease in the WACC to 14.90% due to the use of company-specific assumptions which reflect of the minority interest being valued. There were no significant changes to our forecasted cash flows from the January 2013 valuation as there were no significant changes to our forecasted revenue growth. The short term terminal growth rate remained at 15% and the long-term terminal growth rate remained at 5%. The market approach applied valuation multiples from guideline public companies which were selected based on relative size, margins and growth to our actual results for the past year and forecasted results for the following two years. The following valuation multiples were evaluated: revenue and EBITDA. The valuation multiples utilized in this valuation were as follows:

Revenue	EBITDA

3.0x-4.0x	8.0x-11.0x

The use of these multiples results in a range of valuations which were weighted to arrive at the enterprise valuation. For the July 2013 valuation, the Company used a probability weighted approach to determine the common stock value. Three scenarios were used as part of the probability weighted approach: two IPO scenarios and one delayed exit scenario, each using a discount for lack of marketability of 5%, 10% and 25%, respectively.

The midpoint of the estimated price range reflected on the cover page of this prospectus, $         , is a decrease of $         , or approximately     %, as compared to the estimated fair market value of our common shares as of the date of the latest valuation performed in July 2013 of $16.27. The $         low end of the estimated price range reflected on the cover page of this prospectus is a decrease of $         , or approximately     %. The decrease relative to the January and July 2013 valuations reflects the recent change in market conditions and investor receptivity to new equity offerings and is not a result of any significant revisions to management's long-term forecasts for the business of the Company.

The assumptions used in determining the fair value of our common shares represent our management's best estimate but are highly subjective and inherently uncertain. If management had made different assumptions, our calculation of the options' fair value and the resulting share-based compensation expense could differ materially from the amounts recognized in our financial statements.

Valuations under the GFI Holdings Plans

Below is a summary of share option grants and restricted stock grants issued to employees under the GFI Holdings Plans during the year ended December 31, 2011:

Grant date	Options granted	Restricted stock granted	Exercise price per share	Fair value per share	Discount for lack of marketability

March 2011	2,554,690	—	$1.29	$1.33	20%

The only asset held by GFI Holdings is an approximate 30% equity interest in the Company in the form of common shares. The valuation of GFI Holdings was performed by allocating the fair value of GFI Holdings' investment in the Company among the various classes of equity in GFI Holdings using the option pricing model. The fair value of GFI Holdings' investment was determined using the February 2011 price per share of the Company described above.

Revenue recognition

We do not account separately for identifiable elements of an arrangement if the elements are not distinct and separable. Identifiable elements of an arrangement are considered separable when the elements have stand-alone value, their fair value can be estimated reliably and they do not rely on any other element for essential functionality. The determination of whether an element is separable is judgmental because it requires us to evaluate whether the customer derives value from that element that is not dependent on other identifiable elements of the same arrangement. Our evaluation of the fair value of our separately identifiable elements also requires the application of judgment as to the sufficiency of the number of stand-alone sales and the proximity of such sales to one another necessary to support fair value. The timing and amount of revenue recognition can vary depending on how these judgments are exercised. For example, software revenue which may in instances where undelivered elements have had fair value established, have been recognized up front is, instead, recognized rateably over the term of the element on which its value is dependent where no stand-alone value of the undelivered element can be ascertained.

Connectivity services, activation services and branding services are associated with an indeterminate period, as are certain of our consumer offerings. Estimation of expected terms requires the use of judgment such as estimated technological life, server connection periods and customer relationship periods, as applicable. The timing and amount of revenue recognition can vary depending on how such judgment is exercised. We determine the estimated technological life of our software by taking into consideration such factors as customer usage over time, pricing interdependencies and estimates of the life of hardware and operating systems on which the license will be used. To date, there is no indication that the estimated technological life of the software will change. The determinations of server connection periods and customer relationship periods are based on our evaluation of historical patterns and our expectation of future patterns. Material differences may result in the amount and timing of revenue for any period if we make different judgments or utilize different estimates.

Revenue for TeamViewer, our collaboration product, is recognized net of revenue allowance. We estimate the allowance based on historical collections.

Fair value of other intangible assets

We recognize the other identifiable intangible assets at fair value at the date of acquisition of our subsidiaries. In determining the other intangible assets' fair value, we adopt the valuation approach that we determine is most appropriate for the asset being valued, typically the income or replacement cost approach.

The income approach is used for acquired other intangible assets whose value is determined by us to be income generating and for assets that could not be replaced by rebuilding or purchasing the asset. In adopting the income approach, we use the multi-period excess earnings method or the royalty savings method, depending upon the identified asset. The multi-period excess earnings method values an other intangible asset using the present value of incremental after-tax cash flows attributable only to that other intangible asset. Using this method, the fair value of the other intangible asset is estimated by deducting expected costs, including direct costs, contributory charges and the related income taxes, from expected revenue attributable to that asset to arrive at after-tax cash flows. The contributory asset charges represent the fair returns, charges or economic rents of other assets that contribute to the generation of the expected revenue and are applied on an after-tax basis. The remaining cash flows are then discounted to their present values and totaled to arrive at the fair value of the other intangible asset acquired. The royalty savings method values an other intangible asset at an amount equal to the savings that would result from having ownership of, and therefore not paying royalties for the right to use, the other intangible asset. Using this method, the fair value of the other intangible asset is estimated by taking the after-tax net royalty savings over the life of the intangible asset as an indication of its value. The remaining cash flows are then discounted to their present values and totaled to arrive at the fair value of the other intangible asset acquired.

The replacement cost approach is used for acquired other intangible assets that we determine could be replaced by rebuilding or purchasing the asset. In adopting the replacement cost approach, we estimate the value of the intangible asset by determining the costs associated with rebuilding or purchasing the asset.

Determining the fair value of intangible assets acquired requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates, asset lives and market multiples. The judgments made in determining the estimated fair value of intangible assets, as well as their useful lives, can significantly impact our financial position and results of operations.

Other intangible assets with indefinite useful life

We recognize the "TeamViewer" brand name as having an indefinite useful life. In determining the useful life of the brand, we have considered the strength of the brands and any factors that might limit the usefulness of this brand. Furthermore, in determining the useful life of this intangible asset, we consider the strength of our legal title over the assets, and our intention to build upon and to continue using indefinitely this brand name.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually on an individual basis. In addition, the useful lives of the assets are reviewed annually to determine whether the indefinite life continues to be supportable.

Impairment of goodwill and other intangible assets

We determine whether other intangible assets and goodwill are impaired on at least an annual basis. This requires an estimation of the value-in-use of the cash generating units, or "CGUs," to which the other intangible assets and goodwill are allocated. Estimating the value-in-use amount requires us to make an estimate of the expected future cash flows from the CGU and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The estimates used to calculate the value-in-use of the CGUs change from year-to-year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and impairment for each CGU.

We perform our annual impairment testing for each CGU at December 31 and when circumstances indicate the carrying value of goodwill or indefinite-lived intangible assets might be impaired. As of December 31, 2012, we performed our annual impairment analysis in accordance with our policy.

We determined the value-in-use for both CGUs using a discounted cash flow model, having revised our forecasted cash flows and assumptions. The key assumptions used to derive the value-in-use are those regarding discount rates and growth rates. We estimate discount rates using pre-tax rates that reflect our current market assessment of the time value of money and the risks specific to our business.

Key assumptions used in the calculation of recoverable amounts are discount rates and terminal value growth rates. These assumptions are as follows:

	Discount rate (pre-tax)		Terminal value growth rate		Budgeted EBITDA growth
Cash generating unit	2011	2012	2011	2012	2011		2012

	%	%	%	%	%		%
Continuing Operations
Collaboration	11.8	13.9	5.0	5.0	12.0		18.1
IT Operations	14.5	14.8	5.0	5.0	156.8		26.3
Managed Services	17.2	17.9	5.0	5.0	485.5	(1)	79.7	(1)

Discontinued Operations
IT Security	14.1	19.9	5.0	5.0	76.0		88.1

(1)    The projections for annualized EBITDA growth rates in the IT Operations and Managed Services cash generating units were a result of low EBITDA in the initial period coupled with significant projected revenue growth.

Discount rate

The discount rate used in estimating the fair value of each CGU is the weighted average cost of capital ("WACC"). This rate is the weighted average of the expected returns on equity capital and long-term debt capital. The weights are determined by the projected long-term leverage position. A specific CGU risk premium is applied to the cost of equity calculation for instances in which the subject CGU is exposed to additional risks to financial performance, whether external or internal, not captured elsewhere.

Terminal value growth rate

Each of the CGUs has three years of cash flows included in its discounted cash flow models. A long-term growth rate into perpetuity has been determined by taking into account inflation rates relative to the individual CGUs. In 2012, the terminal value growth rate remained consistent at 5% for all CGUs to reflect the Company's current long-term outlook.

Sensitivity to changes in assumptions

We believe that no reasonably possible change in the key assumptions would cause the carrying value of the IT Operations, Collaboration and Managed Services CGUs to exceed their value in use.

Based on the impairment tests performed, we determined that there is no impairment of goodwill as of December 31, 2012.

Fair value of deferred revenue acquired in business combinations

The fair value of deferred revenue performance obligations acquired in business combinations has been recorded based on the estimated fair value of the obligations on the acquisition date using a cost-based approach. The fair value of the obligation was estimated using the expected costs that we estimated would be necessary for a market participant to fulfill the remaining customer performance obligations and by applying a reasonable profit margin to these costs. We estimated the reasonable profit margin by identifying and reviewing the profit margin of potential market participant companies using information that was available at the time of each acquisition.

Fair value measurement of contingent consideration

Contingent consideration resulting from business combinations is recognized at fair value at the acquisition date as part of the business combination. The obligation to settle the contingency by the issuance of shares in the Company is classified as equity. In the case of contingent consideration classified as equity, this is not remeasured except when settled by the issuance of shares.

Determining the fair value of contingent consideration as of the acquisition date requires us to make estimates and assumptions, including future cash flows and discount rates and our assessment of relative risk inherent in the associated cash flows. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur.

Fair value of interest bearing loans and borrowings

Our interest bearing loans and borrowings are all floating rate liabilities that are carried at amortized cost. On initial recognition and at each financial reporting date, we evaluate the fair value of these instruments on the basis of prevailing market rates of interest and our own credit risk. The applicable interest rates of our interest bearing loans and borrowings have been determined by us as reflecting market terms and conditions, and, accordingly, no adjustment was deemed necessary to the fair value of the instruments on initial recognition. The fair value of our interest bearing loans and borrowings at each reporting date is determined for disclosure purposes only by performing a discounted cash flow analysis using market yields as at the balance sheet date.

Fair value of convertible subordinated promissory notes

The fair value of our convertible subordinated promissory notes on initial recognition was calculated based on the present value of future principal and interest cash flows, using a 10% discount rate determined by us to be the applicable market rate of a liability with the same terms and conditions.

Fair value of convertible preferred equity certificates

In connection with the 2009 acquisition of a controlling interest in the registrant by Insight, we issued convertible preferred equity certificates, or "CPECs," to certain of our shareholders and, in connection with the Merger in 2010, the CPECs were converted into shares of the registrant. See "Description of share capital—Historical development of the share capital of the registrant" below for additional information on the issuance and conversion of the CPECs. For the periods during which the CPECs were in existence, we determined that the CPECs had a financial liability component because the terms and conditions of the CPECs contained a contractual obligation to transfer cash or other financial assets to the holders thereof. The fair value of the liability component has been determined by reference to the fair value of similar stand-alone debt instruments (including any embedded non-equity derivatives). The amount allocated to the equity component is the residual amount, after deducting the fair value of the financial liability component from the fair value of the entire compound instrument.

In separating the convertible instrument, the liability component is the present value of the stream of future contractual cash flows discounted at a market rate applicable to similar debt instruments without the embedded derivatives.

Our best estimate of the period within which the CPECs were to be exited by the holder, if not prepaid by us earlier, was within the first four years of the tenure of the CPECs, on the basis that this is the shareholder's average and expected investment period for typical investments. The cash flows were discounted over the expected period by an appropriate market rate (represented by the Euribor rate plus our credit spread).

Deferred income taxes

We use the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities, using tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date. The carrying amount of deferred income tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. This assessment requires management's judgment, estimates and assumptions. In evaluating our ability to utilize our deferred tax assets, we consider all available positive and negative evidence, including the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable.

Our judgments regarding future taxable income are based on expectations of market conditions and other facts and circumstances. Any adverse change to the underlying facts or our estimates and assumptions could require that we reduce the carrying amount of our net deferred tax assets.

Uncertain tax positions

We are required to calculate and pay income taxes in accordance with applicable tax law. The application of tax rules to complex transactions is sometimes open to interpretation, both by us and by the taxation authorities. The tax authorities may challenge the positions we take in determining our current income tax expense and may require further payments. Those interpretations of tax law that are unclear are generally referred to as uncertain tax positions.

We calculate our current tax assets and liabilities for the current and prior periods at the amount expected to be paid to (or recovered from) the taxation authorities, which involves dealing with uncertainties in the application of complex tax laws and regulations in multiple jurisdictions across our global operations. If we determine that it is probable that an outflow of economic resources will occur (i.e., that upon examination of the uncertain tax position by the appropriate tax authority, we will, for example, not be entitled to a particular tax credit or deduction or that a particular income stream will be judged taxable), we record a liability based on our best estimate of the amount of the economic outflow that may occur as a result of the examination of the uncertain tax position by the tax authority. Our best estimate of the amount to be provided is determined by the judgment of management, supplemented by experience of similar transactions and, in some cases, reports from independent experts.

Recent accounting pronouncements

Certain new standards, amendments and interpretations to existing standards have been published but are not yet effective for the current reporting period and which have not been adopted early. None of these standards, interpretations or amendments are expected to have a material impact on our financial position or operating performance.

Internal control over financial reporting

In connection with the audits of our 2008, 2009 and 2010 financial statements which were completed concurrently, our independent registered public accounting firm identified six material weaknesses in our internal control over financial reporting. In connection with the audit of our 2011 financial statements, our independent registered public accounting firm determined that three of these material weaknesses remained. During 2012, the remaining material weaknesses were fully remediated.

A material weakness is a deficiency, or combination of deficiencies, in a company's internal control over financial reporting such that there is a reasonable possibility that a material misstatement of that company's annual or interim financial statements will not be prevented or detected on a timely basis. The six material weaknesses identified in connection with the audit of our 2008, 2009 and 2010 financial statements were as follows:

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Business combination accounting.  Our controls over our accounting for, and financial reporting of, business combinations, including allocation of purchase consideration to the fair value of acquired assets and assumed liabilities and recognition of related amortization and deferred taxes were not effective.

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Share-based compensation accounting.  Our controls over our accounting for, and financial reporting of, share-based compensation transactions and related fair value computations were not effective.

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Accounting for non-routine financing transactions.  Our controls over our accounting for, and financial reporting of, non-routine financing transactions were not effective. As a result, we were unable to prevent or detect improper accounting for transaction costs and modifications to our debt agreements.

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Revenue recognition.  Our controls over our accounting for, and financial reporting of, revenue recognition, including: (i) accounting for arrangements with multiple components including fair value determinations; (ii) consistently applying the proper revenue recognition accounting guidance; and (iii) administering and accounting for varied, high volume transaction types, were not effective.

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Accounting for current and deferred taxes.  Our controls over our accounting for, and financial reporting of, current and deferred taxes and tax provisions were not effective.

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Financial statement close process.  Our controls over our financial statement close process, including implementing the proper resources, processes and oversight with respect to our consolidation, reporting and disclosure processes to enable us to perform our financial statement close process in a timely and accurate fashion, were not effective.

In connection with our 2011 audit, our independent registered public accounting firm determined that material weaknesses relating to revenue recognition, tax accounting and the financial statement close process had not yet been remediated.

In the second quarter of 2011, we began implementing numerous measures designed to remediate the six material weaknesses identified above. These measures included:

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Creation of chief financial officer position.

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Creation of senior management position responsible for external reporting and internal controls oversight.

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Recruitment and establishment of audit committee.

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Hiring additional senior finance personnel.

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Hiring of vice president of human resources and general counsel.

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Hiring software revenue recognition experts to assist us in a detailed review of our material revenue transaction types to validate the proper accounting guidance to apply to each of these transaction types.

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Implementation of standardized consolidation and reporting packages and processes.

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Engagement of technical experts with significant tax, IFRS accounting and disclosure, valuation and SEC reporting experience.

As a result of the above-described measures, we remediated three of the six previously identified material weaknesses. By taking these steps, we were able to: (i) properly and timely account for and report business combinations; (ii) accurately record documents and accurately account for share-based compensation; and (iii) properly account for non-routine financing transactions.

In 2012, we continued our remediation efforts, taking further actions to specifically address the remaining material weaknesses, including:

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Common accounting system.  We transitioned to a common accounting system across all of our subsidiaries to permit the results of all of our subsidiaries to be accounted for in the same financial accounting system.

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Centralized corporate finance function.  We hired additional senior finance personnel with software industry, public company reporting, IFRS accounting and tax experience within our principal corporate finance function.

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Management reporting tools.  We have designed and implemented analytical review processes and management reporting tools intended to strengthen our financial reporting and controls.

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Enhanced sales order processing and revenue recognition systems.  We have designed and implemented system changes to provide for improved preventative controls and to further automate our sales order processing, software keys administration and revenue recognition processes. We have also established a Corporate Pricing Committee with authority over pricing, product introduction, go-to-market and other product-related decisions.

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Hiring additional corporate finance personnel.  In 2012, we hired additional corporate finance personnel with significant software industry and public company experience, including a Vice President of Corporate Finance; Director of Finance for Revenue Policy, a Director of Finance for Accounting Policy, and two Tax Directors. These individuals are responsible for establishing and monitoring our internal controls and financial reporting processes, as well as implementing additional processes and controls where needed to further enhance the timeliness and accuracy of our financial reporting.

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Standardized tax reporting packages and processes.  We continued to utilize a standardized tax reporting package as well as a more structured quarterly analysis process to improve the timeliness and accuracy of our accounting for taxes. We also created a uniform set of standards and guidelines for our finance and accounting personnel across our subsidiaries to strengthen our process for quarter- and year-end reporting.

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Continued engagement of technical experts.  We have continued to engage experts with significant tax, IFRS accounting and disclosure, valuation and SEC reporting experience to supplement our growing corporate finance team where appropriate.

During 2012, the material weaknesses relating to revenue recognition, tax accounting and the financial statement close process were fully remediated.

In addition to the steps described above, we intend to: (i) provide ongoing training to our accounting and operating personnel across our different subsidiaries to keep their IFRS accounting and disclosure knowledge current; (ii) strengthen the systems that support our accounting and financial statement close processes; and (iii) engage additional resources, as necessary, to assist us in evaluating and addressing our financial statement reporting risks and risk-assessment processes. The actions we are taking are subject to ongoing senior management review, as well as audit committee oversight. We will continue to implement measures to enhance our internal controls in order to improve the timing and reliability of our external reporting and to meet the deadline imposed by Section 404 of the Sarbanes-Oxley Act.

It is possible that we will discover additional gaps in our internal control over financial reporting. As described above under "—Comparison of the years ended December 31, 2012 and 2011," and "—Comparison of the years ended December 31, 2011 and 2010," in 2011 and 2012, we incurred significant expense associated with preparing to become a public company, including in connection with improving our internal controls. We are not able to estimate with reasonable certainty the future costs that we will need to incur to implement these and other measures designed to improve our internal control over financial reporting.

 Quantitative and qualitative disclosures about market risk

Foreign currency risk

As a result of significant investment operations in different currencies, our consolidated statement of financial position can be affected by movements in the U.S. dollar exchange rates with other currencies. We regularly review the impact of foreign currency risk on our financial data and may enter into hedging contracts to mitigate this risk. Beginning in 2013, we began using derivative financial instruments such as forward currency contracts to hedge our foreign currency risk specifically with respect to US dollar outgoing cash flows. Our strategy is to enter into foreign currency forward contracts to buy dollars and sell euros in order to mitigate the risks and volatility associated with our U.S. dollar denominated transactions that are paid with euros. This strategy allows us better predictability with our cash flows and reduces our foreign currency risk. Our foreign currency forward contracts are generally short term in duration.

We are also exposed to a level of transactional currency risk. In general this risk is mitigated through the sales, purchases and costs of our operating segments being transacted in their respective functional currencies. The major non-U.S. dollar currencies in which we transact business are the euro and the pound sterling.

The following table demonstrates the sensitivity to a 5% change in the euro and the pound sterling exchange rates against the dollar, respectively, with all other variables held constant, of our pre-tax results and equity (due to changes in the fair value of monetary assets and liabilities):

(in thousands)	Increase / Decrease in exchange rate	2012	2011

Effect on pre-tax results (euro)	+5%	$(6,069)	$(7,650)
	-5%	6,069	7,650
Effect on pre-tax results (pound sterling)	+5%	354	$311
	-5%	(354)	(311)

Interest rate sensitivity

During 2011, 2012 and 2013, our exposure to the risk of changes in market interest rates related primarily to our bank borrowings, which carry a floating interest rate, and our convertible promissory notes, which have an interest rate tied to the quarterly average rate payable on our bank borrowings. See "Operating and financial review and prospects—Liquidity and capital resources—Indebtedness" above for a discussion of the interest rates applicable to our bank borrowings and other outstanding indebtedness in 2011 and 2012.

We do not expect any impact on our results from a reasonably possible change in market interest rates. Due to the minimum rate terms built into our interest rates on bank borrowings, a change of 50 or 100 basis points in market interest rates would not have a material impact on our interest expense or our operating results.

Inflation risk

Inflation and changing prices have not had a material effect on our business in previous fiscal periods and we do not expect that they will materially affect our business in the foreseeable future. However, the impact of inflation on replacement costs of equipment, cost of revenue and operating expenses, in particular employee compensation costs, may not be readily recoverable in the price of our solutions.

Business

Overview

We are a global provider of collaboration, managed service provider (MSP) and IT infrastructure software solutions designed for SMBs. We provide powerful, cost-effective solutions that enable SMBs to easily manage, monitor secure and access their IT infrastructure and business applications. SMBs currently face many challenges, including increasing IT complexity, intensifying security risks, greater workforce mobility and IT resource constraints. We address these challenges with software solutions that are easily deployed and quickly deliver significant value to our customers. Our high-volume go-to-market model simplifies the process for SMBs to discover, evaluate, purchase and deploy our solutions. Our customer base has grown from over 89,000 customers as of December 31, 2008 to over 280,000 customers in over 180 countries as of June 30, 2013. It is highly diversified, with no single customer accounting for greater than 1% of our total Billings in 2010, 2011 or 2012 or in the first six months of 2013.

SMBs spend a significant amount on IT and software annually—IDC estimates that the worldwide market for SMB spending on packaged software was $138.5 billion in 2012. SMBs are underserved by traditional enterprise software vendors, which typically design and sell solutions for large organizations. Throughout our history, we have focused on the SMB market by delivering solutions that address the most prevalent IT problems faced by our customers. Our offerings are differentiated by their intuitive design, cost-effectiveness, ease-of-deployment and excellent technical support. There is a growing trend for SMBs to adapt their IT strategies to benefit from the increasing availability of cloud-based software, ubiquity of mobile devices and influence of consumer-focused Internet services. The emergence of MSPs, which provide outsourced management of IT systems and services, has also been driven by these trends, and their emergence is disrupting the traditional IT distribution channels.

Our differentiated business model and global distribution platform enable us to cost-effectively sell to SMBs in every region of the world. We operate a scalable, data-driven online marketing model with a multi-channel sales strategy targeted at our SMB customers. We use highly focused marketing campaigns to drive prospective customers to our websites and to our partners. We track and analyze large volumes of data from our systems to improve the visibility and effectiveness of our sales and marketing activities. In addition, we reach SMBs without dedicated IT staff through our MSP customers. We leverage blogs, social media and custom content sites to create online communities that enable existing and prospective customers to connect directly and share information. Our customers purchase our products from our e-commerce sites, from inside sales teams and through our channel partners. As a result, we are able to cost-effectively achieve high volumes of low price point transactions. We offer full-featured, free versions of our products for a designated trial period, an approach that allows prospective customers to experience the full range of benefits of our solutions prior to making their purchase decision and distinguishes us from the high-cost, up-front sales approach employed by many enterprise software vendors.

We have developed a broad portfolio of solutions to address the specific needs of SMBs. TeamViewer, our easy-to-use online collaboration product, provides secure remote control and access to virtually any Internet-connected device on which it has been installed along with multi-user web-conferencing, desktop and file sharing. TeamViewer is free for non-commercial use. TeamViewer benefits from a powerful network effect, as growth in the number of TeamViewer users drives further adoption of the product. As of June 30, 2013, TeamViewer has been activated on over 500 million devices. GFI MAX, our cloud-based platform for MSPs, provides MSPs with a comprehensive and affordable portfolio of managed service solutions and enables them to manage, monitor secure and access their customers' on-premise and distributed IT infrastructure through our integrated cloud-based dashboard. As of June 30, 2013, over

7,800 MSPs licensed GFI MAX to manage approximately 770,000 devices for their customers. Our platform strategy also enables us to efficiently integrate additional solutions for MSPs. For example, over 2,200 of the MSP customers have licensed our online backup solution since we began offering the solution in April 2012. Our IT infrastructure solutions enable SMBs to easily manage and secure their applications, networks and computing systems and are offered through both on-premise and cloud-based deployments. Our GFI Cloud platform, which was launched in 2012, is an integrated framework to deliver these IT infrastructure solutions to SMBs in a unified web browser interface. We intend to continue investing in internal product development, and may acquire complementary businesses and technologies to enhance our solutions and deploy new cloud-based offerings.

Our past financial performance has been characterized by consistent Billings growth and strong operating cash flows. For the years ended December 31, 2012 and 2011 and for the six months ended June 30, 2013 and 2012, our Billings were $187.3 million, $163.9 million, $95.5 million and $86.8 million, respectively, representing period-over-period growth of 14% and 10%, respectively. We define our methodology for calculating Billings, a non-IFRS financial metric, and provide a reconciliation to the most comparable IFRS metric, revenue, under "Selected consolidated financial data—Supplemental information." For the years ended December 31, 2012 and 2011 and for the six months ended June 30, 2013, we generated revenue of $118.4 million, $92.0 million and $73.1 million, respectively. As of June 30, 2013, our deferred revenue balance was $250.7 million. We generated cash flow from operations of $43.2 million and $59.9 million for the years ended December 31, 2012 and 2011, respectively, and $27.9 million and $17.4 million for the six months ended June 30, 2013 and 2012, respectively.

In 2012, approximately 32% of our Billings were derived from the Americas, 60% of our Billings were derived from Europe, the Middle East and Africa, and 8% of our Billings were derived from Asia-Pacific. In addition, in 2012, approximately $92.2 million, or 78%, of our revenue was attributable to our European subsidiaries, and $26.2 million, or 22%, was attributable to our subsidiaries in the Americas.

Our industry

Trends driving our market opportunity

SMBs comprise an increasingly large and important part of the global economy. In a 2010 report, IDC estimated that there were approximately 73 million SMBs (defined as organizations with fewer than 1,000 employees) worldwide, representing over 99% of all businesses. SMB spending on packaged software is forecast to grow from $138.5 billion in 2012 to $182.9 billion, or approximately 42% of the total worldwide commercial software market of $435.7 billion, in 2016, according to June and July 2013 IDC reports. Our solutions target this market segment directly and are designed, developed and delivered in ways to maximize their appeal to SMBs.

In today's highly competitive global marketplace, SMBs are increasingly investing in IT to drive revenue growth, improve productivity and efficiency, and deliver superior products and services. The increasing dependence on IT systems means that devices and systems on business networks must remain available and secure, and they must perform efficiently at no or minimal additional cost to the business. This is a daunting challenge for IT administrators and the service providers that support them. Although they offer substantial functionality, many existing IT solutions were designed for larger enterprises and are therefore impractical to implement within SMBs due to the cost and complexity of procurement, deployment and ongoing maintenance. From critical messaging and collaboration systems to high-density virtual infrastructures and mobile technologies, an IT administrator needs to discover, monitor, secure and manage availability and performance across every device and system that a business relies on. There are several key growth drivers that are also speeding the adoption of solutions tailored for SMBs:

Increasingly mobile and connected workforce needs anytime/anywhere collaboration tools.    Workers are spending less time in traditional office environments and more time telecommuting and traveling, which is driving demand for remote connectivity and collaboration solutions for business users and IT professionals. A December 2011 IDC report forecasts the global mobile worker population to increase from 1.1 billion in 2011 to 1.3 billion in 2015, representing approximately 37% of the projected 2015 worldwide workforce. IDC estimates that the collaboration applications market totaled $8.6 billion in 2011 and will grow to $11.8 billion in 2015, representing a CAGR of 8%. We believe that this trend is likely to accelerate over time as younger employees, who are already accustomed to communicating via newer Internet-centric technologies, comprise a greater proportion of the global workforce, and that this will drive further demand for remote support and collaboration solutions and tools that can manage, monitor and secure devices both inside and outside the traditional boundary of the corporate firewall.

Proliferation of internet-enabled devices.    Many business professionals now use multiple devices such as desktop computers, laptops, smartphones and tablets, and these devices all need to be supported, managed and secured, whether owned by the company or by the employee. A June 2013 IDC report estimates that there were 722 million smartphones shipped globally in 2012, and forecasts that number to increase to 1.6 billion in 2017, representing a CAGR of 17%. Furthermore, a May 2013 IDC report estimates that there were 76 million tablets shipped globally in 2011, and forecasts that number to increase to 375 million in 2016, representing a CAGR of 23%. We believe that the proliferation of such devices is being driven in part by businesses adopting or accepting the inevitability of bring-your-own-device, or BYOD, strategies that allow users to utilize their personal devices in the workplace, increasing the number of platforms that must be supported, managed, monitored and secured by SMBs.

Increasing use of Managed Service Providers.    In an effort to reduce costs, SMBs are choosing to outsource non-core functions including IT administration. We believe there are over 200,000 VARs globally, with many transitioning to the MSP business model in an effort to capture additional value. Increasing dependence on IT, more diverse computing platforms and high labor costs all support this trend, and we believe there will be continued growth potential in this segment. According to research from Forrester, currently 50% of channel partners are offering managed services, which on average contributes to 15% of their revenue, leaving a further 50% of channel partners as potential future managed services customers. We believe a significant trend among these MSPs is the increasing use of management platforms, such as our GFI MAX platform, that enable them to more efficiently provide support and management of on-premise IT and cloud-based services through an integrated, cloud-based console.

Increasing adoption of cloud-based solutions.    SMBs continue to expand their use of cloud computing services and SaaS solutions to reduce the time and costs associated with installing, configuring and maintaining traditional IT solutions. According to a February 2013 IDC report, U.S. SMB public IT cloud services spending will reach $20.8 billion by 2017. We believe that the rapid growth in cloud-based spending has been particularly strong for SMBs due to their limited IT staff and resources as well as their ability and willingness to quickly adopt new IT solutions as a result of their smaller organizational size. Large software providers are participating in this trend as well, rolling out cloud-based office productivity suites, while cloud-based solutions are already well established for functions such as customer relationship management and small business accounting. This shift introduces new challenges for SMBs' IT staff and for MSPs. We believe that products and solutions designed to address these challenges will increasingly be required to help SMBs manage their more diverse and distributed collection of business applications.

Consumerization of IT.    Individuals are spending more time interacting with intuitive web-based software and services that increase productivity and efficiency in their personal lives. These experiences have increased business users' expectations that they should be able to rapidly access, install and interact with powerful, easy-to-use corporate IT solutions without the need for training or consultancy services and without the constraints and limitations that business computing systems traditionally have. SMBs' IT staff face the challenge of delivering this improved user experience while maintaining an appropriate level of availability and security to protect the interests of the business.

Increasing IT security threats.    The broad adoption by SMBs of cloud-based applications, wireless networks, portable storage and wireless devices has eroded traditional network boundaries and increased the risk of potential attacks. Malware threats have continued to increase in both number and complexity as hackers have become more sophisticated and motivated by the potential for illegally generated profits or the desire to cause disruption or reputational harm to the organizations they target. In response to the greater vulnerability of an extended and more diffuse network perimeter and the rapid growth in malware, SMBs have a need for a wide range of security solutions, such as Internet security, email security, endpoint security, vulnerability assessment and patch management, to protect their IT infrastructure and business data. Security solutions such as these form a core part of our product offerings.

Rapid IT adoption within emerging markets.    According to a Gartner July 2013 report, SMB IT spending in developing regions including Greater China, Emerging Asia-Pacific, Latin America, the Middle East and Africa will grow from $180.6 billion in 2012 to $255.3 billion in 2017. We believe that SMBs in emerging economies are more aggressively adopting new IT management solutions and cloud-based technologies because they have fewer legacy technology deployments implemented, and in many cases, they are by-passing technology platforms that are now viewed as legacy systems in developed economies in favor of a move straight to cloud-based services.

Changes in the type and diversity of connectivity solutions.    SMBs are increasingly using low-cost, easily-deployed connectivity solutions such as wireless networks within their offices, foregoing the cost of traditional fixed cabling when commissioning or refurbishing their business premises. This is often accomplished using low-cost networking hardware with limited management and security capabilities. Individual users are also increasingly using public Internet access points. Both of these trends introduce new challenges that must be addressed by IT administrators and MSPs.

Limitations of existing solutions

We believe that many competing solutions fail to meet the needs of SMBs due to a number of limitations:

Product complexity.    Traditional enterprise software vendors often try to engage SMB customers with solutions designed for large enterprises that are unduly complex and impractical for smaller customers. These enterprise solutions are not designed to meet the unique needs of the SMB market and typically have many sophisticated features that are not required or desired by SMBs. We believe that such software, with an extensive number of unused and rarely used features, often becomes "bloated," making it difficult and expensive to implement and maintain.

High total cost of ownership.    Enterprise software vendors often charge substantial license fees for their solutions and can require significant hardware, training and professional services expenditures for initial deployment, and substantial maintenance and additional professional services costs in later years. In addition, the process for identifying, evaluating, purchasing and modifying and implementing enterprise solutions can take several months. The high total cost of ownership and procurement complexity of enterprise solutions makes them impractical for many SMB customers.

Poor customer service and support.    We believe that SMB customers often receive inadequate technical support from enterprise software vendors, including large providers of cloud-based services, due to the smaller size and associated revenue of their software deployments. We believe that many of our larger competitors seek to reduce technical support costs by outsourcing SMB customer support to teams that lack the technical expertise, native language skills and resources required to meet the needs of SMB customers in a timely manner. Conversely, smaller software vendors often lack the resources to meet their customers' support needs, particularly on a global basis.

Lack of product integration.    Many of our competitors in the SMB space have assembled their product ranges through acquisition but, we believe, have made limited progress in integrating these acquired products and technologies or in streamlining their product lines. This lack of integration results in a fragmented user experience and frustrates a potential customer's ability to identify complementary product offerings, thereby limiting the value delivered to the customer and the opportunity to maximize customer lifetime value.

Lack of solutions designed for the cloud.    Many providers of management and security solutions for SMBs and MSPs are struggling to adapt their offerings to cloud-based delivery as they attempt to transform their legacy product lines to a SaaS model. Vendors that are unable to successfully redesign their products for a SaaS environment will not reap the benefits of lower cost and shorter deployment time that the SaaS model offers, making their products less desirable.

Our solutions

We have designed our solutions to enable SMBs to easily and cost-effectively monitor, manage, secure and access their IT infrastructure and business applications. In addition, our solutions enable users to collaborate with geographically dispersed colleagues, partners and customers and to remotely access their devices around the world. We believe that the key differentiators of our solutions include:

Purpose-built solutions for SMBs.    We focus on providing high-quality software solutions to SMBs. By focusing exclusively on SMBs, we believe that we understand their requirements better and can more effectively deliver highly differentiated technology to address their needs across multiple product categories. Our highly collaborative customer and partner relationships provide valuable feedback about our solutions and our customers' evolving needs, which helps guide our internal product development efforts and our acquisition strategy. In addition, we have invested extensively in customer service and support to provide helpful and timely responses to inquiries from SMB customers throughout the world. Our support organization is managed through a broad range of key performance indicators and customer service metrics that enable us to optimize the support process to deliver customer satisfaction while managing our costs.

Highly intuitive software.    The easy-to-use and intuitive interfaces of our solutions provide the specific functionality that our customers require and help accelerate their adoption. We believe these intuitive solutions reduce our customers' need for training and installation services, and we view the fact that we do not have to provide or ask customers to pay for formal training programs, supports this belief. Our products' intuitive user interfaces, combined with our solutions' rapid deployment time, drive immediate realization of value for our customers. We strive to deliver simple yet powerful solutions—for example, TeamViewer supports multiple use-cases through a single, intuitive user interface—an approach that is significantly simpler to understand and adopt than the complex and overlapping product sets offered by many of our competitors. Our GFI MAX and GFI Cloud products also provide single unified interfaces that deliver multiple technology components in a consistent and intuitive manner that allows easy adoption of new functionality as the needs of our SMB customers dictate.

Low total cost of ownership.    Our solutions have a low up-front average selling price of just over $700 that decreases procurement risk and reduces the length of the sales cycle. Our solutions can be implemented in a self-service try-before-you-buy manner and are designed so that they do not require professional services, reducing total cost of ownership for our customers. The rapid deployment and low up-front and ongoing costs of our cloud-based solutions enable our customers to achieve prompt and cost-effective results. Our customers can begin utilizing our solutions in minutes, yielding reduced time and cost of implementation compared to typical software solutions.

SaaS platform approach.    We offer SaaS platforms that allow customers to implement our solutions in a modular fashion, enabling them to rapidly solve immediate business needs. Customers can access additional functionality in a highly streamlined manner as their needs evolve, and our SaaS model ensures they are always running the latest version of our software. We have demonstrated our ability to integrate disparate technologies effectively—GFI MAX began as a remote monitoring product and in the past three years we have added technology from three of our solutions to this platform, including remote control, patch management, and online backup, as well as antivirus from a third-party vendor. This platform approach enables efficient development of new solutions and also allows us to concentrate our development, marketing and sales resources on solving our customers' evolving needs.

Flexible deployment and licensing alternatives.    Meeting the varied deployment and usage needs of our customers has enabled us to build a large and diverse global customer base. Depending on the solution and market, we support different deployment, usage and licensing arrangements. For example, we offer MSPs a complete SaaS-based infrastructure management, remote control, antivirus and patch management solution for their SMB customers that do not have a dedicated IT staff. We extended this model with a new product, GFI Cloud, released in the third quarter of 2012, that offers similar benefits to those of GFI MAX but targets companies that have their own IT staff. We tailor our licensing arrangements by market, in some cases using a monthly or annual subscription model, and in others, a perpetual license with recurring maintenance fees. We believe this approach increases our potential market opportunity by offering SMBs a variety of deployment and licensing alternatives.

Our business model

Our multi-branded business model is designed to accelerate the adoption of our solutions by our customers by reducing the time and cost of implementation to them. Our data-driven marketing approach and multi-channel, high velocity sales strategy enable large sales volumes and efficient distribution while sustaining a low overall cost of sales. This business model is characterized by:

High velocity global distribution.    Our scalable marketing model targets end-users and channel partners to create awareness of our brands and our solutions. We offer all of our products directly from our website to maximize our distribution reach and to reduce sales and marketing expense. We support our Internet-based distribution with an inside sales force and an indirect partner network of over 25,000 channel partners acting as resellers worldwide. Our model has resulted in a high volume of transactions with SMB customers and a high proportion of sales that do not require any involvement from our sales staff. Our TeamViewer product is available in 34 languages and is sold in more than 180 countries. Our sales organization is capable of offering customers support in 22 different languages.

Full-featured, free solutions offered for a designated trial period.    To facilitate the adoption of our solutions, we seek to reduce the time and expense required to evaluate, purchase and implement our products. We offer full-featured, free and immediately-accessible versions of our products for a designated trial period. This try-before-you-buy approach allows our prospective customers to evaluate the full benefits of our solutions prior to purchase. In addition, our TeamViewer product uses a viral marketing model that has driven the high levels of user adoption that underpin the growth of our Collaboration operating segment.

Simple product adoption.    Our solutions are designed for simple adoption and to address the specific requirements of our customers, and they provide a clear value proposition to them. Our solutions are easy to install and do not require professional services, allowing our customers to quickly address their particular IT challenges with no dependencies beyond their organization. For example, a customer who needs to share information with a colleague located in another location or country can download and install TeamViewer from any standard Internet browser and begin collaborating in less than five minutes. Our GFI MAX platform, which covers a very broad range of the functionality requirements of an MSP, can be installed, running and fully operational in less than 15 minutes. Our IT Operations products are all available for immediate download and installation and also allow very rapid access to their full functionality during the trial period, with no subsequent re-installation or configuration required upon product purchase.

Data-driven management.    We have developed systems and processes that enable us to closely monitor and manage the results of our business. We track operational and financial metrics to instill a culture of accountability and performance measurement and to increase the visibility and consistency of execution in our business. We also make extensive use of search engine optimization and Internet marketing to attract potential customers. We continually monitor and analyze customer traffic and purchasing patterns to improve service levels, enhance our marketing strategy and drive better business decisions, while at the same time maintaining a strict standard of data privacy protection. As we increasingly move our solutions toward cloud-based delivery, we gain greater visibility into the usage patterns of our customers. We see significant opportunity to use this data to further increase our operational effectiveness, and have added data analytics expertise to enhance our marketing and sales approach. Further, the data processed through our cloud platforms provides us with valuable insights about product use and operational behaviors, which we have incorporated into our product development to improve performance and reliability of our solutions and to identify and prioritize development of new features and functionality.

Substantial viral network effects.    TeamViewer benefits from significant viral network effects. As the number of users of TeamViewer has expanded and consumer awareness of the product has grown, the rate of adoption has continued to increase. Growth in the number of TeamViewer users increases the value of the network, contributing to further viral adoption of the product. Viral adoption of TeamViewer has been a highly effective source of demand generation that requires minimal investment in sales and marketing and has enabled us to generate TeamViewer activations on over 500 million devices without substantial outbound sales and marketing campaigns.

Leveraged technology development.    Wherever possible, we share technologies and best practices throughout our global research and development organization, decreasing our costs of development and increasing return on R&D investment. By leveraging our technologies and best practices across our organization, we optimize quality, take advantage of economies of scale and improve efficiency across our development groups.

Multi-brand strategy.    We operate our business through several brands, each of which are focused on specific types of customer or routes to market. This allows us to make use of our full portfolio of technology solutions in a flexible manner that allows us to derive maximum return on our investments in product development. Each of our brands is well recognized in specific market segments and our approach allows us to optimize our messaging to each segment of the SMB market that we are seeking to address.

Our growth strategy

Our objective is to extend our position as a leading provider of software solutions to SMBs. To accomplish this, we intend to:

Expand our customer base.    We believe the market for software solutions to SMBs is considerably underserved and, as a result, we have the opportunity to substantially expand our present customer base. We benefit from word-of-mouth referrals from our existing customers, and we use paid, online and offline advertising to drive potential customers to try our products. We have been successful in converting trial users into paying customers at the end of the trial period and will seek to continue to improve our effectiveness in this area. We also believe that our investments in data analytics will enable us to more effectively target existing and prospective customers.

Increase sales to existing customers.    We believe we enjoy a high level of customer satisfaction, which provides us with the opportunity to sell additional solutions to our over 280,000 existing customers. As of June 30, 2013, only approximately 6% of the customers of our IT Operations products had purchased two of our products, and only approximately 1% had purchased three or more of our products. We intend to expand our revenue from our existing customers by cross-selling other new and complementary solutions into our installed base. In addition, we have introduced several initiatives to capture opportunities to sell additional licenses and upgrades to our existing customers, such as the development of a new remote monitoring product by our Collaboration division that draws on the underlying technology from the GFI MAX RemoteManagement product.

Expand our partner ecosystem.    We intend to further develop our existing partner ecosystem, increasing sales of our solutions through our existing channel partners and establishing agreements with strategic value-added resellers and independent software vendors to provide broader customer coverage as well as extending the breadth of application coverage through complementary partner offerings. As we continue to grow our business, we will seek to significantly expand our indirect channel across the globe to maximize our distribution capabilities. In addition, we expect to license our technology to OEM partners, who enhance their products by embedding our technology.

Accelerate our growth in targeted geographies.    Our targeted approach to new market development based on the relevance of our various products to different markets and economies allows us to address the needs of SMBs across geographies and industries. We believe that we have a substantial opportunity to accelerate our growth in largely untapped emerging markets such as Asia-Pacific, Latin America and Eastern Europe by increasing our sales, marketing and support operations in these regions. For example, in Latin America we are expanding our number of native language solutions as we currently offer only two products in Portuguese and seven products in Spanish. Finally, our subsidiaries in the Americas generated 22% of our global revenue in 2012, and we see further growth opportunities in that region.

Develop and extend new software and SaaS products.    We plan to develop new software products and functionality that serve the SMB market and complement our existing collaboration, MSP and IT infrastructure software solutions. To maintain and enhance our strong position in delivering solutions that are purpose-built for SMBs, we have increased our investment in product development and platform enhancements. Recent development initiatives include the addition of a scalable presentation mode and mobile device management functionality to our TeamViewer product and a significant upgrade to our GFI Cloud products. We are continuing to extend the breadth of functionality of our GFI MAX product line to include Mobile Device Management capability and a Service Desk product. We have recently established a new product development center in Boulder, Colorado to develop new technology solutions to target the growing opportunity in, among others, management of cloud-based services and wireless network infrastructure management.

Expand our reach through our GFI MAX platform.    GFI MAX is our SaaS platform that enables MSPs to deliver remote IT management, monitoring and security services to their SMB customers on an outsourced basis. The GFI MAX platform enables us to easily integrate and deliver additional products as a single, cohesive solution at an attractive, small incremental fee to new and existing devices under management. For example, approximately 68% of our existing GFI MAX customers have adopted remote control functionality since we made it available and, similarly, since we added patch management, over 52% have adopted this feature. We continue to see a significant market opportunity for us to utilize the approach and architecture that underlie the GFI MAX platform to deliver a solution directly to SMBs. Each new component strengthens and extends the value of the platform, and we currently have four service components within the GFI Cloud platform.

Pursue strategic acquisitions.    We have a successful track record of making strategic acquisitions that complement our existing solutions and business model and extend our position among SMBs. We believe we can enhance the value of acquired solutions through our distribution, financial, technical and other resources, industry presence and their integration into our existing suite of solutions. We have previously completed five acquisitions, TeamViewer, HoundDog Technology (now known as GFI MAX Limited), Internet Integration (known as Katharion), Monitis and IASO as part of this strategy. We intend to continue to selectively evaluate opportunities to acquire businesses and technologies that may help us accomplish these and other strategic objectives.

Our products

We offer a broad and diverse portfolio of products targeted at SMBs and strive to maintain high quality, product simplicity and cost-effective price points. We believe that our SMB customers prefer targeted solutions that offer rapid deployment, ease-of-use and low maintenance costs over more complex, cumbersome solutions offered by traditional enterprise software vendors.

We currently offer solutions that address the following areas of SMB needs:

Collaboration.    Our collaboration product, TeamViewer, allows users to access computers and perform a range of tasks from any Internet-connected location using a broad range of access devices including Apple, Android and Windows tablets and mobile phones, as well as servers and desktop and laptop computers. According to comScore, Inc., the average number of monthly unique visitors worldwide to the TeamViewer website for the twelve months ending in May 2013 was over 11 million, significantly more than several competing collaboration products. TeamViewer features currently include:

•
Remote access and control:  Ensures that employees have access to the data and computing resources they need regardless of time or location. A significant number of TeamViewer customers are IT support staff and helpdesk professionals who use TeamViewer to remotely control and support computers in any Internet-connected location.

•
Web conferencing:  Allows users to broadcast their desktop sessions to multiple viewers simultaneously. TeamViewer enables end-users to collaborate online by sharing documents, presentations, software applications and other content online and includes integrated VoIP and video conferencing capabilities.

Managed service provider.    We provide a platform that MSPs use to deliver outsourced IT support services to their SMB customers. Delivered through our GFI MAX platform, our tools allow MSPs to manage, monitor, secure and repair their customers' IT systems remotely and with a high degree of automation. By integrating technology components from the above collaboration and IT infrastructure portfolios, GFI MAX provides MSPs with what we believe to be one of the industry's broadest portfolios of solutions to enable them to provide high quality outsourced support. Current GFI MAX features include:

•
Patch management:  Streamlines the process of installing software updates on MSPs customers' computers or devices from a single location.

•
Mail protection:  Filters email-borne malware, viruses and spam as a SaaS solution.

•
Monitoring:  Automates both alerts and corrective action in the event of computer or network equipment issues or outages.

•
Remote access and control:  Enables third-party service providers to remotely control and support computers in any Internet-enabled location.

•
Anti-malware:  Scans for malware and viruses.

•
Online backup:  Provides an integrated backup solution that combines on-site and off-site storage of backup data offering MSPs a fully automated, secure and high-performance solution to achieve best practice in backup of their customers' data.

IT infrastructure.    We offer solutions that enable SMBs to manage, secure and access their IT resources. These solutions include systems monitoring, server and asset management, endpoint device control, log management and fax. In addition, we offer security solutions that allow SMBs to address a full spectrum of security issues including antivirus, email security, website filtering and endpoint device management. Our IT infrastructure solutions currently include:

•
Log management:  Monitors and manages Windows event logs by automatically processing, archiving and collecting the most important events occurring within an SMB environment. Our GFI EventsManager product addresses this need.

•
Anti-malware:  Detects and removes spam from incoming email before it reaches the user. We offer a choice of two products to fulfill this requirement, one as a traditional on-premise application (GFI MailEssentials) and one as a cloud-based service (GFI MailEssentials Online).

•
Web filtering:  Allows SMBs to monitor and regulate how employees use the Internet at work, protecting the SMB IT infrastructure from websites that contain malicious or inappropriate content. Our primary website filtering product is GFI WebMonitor.

•
Patch management:  Automates the process of installing operating system and application software security patches and updates on multiple computers from a single location. GFI LanGuard addresses this need.

•
Vulnerability assessment:  Automatically scans computer networks for potential points of weakness that could lead to compromise of systems on the network. GFI LanGuard provides this solution.

•
Faxing:  Supports SMBs' needs for automated electronic faxing. We offer GFI FaxMaker in both on-premise and cloud-based versions to accomplish this task.

•
Mail archiving:  Responds to the growing need for email to be stored and easily searched and retrieved for internal record keeping or regulatory compliance. We offer a choice of two products to fulfill this requirement, one as an on-premise application (GFI MailArchiver) and one as a cloud-based service (GFI MailEssentials Online).

Our products use a combination of cloud-based and on-premise deployment based on the nature of each individual product and the needs of each customer. We continue to evaluate new products and deployment options, and we expect to continue adapting our product portfolio over time in response to and in anticipation of new trends in SMB technology needs. We are witnessing a strong trend towards the use of cloud-based deployment, expressed in feedback from customers as to their preferred deployment model, and we are reflecting this in our internal product development focus.

Maintenance and support

Our maintenance and support agreements vary by product. Typically, purchasers of our IT infrastructure solutions receive one year of software maintenance and support as part of their initial purchase, with the option to renew their maintenance and support agreements annually. These annual maintenance and support agreements provide customers with the right to receive software updates, maintenance releases and patches when and if they become available during the contract period, while also providing unlimited access to our internal support representatives. TeamViewer is licensed on a perpetual and subscription basis, without any additional cost of support or ongoing maintenance. Customers pay an upgrade fee in order to receive the latest major version. In certain cases, such as our GFI MAX platform and several of our IT infrastructure solutions, such as GFI WebMonitor and GFI MailEssentials Online, our offerings are sold on an annual or monthly subscription basis. In these instances, customers receive technical support as well as ongoing updates and upgrades at no additional cost during their subscription period.

Our support organization operates from 10 offices in Germany, Malta, Australia, the United Kingdom, Armenia and the United States.

Research and development

Our research and development organization is responsible for the design, development, testing and delivery of our software. Our current research and development efforts are focused on delivering both new releases of existing products and new products and modules.

We have designed a product development process that is responsive to customer feedback throughout the full product lifecycle. Our customers and end-user community provide extensive input on their evolving requirements and we incorporate this into our product definitions and requirements. A subset of customers participates in our product testing, helping us to identify issues prior to product release. Our research and development organization regularly coordinates with customer support personnel regarding customer issues, providing another mechanism for including customer feedback into the development process. Our development teams also interact directly with customers in our customer forums and through social media channels.

We utilize small development teams that are dedicated to specific products. We follow agile development methodologies, primarily based on Scrum and a test-driven development approach that ensures that there is tight integration between the activities of our engineering and quality assurance teams. Our operating segments drive product requirement definitions and technical design among our seven development organizations. We currently outsource a limited portion of our development to contract development organizations. We believe we have developed processes that allow us to release new products rapidly and cost-effectively.

Our research and development expenses were $9.2 million, $16.0 million and $19.6 million in the years ended December 31, 2010, 2011 and 2012, respectively, and $9.0 million and $12.2 million in the six months ended June 30, 2012 and 2013, respectively.

Sales & marketing

We have designed our approach to sales and marketing to target SMBs worldwide. As a result, our processes are geared toward high-volume, low-price transactions, and we believe that our ability to sell products to our over 280,000 customers around the world at an average selling price of just over $700 uniquely positions us within our industry.

All of our products are available on a try-before-you-buy basis, and our product development efforts focus on producing high quality products that are easy to install and deploy, allowing potential customers to experience the full value of our products to aid their purchase decision-making process. In our experience, increasing the number of user trials of our products is one of the best ways to generate new sales. Therefore, our marketing efforts are focused on driving traffic to our websites.

We also place strong emphasis on using our data analytics capabilities to better understand customer needs, usage patterns and buying habits so that we can effectively direct and target our marketing activities.

Our collaboration product, TeamViewer, is marketed almost entirely using a highly efficient viral model in which new users discover the product on the Internet or by word of mouth and try the product as a free service. The product is free to non-commercial users and our revenue model is based on selling commercial licenses to business users. We employ a number of techniques to ensure that commercial users of the product buy the appropriate license, including technical analysis of usage patterns of individual users to optimize our conversion ratio of free-to-paid users.

In our MSP business, we rely on our capabilities to track the source, status and details of trial users of our service in real time. This is used by both our own sales teams and our channel partners to target the high potential prospective users and maintain good conversion rates from initial trial to sale. Once a customer purchases one of our solutions, the data collected on service utilization allows us to target our up-selling and cross-selling activities to appeal to individual customers or groups of customers.

We generate sales leads from a wide variety of sources for our IT infrastructure solutions. In addition to traditional marketing efforts such as Internet marketing, direct mail campaigns and trade shows, we market our solutions alongside technical and educational Internet content geared toward SMB systems administrators. We publish white papers and technical guides that help systems administrators understand and solve the problems they face in the day-to-day operation of their IT networks, and we run webinars and publish newsletters that discuss SMB systems administrators' common problems and how to address them. We also use popular social networking sites to build and maintain online communities of users of our products.

Our sales channels include our inside sales team and an extensive global network of over 25,000 channel partners acting as resellers worldwide. Our inside sales team is highly trained and capable of operating in 22 different languages. We generally enter into standard commercial arrangements with our channel partners to distribute our products and our top 10 distributors accounted for less than 15% of our total Billings in 2012.

 Social Media and Content Marketing

We participate actively in online communities and use social media channels such as Twitter, Facebook, LinkedIn and YouTube, for the purpose of marketing to increase brand awareness and generate sales leads, as well as public relations and customer support. Through these online collaboration sites, we actively engage with our users, learn about their wants and foster viral sales by creating content about GFI events, promotions, product news and user questions. We have attracted substantial numbers of followers on each of the social media channels and have been successful in generating and sustaining high levels of engagement with our customers through them. We also make use of content marketing techniques to develop customer awareness of our brands and position ourselves as subject matter experts in areas of interest to our customers.

Customers

As of June 30, 2013, we had over 280,000 customers in over 180 countries. We define customers as business entities that have purchased one or more of our products under a unique customer identification number within the past three years. Because the nature of our business involves a large number of small transactions, if we receive orders from multiple subsidiaries of one parent company, we treat each of those subsidiaries as a separate customer. Our customer base encompasses users of our products across a broad range of industries.

Our solutions have been deployed in installations ranging from an individual computer to several hundred servers of a multinational business. No customer accounted for greater than 1% of our total revenue in 2010, 2011, 2012 or the first six months of 2013.

Intellectual property rights

Our intellectual property rights are material to the operation of our business. We rely on a combination of intellectual property laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection.

We enter into confidentiality and other written agreements with our employees, customers, consultants and partners, and through these and other written agreements, we attempt to control access to and distribution of our software, documentation and other proprietary technology and information.

We hold two patents registered in the United States and have filed one additional patent application. We also hold a large number of trademarks that are relevant to our business, such as "GFI Software," "GFI," "TeamViewer," "GFI MAX," "GFI WebMonitor," "GFI MailSecurity," "GFI EventsManager," "FaxMaker," "LanGuard," "IASO," "GFI MailEssentials," and others, which are registered in various jurisdictions around the world. We also have a number of trademark applications pending in various jurisdictions, such as "Monitis" and "GFI Cloud" and are expanding the registration of our existing registered trademarks to additional jurisdictions.

Competition

Our software solutions, differentiated business model and go-to-market strategy help us compete in the highly competitive collaboration, IT infrastructure and MSP software solutions markets. Our markets are evolving and we expect to face additional competition in the future. This competition comes from both traditional, larger software vendors offering enterprise software solutions to the SMB market and services and smaller companies offering individual solutions for specific collaboration, IT infrastructure and MSP needs. Our principal competitors vary depending on the product we offer and the geographical region in which we are competing. For example, in the MSP software solutions market, we compete against five key competitors: Kaseya, LabTech Software, Level Platforms (acquired by AVG), N-able Technologies (acquired by Solarwinds) and Continuum. Certain of our other competitors and the products against which our products compete include Citrix Systems' online services, including GoToMyPC and GoToMeeting, LogMeIn, WebEx (acquired by Cisco Systems), Microsoft, Qualys, Inc., Proofpoint, Inc. and various other vendors.

In contrast to traditional enterprise software vendors, there are also many niche software vendors that seek to serve SMBs but do not effectively compete with us on a global basis. Many niche SMB software vendors are small, independent vendors who specialize in one or a few areas of the market and therefore offer a limited set of product solutions.

We believe that we generally compete favorably with respect to our competitors and that the key competitive factors in our markets include:

•
ability to design, develop and deliver purpose-built software solutions with the specific features and functionality to meet the needs of SMBs;

•
ease of initial setup, deployment and ongoing use;

•
competitive total cost of ownership, including product price and implementation and support costs;

•
ability to deliver rapid time-to-value to customers;

•
multiple distribution channels;

•
high quality customer service and support;

•
product and brand awareness; and

•
pricing flexibility.

Employees

The table below shows the number of our full-time employees by function as of December 31, 2010, 2011 and 2012 and June 30, 2013:

	As of December 31,			As of June 30,
	2010	2011	2012	2013

Business Functional Area:
Sales and Marketing	144	200	242	287
Research and Development	107	161	207	247
General and Administrative	46	73	101	119
Customer Support	49	59	86	96

Total—Continuing Operations	346	493	636	749
Discontinued Operations	242	313	316	—

Total	588	806	952	749

Except for any mandatory governmental body that negotiates collective bargaining agreements on behalf of certain sectors in certain jurisdictions, any national or local mandatory collective bargaining agreements to which we and/or our local subsidiaries would be a mandatory party under applicable national or local law, and except for employees having private memberships in labor organizations or unions, none of our employees is represented by a labor organization or is party to any collective bargaining agreements. To date, we have never experienced any work stoppage or other material disruptions to our operations arising from labor disputes with our employees and we believe that our relations with our employees are good.

Facilities

As of June 30, 2013, we have 24 offices in 10 countries and lease more than 140,000 square feet of space. Our registered office is located at 7A rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg, with certain operating functions being carried out in Stuttgart and Göppingen in Germany; Mriehel, San Gwann, and Ta'Xbiex in Malta; Cambridge, Dundee, Edinburgh and Staines-upon-Thames in the United Kingdom; Florida, California, North Carolina, Colorado and Massachusetts in the United States; Vienna, Austria; Yerevan, Armenia; Emmeloord, the Netherlands; Minsk, Belarus; and Eastwood and Unley in Australia. Our leases expire at various times during the current and coming years. We believe that our current facilities are suitable and adequate to meet our current needs and that suitable additional or substitute space will be available as needed to accommodate expansion of our operations.

Legal proceedings

We are from time to time subject to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any of these legal matters will have a material adverse effect on our consolidated financial statements.

Corporate information

Our principal executive offices are located at 7A, rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg. Our telephone number is +352 2786-0231. The address of our website is http://www.gfi.com. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

All of our operations are conducted through various subsidiaries, which are organized and operated according to the laws of their country of incorporation.

The registrant was incorporated as a limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg in June 2009 and was transformed into a Luxembourg joint stock company (société anonyme) on October 24, 2012, becoming GFI Software S.A. as part of the corporate reorganization described under "Corporate reorganization" elsewhere in this prospectus.

Management

Executive officers and directors

The following table sets forth certain information about the persons we expect will serve as our directors and executive officers upon completion of this offering. The business address of each of our directors and executive officers is our registered office at 7A, rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg.

Name	Age	Position

Walter Scott	46	Chief Executive Officer and Director
Paul Goodridge	48	Chief Financial Officer and Director
Pierre-Michel Kronenberg	52	Chief Technology Officer
Ingo Bednarz	36	General Counsel, Secretary and Director
Holger Felgner	42	General Manager, Collaboration and Director
Alistair Forbes	53	General Manager, GFI MAX
Jeffrey Horing(1)	49	Non-Executive Director
Robert P. Goodman(1)(2)	53	Non-Executive Director
Michael Triplett(2)	40	Non-Executive Director
Derek Zissman(3)	69	Non-Executive Director
William Thomas(2)(3)	53	Non-Executive Director
Paul Walker(1)(3)	56	Non-Executive Director

(1)    Member of the Nominating and Corporate Governance Committee

(2)    Member of the Compensation Committee

(3)    Member of the Audit Committee.

Executive officers

Walter Scott has served as our Chief Executive Officer and on our Board since the Merger and, prior to that, as Chief Executive Officer of GFI Acquisition and its subsidiaries since October 2008. From September 2005 to September 2008, Mr. Scott served as the Chief Executive Officer of Acronis, Inc., a provider of scalable storage management and disaster recovery software. From January 2004 to May 2005, he served as the Chief Executive Officer of Imceda Software and, after the sale of Imceda to Quest Software, as Senior Director of Product Management during the transition process. Mr. Scott also has worked for Embarcadero Technologies, BMC Software and Banyan Systems, holding various sales and marketing roles during his tenure at each company. Mr. Scott holds a B.A. in Marketing and an M.B.A. from the University of Maine.

Paul Goodridge has served as our Chief Financial Officer since June 2012 and on our Board since July 2011. Mr. Goodridge has over 20 years of senior financial management experience, predominantly in the technology sector, and is qualified as a chartered accountant with the Institute of Chartered Accountants of England and Wales. From October 2010 until October 2011, Mr. Goodridge served as Chief Financial Officer of Sepura PLC, a producer of digital radio products, and prior to that he was Chief Financial Officer of two technology start-up companies: Light Blue Optics, from June 2009 to October 2010, and Moneybookers Group, from June 2008 to December 2008. From January 2002 to June 2008, Mr. Goodridge was Chief Financial Officer of CSR PLC, a wireless technology company based in the United Kingdom, assisting CSR in its 2004 initial public offering on the London Stock Exchange. Mr. Goodridge holds a B.A. in Philosophy and Psychology (Joint Honours) from Durham University.

Pierre-Michel Kronenberg has served as our Chief Technology Officer since January 2012. Prior to joining the Company, Mr. Kronenberg served as Chief Technology Officer at Webroot, PC Tools/Symantec, and Kroll/Ontrack and has also been the founder of several startup companies. Mr. Kronenberg speaks English, French and German, and pursued a Ph.D. (ABD) and holds a master's degree from the University of Wisconsin, Madison, and a master's degree from the Swiss Federal Institute of Technology in Lausanne, Switzerland.

Ingo Bednarz has served as our General Counsel and Secretary since July 2011 and on our Board since November 2012. Prior to joining us, Mr. Bednarz was an associate in the Frankfurt office of the international law firm Willkie Farr & Gallagher LLP, where he focused on corporate law matters, and prior to that Mr. Bednarz was a corporate law associate with Clifford Chance LLP in that firm's Frankfurt, Germany office. Mr. Bednarz obtained an LL.M. from Golden Gate University in 2006 and successfully completed the Second State Examination at the Higher Court of Saarbrücken in 2004 and the First State Examination at the University of Saarland in 2002. Mr. Bednarz is a German licensed lawyer (Rechtsanwalt).

Holger Felgner has served as General Manager of our TeamViewer business and on our Board since the Merger. Prior to his appointment as General Manager, Mr. Felgner was Chief Operating Officer of TeamViewer GmbH. Between 2002 and 2006, Mr. Felgner worked at Rossmanith GmbH, a company providing solutions for quality assurance and ISO 9001 certifications, where he held various sales and development roles before becoming Chief Operating Officer. He started his career in sales for Zeta Software GmbH. Mr. Felgner has a Diploma in Industrial Engineering from Stuttgart Media University.

Alistair Forbes has served as General Manager of our GFI MAX business since July 2010. From July 2009 until July 2010, Mr. Forbes was the Chief Technology Officer of GFI MAX Limited (formerly known as HoundDog Technology Limited, or "HoundDog"), a position to which he was appointed upon our acquisition of HoundDog in July 2009. Mr. Forbes co-founded HoundDog in 2004 and served as its Chief Technology Officer prior to its acquisition by the Company. Between 2005 and 2009, Mr. Forbes also held the post of Technical Director at Intuitus Limited, the United Kingdom's leading specialist IT due diligence provider. Prior to 2004, Mr. Forbes worked as the General Manager of ADAS Internet Solutions, a technology solutions provider for the environmental and land use sectors in the United Kingdom, and held various senior technology roles at Sandoz Pharmaceuticals and Scottish and Southern Energy. Mr. Forbes holds a B.Sc. from the University of Aberdeen and a Ph.D. from the University of Newcastle Upon Tyne.

Directors

Jeffrey L. Horing has served on our Board since July 2009 and on the board of directors of GFI Acquisition from May 2005 until that company was merged out of existence in connection with the Merger. Mr. Horing is a Managing Director and co-founder of Insight Venture Partners, a private equity and venture capital firm he co-founded in 1995. Prior to founding Insight Venture Partners, Mr. Horing held various positions at Warburg Pincus LLC and Goldman, Sachs & Co. Mr. Horing received a B.S. in Engineering from the University of Pennsylvania's Moore School of Engineering, a B.S. in economics from the Wharton School and an M.B.A. from the Massachusetts Institute of Technology Sloan School of Management. He also serves on the boards of directors of a number of private companies.

Robert P. Goodman has served on our Board since November 2009. Mr. Goodman has been a partner with Bessemer Venture Partners since joining it in 1998. Mr. Goodman is a founding partner of Bessemer

Venture Partners' New York office, focusing on investments in software, communications and healthcare information technology. Prior to joining Bessemer Venture Partners, Mr. Goodman founded two telecommunications enterprises: Celcore, a wireless-equipment company that was acquired by Alcatel in 1997, and Boatphone, a group of cellular operating companies that focus on the Caribbean market. Mr. Goodman holds a B.A. from Brown University and an M.B.A. from Columbia University. He also serves on the boards of directors of a number of public and private companies.

Michael Triplett has served on our Board since the Merger and previously served on the board of directors of GFI Acquisition from May 2005 until that company was merged out of existence in connection with the Merger. Mr. Triplett is a Managing Director at Insight Venture Partners. Prior to joining Insight Venture Partners in 1998, Mr. Triplett was an investment professional at Summit Partners, where he focused on investments in infrastructure and enterprise application software companies. Before joining Summit, Mr. Triplett worked as a financial analyst at Morgan Stanley & Co. and at Midland Data Systems. Mr. Triplett holds a B.A. in Economics from Dartmouth College, where he graduated with cum laude honors.

Derek Zissman has served on our Board since July 2012. From 1976 until March 2008, Mr. Zissman was a partner with KPMG LLP, the international audit, tax and advisory services firm. Mr. Zissman founded that firm's private equity groups in the United Kingdom and United States and served as Vice Chairman of KPMG UK from 2004 until his retirement in 2008. Mr. Zissman is currently a member of the advisory committee of Barclays Wealth, a U.K.-based wealth manager that is part of the Barclays Group, chairman of Seymour Pierce Limited, a London-based investment bank and stockbroker, and a non-executive director of The 600 Group PLC, a U.K.-based engineering firm listed on the London Stock Exchange. Mr. Zissman is also a member of the board of directors of a number of private companies. Mr. Zissman is qualified in the United Kingdom as a chartered accountant and is a fellow of the Institute of Chartered Accountants in England and Wales.

William Thomas has served on our Board since July 2011. Until 2009, Mr. Thomas was Senior Vice President and General Manager at Hewlett Packard Enterprise Services in London, where he led the effort to integrate Electronic Data Systems (EDS) and Hewlett Packard in Europe after Hewlett Packard acquired EDS in 2008. Prior to the acquisition of EDS by Hewlett Packard, Mr. Thomas was Executive Vice President for Europe, the Middle East and Africa at EDS, serving as a corporate officer and member of the executive committee. Mr. Thomas holds several degrees, including an honorary D.Sc. from London City University, an M.B.A. from Cranfield School of Management, an M.Sc. in Digital Systems from Brunel University and a B.Sc. in Mathematics from Leeds University.

Paul Walker has served on our Board since July 2011. From 1994 until 2010, Mr. Walker was Chief Executive Officer of Sage Group PLC, or "Sage," which provides software solutions for small- and medium-sized enterprises. Prior to being promoted to Chief Executive Officer of Sage, Mr. Walker served in various finance capacities after joining that company in 1984. Before his tenure at Sage, Mr. Walker held a trainee position at Ernst & Young, where he qualified as a chartered accountant. Mr. Walker currently serves as Chairman of European Directories, a pan-European local search and lead generation company. Since 2002, he has also been Non-Executive Chairman of Perform Group, a digital media company. Mr. Walker also functions as a Non-Executive Director of both Experian PLC and Diageo PLC, and has held board positions at other private companies in the past. Mr. Walker received a B.A. in Economics from York University and has qualified as a chartered accountant with the Institute of Chartered Accountants in England and Wales.

 Board of directors and committees

Composition of the board of directors

We currently have 10 directors, all of whom were elected as directors under the terms of our shareholders agreement and our articles of association. Our shareholders agreement will terminate upon the closing of this offering. Upon the termination of our shareholders agreement, there will be no further contractual obligations with shareholders or others regarding the election of the members of our Board.

Pursuant to our articles of association, the board of directors must be composed of a minimum of three directors and a maximum of fifteen directors, each elected by our shareholders at their general meeting. See "Description of share capital—Board of directors" for a discussion of the provisions in our articles of association relating to the nomination and election of our board of directors.

Committees of the Board

Our Board currently has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates in accordance with written charters. In connection with this offering, our Board will adopt revised charters, and each of these committees will have the composition and responsibilities described below.

Audit committee.    Our audit committee will oversee a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our audit committee will assist our Board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor's qualifications and independence, and the performance of our internal audit function and independent auditors; assume responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; and provide a medium for consideration of matters relating to any audit issues.

Upon the completion of this offering, our audit committee will consist of Derek Zissman (Chair), Paul Walker and William Thomas. Mr. Zissman was appointed to our Board on July 25, 2012 to fill the vacancy created when Mr. Goodridge, our former audit committee chairman, became our Chief Financial Officer in June 2012. We believe that the composition of our audit committee upon the completion of this offering will comply with the applicable rules of the SEC and the NYSE, and satisfy the financial sophistication requirements of the NYSE. We have undertaken a review of the independence and qualification of each director, and have determined that Derek Zissman, Paul Walker and William Thomas are independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and the rules of the NYSE, and Derek Zissman and Paul Walker each qualify as an "audit committee financial expert," as defined in Item 16A of Form 20-F and as determined by our Board.

Our Board will adopt a revised written charter for the audit committee, which will be available on our website upon the completion of this offering.

Compensation committee.    The compensation committee will review and recommend policies relating to compensation for and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. Our compensation committee will have sole discretion concerning the administration of our share incentive plans, including the selection of individuals to receive awards and the time at which awards will be granted. Upon the completion of this offering, our compensation committee will consist of Michael Triplett (Chair), Robert P. Goodman and William Thomas.

Our Board will adopt a revised written charter for the compensation committee that will be available on our website upon the completion of this offering.

Nominating and corporate governance committee.    The nominating and corporate governance committee will oversee and assist our Board in identifying, reviewing and recommending nominees for election as directors, evaluate our Board and our management, develop, review and recommend corporate governance guidelines and a corporate code of business conduct and ethics, and generally advise our Board on corporate governance and related matters. Upon the completion of this offering, our nominating and corporate governance committee will consist of Paul Walker (Chair), Jeffrey Horing and Robert P. Goodman.

Our Board will adopt a revised written charter for the nominating and corporate governance committee, which will be available on our website upon the completion of this offering.

Our Board may from time to time establish other committees.

Compensation of directors and executive officers

In 2012, we paid each of Messrs. Thomas, Walker, Zissman and Goodridge both cash and equity-based compensation for each individual's service on our Board. Prior to 2012, we entered into offer letters with each of Messrs. Goodridge, Thomas and Walker that detailed an annual retainer of $75,000 to be paid by the Company to each individual for such individual's service as a member of our Board. Effective for 2012, we increased the annual retainer for Mr. Goodridge to $100,000 as compensation for his service as chairman of the audit committee. In June 2012, Mr. Goodridge was appointed as the Company's Chief Financial Officer and in July 2012 Mr. Zissman was appointed to the Board and replaced Mr. Goodridge as chairman of the audit committee. In connection with his appointment, we entered into an offer letter with Mr. Zissman that detailed an annual retainer of $100,000 to be paid by the Company for his service as a member of our Board and chairman of the audit committee. In addition, under the terms of the GFI Software S.A. Amended and Restated Share Incentive Plan, or the "2011 Plan," which is discussed in further detail below, we granted each of Messrs. Thomas, Walker, Horing, Goodman, Triplett and Zissman options to purchase 8,333 shares of the Company.

For the year ended December 31, 2012, the Company paid Mr. Thomas $92,584, Mr. Walker $93,344, Mr. Zissman $54,729 and Mr. Goodridge $62,298 in cash compensation for their service on our Board, which is the U.S. dollar equivalent of the pro rata amount associated with each individual's annual retainer fee as calculated on the basis of each individual's designated start date with the Company. We have no service contracts with the members of our Board that provide for benefits upon termination of service.

For executive officers, compensation for 2012 consisted generally of base salary, a cash incentive bonus, and employee benefits that are generally provided to employees. The cash incentive bonus component of compensation was determined in part on a discretionary basis, in recognition of achieving individual and Company performance objectives, and in part pursuant to our Executive Bonus Plan, as described below.

The aggregate amount of compensation, including share-based compensation, paid in respect of 2012 to all directors and executive officers as a group was $7.7 million. The aggregate amount of share-based compensation represents the compensation expense recognized in the Company's consolidated income statement for the year ended December 31, 2012.

In addition, under the 2011 Plan, which is described in more detail below, executive officers and other employees were granted in 2011 2,733,511 share options at an exercise price equal to $12.84 (disregarding share options that were subsequently forfeited upon a termination of employment). In 2011, an additional 1,158,630 share options were granted at an exercise price equal to $16.11 and an additional 215,320 share options were granted at an exercise price equal to $16.98. In 2012, an additional 233,327 share options were granted at an exercise price equal to $17.34, an additional 191,663 share options were granted at an exercise price equal to $30.00, an additional 370,000 share options were granted at an exercise price of $25.17, an additional 149,995 share options were granted at an exercise price of $20.49 and an additional 26,667 share options were granted at an exercise price of $21.42. In 2013, 133,332 share options were granted at an exercise price of $15.58; and an additional 267,000 share options were granted at an exercise price of $16.27 (disregarding, in each case, share options that were subsequently forfeited upon a termination of employment). In addition, in 2013, 870,000 restricted share units were granted. All of these options and restricted share units are subject to vesting conditions that require the employee's continued service with the Company, subject in certain cases to either partial or full acceleration of vesting in connection with certain events, including a change in control. Specific details regarding the options and restricted share units granted to our executive officers are set forth below.

U.S.-based executive officers are eligible, as are non-executive officers, to participate in the Company's 401(k) plan and receive a Company match. The Company match is 25% of the first 6% (or 1.5%) of an employee's eligible compensation contributed to the plan. The aggregate Company match amount provided to U.S.-based executives in 2012 was $4,602. No other pension, retirement, deferred compensation, or similar benefits have been set aside or accrued for our directors or executive officers.

Executive bonuses

We pay cash bonuses to our executive officers pursuant to our Executive Bonus Plan based on a target bonus amount established for each executive officer and the achievement of both Company and individual performance objectives, which have historically been determined by our Chief Executive Officer and reviewed and approved by our Board (other than with respect to himself, whose performance objectives are established by our Board). In 2012, the Company objectives under our Executive Bonus Plan were the achievement of quarterly and annual Billings, Free Cash Flow and business unit Billings targets recommended to our Board by our Chief Executive Officer and our Vice President of Finance. Executives were paid a percentage of their target bonus based on the achievement level of their target metrics, which could be less than or exceed 100%. Additional bonus payments could be pre-approved by the compensation committee and proposed to the Board for final approval.

The table below shows the annual target bonuses approved for our executive officers for 2012 and the actual amounts paid under the Executive Bonus Plan:

Executive officer	2012 Target Bonus	2012 Actual Bonus

Walter Scott	$400,000	$400,000
Paul Goodridge(1)	$97,885	$97,885
Daniel Kossmann(2)	$180,000	$54,000
Ingo Bednarz(3)	$40,188	$52,245
Pierre-Michel Kronenberg	$150,000	$150,000
Phil Bousfield(3)(4)	$103,032	$63,881
Alistair Forbes(3)	$103,032	$105,610
Holger Felgner(3)	$115,740	$110,598

(1)    Mr. Goodridge was appointed as Chief Financial Officer of the Company in June 2012. His 2012 target bonus under the Executive Bonus Plan was prorated to reflect his period of employment with the Company during 2012.

(2)    Effective June 30, 2012, Mr. Kossmann resigned from his position as Chief Financial Officer of the Company. His actual bonus under the Executive Bonus Plan reflects his period of employment with the Company during 2012.

(3)    The bonus amounts for Messrs. Goodridge, Bousfield and Forbes were denominated in pounds sterling and have been converted into dollars using an exchange rate of $1.585:£1, which was the average of the average quarterly conversion rates for pounds sterling to dollars for 2012, and the bonus amounts for Messrs. Felgner and Bednarz were denominated in euros and have been converted into dollars using an exchange rate of $1.286:€1, which was the average of the average quarterly conversion rates for euros to dollars for 2012. The conversion rates were obtained from www.oanda.com.

(4)   Effective August 12, 2013, Mr. Bousfield resigned from his position as General Manager, IT Infrastructure.

Employment agreements

We have entered into employment agreements or offer letters with all of our executive officers under which our executive officers are employed on an at-will basis for an unspecified term. Such agreements specify the executive officer's position, responsibilities, and certain compensation terms. Either party may generally terminate the executive's employment at any time for any reason, with or without cause, in certain cases subject to a minimum notice period or a limited period of severance benefits upon a termination without cause or by the employee for "good reason."

Equity incentive plans

The Company maintains one share incentive plan pursuant to which we may grant share options, restricted share units and other share-based awards to our employees, directors, officers, and prospective employees. In addition, GFI Software Holdings Ltd., or "GFI Holdings," a shareholder of the Company and the entity through which the former shareholders of GFI Acquisition hold equity in the Company prior to its anticipated dissolution in connection with this offering, also maintains equity incentive plans pursuant to which certain of our employees, directors, and officers hold equity incentive grants.

GFI Software S.A. amended and restated share incentive plan

We adopted the 2011 Plan in March 2011 and subsequently amended and restated the 2011 Plan on June 16, 2011, September 29, 2011 and February 7, 2012 to reflect increases in the number of shares available under the 2011 Plan and a change in our name. The 2011 Plan was further amended and restated on March 28, 2013 to reflect the conversion of our legal form from a Luxembourg S.a.r.l. into a Luxembourg S.A. on October 24, 2012, the share merger on November 14, 2012, an increase in the number of shares available under the 2011 Plan and to authorize the grant of other share-based awards under the 2011 Plan in addition to share options to our employees, directors, officers, consultants and prospective employees. The 2011 Plan currently authorizes 4,900,000 of our common shares for issuance, which may consist of newly issued shares or previously issued shares temporarily held and reacquired by us on the open market or by private purchase. Shares subject to awards that expired or were cancelled, forfeited, settled in cash or otherwise terminated without a delivery to the participant of the full number of shares to which the award related will again be available for future awards under the 2011 Plan. Share options, restricted share units, and other share-based awards and the total number of shares available for issuance pursuant to awards granted under the 2011 Plan may be subject to adjustment in the event of any reorganization, share split, reverse share split, recapitalization, merger, consolidation, combination, exchange, share dividend, extraordinary dividend, any change in applicable laws or circumstances that results in or could result in substantial dilution or enlargement of participant rights in the 2011 Plan or any other similar change in our corporate structure or shares.

Our Board, or a committee appointed by the Board, administers the 2011 Plan and has the general authority to, among other things, select the individuals for participation, grant awards, determine the type, number of shares subject to, and other terms and conditions of, and all matters relating to awards, including vesting terms, and construe and interpret the 2011 Plan and awards. The 2011 Plan may be terminated, suspended, or amended at any time by our Board, provided that the rights of award holders may not be impaired by an amendment without the holder's consent and, following an initial public offering, the Board must receive shareholder approval of any amendment for which such approval is required by the national securities exchange on which our shares are listed. The Board may approve the repricing of any awards at any time without shareholder approval. Absent an earlier termination by the Board, the 2011 Plan will expire on the day before the tenth anniversary of its effective date.

The following table sets forth, as of the date of this prospectus, the options and restricted share units that have been granted (at no cost) and are outstanding among the members of our Board and our executive officers under the 2011 Plan:

Name	Common shares underlying restricted share units	Common shares underlying outstanding options	Option exercise price (US$/Share)	Option expiration date

Board Members:
William Thomas		*	$16.98	8/25/2021
			$20.49	9/12/2022
			$16.27	9/13/2023
Paul Walker		*	$16.98	8/25/2021
			$16.27	9/13/2023
			$20.49	9/12/2022
Derek Zissman		*	$20.49	9/12/2022
			$16.27	9/13/2023
Jeffrey Horing		*	$20.49	9/12/2022
Robert P. Goodman		*	$20.49	9/12/2022
Michael Triplett		*	$20.49	9/12/2022
Board Members as a Group		96,664
Executive Officers:
Walter Scott	190,000	822,698	$12.84	3/14/2021
		133,333	$30.00	5/22/2022
Paul Goodridge	190,000	8,333	$16.98	8/25/2021	(1)
		370,000	$25.17	6/29/2022
Ingo Bednarz	*	*	$16.11	7/15/2021
		*	$30.00	5/22/2022
Pierre-Michel Kronenberg	*	*	$17.34	2/7/2022
Phil Bousfield(2)		*	$12.84	3/14/2021
Alistair Forbes	*	*	$12.84	3/14/2021
Holger Felgner	*	*	$12.84	3/14/2021
Executive Officers as a Group	540,000	1,975,038

*      Upon the exercise of all share options, including options to purchase shares of GFI Holdings, as described below, the Board member or executive officer would beneficially own less than 1% of the total number of outstanding shares of the Company.

(1)    Mr. Goodridge received this grant of share options as compensation for serving as a non-executive director of the Company in 2011.

(2)    Effective August 12, 2013, Mr. Bousfield resigned from his position as General Manager, IT Infrastructure.

In 2011, the Company granted Daniel Kossman and Phil Bousfield options to purchase shares of the Company, which with respect to each executive officer, in the aggregate, represented less than one percent of the total number of outstanding shares of the Company. Upon Mr. Kossman's and Mr. Bousfield's resignation, as Chief Financial Officer of the Company effective June 30, 2012 and as General Manager of IT Infrastructure effective August 12, 2013, respectively, each executive officer's unvested options were forfeited. Mr. Kossman's vested options, a portion of which were granted at an exercise price of $16.11 and a portion of which were granted at an exercise price of $16.98, were all expired as of June 30, 2013. Mr. Bousfield's vested options, which were granted at an exercise price of $12.84, will expire on August 12, 2014.

For a further discussion of how we determined the exercise price for options granted under the 2011 Plan, see "Operating and financial review and prospects—Critical accounting policies and estimates—Share-based compensation—Valuations under the 2011 Plan" above.

GFI Software S.A. 2012 Share Incentive Plan

In connection with this offering, our Board has adopted, and it is anticipated our shareholders will approve, the GFI Software S.A. 2012 Share Incentive Plan, or the "2012 Plan." The 2012 Plan provides for the grant of share options, restricted shares, restricted share units, share appreciation rights and other share-based awards to our and our affiliates' key employees, directors, officers, consultants and prospective employees. The 2012 Plan reserves 3,000,000 common shares for issuance, which reserve will be increased: (i) on the date of each annual meeting of the Company's shareholders by a number of common shares equal to the lower of (A) such number of common shares representing 2% of the Company's outstanding common shares on the date of such increase, reduced by the number of common shares then available for issuance under the 2012 Plan, and (B) such number of common shares determined by the Board; plus (ii) to the extent that an award outstanding under the 2011 Plan as of the effective date of this offering expires or is canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the participant of the full number of common shares to which the award related, by the number of common shares that are undelivered. Common shares delivered under the 2012 Plan may consist of newly issued common shares or previously issued common shares reacquired by the Company on the open market or by private purchase. Common shares subject to awards that expire or are canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the participant of the full number of common shares to which the award relates will again be available for future awards under the 2012 Plan. Awards and the total number of common shares available for issuance pursuant to awards under the 2012 Plan may be subject to adjustment in the event of any reorganization, share split, reverse share split, recapitalization, merger, consolidation, combination, exchange, share dividend, extraordinary cash dividend, or any change in applicable laws or circumstances that results in or could result in any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the 2012 Plan.

The Board, or a committee appointed by the Board, will administer the 2012 Plan and will have the general authority to, among other things, select the individuals for participation, grant awards, determine the number of common shares subject to, and other terms and conditions of, and all matters relating to awards, including vesting terms, and construe and interpret the 2012 Plan and awards. The 2012 Plan may be terminated, suspended, or amended at any time by the Board, or a committee appointed by the Board, provided that the rights of a participant may not be impaired by an amendment without the participant's consent and, following this offering, the Company must receive shareholder approval of any amendment for which such approval is required by applicable law or the applicable rules of the national securities exchange on which the Company's shares are listed. The repricing of any awards is authorized at any time without shareholder approval, unless approval is required by applicable law or the applicable rules of the national securities exchange on which the Company's stock is listed. Absent an earlier termination by the

Board, the 2012 Plan will expire on the day before the tenth anniversary of its effective date, but any outstanding awards will remain in effect until the underlying shares are delivered or the award lapses in accordance with its terms.

No awards have been granted under the 2012 Plan.

GFI Software Holdings Ltd. Stock Incentive Plan

GFI Holdings is a British Virgin Islands business company and a direct shareholder of the Company. GFI Holdings maintains the Stock Incentive Plan, or the "2006 Plan," which provides for the grant of stock options, restricted stock, and other stock-based awards to employees, directors, officers, consultants and prospective employees of GFI Holdings and its affiliates. The 2006 Plan reserved 1,495,540 shares of the common stock of GFI Holdings for issuance, which may consist of authorized and unissued shares or previously issued shares reacquired by GFI Holdings on the open market or by private purchase. Awards and the total number of shares available for issuance pursuant to awards under the 2006 Plan may be subject to adjustment in the event of any reorganization, share split, reverse share split, recapitalization, merger, consolidation, combination, exchange, share dividend, any change in applicable laws or circumstances that results or could result in substantial dilution or enlargement of participant rights in the 2006 Plan or any other similar change in the corporate structure or shares of GFI Holdings.

The board of directors of GFI Holdings administers the 2006 Plan and terminated the 2006 Plan in connection with the adoption of the 2009 Stock Incentive Plan (as described below), although awards outstanding under the 2006 Plan at the time of termination continue to remain outstanding until they are either settled, forfeited, or otherwise expire in accordance with their terms.

No member of our Board or executive officer holds outstanding awards under the 2006 Plan.

GFI Software Holdings Ltd. 2009 Stock Incentive Plan

GFI Holdings also maintains its 2009 Stock Incentive Plan, or the "2009 Plan," which provides for the grant of stock options, restricted stock, and other stock-based awards to employees, directors, officers, consultants and prospective employees of GFI Holdings and its affiliates. The 2009 Plan reserves 10,721,806 shares of common stock of GFI Holdings for issuance, which reserve is subject to automatic increase by the number of shares of stock that would have returned to the share reserve under the 2006 Plan as a result of the expiration, cancellation, forfeiture, or other termination of any awards under the 2006 Plan, but for the termination of the 2006 Plan. Shares reserved under the 2009 Plan may consist of authorized and unissued shares or previously issued shares reacquired by GFI Holdings on the open market or by private purchase. Shares subject to awards that expired or were canceled, forfeited, or otherwise terminated without a delivery to the participant of the full number of shares to which the award related will again be available for future awards under the 2009 Plan. Awards and the total number of shares available for issuance pursuant to awards under the 2009 Plan may be subject to adjustment in the event of any reorganization, share split, reverse share split, recapitalization, merger, consolidation, combination, exchange, share dividend, extraordinary dividend, any change in applicable laws or any other similar change in the corporate structure or shares of GFI Holdings.

The board of directors of GFI Holdings administers the 2009 Plan and has the general authority to, among other things, select the individuals for participation, grant awards, determine the number of shares subject to, and other terms and conditions of, and all matters relating to, awards, including vesting terms, and construe and interpret the 2009 Plan and awards. The 2009 Plan may be terminated, suspended, or amended at any time by the board of directors of GFI Holdings, provided that the rights of a participant may not be impaired by an amendment without the participant's consent and following an initial public offering, the board of directors of GFI Holdings must receive stockholder approval of any amendment for which such approval is required by the national securities exchange on which GFI Holdings stock is listed. The board of directors of GFI Holdings may approve the repricing of any awards at any time without shareholder approval. Absent an earlier termination by the board of directors of GFI Holdings, the 2009 Plan will expire on the day before the tenth anniversary of its effective date.

The following table sets forth, as of the date of this prospectus, the options that have been granted (at no cost) and are outstanding among our executive officers under the 2009 Plan:

Executive officer	Shares of GFI Holdings common stock underlying outstanding options	Exercise price (US$/share)	Expiration date

Walter Scott	64,105	$1.29	3/1/2021
Paul Goodridge	—	—	—
Ingo Bednarz	—	—	—
Pierre-Michel Kronenberg	—	—	—
Phil Bousfield(1)	*	$1.29	3/1/2021
Alistair Forbes	*	$1.29	3/1/2021
Holger Felgner	—	—	—
Executive Officers as a Group	1,183,510

*      Upon the exercise of all options, including options to purchase class A common shares of the Company, as described above, the executive officer would beneficially own less than 1% of the total number of outstanding shares of the Company.

(1)    Effective August 12, 2013, Mr. Bousfield resigned from his position as General Manager, IT Infrastructure.

No non-executive member of our Board holds outstanding awards under the 2009 Plan. For a further discussion of how we determined the exercise price for options granted under the 2009 Plan, see "Operating and financial review and prospects—Critical accounting policies and estimates—Share-based compensation—Valuations under the GFI Holdings Plans" above.

Upon Phil Bousfield's resignation as General Manager of IT Infrastructure, his unvested options were forfeited. In addition, Mr. Bousfield holds 371,643 vested options, which were granted at an exercise price of $1.29 and will expire on August 12, 2014.

In connection with this offering, it is anticipated that GFI Holdings will enter into a plan of liquidation and that the shareholding of GFI Holdings will be collapsed into the Company, with holders of awards under the 2006 Plan and the 2009 Plan receiving common shares of the Company. For a further discussion of the collapse of the GFI Holdings shareholding into the Company, see "Related party transactions—GFI Software Holdings Ltd." below.

Limitation on liability and indemnification matters

Under Luxembourg law, indemnification provisions may be included in the articles of association. Our articles of association provide that we shall indemnify any of our directors or officers against all liability and against all expenses reasonably incurred or paid by such director or officer in connection with any action, suit or proceeding which such director or officer becomes involved in as a party or otherwise by virtue of such director or officer being or having been a director or officer of the Company, subject to certain limitations. Prior to this offering, we have entered into indemnification agreements with each member of our Board and our executive officers. We anticipate that these indemnification agreements will remain in effect upon the completion of this offering.

At present, there is no pending litigation or proceeding involving any Board member, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Related party transactions

Transactions

Merger between GFI Acquisition Company Ltd. and the registrant

GFI Acquisition was formed in May 2005 at the direction of certain investment funds affiliated with Insight, following which GFI Acquisition acquired a controlling interest in Gee FI Holdings Limited and its subsidiaries, including GFI Software LTD.

TeamViewer Holdings Ltd., or "TeamViewer Holdings," was formed in June 2009 at the direction of certain other investment funds affiliated with Insight, following which, through a series of transactions, TeamViewer Holdings acquired a controlling interest in the registrant and the registrant became the parent holding company of TeamViewer GmbH and its affiliates.

In November 2010, pursuant to the terms of a merger plan between the registrant and GFI Acquisition, GFI Acquisition merged with and into the registrant, with the registrant surviving. This transaction completed a series of related transactions resulting in the consolidation of GFI Acquisition and its subsidiaries and the registrant and its subsidiaries under one organizational structure. We refer to these transactions, collectively, as the "Merger." Following the Merger, the registrant is the direct or indirect holder of all of the outstanding shares of the former GFI Acquisition subsidiaries.

GFI Software Holdings Ltd.

GFI Holdings is a British Virgin Islands company that was formed at the direction of Insight in September 2010 prior to and in anticipation of the Merger. Pursuant to a series of transactions under British Virgin Islands law, the shareholders of GFI Acquisition became shareholders of GFI Holdings, GFI Acquisition became a wholly owned subsidiary of GFI Holdings, and GFI Holdings assumed each of the equity incentive plans of GFI Acquisition. Thereafter, upon completion of the Merger, GFI Holdings became a direct shareholder of the registrant.

In connection with this offering, it is anticipated that GFI Holdings will enter into a plan of liquidation under British Virgin Islands law and will distribute to its shareholders on a pro rata basis the common shares of the Company held by GFI Holdings such that the GFI Holdings shareholders will become direct shareholders of the Company. In addition, it is anticipated that all outstanding vested and unvested GFI Holdings stock options granted under GFI Holdings' 2006 Plan and GFI Holdings' 2009 Plan will be cancelled in exchange for a number of Company common shares owned by GFI Holdings equal to the difference between the fair market value of the GFI Holdings shares and the exercise price of the GFI Holdings stock options. It is not expected that the GFI Holdings plan of liquidation and related transactions will have an impact on the financial statements of the registrant.

For a further discussion of the 2006 Plan and 2009 Plan and the awards granted thereunder, see "Management—Equity incentive plans—GFI Software Holdings Ltd. Stock Incentive Plan" and "Management—Equity incentive plans—GFI Software Holdings Ltd. 2009 Stock Incentive Plan" above.

Conversion of class B preferred shares

In October and November 2011, we engaged in a series of transactions with TeamViewer Holdings and its shareholders to eliminate the preference on our then-existing class B preferred shares held exclusively by TeamViewer Holdings to facilitate the conversion of such shares into class A common shares. As a first step, we distributed €105.0 million (approximately $145.0 million) in cash to TeamViewer Holdings, the sole holder of our class B preferred shares at that time. Thereafter, TeamViewer Holdings distributed our class B preferred shares that it held to its shareholders, funds affiliated with Insight, funds affiliated with Bessemer Venture Partners, and funds affiliated with Greenspring Associates, Inc., or "Greenspring," and we proceeded to distribute an additional €9.0 million (approximately $12.2 million) in the aggregate to each of the affiliates of Insight, Bessemer Venture Partners and Greenspring as the direct holders of our then-existing class B preferred shares at such time. Simultaneously, we issued to these shareholders nine convertible subordinated promissory notes in an aggregate principal amount of approximately €13.1 million ($17.7 million), which was the balance of the aggregate preference on the class B preferred shares. We did not receive any cash proceeds from the issuance of these convertible subordinated promissory notes. For a further discussion of the material terms of the convertible subordinated promissory notes held by funds affiliated with each of Insight, Bessemer Venture Partners and Greenspring, see "Operating and financial review and prospects—Indebtedness—2011 Convertible subordinated promissory notes." Finally, in a series of successive transactions which included the repurchase and cancellation of a certain number of our class B preferred shares, we converted the outstanding class B preferred shares held by each of the funds affiliated with Insight, Bessemer Venture Partners and Greenspring into an equivalent number of our class A common shares. See the notes to our financial statements included elsewhere in this prospectus for a discussion of the accounting treatment of the October 2011 and November 2011 transactions.

Sale of GFI Florida

In March 2013, we sold our wholly owned subsidiary GFI Florida and our minority interest in 5Nine Software, Inc. ("5Nine") to ThreatTrack Security Holdings, Inc. ("ThreatTrack Holdings") a Delaware holding company wholly owned by certain of our shareholders, including Insight, Bessemer Venture Partners and Greenspring, for a total purchase price of $27,000,000. As consideration for the acquisition of GFI Florida and the 5Nine minority interest, ThreatTrack Holdings issued to us two promissory notes having principal amounts corresponding to the GFI Florida purchase price ($23,000,000) and the 5Nine minority interest purchase price ($4,000,000), respectively.

Agreements with shareholders

Shareholders agreement

In November 2010, in connection with the Merger, we entered into a shareholders agreement with GFI Holdings and TeamViewer Holdings, our direct shareholders at such time. The shareholders agreement sets forth certain arrangements regarding the composition of the Board of the registrant and, among other things, the terms by which our securities may be transferred. The shareholders agreement also contains customary transfer restrictions, rights of first refusal, drag-along rights, tag-along rights, voting obligations and registration rights.

All parties to our shareholders agreement have piggyback registration rights. Under these provisions, if we register any securities for public sale, these shareholders have the right to include all or a portion of their shares in the registration statement, subject to certain exceptions relating to employee benefit plans, mergers and acquisitions and registrations that do not permit secondary sales. The obligations under the shareholders agreement terminate upon the earliest of a qualified public offering, as defined in the shareholders agreement, the date on which the shareholders owning a majority of common shares agree in writing to terminate the agreement and the closing of a merger or sale of the Company.

As we anticipate that this offering will constitute a qualified public offering, we expect that the obligations under the shareholders agreement, including registration rights, will terminate upon completion of this offering.

Registration rights agreement

Prior to this offering, we anticipate that we will enter into a registration rights agreement with Insight, Bessemer Venture Partners, Greenspring and certain other holders of our common shares. Pursuant to this agreement, Insight, Bessemer Venture Partners, Greenspring and certain other holders of our common shares will be entitled to rights with respect to the registration of such common shares under the Securities Act. These shares are referred to as "registrable securities." Subject to certain limitations in the agreement, Insight may require such registration on up to four occasions, beginning six months following the effective date of any registration statement for this offering. If we register any of our common shares either for our own account, for shareholders, or both, the holders of registrable securities will be entitled to include their shares in that registration, subject to, among other things, the ability of the managing underwriter in that transaction to limit the number of common shares in any offering made pursuant thereto.

Agreements with directors and officers

Alter Domus relationship

Bruno Bagnouls and Evelyn Machner, who were members of our Board until November 14, 2012, are employees of Alter Domus, a third-party provider of outsourced corporate administration services to the Company, including Luxembourg domiciliation services, Luxembourg statutory accounting services and Luxembourg resident-director services. The Company has paid $63,308, $224,778 and $687,412 to Alter Domus for such corporate administration services in 2010, 2011 and 2012, respectively.

Indemnification

Prior to this offering, we have entered into indemnification agreements with each member of our Board and each of our executive officers. Under the indemnification agreements, we agree, among other things, to indemnify and hold harmless each member of our Board and each of our executive officers to the fullest extent permitted by law against all expenses and liabilities incurred by reason of such member of the Board or executive officer's becoming, or being threatened to be made, a party to any action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative. We anticipate that these indemnification agreements will remain in effect upon the completion of this offering.

Our articles of association also require us to indemnify our directors and officers to the fullest extent permitted by applicable law. See "Management—Limitations on liability and indemnification matters."

Principal shareholders

The following table presents information regarding the beneficial ownership of our common shares as of September 26, 2013 on an actual basis and as adjusted to reflect the sale of common shares by us pursuant to this offering, by:

•
each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our outstanding common shares;

•
each member of our senior management named herein;

•
each member of our Board; and

•
all members of our Board and members of our senior management as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules include common shares issuable pursuant to the exercise of share options or warrants or conversion of convertible securities that are either immediately exercisable, settleable or convertible, or exercisable, settleable or convertible within 60 days. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The percentage of beneficial ownership set forth in the following table is based upon 36,882,081 common shares outstanding as of September 26, 2013 and 2,080,748 common shares issuable upon the exercise of share options that are immediately exercisable or exercisable by November 25, 2013 (60 days after September 26, 2013). In addition, the beneficial ownership set forth in the following table assumes the liquidation of GFI Holdings, including (i) the exercise for cash of all outstanding vested and unvested GFI Holdings stock options, and (ii) a distribution of the common shares of the Company held by GFI Holdings to its stockholders and option holders. See "Related party transactions—GFI Software Holdings Ltd." for a further description of the liquidation of GFI Holdings in connection with this offering.

Unless otherwise indicated, the address for each listed shareholder is c/o 7A rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons or entities named in the table have sole voting power and investment power with respect to all common shares shown as beneficially owned by them.

	Beneficial ownership prior to the offering		Beneficial ownership after the offering		Beneficial ownership after the offering if underwriters' option is exercised in full
Name and address of beneficial owner	Shares	Percentage	Percentage		Percentage

5% shareholders
Entities affiliated with Insight Venture Partners(1)	27,315,914	74.06%		%		%
Entities affiliated with Bessemer Venture Partners(2)	4,489,773	12.17%		%		%
Directors and senior management
Jeffrey Horing(1)	27,318,692	74.06%		%		%
Michael Triplett(3)	2,778	*	—		—
Robert P. Goodman(2)	4,492,551	12.18%		%		%
William Thomas	6,111	*	—		—
Derek Zissman	2,778	*	—		—
Paul Walker	6,111	*	—		—
Walter Scott(4)	1,866,623	4.97%		%		%
Paul Goodridge	118,958	*	—		—
Pierre-Michel Kronenberg	53,125	*	—		—
Ingo Bednarz	20,139	*	*		*
Holger Felgner	195,956	*	*		*
Alistair Forbes	214,572	*	*		*
All directors and senior management as a group (15 persons)	34,298,394	92.31%		%		%

*      Represents beneficial ownership or holdings of less than 1% of the outstanding shares.

(1)    Consists of (i) 2,965,723 common shares held by Insight Venture Partners IV, L.P., (ii) 396,978 common shares held by Insight Venture Partners (Cayman) IV, L.P., (iii) 364,910 common shares held by Insight Venture Partners IV (Co-Investors), L.P., (iv) 23,222 common shares held by Insight Venture Partners IV (Fund B), L.P. (together with Insight Venture Partners IV, L.P., Insight Venture Partners (Cayman) IV, L.P. and Insight Venture Partners IV (Co-Investors), L.P., the "Insight Venture Fund IV Funds"), (v) 2,754,518 common shares held by Insight Venture Partners V, L.P., (vi) 833,764 common shares held by Insight Venture Partners (Cayman) V, L.P., (vii) 161,445 common shares held by Insight Venture Partners V (Employee Co-Investors), L.P. (together with Insight Venture Partners V, L.P. and Insight Venture Partners (Cayman) V, L.P., the "Insight Venture Fund V Funds"), (viii) 14,439,962 common shares held by Insight Venture Partners VI, L.P., (ix) 4,536,267 common shares held by Insight Venture Partners (Cayman) VI, L.P. and (x) 839,125 common shares held by Insight Venture Partners VI (Co-Investors), L.P. (together with Insight Venture Partners VI, L.P. and Insight Venture Partners (Cayman) VI, L.P., the "Insight Venture Fund VI Funds" and, the Insight Venture Fund VI Funds together with the Insight Venture Fund IV Funds and the Insight Venture Fund V Funds, the "Insight Venture Funds"). Insight Venture Associates IV, L.L.C., or Insight Associates IV, is the general partner of each of the Insight Venture Fund IV Funds. Insight Venture Associates V, L.L.C., or Insight Associates V, is the general partner of each of the Insight Venture Fund V Funds. Insight Venture Associates VI, L.P., or Insight Associates VI, is the general partner of each of the Insight Venture Fund VI Funds. Insight Holdings Group LLC, or Insight Holdings, is the manager of Insight Associates IV and Insight Associates V and the general partner of Insight Associates VI. Jeffrey Horing, Deven Parekh and Peter Sobiloff are the members of the board of managers of Insight Holdings. Because Messrs. Horing, Parekh and Sobiloff are the members of the board of managers of Insight Holdings, Insight Holdings is the manager of Insight Associates IV and Insight Associates V and the general partner of Insight Associates VI, and Insight Associates IV is the general partner of the Insight Venture Fund IV Funds, Insight Associates V is the general partner of the Insight Venture Fund V Funds and Insight Associates VI is the general partner of the Insight Venture Fund VI Funds, they have voting and dispositive power over these common shares. The foregoing is not an admission by Insight Associates IV, Insight Associates V, Insight Associates VI or Insight Holdings that it is the beneficial owner of the common shares held by the Insight Venture Funds. Each of Messrs. Horing, Parekh and Sobiloff disclaims beneficial ownership of the common shares. Insight Venture Partners' address is 680 Fifth Avenue, 8th Floor, New York, New York 10019.

(2)    Consists of (i) 1,436,727 common shares held by Bessemer Venture Partners VII L.P., (ii) 628,568 common shares held by Bessemer Venture Partners VII Institutional L.P. and (iii) 2,424,478 common shares held by BVP VII Special Opportunity Fund L.P. (collectively, the "BVP Funds"). Deer VII & Co. L.P. is the general partner of the BVP Funds. Deer VII & Co. Ltd. is the general partner of Deer VII & Co. L.P. J. Edmund Colloton, David J. Cowan, Byron B. Deeter, Robert P. Goodman, Jeremy S. Levine and Robert M. Stavis are the directors of Deer VII & Co. Ltd. Investment decisions with respect to the shares held by the BVP Funds are made by the directors acting as a committee and as such the directors disclaim beneficial ownership of the shares for Section 13(d) purposes. The address for the BVP Funds entities is 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538. Bessemer Venture Partners' address is 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.

(3)    Mr. Triplett is a Managing Director of Insight Venture Management, LLC, an entity affiliated with the Insight Venture Funds, but holds no voting or investment power over the shares reflected as beneficially owned by the Insight Venture Funds. See above for more information regarding the Insight Venture Funds.

(4)   281,976 common shares reflected as beneficially owned by Walter Scott are held by WSIII DE LLC, which is beneficially owned by Mr. Scott, and 363,804, 247,697 and 305,197 common shares reflected as beneficially owned by Walter Scott are held by The Walter F. Scott III 2010 GRAT, The Walter F. Scott 2012 GRAT and the Scott Family 2012 Trust, each a trust created by Mr. Scott, for which Mr. Scott is trustee.

The voting rights of our principal shareholders do not differ from the voting rights of other shareholders. We are not aware of any arrangement which may at a later date result in a change of control of the Company.

As of September 26, 2013, six of our shareholders were resident in the United States and such shareholders held approximately 45.52% of our outstanding common shares as of such date.

Description of share capital

The following is a summary of some of the terms of our common shares, based on our articles of association and the Luxembourg law of August 10, 1915 on commercial companies as amended.

General

GFI Software S.A. is a Luxembourg joint stock company (société anonyme). The registrant's legal name is "GFI Software S.A." The registrant was incorporated in June 2009 as Crystal Indigo S.à r.l., a société à responsabilité limitée, and was transformed into a société anonyme on October 24, 2012.

The registrant is registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B147.127 and has its registered office at 7A rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg.

The corporate purpose of the registrant, as stated in article 3 of our articles of association, is the following:

  The Company's primary purpose is the creation, holding, development and realisation of a portfolio, consisting of interests and rights of any kind and of any other form of investment in entities in the Grand Duchy of Luxembourg and in foreign entities, whether such entities exist or are to be created, especially by way of subscription, acquisition by purchase, sale or exchange of securities or rights of any kind whatsoever, such as equity instruments, debt instruments, patents and licenses, as well as the administration and control of such portfolio.

  An additional purpose of the Company is (i) the acquisition by purchase, registration or in any other manner as well as the transfer by sale, exchange or otherwise of intellectual and industrial property rights, (ii) the granting of licenses on such intellectual and industrial property rights, and (iii) the holding and the management of its intellectual and industrial property rights.

  The Company may further grant any form of security for the performance of any obligations of the Company or of any entity in which it holds a direct or indirect interest or right of any kind or in which the Company has invested in any other manner or which forms part of the same group of entities as the Company and lend funds or otherwise assist any entity in which it holds a direct or indirect interest or right of any kind or in which the Company has invested in any other manner or which forms part of the same group of companies as the Company.

  The Company may borrow in any form and may issue any kind of notes, bonds and debentures and generally issue any debt, equity and/or hybrid or other securities of any kind in accordance with Luxembourg law.

  The Company may render administrative, support and accounting services to companies of the group of companies to which it belongs. The Company may carry out any commercial, industrial, financial, real estate, technical, intellectual property or other activities which it may deem useful in accomplishment of these purposes.

Share capital

As of September 26, 2013, our issued share capital is €368,820.81, represented by 36,882,081 common shares with a nominal value of €0.01 each. All issued common shares are fully paid up.

We have an authorized share capital, including the issued share capital, of €20,000,000, consisting of 2,000,000,000 common shares with a nominal value of €0.01 each. Each common share is entitled to the same amount in the event of distributions. Immediately after completion of this offering, the authorized share capital will be €20,000,000.

Our articles of association authorize our board of directors to issue common shares within the limits of the authorized share capital at such times and on such terms as our board of directors may decide during a period of five years from the date of publication of the minutes of the shareholders' meeting approving such authorization in the Luxembourg Official Gazette (Mémorial, C Recueil des Sociétés et Associations), which period may be renewed. Accordingly, our board of directors may issue up to 1,963,117,919 common shares until such date. We currently intend to seek renewals and/or extensions as required from time to time.

Our authorized share capital is determined by our articles of association, as amended from time to time, and may be increased or reduced by amending the articles of association by approval of the requisite two-thirds majority of the votes at a quorate extraordinary general shareholders' meeting. Our articles of association do not discriminate against existing or future holders of our shares. Under Luxembourg law, our shareholders have no obligation to provide further capital to the Company.

Under Luxembourg law, our shareholders benefit from a pre-emptive subscription right on the issuance of shares for cash consideration. However, our shareholders have, in accordance with Luxembourg law, authorized the Board to suppress, waive or limit any pre-emptive subscription rights of shareholders provided by law to the extent the Board deems such suppression, waiver or limitation advisable for any issuance or issuances of shares within the scope of our authorized share capital. Such shares may be issued above, at or below market value as well as by way of incorporation of available reserves (including premium).

Form and transfer of shares

Our common shares are issued in registered form only and are freely transferable under Luxembourg law and our articles of association. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote our common shares.

Under Luxembourg law, the ownership of registered shares is established by the inscription of the name of the shareholder and the number of shares held by him or her in the shareholder register. Transfers of shares not deposited into securities accounts are effective towards the Company and third parties either through the recording of a declaration of transfer into the register of shares, signed and dated by the transferor and the transferee or their representatives or by the Company, upon notification of the transfer to, or upon the acceptance of the transfer by, the Company. Should the transfer of shares not be recorded accordingly, the shareholder is entitled to enforce his or her rights by initiating the relevant proceedings before the competent courts of Luxembourg.

In addition, our articles of association provide that our common shares may be held through a securities settlement system or a professional depositary of securities. The depositor of common shares held in such manner has the same rights and obligations as if he held the shares directly. Common shares held through a securities settlement system or a professional depositary of securities may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. The depositor whose shares are held through such fungible securities accounts shall have the same rights and obligations as if he held the shares directly. However, the Company will make dividend payments (if any) and any other payments in cash, shares or other securities (if any) only to the depositary recorded in the register or in accordance with its instructions.

Issuance of shares

Pursuant to the Luxembourg law of August 10, 1915 on commercial companies as amended, the issuance of common shares requires the amendment of our articles of association by the approval of the requisite majority of the votes at a quorate extraordinary general shareholders' meeting. The general meeting may approve an authorized share capital and authorize the Board to issue common shares up to the maximum amount of such authorized share capital for a maximum period of five years from the date of publication in the Luxembourg Official Gazette (Mémorial, C Recueil des Sociétés et Associations) of the minutes of the relevant general meeting. The general meeting may amend or renew such authorized share capital and such authorization of the Board to issue shares each time for a period not exceeding five years.

We currently have an authorized share capital, including the issued share capital, of €20,000,000 and the Board is authorized to issue up to 2,000,000,000 common shares (including the issued share capital and subject to stock splits, consolidation of shares or like transactions) with a nominal value of €0.01 per share. Immediately after completion of this offering, the authorized share capital will be €20,000,000.

Our articles provide that no fractional shares shall be issued.

Our common shares have no conversion rights and there are no redemption or sinking fund provisions applicable to our common shares.

Pre-emptive rights

Unless limited, waived or cancelled by our Board in the context of the authorized share capital or by an extraordinary general meeting of shareholders pursuant to the provisions of the articles of association relating to amendments thereof, holders of our common shares have a pro rata preferential subscription right to subscribe for any new shares issued for cash consideration. Our articles provide that preferential subscription rights can be limited, waived or cancelled by our Board for a period of five years in the event of an increase of the issued share capital by the Board within the limits of the authorized share capital.

Repurchase of shares

We cannot subscribe for our own common shares. We may, however, repurchase issued common shares or have another person repurchase issued common shares for our account, subject to the following conditions:

•
the repurchase complies with the principle of equal treatment of all shareholders and the Luxembourg law of May 9, 2006 on market abuse, as amended;

•
prior authorization by a simple majority vote at an ordinary general meeting of shareholders is granted, which authorization sets forth the terms and conditions of the proposed repurchase, including the maximum number of common shares to be repurchased, the duration of the period for which the authorization is given (which may not exceed five years) and, in the case of a repurchase for consideration, the minimum and maximum consideration per share;

•
the repurchase does not reduce our net assets (on a non-consolidated basis) to a level below the aggregate of the issued share capital and the reserves that we must maintain pursuant to Luxembourg law or our articles of association; and

•
only fully paid-up shares are repurchased.

No prior authorization by our shareholders is required for the Company to repurchase its own shares if:

•
the Company is in imminent and severe danger, in which case the Board must inform the general meeting of shareholders held subsequent to the repurchase of common shares of the reasons for, and aim of such repurchase, the number and nominal value of the common shares repurchased, the fraction of the share capital such repurchased common shares represented and the consideration paid for such shares; or

•
the common shares are repurchased by the Company or by a person acting for the Company's account in view of a distribution of the common shares to the employees of the Company.

On October 24, 2012, the general meeting of shareholders granted the Board the authorization to repurchase up to 14,986,414 common shares in connection with the administration of the Company's incentive plans. The authorization will be valid for a period ending five years from the date of publication of the minutes of the general meeting of shareholders reflecting such authorization in the Luxembourg Official Gazette or the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the Board is authorized to acquire and sell common shares in the Company under the conditions set forth in Article 49-2 of the Luxembourg law on commercial companies, dated August 10, 1915, as amended from time to time. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force.

The purchase price per common share to be paid shall not be more than $50.00 and shall not be less than $1.00.

Capital reduction

Our articles of association provide that our issued share capital may be reduced, subject to the approval or prior authorization of the requisite majority of the votes at a quorate extraordinary general shareholders' meeting. If the reduction of capital results in the capital being reduced below the legally prescribed minimum, the general meeting of the shareholders must, at the same time, resolve to increase the capital up to the required level.

General meeting of shareholders

Any regularly constituted general meeting of shareholders of the Company represents the entire body of shareholders.

Each of our common shares entitles the holder thereof to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders and to exercise voting rights, subject to the provisions of Luxembourg law and our articles of association. Each common share entitles the holder to one vote at a general meeting of shareholders. Our articles of association provide that our Board shall adopt as it deems fit all other regulations and rules concerning the attendance to the general meeting.

Our articles of association provide that the Board may determine a date and time preceding the general meeting of shareholders (the "Record Date"), which may not be less than 10 days and more than 60 days before the date of a general meeting. Any shareholder who wishes to attend the general meeting must inform the Company of his intent to so attend by the Record Date, in a manner to be determined by the Board in the notice convening the general meeting of the shareholders. In the case of common shares held through the operator of a securities settlement system or depositary or sub-depositary designated by such depositary, a shareholder wishing to attend a general meeting of shareholders should receive from such operator or depositary or sub-depositary a certificate certifying the number of common shares recorded in the relevant account on the Record Date and that such common shares are blocked until the closing of the general meeting to which it relates. The certificate should be submitted to the Company at its registered address no later than three business days prior to the date of the general meeting. In the event that the shareholder votes through proxies, the proxy has to be deposited at the registered office of the Company at the same time or with any agent of the Company duly authorized to receive such proxies. The board of directors may set a shorter period for the submission of the certificate or the proxy.

A shareholder may participate at any general meeting of shareholders by appointing in writing another person (who need not be a shareholder) as his proxy. Our articles of association provide that our Board may determine a date by which we or our agents must have received duly completed proxy forms in order for such form to be taken into account at the general meeting.

General meetings of shareholders shall be convened in accordance with the provisions of our articles of association and the Luxembourg law of August 10, 1915 on commercial companies, as amended. Such law provides inter alia that convening notices for every general meeting shall contain the agenda of the meeting and shall take the form of announcements published twice, with a minimum interval of eight days between publication and at least eight days before the meeting, in the Luxembourg Official Gazette (Mémorial, C Recueil des Sociétés et Associations) and in a Luxembourg newspaper. Notices by mail shall also be sent eight days before the meeting to registered shareholders, but no proof need be given that this formality has been complied with. Where all of the shares are in registered form, the convening notices may be made only by registered letters.

In case an extraordinary general meeting of shareholders is convened to enact an extraordinary resolution (see below under "—Voting rights" for further background information) and if such meeting is not quorate and a second meeting is convened, the second meeting will be convened by means of notices published twice, with a minimum interval of 15 days between publication and at least 15 days before the meeting, in the Luxembourg Official Gazette (Mémorial, C Recueil des Sociétés et Associations) and in two Luxembourg newspapers. Such convening notice shall reproduce the agenda and indicate the date and the results of the previous meeting.

Pursuant to our articles of association and if all shareholders are present or represented at a general meeting of shareholders and state that they have been informed of the agenda of the meeting, the general meeting of shareholders may be held without prior notice.

The annual general meeting of shareholders of the Company is held at 16.00 (Central European Time) on the third Wednesday of May of each year in Luxembourg-city. If that day is a legal or banking holiday or falls on a weekend, the meeting will be held on the next following business day.

Luxembourg law and the Company's articles of association provide that the Board is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the issued share capital so request in writing with an indication of the meeting agenda. In such case, the general meeting of shareholders must be held within one month of receipt of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, 10% of the issued share capital may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to the registered office at least five days before the general meeting of shareholders.

Voting rights

Each share entitles the holder thereof to one vote at a general meeting of shareholders.

Luxembourg law distinguishes ordinary resolutions and extraordinary resolutions.

Extraordinary resolutions relate to proposed amendments to the articles of association and certain other limited matters. All other resolutions are ordinary resolutions.

Ordinary resolutions.    Pursuant to our articles of association, a quorum requirement of at least one-third of the outstanding shares of the Company present or represented at the meeting applies for any ordinary resolutions to be considered at a general meeting, and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions and nil votes will not be taken into account.

Extraordinary resolutions.    Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized capital or issued share capital; (ii) a limitation or exclusion of preemptive rights; (iii) approval of a merger (fusion) or de-merger (scission); (iv) dissolution of the Company; and (v) an amendment to our articles of association. Pursuant to Luxembourg law and our articles of association, for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least half (50%) of our issued share capital. Any extraordinary resolution shall be adopted at a quorate general meeting upon a two-thirds majority of the votes validly cast on such resolution. In case such quorum is not reached, a second meeting may be convened by the Board in which a quorum requirement of at least one-third of the outstanding shares of the Company present or represented at the meeting applies, and which must still approve the amendment with two-thirds of the votes validly cast. Abstentions and nil votes will not be taken into account.

Change of nationality.    The Company may change its nationality only by unanimous consent of all shareholders.

Appointment and removal of directors.    Members of our Board are elected by ordinary resolution at a general meeting of shareholders. Under the articles of association, all directors are elected for a period of up to two years. Any director may be removed with or without cause and with or without prior notice by a simple majority vote at any general meeting of shareholders. The articles of association provide that, in case of a vacancy, the Board may fill such vacancy on a temporary basis by a person designated by the remaining members of the Board until the next general meeting of shareholders, which will resolve on a permanent appointment. The directors shall be eligible for re-election indefinitely.

Neither Luxembourg law nor our articles of association contain any restrictions as to the voting of our shares by non-Luxembourg residents.

 Amendment to the articles of association

Shareholder approval requirements.    Luxembourg law requires that an amendment of our articles of association be made by extraordinary resolution. The agenda of the general meeting of shareholders must indicate the proposed amendments to the articles of association.

Pursuant to Luxembourg law and our articles of association, for an extraordinary resolution to be considered at a general meeting, the quorum must be at least half (50%) of our issued share capital. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) upon a two-thirds majority of the votes validly cast on such resolution.

Formalities.    Any resolutions to amend the articles of association or to approve a merger, de-merger or dissolution must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg law.

Merger and division

A merger by absorption whereby one Luxembourg company, after its dissolution without liquidation, transfers to another company all of its assets and liabilities in exchange for the issuance of shares in the acquiring company to the shareholders of the company being acquired, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, be approved at a general meeting by an extraordinary resolution of the Luxembourg company, and the general meeting must be held before a notary. Further conditions and formalities under Luxembourg law are to be complied with in this respect.

Liquidation

In the event of our liquidation, dissolution or winding-up, the assets remaining after allowing for the payment of all liabilities will be paid out to the shareholders pro rata according to their respective shareholdings. Generally, the decisions to liquidate, dissolve or wind-up require the passing of an extraordinary resolution at a general meeting of our shareholders, and such meeting must be held before a Luxembourg notary.

No appraisal rights

Neither Luxembourg law nor our articles of association provide for any appraisal rights of dissenting shareholders.

Distributions

Subject to Luxembourg law, if and when a dividend is declared by the general meeting of shareholders or an interim dividend is declared by the Board, each common share is entitled to participate equally in such distribution of funds legally available for such purposes. Pursuant to our articles of association, the Board may pay interim dividends, subject to Luxembourg law.

Declared and unpaid distributions held by us for the account of the shareholders shall not bear interest. Under Luxembourg law, claims for unpaid distributions will lapse in our favor five years after the date such distribution becomes due and payable.

Any amounts payable with respect to dividends and other distributions declared and payable may be freely transferred out of Luxembourg, except that any specific transfer may be prohibited or limited by anti-money laundering regulations, freezing orders or similar restrictive measures.
 Annual accounts

Under Luxembourg law, the Board must prepare annual accounts and, under certain conditions, consolidated accounts. Our Board must also annually prepare management reports on the annual accounts and, as the case may be, on the consolidated accounts.

The annual accounts and consolidated accounts are audited by an independent auditor (réviseur d'entreprises agréé).

The annual accounts and the consolidated accounts, after approval by the annual ordinary general meeting of shareholders, will be filed with the Luxembourg trade and companies register.

Information rights

Luxembourg law gives shareholders limited rights to inspect certain corporate records 15 calendar days prior to the date of the annual ordinary general meeting of shareholders, including the annual accounts with the list of directors and auditors, the notes to the annual accounts, a list of shareholders whose shares are not fully paid up, the management report and the auditor's report.

In addition, any registered shareholder is entitled to receive a copy of certain accounting documents, including the annual accounts, the consolidated accounts, the auditor's reports and the management reports, free of charge prior to the date of the annual ordinary general meeting of shareholders.

Under Luxembourg law, it is generally accepted that a shareholder has the right to receive responses to questions concerning items on the agenda for a general meeting of shareholders, if such responses are necessary or useful for a shareholder to make an informed decision concerning such agenda item, unless a response to such questions could be detrimental to the interests of the Company.

Board of directors

The management of the Company is vested in a board of directors. Our articles of association provide that the board of directors must consist of at least three members and no more than 15 members.

The board of directors meets as often as company interests require.

A majority of the members of the board of directors present or represented at a board meeting constitutes a quorum, and resolutions are adopted by the simple majority vote of the board members present or represented. The board of directors may also take decisions by means of resolutions in writing signed by all directors.

The general shareholders' meeting elects directors and decides their respective terms, which may be up to two years. If our general meeting so decides, the directors shall be elected on a staggered basis, with one-third of the directors being elected each year. The general shareholders' meeting may dismiss one or more directors at any time, with or without cause and with or without prior notice by a resolution passed by simple majority vote. If the board of directors has a vacancy, such vacancy may be filled on a temporary basis by a person designated by the remaining members of the board of directors until the next general meeting of shareholders, which will resolve on a permanent appointment.

Within the limits provided for by law, our board of directors may delegate to one or more persons the daily management of the Company and the authority to represent the Company in this respect.

No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the directors or officers of the Company is interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm. Any director or officer who serves as a director, officer or employee or otherwise of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm only, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

Any director having an interest in a transaction submitted for approval to the board of directors that conflicts with our interest, shall be obliged to advise the board thereof and to cause a record of his statement to be included in the minutes of the meeting. He may not take part in these deliberations and may not vote on the relevant transaction. At the next general meeting, before any other resolution is put to a vote, a special report shall be made on any transactions in which any of the directors may have had an interest that conflicts with our interest.

Directors are not required to hold shares of the Company.

Any director or officer, past and present, is entitled to indemnification from us to the fullest extent permitted by law against liability and all expenses reasonably incurred by him in connection with any claim, action, suit or proceeding in which he is involved by virtue of his being or having been a director. We may purchase and maintain insurance for any director or officer against any such liability.

No indemnification shall be provided against any liability to us or our shareholders by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties of a director or officer. No indemnification will be provided in the event of a settlement (unless approved by a court or the Board), nor will indemnification be provided with respect to any matter as to which the director or officer shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company.

Transfer agent and registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.

We have applied to list our common shares on the NYSE under the symbol "GFIS."

Historical development of the share capital of the registrant

Set forth below is an overview of the historical development of the share capital of the registrant.

Formation and acquisition by TeamViewer Holdings Ltd.

The registrant was incorporated on June 10, 2009 under the name Crystal Indigo S.à r.l. as a limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg. At its formation, the registrant's share capital was set at €12,500, represented by 12,500 shares, par value €1.00 each, subscribed for exclusively by Waterside Financial Ltd, an affiliate of a third-party service provider facilitating the formation of companies in Luxembourg. On July 22, 2009, TeamViewer Holdings Ltd., or TeamViewer Holdings, an entity controlled by certain investment funds affiliated with Insight (our majority shareholder), purchased the 12,500 shares of the registrant from Waterside Financial Ltd for a total purchase price of €17,500.

Issuance of CPECs and increase of share capital

On July 28, 2009, by means of resolutions of the sole manager of the registrant taken in accordance with Luxembourg law, the sole manager of the registrant approved the issuance to TeamViewer Holdings of: (i) 43,000,000 convertible preferred equity certificates, or "CPECs," par value €1.00 each, in exchange for a cash contribution to the registrant of €43,000,000 (the "Tranche A CPECs"); and (ii) 17,451,720 CPECs, par value €1.00 each, in exchange for a cash contribution to the registrant of €17,451,720 (the "Tranche B CPECs"). The total proceeds to the registrant from the issuance of the CPECs amounted to approximately $86,662,000.

Pursuant to the terms and conditions of the CPECs, the Tranche A CPECs carried an interest rate of 5.875% (with a step-down to 0.375% after five years), and the Tranche B CPECs carried an interest rate of 2.55%, with both the Tranche A CPECs and the Tranche B CPECs maturing on July 29, 2024. The terms and conditions of the CPECs provided that, at any time, upon the election of the holder of the CPECs and with the consent of the Board of the registrant, the CPECs could be converted into shares of the registrant on a one-for-one basis, plus the settlement of any accrued yield in cash upon such conversion. For a discussion of the accounting treatment of the CPECs, see "Operating and financial review and prospects—Critical accounting policies and estimates—Fair value of convertible preferred equity certificates."

On July 29, 2009, by means of resolutions of the sole shareholder of the registrant taken in accordance with Luxembourg law, the registrant increased its share capital by €165,781 to €178,281 through the issuance of 165,781 shares, par value of €1.00 each, subscribed for in cash exclusively by TeamViewer Holdings.

At December 31, 2009, the total issued share capital of the registrant was €178,281, consisting of 178,281 shares held exclusively by TeamViewer Holdings.

Conversion of CPECs, creation of dual class of shares and increase of share capital

On November 3, 2010, in anticipation of the Merger and by means of resolutions of the sole shareholder of the registrant taken in accordance with Luxembourg law, TeamViewer Holdings, as sole shareholder of the registrant, approved the following actions relating to the share capital of the registrant:

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the creation of two classes of shares of the registrant: class A common shares and class B preferred participating shares ("class B preferred shares"), with the class B preferred shares being entitled to: (i) a preferred cumulative dividend corresponding to the product of (x) €117,357,156.87 (subject to certain adjustments) (the "Liquidation Preference") and (y) a rate corresponding to the interest rate payable by the registrant and its subsidiaries with respect to secured indebtedness for borrowed money (the "Preferred Dividend"); and (ii) preferred liquidation proceeds equivalent to a sum corresponding to the Liquidation Preference plus the Preferred Dividend (at the date of such liquidation), less any sums distributed as preferred dividends (subject to certain adjustments);

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an increase of the share capital of the registrant by €64,220,754 to €64,399,035 through the issuance of 64,220,754 shares, par value €1.00 each, subscribed for in kind through the conversion of 60,451,720 CPECs into shares (plus an amount equal to €3,769,034 corresponding to the accrued but unpaid interest on the CPECs), with the entire contribution being allocated to the share capital of the registrant;

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the conversion of the existing 64,399,035 shares, par value €1.00 each, into 6,439,903,500 class B preferred shares, par value €0.01 each, all registered in the name of TeamViewer Holdings; and

•
an increase of the share capital of the registrant by €12,941,582.91 to €77,340,617.91 through the issuance of 1,294,158,291 class B preferred shares, par value €0.01 each, subscribed for by TeamViewer

  Holdings for the price of €12,941,582.91, which class B preferred shares were fully paid up by: (i) a contribution in kind consisting of 11,250 shares of Iapetos Holding GmbH, or Iapetos, a German limited liability company, representing a 45% interest in Iapetos; (ii) a contribution in kind consisting of a claim of €9,816,724.79 owed by Iapetos to TeamViewer Holdings; and (iii) a contribution in cash of €3,113,608.12. The total fair market value of the contributions in kind and in cash described in the preceding sentence was assessed at €12,941,582.91 by the managers of the registrant, and the entire contribution was allocated to the share capital of the registrant.

On November 3, 2010, in connection with the Merger, by means of resolutions of the sole shareholder taken in accordance with Luxembourg law, TeamViewer Holdings approved an increase of the share capital of the registrant by €33,238,187.66 (€11,079,396 on a post-split basis) to €110,578,805.57 (€88,463,350 on a post-split basis) through the issuance of: (i) 3,317,364,167 class A common shares, par value €0.01, subscribed for by GFI Software Holdings Ltd., or GFI Holdings; and (ii) 6,454,599 class B preferred shares, par value €0.01, subscribed for by TeamViewer Holdings. The 3,317,364,167 (1,105,788,052 on a post-split basis) class A common shares and 6,454,599 class B preferred shares were issued to GFI Holdings and TeamViewer Holdings, respectively, as consideration for the Merger, as each of GFI Holdings and TeamViewer Holdings had, prior to the effectiveness of the Merger, been shareholders of GFI Acquisition (which was merged with and into the registrant as part of the Merger).

At December 31, 2010, the total issued share capital of the registrant was €110,578,805.57 (€88,463,350 on a post-split basis), consisting of 3,317,364,167 (1,105,788,052 on a post-split basis) class A common shares held exclusively by GFI Holdings and 7,740,516,390 class B preferred shares held exclusively by TeamViewer Holdings. As a result of the above-described transactions, GFI Holdings held approximately 30% of the equity of the registrant and TeamViewer Holdings held approximately 70% of the equity of the registrant.

Reduction of share capital

On February 9, 2011, by means of resolutions of the shareholders of the registrant taken in accordance with Luxembourg law, the share capital of the registrant was reduced by €109,473,017.51 (€36,859,602 on a post-split basis) to €1,105,788.06 (€368,596 on a post-split basis) through the cancellation of: (i) 3,284,190,525 (1,094,730,175 on a post-split basis) class A common shares, par value €0.01 each; (ii) 7,663,111,226 class B preferred shares, par value €0.01 each; and (iii) the allocation of €109,473,017.51 to the share premium of the registrant. The reduction of share capital was completed in order to reduce the number of shares outstanding. No payment was made by the registrant to the shareholders as a result of such reduction and cancellation.

Distribution out of share premium towards liquidation preference

On October 12, 2011, by means of resolutions of the shareholders of the registrant taken in accordance with Luxembourg law, the registrant distributed €105,000,000 in cash out of its existing share premium to TeamViewer Holdings, as the exclusive holder of the registrant's class B preferred shares, in respect of the liquidation preference discussed above in "—Conversion of CPECs, creation of dual class of shares and increase of share capital." As a result, the liquidation preference was reduced by a proportionate amount.

Following the October 12, 2011 distribution described above, TeamViewer Holdings distributed to its shareholders, certain investment funds affiliated with Insight, Bessemer Venture Partners and Greenspring, on a pro rata basis, the class B preferred shares of the registrant then held by TeamViewer Holdings. As a result, these affiliates of Insight, Bessemer Venture Partners and Greenspring became direct shareholders of the registrant and TeamViewer Holdings ceased to be a shareholder of the registrant.

Conversion and repurchase of class B preferred shares and issuance of class A common shares

On November 9, 2011, in connection with the conversion of the outstanding 77,405,164 class B preferred shares into class A common shares, by means of resolutions of the shareholders of the registrant and resolutions of the Board of the registrant, each taken in accordance with Luxembourg law, the shareholders and the Board approved the following actions relating to the share capital of the registrant:

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the conversion of 73,534,907 class B preferred shares into class A common shares in accordance with Luxembourg law and the repurchase by the registrant of 3,870,257 of its class B preferred shares for an aggregate price of €38,702.57, with the registrant temporarily holding 3,870,257 of its class B preferred shares as a result;

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a reduction of the share capital of the registrant by €38,702.57 to €1,067,085.49 (€368,596 on a post-split basis) by cancellation of the 3,870,257 class B preferred shares held by the registrant as a result of the step described in the immediately preceding clause; and

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an increase of the share capital by €38,702.57 (€12,901 on a post-split basis) to €1,105,788.06 (€368,596 on a post-split basis) through the issuance of 3,870,257 (1,290,085 on a post-split basis) class A common shares, par value €0.01 each, subscribed for in cash by the former holders of the class B preferred shares for a total cash contribution of €38,702.57 to the registrant, which amount was allocated entirely to the share capital.

As a result of the foregoing steps, the registrant's share capital was set at €1,105,788.06 (€368,596 on a post-split basis), represented by 110,578,806 (36,859,598 on a post-split basis) class A common shares, par value €0.01 each.

At December 31, 2011, the registrant's total issued share capital was €1,105,788.06 (€368,596 on a post-split basis), represented by 110,578,806 (36,859,598 on a post-split basis) class A common shares held by GFI Holdings and affiliates of Insight, Bessemer Venture Partners and Greenspring.

Events impacting share capital in 2012

On January 31, 2012, in connection with the exercise of certain share options of the registrant granted to two individuals and by means of resolutions of the shareholders of the registrant taken in accordance with Luxembourg law, the share capital of the registrant was increased by €421.58 (€141 on a post-split basis) to €1,106,209.64 (€368,737 on a post-split basis) through the issuance of 42,158 (14,052 on a post-split basis) class A common shares, subscribed for in cash for a total contribution of €136,891.17, consisting of €421.58 (€141 on a post-split basis) contributed towards the share capital of the registrant and €136,469.59 (€136,750 on a post-split basis) contributed towards share premium. On July 31, 2012, in connection with the exercise of share options of the registrant granted to one individual and by means of resolutions of the shareholders of the registrant taken in accordance with Luxembourg law, the share capital of the registrant was increased by €40.00 (€13 on a post-split basis) to €1,106,249.64 (€368,750 on a post-split basis) through the issuance of 4,000 (1,333 on a post-split basis) class A common shares, subscribed for in cash for a total contribution of €17,601.90, consisting of €40.00 (€13 on a post-split basis) contributed towards the share capital of the registrant and €17,561.90 (€17,589 on a post-split basis) contributed towards share premium. In accordance with the terms of the 2011 Plan, the class A common shares issued in January 2012 and July 2012 were issued in the name of GFI Holdings and were held in trust by GFI Holdings until the completion of our corporate reorganization, at which time such shares were released to the individuals.

Our corporate reorganization occurred on October 24, 2012 pursuant to a meeting of the shareholders of the registrant taken in accordance with Luxembourg law as more fully set forth under "Corporate reorganization" included elsewhere in this prospectus. On October 24, 2012, pursuant to the same meeting of the shareholders of the registrant and in connection with the exercise of share options granted to one individual, the share capital of the registrant was increased by €25 (€8 on a post-split basis) to €1,106,274.64 (€136,758 on a post-split basis) through the issuance of 2,500 (833 on a post-split basis) class A common shares, subscribed for in cash for a total contribution of €10,427.60, consisting of €25 (€8 on a post-split basis) contributed towards the share capital of the registrant and €10,402.60 (€10,420 on a post-split basis) contributed towards share premium. Prior to our corporate reorganization, our common shares were denominated as "class A common shares." Upon the completion of our corporate reorganization, our common shares are denominated as "common shares."

On November 14, 2012, in connection with the exercise of share options of the registrant granted to one individual and by means of resolutions of the shareholders of the registrant taken at a meeting of the shareholders held in accordance with Luxembourg law, the share capital of the registrant was increased by €284.17 (€95 on a post-split basis) to €1,106,558.81 (€136,853 on a post-split basis) through the issuance of 28,417 (9,472 on a post-split basis) common shares, subscribed for in cash for a total contribution of €95,504.33, consisting of €284.17 (€95 on a post-split basis) contributed towards the share capital of the registrant and €95,220.16 (€95,409 on a post-split basis) contributed towards share premium.

On November 14, 2012, in anticipation of this offering and pursuant to the same meeting of the shareholders held in accordance with Luxembourg law, the shareholders of the registrant effected a 1-for-3 reverse stock split, or "share merger" under Luxembourg law, pursuant to which the number of issued and outstanding common shares of the registrant was reduced from 110,655,881 to 36,885,288, with each shareholder's respective shares being proportionately reduced. The foregoing amounts of class A common shares, class A issued capital, share premium and other class A per-share information has been presented on both a historical basis and a post-split basis.

On December 31, 2012, in connection with the exercise of share options of the registrant granted to one individual and by means of resolutions of the shareholders of the registrant taken in accordance with Luxembourg law, the share capital of the registrant was increased by €80 to €368,932.88 through the issuance of 8,000 common shares, subscribed for in cash for a total contribution of €78,466.95, consisting of €80 contributed towards the share capital of the registrant and €78,386.95 contributed towards share premium.

Recent events impacting share capital

On June 25, 2013, in connection with the registrant's redemption of 11,207 outstanding common shares of the registrant held by an individual shareholder, and by means of resolutions of the shareholders of the registrant taken at a meeting of the shareholders held in accordance with Luxembourg law, the share capital of the registrant was reduced by €112.07 to €368,820.81 by the cancellation of 11,207 common shares temporarily held by the registrant.

Shares eligible for future sale

Before this offering, no public market existed for our securities. After we complete this offering, there will be               common shares outstanding (assuming no exercise of outstanding options to purchase common shares). Of these outstanding common shares, all of the common shares sold in this offering, plus any shares sold upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction or future registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may be sold only in compliance with the limitations of Rule 144 described below.

Sales of restricted shares

The remaining common shares outstanding after this offering are deemed restricted securities under Rule 144.

Substantially all of these common shares are subject to lock-up arrangements that expire 180 days after the date of our final prospectus. Upon expiration of the 180-day lock-up period, all of these common shares will be eligible for sale in the public market, subject to the provisions of Rule 144 or Rule 701 under the Securities Act.

Holders of our securities, including all of our directors and officers and the holders of substantially all of our other outstanding common shares and share options, have agreed that, for a period of 180 days after the date of this prospectus, they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares, without the prior written consent of J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Jefferies LLC, acting as the representatives of the underwriters, and the Company. This consent may be given at any time without public notice. In addition, during this 180-day period, we have also agreed not to file any registration statement (other than a registration statement on Form S-8) relating to, and each of our officers and shareholders has agreed not to make any demand for or exercise any right of the registration of, any common shares or any securities convertible into or exercisable or exchangeable for our common shares without the prior written consent of such representatives. For a more detailed description of these provisions, see "Underwriters."

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) will be entitled to sell those common shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year will be entitled to sell those common shares without regard to the provisions of Rule 144.

In general, under Rule 144, our affiliates or persons selling common shares on behalf of our affiliates are entitled to sell, upon the expiration of the lock-up agreements described above, a number of shares that does not exceed the greater of:

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1% of the number of common shares then outstanding, which will equal approximately              common shares immediately after this offering (              common shares if the underwriters' over-allotment is exercised in full); or

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the average weekly trading volume of the common shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling common shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Securities issued in reliance on Rule 701 (such as common shares acquired pursuant to the exercise of options or settlement of restricted share units granted under our share incentive plan) are also restricted securities and, beginning 180 days after the date of this prospectus, may be sold by shareholders other than our affiliates, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

Shortly after this offering, we will file a registration statement under the Securities Act covering common shares reserved for issuance under our share incentive plans. The registration statement will cover approximately              shares. Shares registered under this registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the common shares are subject to the lock-up agreements described above.

Taxation

This taxation summary addresses the material Luxembourg income tax consequences and the material U.S. federal income tax consequences to U.S. shareholders in connection with the acquisition, ownership, and disposition of the common shares. This summary does not discuss every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or that is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. The laws upon which this summary is based are subject to change, perhaps with retroactive effect. A change to such laws may invalidate the contents of this summary, which will not be updated to reflect changes in laws. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THEIR PARTICULAR TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF COMMON SHARES.

Material Luxembourg tax consequences for holders of common shares

The following information is of a general nature only and is based on the Company's understanding of certain aspects of the laws and practice in force in Luxembourg as of the date of this prospectus. It does not purport to be a comprehensive description of all of the tax considerations that might be relevant to an investment decision. It is included herein solely for preliminary information purposes. It is not intended to be, nor should it be construed to be, legal or tax advice. It is a description of the material Luxembourg tax consequences with respect to the common shares and may not include tax considerations that arise from rules of general application or that are generally assumed to be known to shareholders. This summary is based on the laws in force in Luxembourg on the date of this prospectus and is subject to any change in law that may take effect after such date, possibly with retroactive effect. Prospective shareholders should consult their professional advisors with respect to particular circumstances, the effects of state, local or foreign laws to which they may be subject and as to their tax position.

Taxation of the Company

Withholding tax.    We do not currently anticipate paying any dividends. If we were to pay dividends currently, the following discussion summarizes the relevant Luxembourg withholding tax consequences to you.

Dividends paid by the Company to our shareholders are as a rule subject to a 15% withholding tax in Luxembourg, unless a reduced treaty rate or the participation exemption applies. A withholding exemption may apply under the participation exemption regime if: (i) the shareholder is an eligible parent ("Eligible Parent"); and (ii) at the time the dividend is made available the shareholder has held or commits itself to hold for an uninterrupted period of at least 12 months a direct participation of at least 10% of the share capital of the Company or a direct participation of an acquisition price of at least €1.2 million. Holding a participation through a tax-transparent entity is deemed to be a direct participation in the proportion of the net assets held in this entity. An Eligible Parent includes: (i) a company covered by Article 2 of the Directive 2011/96/EU of 30 November 2011 ("EU Parent-Subsidiary Directive") or a Luxembourg permanent establishment thereof; (ii) a company resident in a country having a double tax treaty with Luxembourg and subject to a tax corresponding to Luxembourg corporate income tax or a Luxembourg permanent establishment thereof; (iii) a company limited by share capital (société de capitaux) or a cooperative society (société coopérative) resident in the European Economic Area other than in an EU member state and liable to a tax similar to Luxembourg corporate income tax or a Luxembourg permanent establishment thereof; or (iv) a Swiss company limited by share capital (société de capitaux) which is effectively subject to corporate income tax in Switzerland without benefiting from an exemption.

You may be able to obtain a refund for amounts withheld by us and paid over to the Luxembourg tax authorities in excess of the amount of Luxembourg tax due (if any) under an applicable tax treaty or under the participation exemption regime by filing the appropriate forms with the Luxembourg tax authorities requesting such refund and providing the required information.

No withholding tax is levied on capital gains and liquidation proceeds.

Income tax.    The Company is a fully taxable Luxembourg company. The net taxable profit of the Company is subject to Luxembourg corporate income tax and municipal business tax.

The taxable profit as determined for corporate income tax purposes is applicable, with minor adjustments, for municipal business tax purposes. Corporate income tax is levied at an effective maximum rate of 22.47% in 2013 (inclusive of the 7% surcharge for employment fund purposes). Municipal business tax is levied at a variable rate according to the municipality in which the company is located (6.75% in Luxembourg-city). The maximum aggregate corporate income tax and municipal business tax rate consequently amounts to 29.22% for companies located in Luxembourg-city in 2013.

Under the participation exemption regime, dividends derived from shares may be exempt from income tax if: (i) the distributing company is a qualified subsidiary ("Qualified Subsidiary"); and (ii) at the time the dividend is made available to the Company, the Company has held or commits itself to hold for an uninterrupted period of at least 12 months a qualified shareholding ("Qualified Shareholding") in the relevant Qualified Subsidiary. A Qualified Subsidiary means: (i) a company covered by Article 2 of the EU Parent-Subsidiary Directive; or (ii) a non-resident company limited by share capital (société de capitaux) liable to a tax similar to Luxembourg corporate income tax. A Qualified Shareholding means shares representing a direct participation of at least 10% in the share capital of the Qualified Subsidiary or a direct participation in the Qualified Subsidiary of an acquisition price of at least €1.2 million. Liquidation proceeds received are assimilated to a received dividend for this purpose and may be exempt under the same conditions. Shares held through a tax-transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity.

Capital gains realized by the Company on shares are subject to income tax at ordinary rates, unless the conditions of the participation exemption regime, as described in the following sentences, are satisfied. Under the participation exemption regime, capital gains realized on shares may be exempt from income tax at the level of the Company if at the time the capital gain is realized, the Company has held or commits itself to hold for an uninterrupted period of at least 12 months shares representing a direct participation in the share capital of the Qualified Subsidiary of: (i) at least 10%; or (ii) an acquisition price of at least €6 million. Shares held through a tax-transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity. Taxable gains are determined as being the difference between the price for which shares have been disposed and the lower of their cost or book value.

Net worth tax.    The Company is subject to Luxembourg net worth tax at the rate of 0.5% applied on net assets as determined for net worth tax purposes. Net worth is referred to as the unitary value (valeur unitaire) of the Company, as determined at January 1 of each year. The unitary value is in principle calculated as the difference between: (i) assets estimated at their fair market value (valeur estimée de réalisation); and (ii) liabilities vis-à-vis third parties.

Under the participation exemption, a Qualified Shareholding held in a Qualified Subsidiary by the Company is exempt from this calculation.

Registration and stamp duties.    The issuance of the shares against contributions in cash as well as other amendments to the Company's articles of association are currently subject to a €75 fixed duty. The disposal of the shares is not subject to a Luxembourg registration tax or stamp duty, unless recorded in a Luxembourg notarial deed or otherwise registered in Luxembourg.

Taxation of shareholders

Generally, a shareholder will not become resident, nor be deemed to be resident, in Luxembourg by reason only of the holding and/or disposing of our common shares, or the execution, performance or enforcement of his/her rights thereunder.

Income tax—Luxembourg resident shareholders.    Dividends and other payments derived from our common shares by resident individual shareholders, who act in the course of the management of either their private wealth or their professional or business activity, are subject to income tax at the ordinary progressive rates. A tax credit may be generally granted for Luxembourg withholding tax levied and any excess may be refundable. Under current Luxembourg tax law, 50% of the gross amount of dividends received by resident individual shareholders from: (i) a Luxembourg resident fully taxable company limited by share capital (société de capitaux); (ii) a company limited by share capital (société de capitaux) resident in a country with which Luxembourg has entered into a double tax treaty and liable to a tax corresponding to Luxembourg corporate income tax; or (iii) a company resident in an EU member state and covered by Article 2 of the EU Parent-Subsidiary Directive are exempt from income tax.

Capital gains realized on the disposal of our common shares by resident individual shareholders, who act in the course of the management of their private wealth, are not subject to income tax, unless these capital gains qualify either as speculative gains or as gains on a substantial participation. Capital gains are deemed to be speculative and are subject to income tax at ordinary rates if the shares are disposed of within six months after their acquisition or if their disposal precedes their acquisition. A participation is deemed to be substantial where a resident individual shareholder holds or has held, either alone or together with his spouse or partner and/or minor children, directly or indirectly at any time within the five years preceding the disposal, more than 10% of the share capital of the company whose shares are being disposed of. A shareholder is also deemed to dispose of a substantial participation if he acquired free of charge, within the five years preceding the transfer, a participation that was constituting a substantial participation in the hands of the alienator (or the alienators in case of successive transfers free of charge within the same five-year period). Capital gains realized on a substantial participation more than six months after the acquisition thereof are taxed according to the half-global rate method, (i.e., the average rate applicable to the total income is calculated according to progressive income tax rates and half of the average rate is applied to the capital gains realized on the substantial participation). A disposal may include a sale, an exchange, a contribution or any other kind of alienation of the participation.

Capital gains realized on the disposal of our common shares by resident individual shareholders, who act in the course of their professional or business activity, are subject to income tax at ordinary rates. Taxable gains are determined as being the difference between the price for which the shares have been disposed of and the lower of their cost or book value.

Income tax—Luxembourg corporate residents.    Dividends and other payments derived from our common shares by Luxembourg resident fully taxable companies are subject to income taxes, unless the conditions of the participation exemption regime, as described in the next paragraph, are satisfied. A tax credit may be generally granted for Luxembourg withholding tax levied and any excess may be refundable. If the conditions of the participation exemption regime are not met, 50% of the dividends received by Luxembourg resident fully taxable companies from the Company are exempt from income tax.

Under the participation exemption regime, dividends derived from our common shares may be exempt from income tax if: (i) the shareholder is a Luxembourg resident fully taxable company; and (ii) at the time the dividend made available to the shareholder has held or commits itself to hold for an uninterrupted period of at least 12 months a Qualified Shareholding in the Company. Shares held through a tax-transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity.

Capital gains realized by a Luxembourg fully taxable resident company on our common shares are subject to income tax at ordinary rates, unless the conditions of the participation exemption regime, as described in the following sentences, are satisfied. Under the participation exemption regime, capital gains realized on our common shares may be exempt from income tax to the shareholder if: (i) the shareholder is a Luxembourg resident fully taxable company; and (ii) at the time the capital gain is realized, the shareholder has held or commits itself to hold for an uninterrupted period of at least 12 months common shares representing a direct participation (a) in the share capital of the Company of at least 10% or (b) of an acquisition price of at least €6 million. Taxable gains are determined as being the difference between the price for which the shares have been disposed of and the lower of their cost or book value.

Income tax—Luxembourg residents benefiting from a special tax regime.    A shareholder who is either: (i) an undertaking for collective investment governed by the law of 17 December 2010; (ii) a specialized investment fund governed by the amended law of 13 February 2007; or (iii) a family wealth management company governed by the amended law of 11 May 2007 is exempt from income tax in Luxembourg. Dividends derived from and capital gains realized on the common shares are thus not subject to income tax in their hands.

Income tax—non-resident Luxembourg shareholders.    Non-resident shareholders, who have neither a permanent establishment nor a permanent representative in Luxembourg to which or whom the common shares are attributable, are not liable to any Luxembourg income tax on income and gains derived from our common shares.

As an exception, a non-resident may be liable to Luxembourg income tax on capital gains realized on the common shares if he has held, either alone or together with his spouse or partner and/or his minor children, directly or indirectly, at any time within the five years preceding the disposal of the common shares, more than 10% of the capital of the Company and he has either: (i) held the common shares for less than six months; or (ii) has been a Luxembourg resident taxpayer for more than 15 years and has become a non-resident less than five years before the realization of the capital gains on the common shares.

Non-resident shareholders who have a permanent establishment or a permanent representative in Luxembourg to which or whom the common shares are attributable must include any dividend received, as well as any gain realized on the sale, disposal or redemption of the common shares, in their taxable income for Luxembourg tax assessment purposes, unless the conditions of the participation exemption regime, as described in this and the next paragraphs, are satisfied. If the conditions of the participation exemption are not fulfilled, 50% of the gross amount of dividends received by a Luxembourg permanent establishment or permanent representative are exempt from income tax. Taxable gains are determined as being the difference between the price for which the shares have been disposed and the lower of their cost or book value. Under the participation exemption regime, dividends derived from the common shares may be exempt from income tax if: (i) the shares are attributable to a qualified permanent establishment ("Qualified Permanent Establishment"); and (ii) at the time the dividend is made available to the Qualified Permanent Establishment, it has held or commits itself to hold for an uninterrupted period of at least

12 months a Qualified Shareholding. A Qualified Permanent Establishment means: (i) a Luxembourg permanent establishment of a company covered by Article 2 of the EU Parent-Subsidiary Directive; (ii) a Luxembourg permanent establishment of a company limited by share capital (société de capitaux) resident in a country having a tax treaty with Luxembourg; and (iii) a Luxembourg permanent establishment of a company limited by share capital (société de capitaux) or a cooperative society (société coopérative) resident in the European Economic Area other than an EU member state. Common shares held through a tax-transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity.

Under the participation exemption regime, capital gains realized on the common shares may be exempt from income tax if: (i) the shares are attributable to a Qualified Permanent Establishment; and (ii) at the time the capital gain is realized, the Qualified Permanent Establishment has held or commits itself to hold for an uninterrupted period of at least 12 months shares representing a direct participation in the share capital of the Company (a) of at least 10% or (b) of an acquisition price of at least €6 million.

Net worth tax

Luxembourg resident shareholders, as well as non-resident shareholders who have a permanent establishment or a permanent representative in Luxembourg to which the common shares are attributable, are subject to Luxembourg net worth tax on such shares, except if the shareholder is: (i) an individual; (ii) an undertaking for collective investment governed by the law dated 17 December 2010; (iii) a securitization company governed by the amended law of 22 March 2004 on securitization; (iv) a company governed by the amended law of 15 June 2004 on venture capital vehicles; (v) a specialized investment fund governed by the amended law of 13 February 2007; or (vi) a family wealth management company governed by the amended law of 11 May 2007.

Other estate and gift taxes

Under Luxembourg tax law, where an individual shareholder is a resident of Luxembourg for tax purposes at the time of his/her death, the common shares are included in his or her taxable basis for inheritance tax purposes. However, no inheritance tax is levied on the transfer of the common shares upon the death of a shareholder in the event the deceased was not a resident of Luxembourg for inheritance purposes.

Gift tax may be due on a gift or donation of the common shares, if the gift is recorded in a Luxembourg notarial deed or otherwise registered in Luxembourg.

Material U.S. federal income tax consequences

The following summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "IRC"), the Convention Between the Government of the Grand Duchy of Luxembourg and the Government of the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital ("The Luxembourg-U.S. Convention"), existing Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly with retroactive effect, and to different interpretations). This summary applies only if you hold your common shares as capital assets within the meaning of Section 1221 of the IRC (generally, property held for investment). This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, certain types of investors, such as:

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persons subject to the imposition of the U.S. federal alternative minimum tax;

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partnerships or other pass-through entities treated as partnerships for U.S. federal income tax purposes;

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insurance companies;

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tax-exempt persons;

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financial institutions;

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regulated investment companies;

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dealers in securities;

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persons who hold common shares as part of a hedging, straddle, constructive sale or conversion transaction;

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persons who acquired common shares pursuant to the exercise of any employee share option, settlement of restricted share units or otherwise as compensation;

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persons whose functional currency is not the U.S. dollar; and

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persons owning (directly, indirectly or constructively under applicable attribution rules) 10% or more of our voting shares may be subject to different tax rules not discussed below.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common shares, the tax treatment of a member of such an entity will generally depend on the status of the partner and the activities of the entity treated as a partnership. If you are a partner of an entity treated as a partnership for U.S. federal income tax purposes holding our common shares, you should consult your tax advisor. Persons considering the purchase of the shares should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state or local jurisdiction or any jurisdictions outside of the United States.

This discussion applies to you only if you are a beneficial owner of common shares and are, for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation) organized under the laws of the United States or any state of the United States (or the District of Columbia); (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if both: (a) a U.S. court is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

Taxation of dividends

We do not currently anticipate paying any dividends. If we were to pay dividends currently, the following discussion summarizes the relevant U.S. tax consequences to you.

Because we will not compute our earnings and profits in accordance with U.S. federal income tax principles, the gross amount of any distribution, including Luxembourg withholding tax thereon, with respect to our common shares (other than certain pro rata distributions of common shares) will be treated as a dividend for U.S. federal income tax purposes. Subject to applicable limitations, dividends paid to non-corporate holders may be taxable at a preferential maximum rate of 20%, unless we are a passive foreign investment company ("PFIC") for the taxable year or the immediately preceding taxable year (see the discussion below under "—Passive foreign investment company"). You should consult your tax advisor regarding the availability of this preferential tax rate under your particular circumstances. An additional 3.8% tax may apply to dividends received by certain U.S. holders of our common shares, including individuals, estates and trusts.

Subject to the next sentence, dividends paid on common shares will constitute income from sources outside the United States for foreign tax credit limitation purposes and will not be eligible for the dividends-received deduction to U.S. corporate shareholders. However, for foreign tax credit limitation purposes, some portion of any dividend received with respect to the common shares may be treated as U.S. source income under the rules regarding "United States-owned foreign corporations." You should consult your tax advisor regarding the source of any dividend received.

The amount of any distribution paid in euro will be the dollar value of the euro on the date of your receipt of the dividend, determined at the spot rate in effect on such date, regardless of whether you convert the payments into dollars. Gain or loss, if any, recognized by you on the subsequent sale, conversion or disposition of euro will be ordinary income or loss, and will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Tax withheld in Luxembourg at the rate provided for in The Luxembourg-U.S. Convention will be treated as a foreign tax that you may elect to deduct in computing your U.S. federal taxable income or credit against your U.S. federal income tax liability. Amounts paid in respect of dividends on common shares will be treated as "passive income" for purposes of calculating the amount of the foreign tax credit available to a U.S. shareholder. Foreign tax credits allowable with respect to each category of income cannot exceed the U.S. federal income tax payable on such category of income. Any amount withheld by us and paid over to the Luxembourg tax authorities in excess of the rate applicable under The Luxembourg-U.S. Convention will not be eligible for credit against your U.S. federal income tax liability. However, you may be able to obtain a refund of such excess amount by filing the appropriate forms with the Luxembourg tax authorities requesting such refund and providing the required information.

Sale, exchange or other taxable disposition of the common shares

Provided that we are not a PFIC for any taxable year, you generally will recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of common shares in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and your tax basis for such common shares. Such gain or loss will be a capital gain or loss and will be long-term capital gain if the common shares were held for more than one year. Long-term capital gains of non-corporate holders are currently taxed at a maximum rate of 20%. Any such gain or loss generally would be treated as income or loss from sources within the United States for foreign tax credit limitation purposes. If you receive euro upon a sale, exchange or other taxable disposition of common shares, gain or loss, if any, recognized on the subsequent sale, conversion or disposition of such euro will be ordinary income or loss, and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. An additional 3.8% tax may apply to gains recognized by certain U.S. holders of our common shares, including individuals, estates and trusts.

Passive foreign investment company

A non-U.S. corporation will generally be considered a PFIC for U.S. federal income tax purposes for any taxable year if either: (i) 75% or more of its gross income in such taxable year is passive income (the "income test"); or (ii) the average percentage (determined on the basis of a quarterly average) of the value of its assets that produce or are held for the production of passive income is at least 50% (the

"asset test"). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the shares.

The Company believes that it will not be considered a PFIC for U.S. federal income tax purposes for the current year and the Company does not expect to become a PFIC in the foreseeable future. However, since PFIC status depends upon the composition of a company's income and assets and the value of its assets as determined under the rules provided in the IRC from time to time, there can be no assurance that the Company will not be considered a PFIC for 2013 or thereafter.

Furthermore, the application of the PFIC asset test in respect of our current taxable year is uncertain because prior to this offering the Company believes it is a controlled foreign corporation (a "CFC") and, although after the offering it no longer expects to be a CFC, the application of the asset test to a CFC in respect of its taxable year in which it becomes publicly traded after its first quarter is not clear. If a foreign corporation is a "publicly traded corporation" for the taxable year, the PFIC asset test is applied based on the fair market value of its assets. The asset test for a CFC is applied based on the adjusted tax bases of its assets as determined for the purposes of computing earnings and profits under U.S. federal income tax principles. In both cases, the determination is made on the basis of a quarterly average. It is not clear, however, whether a corporation will be treated as a "publicly traded corporation" in respect of the taxable year in which it becomes a publicly traded corporation after the first quarter. We will be a CFC prior to the offering, and we expect to become a publicly traded corporation as a result of the offering sometime this year. As a result, it is not clear how the asset test will apply to us in respect of the current taxable year. However, regardless of whether the asset test must be applied entirely based on the adjusted tax bases or entirely on the value of our assets during the current taxable year (or on a combination of these two methods, based on the number of quarters during which our common shares are publicly traded in the current taxable year), we do not believe that we will be a PFIC in respect of our current taxable year. You should note, however, that the IRS could disagree with our conclusion.

If the Company were treated as a PFIC for any taxable year during which you held a common share, certain adverse consequences could apply. Gain recognized by you on a sale or other disposition of a common share would be allocated ratably over your holding period for the common share. The amounts allocated to the taxable year of the sale or other exchange and to any year before the Company became a PFIC would be taxed as ordinary income, rather than capital gains. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to such taxable year. Further, any distribution in respect of common shares in excess of 125% of the average of the annual distributions on common shares received by you during the preceding three years or your holding period, whichever is shorter, would be subject to taxation as described above.

Certain elections may be available (including a mark-to-market election) to you that may mitigate the adverse consequences resulting from PFIC status. In addition, if we were to be treated as a PFIC in a taxable year in which we pay a dividend or in the prior taxable year, the preferential tax rate discussed above with respect to dividends paid to non-corporate holders would not apply.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in our common shares.

Backup withholding and information reporting

Payment of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless: (i) you are an exempt recipient; or (ii) in the case of backup withholding, you provide us with your correct taxpayer identification number on IRS Form W-9 and certify that you are not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

In addition, U.S. individuals who hold interests in foreign financial assets exceeding $50,000 are required to report our name and address and the information necessary to identify our common shares held on IRS Form 8938, which must be attached to such individual's annual tax return, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions). Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules. If the Company were treated as a PFIC, U.S. holders who report their interest in our common shares on IRS Form 8621 may not have to separately detail such interest on IRS Form 8938. U.S. holders should consult their tax advisors to determine their reporting obligations, if any, with respect to an interest in our common shares, including any requirement to file IRS Form 8938 and Form 8621.

Underwriters

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Credit Suisse Securities (USA) LLC, 11 Madison Avenue, New York, New York 10010, and Jefferies LLC, 520 Madison Avenue, New York, New York 10022, are acting as representatives and joint book-running managers, have severally agreed to purchase, and we have agreed to issue and sell to them, severally, the number of common shares indicated below:

Name	Number of shares

J.P. Morgan Securities LLC
Credit Suisse Securities (USA) LLC
Jefferies LLC
Stifel, Nicolaus & Company, Incorporated
BMO Capital Markets Corp.
Needham & Company, LLC
Oppenheimer & Co. Inc.

Total

The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the common shares subject to their acceptance of the common shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such common shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters' over-allotment option described below.

The underwriters initially propose to offer part of the common shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $              per share. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representatives, including in connection with sales of unsold allotments of common shares or subsequent sales of common shares purchased by the representatives in stabilizing and related transactions.

The underwriters have an option, exercisable for 30 days from the date of this prospectus, to purchase up to              additional common shares from us at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter's name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are set forth assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional              common shares.

Total
	Per share	No exercise	Full exercise

Public offering price
Underwriting discounts and commissions to be paid by us
Proceeds, before expenses, to us

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately                  , which includes legal, accounting and printing costs and various other fees associated with the registration and listing of our common shares.

We have applied to list our common shares on the NYSE under the symbol "GFIS."

We and all of our directors and officers and the holders of substantially all of our other outstanding common shares, share options and restricted share units have agreed that, without the prior written consent of J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Jefferies LLC, acting as representatives on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus:

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offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares;

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enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares; or

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file any registration statement with the SEC relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common shares;

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to certain transactions, including:

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the issuance and sale of shares pursuant to this offering;

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the issuance by us of common shares upon the exercise of an option or warrant, settlement of a restricted share unit or the conversion of a security outstanding upon the date of the underwriting agreement or the disposition of common shares to us in a transaction exempt from Section 16(b) of the Exchange Act solely in connection with the payment of taxes and exercise price due with respect to the exercise of options or the vesting of restricted share units, insofar as such securities are outstanding as of the date of the underwriting agreement; provided that no public reports or filings, including filings under Section 16 of the Exchange Act, will be required to be filed or will be voluntarily made in connection with such disposition;

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the grant of options and other share-based awards by us or the issuance of common shares by us to our employees, officers, directors, advisors or consultants pursuant to employee benefit plans in effect on the date of the underwriting agreement;

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the filing by us of a registration statement with the SEC on Form S-8 in respect of any shares issued under or the grant of any award pursuant to an employee benefit plan in effect on the date of the underwriting agreement;

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the entry by us into an agreement providing for the issuance of common shares or any security convertible into or exercisable for common shares in connection with mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions, and the issuance of any such securities pursuant to any such agreement; provided that any securities (as fully converted or exercised, if applicable) issued pursuant to this exception would not exceed 5% of the common shares outstanding immediately after giving effect to the initial public offering, and provided that any recipients of the securities shall enter into a written agreement accepting the restrictions described above as though they were expressly applicable to such recipient;

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transactions by any such person relating to common shares or other securities acquired in open market transactions after completion of this offering; provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transactions;

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transfers by any such person of common shares or any security convertible into common shares as a bona fide gift; provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transactions;

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distributions by any such person of common shares or any security convertible into common shares to limited partners, limited liability company members or stockholders of any such person; provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transactions;

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transactions by a selling shareholder relating to common shares or securities convertible or exercisable or exchangeable for common shares pursuant to a bona fide tender offer made for all outstanding common shares and securities convertible into or exercisable or exchangeable for common shares or a sale of all or substantially all of the assets or equity of the Company (whether by merger, sale of assets or otherwise);

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the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares; provided that such plan does not provide for the transfer of common shares during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or shall be voluntarily made; or

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transfers to us in connection with the repurchase of common shares issued pursuant to employee benefit plans in effect on the date of the underwriting agreement or pursuant to agreements pursuant to which such common shares were issued; provided that no public reports or filings, including filings under Section 16 of the Exchange Act, will be required to be filed or will be voluntarily made in connection with such transfer.

In addition, each such person agrees that, without the prior written consent of the representatives, it will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares, other than in connection with this offering.

In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more common shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing common shares in the open market. In determining the source of common shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of common shares compared to the price available under the over-allotment option. The underwriters may also sell common shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common shares in this offering, if the syndicate repurchases previously distributed common shares to cover syndicate short positions or to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

From time to time, certain of the underwriters and their respective affiliates may provide investment banking services, commercial banking and advisory services to us and our affiliates, for which they have received or may receive customary fees and expenses. Certain of the underwriters and their affiliates may also hold our equity or debt securities from time to time. In addition, J.P. Morgan Securities LLC served as the sole lead arranger and sole book-runner for our senior secured credit facility, and an affiliate of J.P. Morgan Securities LLC currently serves as the administrative agent and collateral agent for our senior secured credit facility. Also, affiliates of each of J.P. Morgan Securities LLC and Jefferies LLC currently are lenders under the senior secured credit facility.

We and the underwriters have, each severally, agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the offering

Prior to this offering, there has been no public market for our common shares. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

 Selling restrictions

European Economic Area

This prospectus has been prepared on the basis that all offers of common shares will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states (each, a "Member State") of the European Economic Area, or "EEA," from the requirement to produce, have duly approved and publish a prospectus for offers of the common shares. Accordingly, any person making or intending to make any offer within the EEA of common shares that are the subject of the offering contemplated in this prospectus should only do so in circumstances in which no obligation arises for the sellers of the common shares or any of the underwriters to produce a prospectus for such offer. Neither the sellers of the common shares nor the underwriters have authorized, nor do they authorize, the making of any offer of common shares through any financial intermediary, other than offers made by the underwriters that constitute the final offering of common shares contemplated in this prospectus.

In relation to each Member State of the EEA which has implemented the Prospectus Directive, each representative has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of our common shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of our common shares to the public in that Member State:

(a)    at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)   at any time to any legal entity which has two or more of: (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)    at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an "offer of our common shares to the public" or "an offer of shares," in relation to any common shares in any Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Member State) and includes any relevant implementing measure in the Member State. The expression "2010 PD Amending Directive" means Directive 2010/75/EU.

United Kingdom

Each representative has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the common shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any common shares in, from or otherwise involving the United Kingdom.

Switzerland

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the common shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the common shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the common shares with a view to distribution.

Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the common shares.

The common shares are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the common shares has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our common shares, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our common shares shall be deemed to be made to such recipient and no applications for our common shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our common shares you undertake to us that, for a period of 12 months from the date of issue of the common shares, you will not transfer any interest in the common shares to any person in Australia other than to a wholesale client.

Hong Kong

Our common shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than: (i) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder; or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong); or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

Our common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our common shares will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our common shares is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore ("SFA"). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common shares may not be circulated or distributed, nor may our common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA; (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our common shares is suitable for them.

Where our common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)    by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)   for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

  (1)    to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

  (2)    where no consideration is given for the transfer; or

  (3)    where the transfer is by operation of law.

In addition, investors in Singapore should note that the common shares acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their common shares.

Service of process and enforceability of civil liabilities

We are a Luxembourg joint stock company (société anonyme). Most of our assets are located outside the United States. Furthermore, most of our directors and officers and some experts named in this prospectus reside outside the United States and a substantial portion of their assets are located outside the United States. As a result, investors may not be able to effect service of process within the United States upon us or our directors or officers or some experts or to enforce against us or them in United States courts judgments predicated upon the civil liability provisions of U.S. federal securities law. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the U.S. It may also be difficult for an investor to bring an original action in a Luxembourg or other foreign court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons.

There is doubt as to the enforceability in original actions in Luxembourg courts of civil liabilities predicated solely upon U.S. federal securities law, and the enforceability in Luxembourg courts of judgments entered by U.S. courts predicated upon the civil liability provisions of U.S. federal securities law will be subject to compliance with procedural requirements under Luxembourg law, including the condition that the judgment does not violate Luxembourg public policy.

Legal matters

Willkie Farr & Gallagher LLP, New York, New York, will pass on certain matters related to the common shares offered by this prospectus for us, with respect to United States laws. Arendt & Medernach, Luxembourg will pass on the validity of the common shares offered by this prospectus for us with respect to the laws of the Grand Duchy of Luxembourg. The underwriters have been represented in connection with this offering with respect to United States laws by Cravath, Swaine & Moore LLP, New York, New York.

Experts

The consolidated financial statements of the registrant at December 31, 2010 and for the year in the period ended December 31, 2010, appearing in this prospectus and registration statement have been audited by Ernst & Young Malta Limited, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on authority of such firm as experts in accounting and auditing. The address of Ernst & Young Malta Limited is Regional Business Centre, Achille Ferris Street, Msida MSD 1751, Malta.

The consolidated financial statements of the registrant at December 31, 2012 and 2011, and for each of the two years in the period ended December 31, 2012, appearing in this prospectus and registration statement have been audited by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on authority of such firm as experts in accounting and auditing. The address of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft is Arnulfstraße 59, 80636 Munich, Germany.

The consolidated financial statements of IASO International B.V. as of and for the years ended December 31, 2012 and December 31, 2011 included in this prospectus have been audited by Deloitte Accountants B.V., independent auditors, as stated in their report appearing herein, which includes an emphasis-of-matter paragraph relating to the special purpose financial statements prepared in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board not replacing the statutory financial statements prepared in accordance with Part 9 of Book 2 of the Dutch Civil Code, and are included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing. The address of Deloitte Accountants B.V. is Orlyplein 10, 1043 DP Amsterdam, P.O. Box 58110, 1040 HC Amsterdam, Netherlands.

Changes in registrant's certifying accountant

2013 Change of Registered Accountant

Effective March 22, 2013, the audit committee of the Company dismissed the Company's registered accountant, Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft ("Ernst & Young Germany") and retained Ernst & Young LLP ("Ernst & Young UK") as its new independent registered public accounting firm for the fiscal year ending December 31, 2013.

Ernst & Young Germany's report on the Company's financial statements as of December 31, 2012, and for the two years in the period ended December 31, 2012, did not contain an adverse opinion or a disclaimer of opinion nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of our financial statements as of December 31, 2012, and for the two years in the period ended December 31, 2012 and through the period ended March 22, 2013, there were no disagreements with Ernst & Young Germany on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young Germany, would have caused Ernst & Young Germany to make reference to the matter of such disagreements in its report.

In connection with the audits of our financial statements as of December 31, 2012, and for the two years in the period ended December 31, 2012 and through the period ended March 22, 2013, none of the events described in paragraphs (A) through (D) of Item 16F(a)(1)(v) of Form 20-F occurred, except that, during the audit of our financial statements as of December 31, 2011 and for the year ended December 31, 2011, Ernst & Young Germany advised the Company that it did not have effectively designed controls over financial reporting.

In connection with the audits of our financial statements as of December 31, 2012, and for the two years in the period ended December 31, 2012 and through the period ended March 22, 2013, neither the Company nor anyone on its behalf has consulted with Ernst & Young UK on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements or any matter that was the subject of a disagreement or a reportable event.

2012 Change of Registered Accountant

Effective February 24, 2012, the audit committee of the Company dismissed the Company's registered accountant, Ernst & Young Malta Limited ("Ernst & Young Malta") and retained Ernst & Young Germany as its new independent registered public accounting firm for the fiscal year ending December 31, 2011.

The Company has provided Ernst & Young Malta, Ernst & Young Germany and Ernst & Young UK with a copy of these disclosures prior to the filing hereof and has requested that Ernst & Young Malta and Ernst & Young Germany furnish to the Company a letter addressed to the SEC stating whether Ernst & Young Malta and Ernst & Young Germany agree with the statements made by the Company in this item. Ernst & Young Malta and Ernst & Young Germany have furnished such letters, which letters are filed as Exhibits 16.1 and 16.2 hereto.

Where you can find additional information

We have filed with the SEC a registration statement on Form F-1 under the Securities Act of 1933, as amended relating to our common shares being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and the common shares offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance in which a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

A copy of the registration statement, the exhibits and schedules thereto and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-732-0330. Our filings with the SEC are available to the public from the SEC's website at www.sec.gov.

Prior to this offering we were not required to file reports with the SEC. As a "foreign private issuer," we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers and directors will be exempt from the rules under the Exchange Act relating to short-swing profit reporting and liability. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act. As a foreign private issuer, we will file annual reports containing our financial statements audited by an independent public accounting firm on Form 20-F with the SEC. We are not required to file quarterly reports containing our unaudited financial data with the SEC. We will also file with the SEC, as required under Form 6-K, copies of each material document that we are required to publish, or have published, under Luxembourg law, or that we have distributed to our non-U.S. shareholders. You will be able to inspect and copy such periodic reports and other information at the SEC's public reference room and the website of the SEC referred to above.

Expenses related to this offering

The following table sets forth the main expenses related to this offering, other than the underwriting discounts and commissions, which we will be required to pay or already have paid.

SEC registration fee
FINRA filing fee
NYSE listing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous

Total

Each of the amounts set forth above, other than the SEC registration fee, the FINRA filing fee and the NYSE listing fee, is an estimate. These expenses will be borne by the Company.

GFI SOFTWARE S.A.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of GFI Software S.A.

We have audited the accompanying consolidated statements of profit or loss, comprehensive loss, changes in deficit and cash flows of GFI Software S.à.r.l. (now known as GFI Software S.A.) for the year ended 31 December 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of its operations and its cash flows for the year ended 31 December 2010, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Ernst & Young Malta Limited

Ernst & Young Malta Limited
Msida

22 March 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of GFI Software S.A.

We have audited the accompanying consolidated statements of financial position of GFI Software S.A. as of 31 December 2012 and 2011, and the related consolidated statements of profit or loss, comprehensive loss, changes in deficit, and cash flows for each of the two years in the period ended 31 December 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GFI Software S.A. at 31 December 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the two years in the period ended 31 December 2012, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft

/s/ Bostedt (Bostedt) Wirtschaftsprüfer [German Public Auditor] Munich, Germany 22 March 2013	/s/ Richter (Richter) Wirtschaftsprüfer [German Public Auditor]

GFI SOFTWARE S.A.

Consolidated statement of profit or loss

For the year ended 31 December

	Note	2010	2011	2012

		USD'000	USD'000	USD'000
Revenue
Web-based services, maintenance and subscription		52,598	76,921	106,577
Licenses		14,140	15,076	11,851

Total revenue		66,738	91,997	118,428
Cost of sales
Web-based services, maintenance and subscription		(8,170)	(10,316)	(16,047)
Licenses		(1,356)	(2,120)	(1,926)
Amortisation of acquired software and patents		(1,456)	(1,275)	(1,644)

Total cost of sales	6	(10,982)	(13,711)	(19,617)
Gross profit		55,756	78,286	98,811
Research and development	6	(9,159)	(16,037)	(19,559)
Sales and marketing	6	(25,239)	(39,707)	(43,552)
General and administrative	6	(12,594)	(26,227)	(29,472)
Depreciation, amortisation and impairment	6	(16,868)	(19,583)	(11,072)

Operating loss from continuing operations		(8,104)	(23,268)	(4,844)
Gain on disposals		—	95	—
Exchange fluctuations	7	(3,620)	(3,079)	1,811
Finance revenue		94	82	75
Finance costs	8	(16,577)	(10,200)	(18,991)

Net loss from continuing operations before taxation		(28,207)	(36,370)	(21,949)
Tax benefit / (charge) from continuing operations	9	5,146	3,893	(2,140)

Net loss from continuing operations		(23,061)	(32,477)	(24,089)
Net loss from discontinued operations	5	(5,218)	(19,459)	(16,571)

Net loss for the year		(28,279)	(51,936)	(40,660)

Attributable to:
Owners of GFI Software S.A.
Net loss from continuing operations		(16,660)	(32,477)	(24,089)
Net loss from discontinued operations		(5,218)	(19,459)	(16,571)
Non-controlling interest
Net loss from continuing operations		(6,401)	—	—
Net loss from discontinued operations		—	—	—

Loss for the year		(28,279)	(51,936)	(40,660)

Basic and diluted net loss per
Class A Common Share
Continuing operations	11	(1.75)	(35.71)	(0.65)
Discontinued operations	11	(0.37)	(0.53)	(0.45)
Class B Preferred Participating Share
Continuing operations	11	(0.44)	(0.30)	—
Discontinued operations	11	(0.12)	(0.18)	—

The accounting policies and explanatory notes form an integral part of the consolidated financial statements.

GFI SOFTWARE S.A.

Consolidated statement of comprehensive loss

For the year ended 31 December

	2010	2011	2012

	USD'000	USD'000	USD'000
Loss for the year
Continuing operations	(23,061)	(32,477)	(24,089)
Discontinued operations	(5,218)	(19,459)	(16,571)

Other comprehensive income / (loss)
Exchange differences on translation of foreign operations
Continuing operations	(4,114)	10,050	(3,531)
Discontinued operations	8	4	82

Other comprehensive income / (loss) for the year
Continuing operations	(4,114)	10,050	(3,531)
Discontinued operations	8	4	82

Total comprehensive loss for the year
Continuing operations	(27,175)	(22,427)	(27,620)

Discontinued operations	(5,210)	(19,455)	(16,489)

Attributable to:
Owners of GFI Software S.A.
Continuing operations	(20,774)	(22,427)	(27,620)
Discontinued operations	(5,210)	(19,455)	(16,489)
Non-controlling interest
Continuing operations	(6,401)	—	—
Discontinued operations	—	—	—

Total comprehensive loss for the year	(32,385)	(41,882)	(44,109)

The accounting policies and explanatory notes form an integral part of the consolidated financial statements.

GFI SOFTWARE S.A.

Consolidated statement of financial position

As at 31 December

	Note	2011	2012

		USD'000	USD'000
Assets
Non-current assets
Property, plant and equipment	12	6,795	4,454
Goodwill	13	228,485	198,827
Other intangible assets	14	61,025	31,180
Deferred tax assets	9	28,852	58,115
Non-current assets from discontinued operations	5	—	49,021

		325,157	341,597

Current assets
Trade and other receivables	16	23,295	23,711
Other current assets	16	3,476	8,555
Tax refundable	9	956	401
Cash at bank and in hand		16,524	15,487
Current assets from discontinued operations	5	—	6,218

		44,251	54,372

Total assets		369,408	395,969

Deficit and liabilities
Deficit
Issued capital	17	517	517
Capital contribution for share options	15	2,377	2,230
Share option reserve	15	9,371	17,332
Accumulated losses	17	(584,982)	(625,642)
Foreign currency translation reserve	17	5,908	2,459
Other components of deficit	17	489,730	493,413

Total deficit		(77,079)	(109,691)

Non-current liabilities
Interest-bearing loans and borrowings	18	194,480	167,985
Deferred revenue		111,377	147,518
Other non-current payables	20	1,032	1,625
Deferred tax liabilities	9	2,406	587
Non-current liabilities from discontinued operations	5	—	18,736

		309,295	336,451

Current liabilities
Interest-bearing loans and borrowings	18	19,489	31,327
Trade and other payables	19	25,917	18,611
Deferred revenue		78,777	84,564
Current tax liabilities	9	12,540	7,133
Fair value of put option		469	—
Current liabilities from discontinued operations	5	—	27,574

		137,192	169,209

Total liabilities		446,487	505,660

Total deficit and liabilities		369,408	395,969

The accounting policies and explanatory notes form an integral part of the consolidated financial statements.

GFI Software S.A.

Consolidated statement of changes in deficit
As at 31 December

	Attributable to owners of the parent
	Share Capital
										Other components of equity/(deficit)
	Class 'A' common shares		Class 'B' preferred shares
					Total Issued capital	Capital contribution for share options	Share option reserve		Foreign currency translation reserve			Other equity reserve		Other components of equity/ (deficit)		Non- controlling interest	Total equity/ (deficit)
	Number of shares	Issued capital	Number of shares	Issued capital				Accumulated losses		Merger reserve	Share premium		Dividend reserve		Total

		USD'000		USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000
At 1 January 2010	953,263,614	13,357	17,828,100	250	13,607	998	—	2,687	(40)	31,248	26,712	11,321	(74,398)	(5,117)	12,135	24,318	36,453

Net loss for the year		—		—	—	—	—	(21,878)	—	—	—	—	—	—	(21,878)	(6,401)	(28,279)
Other comprehensive loss		—		—	—	—	—	—	(4,106)	—	—	—	—	—	(4,106)	—	(4,106)

Total comprehensive loss		—		—	—	—	—	(21,878)	(4,106)	—	—	—	—	—	(25,984)	(6,401)	(32,385)

Conversion of CPECs into pre-merger common shares and in turn, into Class B Preferred shares of the Company (notes 4 and 17)	—	—	6,422,075,400	89,980	89,980	—	—	—	—	—	—	(7,748)	—	(7,748)	82,232	—	82,232
Reversal of deferred tax liability for CPECs on conversion into shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of share capital (notes 4 and 17):
In exchange for the fair value of 45% shares in Iapetos Holding GmbH on 3 November 2010, cash and contribution of note receivable	—	—	1,294,158,291	18,132	18,132	—	—	—	—	—	—	216,867	—	216,867	234,999	—	234,999
For cash following acquisition of 45% non-controlling interest in Iapetos Holding GmbH on 3 November 2010	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Adjustment to reflect book values of acquired non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	(198,949)	—	(198,949)	(198,949)	(17,917)	(216,866)

	—	—	7,716,233,691	108,112	108,112	—	—	—	—	—	—	10,170	—	10,170	118,282	(17,917)	100,365
Issue of shares by GFI Acquisition prior to legal merger presented in equivalent shares of the Company (notes 2, 4 and 17):
For cash on 5 March 2010	48,701,224	682	—	—	682	—	—	—	—	(214)	1,365	—	—	1,151	1,833	—	1,833
To its shareholders in exchange for shares in GFI Software (Florida), Inc. on 1 June 2010	86,895,536	1,218	6,454,599	90	1,308	—	—	—	—	17,912	2,434	—	—	20,346	21,654	—	21,654
As contingent consideration on 22 September 2010 following acquisition of HoundDog Technology Limited	16,927,678	237	—	—	237	—	—	—	—	(712)	475	—	—	(237)	—	—	—

	152,524,438	2,137	6,454,599	90	2,227	—	—	—	—	16,986	4,274	—	—	21,260	23,487	—	23,487
Recognition of put-option upon modification	—	—	—	—	—	(73)	—	—	—	—	—	—	—	—	(73)	—	(73)
Re-measurement of contingent consideration at fair value (notes 4 and 17)	—	—	—	—	—	—	—	—	—	—	—	(7)	—	(7)	(7)	—	(7)
Fair value of non-controlling interest transferred by Parent company (note 4)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Share based payments	—	—	—	—	—	661	—	—	—	—	—	—	—	—	661	—	661
Expiration of vested options	—	—	—	—	—	(8)	—	8	—	—	—	—	—	—	—	—	—

At 31 December 2010	1,105,788,052	15,494	7,740,516,390	108,452	123,946	1,578	—	(19,183)	(4,146)	48,234	30,986	21,484	(74,398)	26,306	128,501	—	128,501

The accounting policies and explanatory notes form an integral part of the consolidated financial statements.

GFI Software S.A.

Consolidated statement of changes in deficit (continued)
As at 31 December

	Attributable to owners of the parent
	Share Capital
										Other components of equity/(deficit)
	Class 'A' common shares		Class 'B' preferred shares
					Total Issued capital	Capital contribution for share options	Share option reserve		Foreign currency translation reserve			Other equity reserve		Other components of equity/ (deficit)		Non- controlling interest	Total equity/ (deficit)
	Number of shares	Issued capital	Number of shares	Issued capital				Accumulated losses		Merger reserve	Share premium		Dividend reserve		Total

		USD'000		USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000
At 1 January 2011	1,105,788,052	15,494	7,740,516,390	108,452	123,946	1,578	—	(19,183)	(4,146)	48,234	30,986	21,484	(74,398)	26,306	128,501	—	128,501

Net loss for the year	—	—	—	—	—	—	—	(51,936)	—	—	—	—	—	—	(51,936)	—	(51,936)
Other comprehensive income	—	—	—	—	—	—	—	—	10,054	—	—	—	—	—	10,054	—	10,054

Total comprehensive income/(loss)	—	—	—	—	—	—	—	(51,936)	10,054	—	—	—	—	—	(41,882)	—	(41,882)

Changes in share capital:
Transfer from issued capital to share premium	(1,094,730,175)	(15,338)	(7,663,111,226)	(107,368)	(122,706)	—	—	—	—	—	122,706	—	—	122,706	—	—	—
Repurchase of 'class B preferred shares'	25,801,721	361	(77,405,164)	(1,084)	(723)	—	—	(513,866)	—	—	339,674	—	—	339,674	(174,915)	—	(174,915)
Equity component of subordinated notes, net of tax	—	—	—	—	—	—	—	—	—	—	—	1,044	—	1,044	1,044	—	1,044
Share based payments	—	—	—	—	—	802	9,371	—	—	—	—	—	—	—	10,173	—	10,173
Forfeiture of share options	—	—	—	—	—	(3)	—	3	—	—	—	—	—	—	—	—	—

At 31 December 2011	36,859,598	517	—	—	517	2,377	9,371	(584,982)	5,908	48,234	493,366	22,528	(74,398)	489,730	(77,079)	—	(77,079)

At 1 January 2012	36,859,598	517	—	—	517	2,377	9,371	(584,982)	5,908	48,234	493,366	22,528	(74,398)	489,730	(77,079)	—	(77,079)

Net loss for the year	—	—	—	—	—	—	—	(40,660)	—	—	—	—	—	—	(40,660)	—	(40,660)
Other comprehensive loss	—	—	—	—	—	—	—	—	(3,449)	—	—	—	—	—	(3,449)	—	(3,449)

Total comprehensive loss	—	—	—	—	—	—	—	(40,660)	(3,449)	—	—	—	—	—	(44,109)	—	(44,109)

Non-cash capital contribution by shareholder (note 17)	—	—	—	—	—	—	—	—	—	—	—	2,777	—	2,777	2,777	—	2,777
Issue of share capital for cash under share option plan	33,690	(0)	—	—	(0)	—	—	—	—	—	182	259	—	441	441	—	441
Recording of deferred tax asset associated with stock compensation	—	—	—	—	—	—	1,061	—	—	—	—	—	—	—	1,061	—	1,061
Exercised share options	—	—	—	—	—	(239)	(74)	—	—	—	74	239	—	313	—	—	—
Share based payments	—	—	—	—	—	92	6,974	—	—	—	—	152	—	152	7,218	—	7,218

At 31 December 2012	36,893,288	517	—	—	517	2,230	17,332	(625,642)	2,459	48,234	493,622	25,955	(74,398)	493,413	(109,691)	—	(109,691)

The accounting policies and explanatory notes form an integral part of the consolidated financial statements.

GFI SOFTWARE S.A.
Consolidated statement of cash flows
For the year ended 31 December

	Note	2010	2011	2012

		USD'000	USD'000	USD'000
Operating activities
Loss before taxation		(35,771)	(55,261)	(35,891)
Less: Loss before taxation from discontinued operations	5	7,564	18,891	13,942
Non-cash adjustment to reconcile loss before tax from continuing operations to net cash flows:		—	—	—
Depreciation of property, plant and equipment	12	1,221	1,766	1,919
(Gain) / loss on sale of property, plant and equipment		(66)	4	—
Movement in provision from impairment of receivables	16	151	251	259
Share-based payment transaction expense	15	556	8,137	6,591
Movement in fair value of put option		331	65	17
Amortisation of intangible asset	14	17,103	17,648	10,797
Gain on disposals		—	(95)	—
Finance revenue		(94)	(82)	(75)
Finance costs	8	16,577	10,200	18,991
Unrealised exchange differences	7	2,958	3,319	(3,281)
Impairment on intangible assets		—	1,444	—
Working capital adjustments:		—	—	—
Increase in other current assets	16	(1,474)	(926)	(3,185)
Movement in related party balances	22	2,880	28	—
Decrease / (increase) in trade and other receivables	16	2,521	(7,540)	(3,278)
Increase in deferred revenue		50,939	71,916	68,873
(Decrease) / increase in trade and other payables	19	(3,406)	12,440	2,064
Taxation paid	9	(8,370)	(21,882)	(31,742)
Tax recovered	9	288	—	130
Interest received		95	82	70

NET CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS		54,003	60,405	46,201
NET CASH FLOWS FROM / (USED IN) OPERATING ACTIVITIES FROM DISCONTINUED OPERATIONS		972	(551)	(2,972)

NET CASH GENERATIONS FROM OPERATING ACTIVITIES		54,975	59,854	43,229
Investing activities
Acquisition of investments in subsidiaries, net of cash acquired	5	(19,076)	(4,480)	(4,000)
Purchase of offer right	16	—	—	(2,640)
Purchase of other intangible assets	14	(137)	(1)	(276)
Purchase of property, plant and equipment	12	(1,138)	(3,328)	(2,357)
Proceeds from sale of property, plant and equipment	12	41	—	—
Proceeds from disposal of product line		—	160	—

NET CASH FLOWS USED IN INVESTING ACTIVITIES FROM CONTINUING OPERATIONS		(20,310)	(7,649)	(9,273)
NET CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES FROM DISCONTINUED OPERATIONS		4,315	(2,008)	(1,364)

NET CASH FLOWS USED IN INVESTING ACTIVITIES		(15,995)	(9,657)	(10,637)
Financing activities		—	—	—
Proceeds from issue of share capital	17	4,362	53	420
Proceeds from issue of share capital by merged entity	17	1,833	—	—
Repurchase of Class B Shares	17	—	(157,220)	—
Repayments of borrowings	18	(42,728)	(91,926)	(24,317)
Proceeds from bank borrowings	18	20,345	204,358	7,499
Interest paid on borrowings		(9,108)	(11,521)	(15,739)

NET CASH FLOWS USED IN FINANCING ACTIVITIES FROM CONTINUING OPERATIONS		(25,296)	(56,256)	(32,137)
NET CASH FLOWS FROM / (USED IN) FINANCING ACTIVITIES FROM DISCONTINUED OPERATIONS		—	48	(20)

NET CASH FLOWS USED IN FINANCING ACTIVITIES		(25,296)	(56,208)	(32,157)

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		13,684	(6,011)	435
NET FOREIGN EXCHANGE DIFFERENCE		(32)	(184)	141
CASH AT BANK AND IN HAND AT 1 JANUARY		9,067	22,719	16,524

CASH AT BANK AND IN HAND AT 31 DECEMBER		22,719	16,524	17,100

The accounting policies and explanatory notes form an integral part of the consolidated financial statements.

GFI SOFTWARE S.A.
Notes to the consolidated financial statements

1.     Corporate information

GFI Software S.à r.l of 7A Rue Robert Stümper, L-2557 Luxembourg, was formed on 10 June 2009 in Luxembourg as a Luxembourg limited liability company (société à responsabilité limitée). On 24 October 2012, by a shareholders resolution, the GFI Software S.à r.l became a joint stock company (société anonyme) and changed its name to GFI Software S.A. (the "Company").

The Company and its subsidiaries (collectively, the "Group") is a global provider of IT infrastructure and collaboration software solutions that are designed for small- and medium-sized businesses, or SMBs. These solutions enable IT administrators within SMBs to manage, secure and access their IT infrastructure and business applications.

On 19 November 2010, the Company consummated a common control merger (the "Merger") with GFI Acquisition Company Ltd. ("GFI Acquisition"), a British Virgin Islands company formed on 20 April 2005, whereby GFI Acquisition merged with and into the Company, with the Company surviving and succeeding to the assets, rights, liabilities and obligations of GFI Acquisition. Prior to the Merger, the Company was wholly owned by TeamViewer Holdings Ltd. ("TeamViewer Holdings") and GFI Acquisition was controlled by GFI Software Holdings Ltd. ("GFI Software Holdings"), each a British Virgin Islands company controlled by investment funds affiliated with Insight Venture Management, LLC ("Insight"). Insight funds are controlled by their respective general partners, with each general partner ultimately managed and controlled by Insight Holdings Group, L.L.C. As a result, prior to the Merger both GFI Acquisition and the Company were controlled by Insight.

Pursuant to the Merger between GFI Acquisition and the Company, TeamViewer Holdings held 7,740,516,390 Class B Preferred Shares of the Company with a par value of EUR0.01 each and GFI Software Holdings received 3,317,364,167 (1,105,788,052 on a post-split basis) Class A Common Shares with a par value of EUR0.01 each respectively, representing 70% and 30%, respectively, of the equity interest of the Company (note 17).

By a shareholders' resolution dated 9 February 2011, the Company reduced its share capital from EUR36,859,602 (USD51,643,988) to EUR368,596 (USD516,440), which share capital was allocated to the Company's share premium. In connection with the reduction in the share capital, the Company cancelled 1,094,730,175 Class A Common Shares and 7,663,111,226 Class B Preferred Participating Shares. Following such steps, GFI Software Holdings held 11,057,877 Class A Common Shares and TeamViewer Holdings held 77,405,164 Class B Preferred Participating Shares.

Subsequent to the repurchase of Class B Preferred Participating shares, the shareholders of TeamViewer Holdings subscribed for 1,290,085 Class A Common Shares for an aggregate total subscription price of EUR38,702 (USD52,616); and therefore directly held a total of 25,801,721 Class A common shares with a par value of EUR 0.01 each (69.97%), and GFI Software Holdings Ltd. holds a total of 11,071,929 Class A common shares with a par value of EUR 0.01 each (30.03%), in the Company (note 17), including the issuance of 14,052 Class A Common Shares to GFI Software Holdings Ltd., on 31 January 2012, to hold on behalf of former employees who exercised stock options.

Effective 14 November 2012, the Company affected a 1-for-3 reverse stock split of its Class A Common Shares. Unless otherwise indicated, all Class A Common Shares and per Class A Common share information referenced within the consolidated financial statements have been retroactively adjusted to reflect the reverse stock split. Options pertaining to the 2009 Stock Incentive Plan ("2009 Plan") and Class B Preferred Participating shares (including per share information) have not been adjusted to reflect the reverse stock split. Fractional shares resulting from the reverse stock split have been rounded downward. The exercise price of each outstanding and exercised option has been proportionately and retroactively adjusted to reflect the reverse stock split. The number of shares of Class A common stock into which each outstanding option to purchase common stock is exercisable has been proportionately reduced. Historical Issued Capital and Other Components of Equity / (Deficit) balances have been retrospectively adjusted to reflect the reverse stock split.

Acquisitions by GFI Acquisition or its subsidiaries

•
On 1 June 2010, GFI Acquisition indirectly acquired Sunbelt Software, Inc., a Florida corporation now known as GFI Software (Florida), Inc. ("GFI Software (Florida)"). GFI Software (Florida) offers a number of antivirus solutions.

Acquisitions by the Company

•
On 3 November 2010, TeamViewer Holdings contributed to the Company the remaining 45% interest in TeamViewer GmbH in exchange for shares.

•
On 28 September 2011, the Company indirectly acquired two related entities, Monitis Inc. and Monitis GFI CJSC, registered in the United States of America ("US") and Armenia, respectively. Monitis provides web monitoring services.

Discontinued Operations

•
On 28 December 2012, GFI Software (Florida) was classified as held for sale. This classification of the security business unit has been reflected as discontinued operations in these consolidated financial statements and accompanying notes.

•
On 28 December 2012, the 5nine investment in associate was classified as held for sale. This classification of the investment in associate has been reflected as discontinued operations in these consolidated financial statements and accompanying notes.

2.     Basis of preparation

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"). The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group accounting policies. The areas involving a higher degree of judgement, complexity or significant assumptions and estimates are disclosed in note 3.4.

The annual consolidated financial statements of the Group have been prepared on a historical cost basis except for derivative financial instruments which are measured at fair value, at each reporting period, in the consolidated statement of financial position. For the reasons set out in note 3.3 under the accounting policy for foreign currency translation, the consolidated financial statements are presented in United States Dollars ("USD").

The Merger of GFI Acquisition with and into the Company is a reorganisation of entities under common control and the pooling of interest method of accounting has been used in the presentation of the accompanying consolidated financial statements. Assets and liabilities of the Company and GFI Acquisition have been recognised at historical amounts. For periods prior to the legal formation of the Company, under the pooling of interest method of accounting, the assets, liabilities, revenue and expenses of GFI Acquisition were consolidated, and the consolidated financial statements present the results and changes in equity as if the Group had been in existence throughout the years presented.

Discontinued operations are reflected in the fiscal 2012 statement of financial position, the other consolidated statements and related amounts through the notes to the consolidated financial statements.

Certain amounts in the prior year periods were reclassified to conform to the current year presentation. During 2012, the Company performed a review of the historical manner of presentation of certain of its expense categories and adopted a revised presentation, which the Company believes is more comparable to those presented by other companies in the industry. For all periods presented, realised exchange gains and losses have been reclassified to exchange fluctuations on the consolidated statement of profit or loss. Additionally, for all periods presented, certain amounts have been reclassified from general and administrative expenses to cost of sales, research and development, and sales and marketing expenses. Conforming changes have been made for all prior periods presented, as follows:

	Year ended 31 December 2011
Continuing operations	Pre reclassification	Amount reclassified	As reported herein

	USD'000	USD'000	USD'000
Cost of sales	13,161	550	13,711
Research and development	13,832	2,205	16,037
Sales and marketing	37,258	2,449	39,707
General and administrative	31,431	(5,204)	26,227

Total	95,682	—	95,682

	Year ended 31 December 2010
	Pre reclassification	Amount reclassified	As reported herein

	USD'000	USD'000	USD'000
Cost of sales	10,803	179	10,982
Research and development	8,717	442	9,159
Sales and marketing	24,280	959	25,239
General and administrative	14,174	(1,580)	12,594

Total	57,974	—	57,974

Authorisation of the consolidated financial statements

The consolidated financial statements were approved and authorised for issue by the Board of Directors on 22 March 2013.

Basis of consolidation

These consolidated financial statements comprise the consolidated financial position of the Group as at 31 December 2012 and 2011 and the related consolidated statements of operations, comprehensive loss, changes in deficit and cash flows for each of the three years in the period ended 31 December 2012.

Subsidiaries are fully consolidated from the date of acquisition (the date on which the Group obtains control over the subsidiary) and continue to be consolidated until the date that such control ceases. The consolidated financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. All intra-group balances, transactions, unrealised gains and losses resulting from intra-group transactions and dividends are eliminated in full.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Group loses control over a subsidiary, it:

•
Derecognises the assets (including goodwill) and liabilities of the subsidiary;

•
Derecognises the carrying amount of any non-controlling interest;

•
Derecognises the cumulative translation differences, recorded in equity;

•
Recognises the fair value of the consideration received;

•
Recognises the fair value of any investment retained;

•
Recognises any surplus or deficit in profit or loss; and

•
Reclassifies the parent's share of components previously recognised in other comprehensive income to profit or loss or retained earnings, as appropriate.

3.     Summary of accounting policies, disclosures, judgments, estimates and assumptions

3.1   Changes in accounting policies and disclosures

The accounting policies adopted are consistent with those of the previous financial year except for the following new and amended IFRS and International Financial Reporting Interpretations Committee ("IFRIC") interpretations as at 1 January 2012:

•
IAS 12 Income Taxes—Recovery of Underlying Assets. The amendment clarified the determination of deferred tax on investment property measured at fair value. The amendment introduces a rebuttable presumption that deferred tax on investment property measured using the fair value model in IAS 40 should be determined on the basis that its carrying amount will be recovered through sale. Furthermore, it introduces the requirement that deferred tax on non-depreciable assets that are measured using the revaluation model in IAS 16 always be measured on a sale basis of the asset. The amendment became effective for annual periods beginning on or after 1 January 2012. Adoption of this amendment had no impact on the Group's financial statements.

3.2   Standards, interpretations and amendments to published standards issued but not yet effective

Up to the date of approval of these consolidated financial statements, certain new standards, amendments and interpretations to existing standards have been published but are not yet effective for the current reporting period and which have not been adopted early.

•
IAS 28 Investments in Associates and Joint Ventures (Amendments to IFRS 10, IFRS 12 and IAS 27)    The amendments are effective for annual periods beginning on or after 1 January 2014 with early adoption permitted. The amendments apply to a particular class of business that qualify as investment entities. The IASB uses the term 'investment entity' to refer to an entity whose business purpose is to invest funds solely for returns from capital appreciation, investment income or both. An investment entity must also evaluate the performance of its investments on a fair value basis. Such entities could include private equity organisations, venture capital organisations, pension funds, sovereign wealth funds and other investment funds. Under IFRS 10 consolidated financial statements, reporting entities were required to consolidate all investees that they control (i.e. all subsidiaries). The Investment Entities amendments provide an exception to the consolidation requirements in IFRS 10 and require investment entities to measure particular subsidiaries at fair value through profit or loss, rather than consolidate them. This amendment will have no impact on the consolidated financial statements of the Group.

•
Amendment to IAS 32—Offsetting Financial Assets and Financial Liabilities Offsetting Financial Assets and Financial Liabilities (Amendments to IAS 32 and IFRS 7)    Amendment to IAS 32 was published in December 2011. The amendments to IAS 32 clarify the requirements for offsetting financial instruments. The amendments to IFRS 7 introduce new disclosure requirements for financial assets and financial liabilities that are offset in the statement of financial position, or are subject to master netting arrangement or similar agreement. The amendments to IFRS 7 is applied retrospectively for annual periods beginning on or after 1 January 2013, while the amendments to IAS 32 is applied retrospectively for annual periods beginning on or after 1 January 2014. Early application is permitted, provided that fact is disclosed. The Group is in the process of assessing the potential impact of this guidance on the financial position or performance of the Group.

•
IFRS 9 Financial Instruments: Classification and Measurement    IFRS 9 as issued reflects the first phase of the IASB's work on the replacement of IAS 39 and applies to classification and measurement of financial assets and liabilities as defined in IAS 39. As other phases of the project are completed, they will be added to IFRS 9 (2010). Mandatory Effective Date of IFRS 9 and Transition Disclosures (Amendments to IFRS 9 and IFRS 7), published in December 2011, deferred the mandatory effective date of IFRS 9 (2010) and IFRS 9 (2009) to annual periods beginning on or after 1 January 2015. Early application is permitted. The amendments also modified the relief from restating prior periods. However, entities that choose not to restate prior periods are required to provide additional transitional disclosures. The Group is in the process of assessing the potential impact of this guidance on the financial position or performance of the Group.

•
Transition Guidance (Amendments to IFRS 10, IFRS 11 and IFRS 12)    The IASB issued amendments to IFRS 10 Consolidated Financial Statements, IFRS 11 Joint Arrangements and IFRS 12 Disclosure of Interests in Other Entities. The amendments change the transition guidance to provide further relief from full retrospective application. The date of initial application in IFRS 10 is defined as 'the beginning of the annual reporting period in which IFRS 10 is applied for the first time'. The assessment of whether control exists is made at 'the date of initial application' rather than at the beginning of the comparative period. If the control assessment is different between IFRS 10 and IAS 27/SIC-12, retrospective adjustments should be determined. However, if the control assessment is the same, no retrospective application is required. If more than one comparative period is presented, additional relief is given to require only one period to be restated. For the same reasons IASB has also amended IFRS 11 Joint Arrangements and IFRS 12 Disclosure of Interests in Other Entities to provide transition relief. This guidance has not yet been endorsed by the EU. The Group is in the process of assessing the impact of the guidance on the financial position or performance of the Group. The guidance is effective for annual periods beginning on or after 1 January 2013.

•
IFRS 13 Fair Value Measurement    aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRSs. The standard defines fair value on the basis of an 'exit price' notion and uses a 'fair value hierarchy,' which results in a market-based, rather than entity-specific, measurement. IFRS 13 is effective for annual periods beginning on or after 1 January 2013. The Group is in the process of assessing the potential impact of this guidance on the financial position or performance of the Group.

•
Annual Improvements to IFRSs 2009-2011 Cycle.    The IASB has issued the Annual Improvements to IFRSs—2009 - 2011 Cycle, which contains amendments to its standards and the related Basis for Conclusions. The annual improvements project provides a mechanism for making necessary, but non-urgent, amendments to IFRS. The effective date for the amendments is for annual periods beginning on or after 1 January 2013. Earlier application is permitted in all cases, provided that fact is disclosed. This project has not yet been endorsed by the European Union ("EU"). The Group is in the process of assessing the potential impact of this guidance on the financial position or performance of the Group.

3.3   Summary of significant accounting policies

The following significant accounting policies used in the preparation of the annual consolidated financial statements have been applied consistently to all periods presented unless otherwise indicated below.

Business combinations and goodwill

Business combinations

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, determined by reference to the acquisition date fair value and the amount of any non-controlling interest in the acquiree. For each business combination, the acquirer measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree's identifiable net assets. Acquisition costs incurred are expensed and included in general and administrative expenses.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

If the business combination is achieved in stages, the acquisition date fair value of the acquirer's previously held equity interest in the acquiree is remeasured to fair value at the acquisition date through profit or loss.

Any contingent consideration to be transferred by the acquirer is recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration, which is deemed to be an asset or liability, will be recognised in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. If the contingent consideration is classified as equity, it is not remeasured until it is finally settled within equity.

Goodwill is initially measured at cost being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interest over the net identifiable assets acquired and liabilities assumed. If the consideration transferred is less than the fair value of the net assets acquired, the difference is recognised in profit or loss.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of annual impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group's cash generating units ("CGUs") that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Where goodwill forms part of a CGU and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the CGU retained.

Acquisitions of non-controlling interests are accounted for as transactions with owners in their capacity as owners and therefore no goodwill is recognised as a result of such transactions. Any difference between the amount by which the non-controlling interest is adjusted and the fair value of the consideration paid is recognised directly in equity and attributed to the owners of the Company.

Common control business combinations

Business combinations arising from transfers of interests in entities that are under the control of the party that controls the Group are accounted for as if the transaction had occurred at the beginning of the earliest comparative year presented or, if later, at the date that control was established. The assets and liabilities of entities that are under common control by the party that controls the Group are recognised at the carrying amounts as previously recognised in their respective consolidated financial statements. The components of equity of entities that are under common control are added to the same components within Group equity and any gain or loss arising is recognised directly in equity.

Non-current assets held for sale and liabilities associated with non-current

Non-current assets held for sale includes the carrying amount of individual items, disposal groups or items forming part of a business unit earmarked for disposal (discontinued operations), whose sale in their present condition is highly likely to be completed within one year from the reporting date. Therefore, the carrying amount of these items which can be of a financial nature or otherwise will foreseeably be recovered through the proceeds from their disposal. Specifically, property or other non-current assets received by the consolidated entities as total or partial settlement of their debtors' payment obligations to them are deemed to be non-current assets held for sale, unless the consolidated entities have decided to make continuing use of these assets.

Liabilities associated with non-current assets held for sale includes the balances payable arising from the assets held for sale or disposal groups and from discontinued operations.

Non-current assets held for sale are generally measured at the lower of fair value less costs to sell and their carrying amount at the date of classification in this category. Non-current assets held for sale are not depreciated as long as they remain in this category.

Impairment losses on an asset or disposal group arising from a reduction in its carrying amount to its fair value (less costs to sell) are recognized under gains / (losses) on disposal of non-current assets held for sale not classified as discontinued operations in the consolidated statement of profit or loss. The gains on a non-current asset held for sale resulting from subsequent increases in fair value (less costs to sell)

increase its carrying amount and are recognized in the consolidated statement of profit or loss up to an amount equal to the impairment losses previously recognized.

Foreign currency translation

The consolidated financial statements are presented in United States dollars, which is the Company's presentation currency. The Company's functional currency is the Euro. The presentation currency is different from the functional currency to more closely align the consolidated financial statements to the Group's external financial reporting requirements as well as with current internal management reporting. Each entity in the Group has its own functional currency which is dependent on its primary economic environment and items included in the consolidated financial statements of each entity are measured using the functional currency. Transactions in foreign currencies are initially recorded at the functional currency rate prevailing at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange prevailing at the reporting date and all exchange differences are taken to the consolidated statement of comprehensive loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions.

Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to USD at exchange rates at the reporting date. Foreign currency differences are recognised in other comprehensive loss, and presented in the foreign currency translation reserve within total deficit.

As at the reporting date, the assets and liabilities of the Group are translated into the presentation currency of the Company (USD) at the rate of exchange prevailing at the reporting date and their statement of profit or loss is translated at the weighted average exchange rates for the year. The exchange differences arising on the translation are recognised in the consolidated statement of comprehensive loss and presented in foreign currency translation reserve within total deficit.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Cost includes expenditures that are directly attributable to the acquisition of the asset. For property, plant and equipment acquired through a business combination the cost is taken to be the allocated fair value as per the respective purchase price allocation.

Depreciation is calculated using the straight-line method to write off the cost of the assets to their residual values over their estimated useful lives as follows:

Years

Motor vehicles	3 - 5
Office equipment	4 - 6
Computer equipment	3 - 5
Fixtures and fittings	4 - 10
Computer software	2 - 5
Leasehold improvements	Over the shorter of the useful life or estimated life of the lease

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss in the year the asset is derecognised.

The assets' residual values, useful lives and methods of depreciation are reviewed, and adjusted if appropriate, at least at each financial year end.

Other intangible assets

Other intangible assets acquired separately are measured on initial recognition at cost. The cost of other intangible assets acquired in a business combination is its fair value as at the date of acquisition. Following initial recognition, other intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses.

The useful lives of other intangible assets are assessed as either finite or indefinite.

Other intangible assets with finite lives are amortised over the estimated useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The estimated useful life and the amortisation method for an intangible asset with a finite useful life is reviewed at least at each financial year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on other intangible assets with finite lives is recognised in profit or loss in the expense category consistent with the function of the intangible asset.

Other intangible assets with indefinite useful lives are not amortised, but are tested for impairment annually on an individual basis. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Costs incurred in the research and development of new software products are expensed as incurred until technical feasibility is established and it is probable that the products will be developed for release and generate future economic benefits. Research and development costs include salaries and benefits of researchers, supplies and other expenses incurred with research and development efforts. Development costs are capitalised beginning when a product's technical feasibility has been established and ending when the product is available for general release to customers. Technical feasibility is reached when the product reaches the workings model stage and the Group has determined that it has the ability to use and sell it as a product. To date, products and enhancements have generally reached technical and market feasibility and have been released for sale at substantially the same time and all research and development costs have been expensed.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds, if any, and the carrying amount of the asset and are recognised in the consolidated statement of profit or loss when the asset is derecognised.

Impairment of non-financial assets

The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group makes an estimate of the asset's recoverable amount.

An asset's recoverable amount is the higher of an asset's or CGU fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for comparable publicly traded companies or other available fair value indicators.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the Group makes an estimate of recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the consolidated statement of profit or loss unless the asset is carried at revalued amount, in which case the reversal is treated as a revaluation increase.

The following criteria are also applied in assessing impairment of specific assets:

Goodwill

Goodwill is reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

Impairment is determined for goodwill by assessing the recoverable amount of each CGU (or group of CGUs), to which the goodwill relates. Where the recoverable amount of the CGU is less than their carrying amount an impairment loss is recognised. Impairment losses relating to goodwill cannot be reversed in future periods. The Group performs its annual impairment test of goodwill as at 31 December.

Other intangible assets

Other intangible assets with indefinite useful lives are tested for impairment annually as at 31 December either individually or at the CGU level, as appropriate.

 Trade and other receivables

Trade receivables are recognised at the original invoiced amount. Subsequent to initial recognition, trade receivables are measured at cost (amortised cost in the case of non-current receivables) less any impairment losses.

The Group considers evidence of impairment for loans and receivables at both a specific asset and collective level. All individually significant receivables are assessed for specific impairment. All individually significant loans and receivables found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. All loans and receivables that are not individually significant are collectively assessed for impairment by grouping together loans and receivables with similar risk characteristics.

In assessing collective impairment, the Group uses historical trends of the probability of default, the timing of recoveries and the amount of loss incurred, adjusted for management's judgment as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

An impairment loss in respect of an account receivable is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset's original effective interest rate. Losses are recognised in profit or loss and reflected in an allowance account against loans and receivables. Interest on the impaired asset continues to be recognised. Receivables are written off when there is no realistic prospect of future recovery and any collateral has been released or transferred to the Group. When a subsequent event (e.g. repayment by a debtor) causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

Cash and cash equivalents

Cash at bank and in hand in the consolidated statement of financial position comprise cash at banks, cash in hand and short-term deposits with an original maturity of three months or less.

Cash and cash equivalents are defined as cash in hand, demand deposits and short-term, highly liquid investments readily convertible to known amounts of cash and subject to insignificant risk of changes in value.

For the purposes of the consolidated statement of cash flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of any outstanding bank overdrafts.

Interest-bearing loans and borrowings

All loans and borrowings are initially recognised at the fair value of the consideration received less directly attributable transaction costs. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest method. The amortisation is included in finance costs in the consolidated statement of profit or loss.

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the consolidated statement of profit or loss.

Trade and other payables

Liabilities for trade and other amounts payable are carried at cost which is the fair value of the consideration to be paid in the future for goods and services received, whether or not billed to the Group.

Amounts due to related parties are recognised and carried at cost.

Preferred shares

Preferred share capital is classified as equity if it is non-redeemable or redeemable only at the Group's option, and any dividends are discretionary. Dividends thereon are recognised as distributions within equity.

Employee benefits

Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognised as an employee benefit expense in profit or loss in the periods during which services are rendered by employees. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in future payments is available.

Short-term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognised for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

Share-based payment transactions

Employees, directors and officers of the Group receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments ("equity-settled transactions").

The cost of equity-settled transactions with employees, directors and officers is measured by reference to the fair value at the date on which they are granted. The fair value is determined by using an appropriate option pricing model, further details of which are given in note 15.

The grant date for each grant is determined as the date following the evidenced approval of a share option grant in which an employee was informed of the terms and conditions of the option grant and both the Group and the employee shared an understanding of the terms and conditions of the arrangement once these criteria were met. Share option expense commences on the grant date of each option grant.

The cost of equity-settled transactions is recognised, together with a corresponding increase in equity, over the period in which the option vests, ending on the date on which the relevant employees, directors and officers become fully entitled to the award (the "vesting date").

The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group's best estimate of the number of equity instruments that will ultimately vest. The profit or loss charge or credit for a period represents the movement in cumulative expense recognised as at the beginning and end of that period. No expense is recognised for awards that do not ultimately vest.

Where the terms of an equity-settled transaction award are modified, the minimum expense recognised is the expense as if the terms had not been modified if the original terms of the award are met. An additional expense is recognised for any modification, which increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee as measured at the date of modification.

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognised for the award is recognised immediately. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

Where an equity-settled award has vested and is subsequently forfeited or is not exercised after the lapse of the vesting period, any previously recognised expense is not reversed but an amount equivalent to the cumulative cost of such awards is transferred directly from share option reserve to accumulated losses.

Leases

The determination of whether an arrangement is, or contains a lease is based on the substance of the arrangement at the inception date and whether the fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset.

Group as a lessee

Finance leases, which transfer to the Group substantially all the risks and benefits incidental to ownership of the leased item, are capitalised at the commencement of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognised in the consolidated statement of profit or loss.

Leased assets are depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Group will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset or the lease term.

Operating lease payments are recognised as an expense in the consolidated statement of profit or loss on a straight-line basis over the lease term.

A reassessment is made after inception of the lease only if one of the following applies:

  a.
  There is a change in contractual terms, other than a renewal or extension of the arrangement;

  b.
  A renewal option is exercised or extension granted, unless the term of the renewal or extension was initially included in the lease term;

  c.
  There is a change in the determination of whether fulfilment is dependent on the specified assets; or

  d.
  There is a substantial change to the asset.

Where a reassessment is made, lease accounting shall commence or cease from the date when the change in circumstances give rise to the reassessment for scenarios (a), (c) or (d) and at the date of renewal or extension period for scenario (b).

Revenue recognition

Revenue is derived primarily from the sales of software licences and web-based services, maintenance, subscriptions and, in certain instances, hardware. Web-based services include connectivity services and software as a service (SaaS). Maintenance includes when-and-if-available software and/or content updates and on-going technical support. Subscriptions are comprised of term-based software licences that include concurrent maintenance and other bundled licence and maintenance arrangements where the licence does not qualify for separation from the bundled maintenance.

Revenue is measured at the fair value of consideration received or receivable (net of returns, applicable discounts and sales taxes and other similar assessments collected from customers and remitted to government authorities) and is recognised in accordance with IAS 18 Revenue when each of the following criteria for revenue recognition have been met:

•
The amount of revenue and costs incurred or to be incurred in respect of the transaction can be measured reliably;

•
The entity has transferred to the buyer the significant risks and rewards of ownership of the goods, and it is probable that the economic benefits associated with the transaction will flow to the Group; and

•
In the case of licences and hardware, the entity retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold; and

•
In the case of services, when the outcome can be estimated reliably, revenue associated with the transaction is recognised by reference to the stage of completion of the transaction at the end of the reporting period.

The Group enters into perpetual and term-based software licence arrangements (subscriptions) through direct sales to end-user customers and indirectly, through resellers, distributors and original equipment manufacturers ("OEMs"). The Group typically recognises licence revenue upon sell-in to resellers and distributors. Under certain channel partner arrangements, revenue is recognised on a sell-through basis whereby the revenue amount is determined based on the product keys issued to the ultimate named end user, as reported periodically by the channel partner. Sales to resellers, distributors and OEMs are recorded net of discounts and commissions. Revenue from OEM transactions is recognised in the period earned based on periodic reports provided to the Group by OEMs upon sales of their product within which the Group's software is embedded.

When arrangements with separately identifiable elements exist and the elements are distinct and separable, the amount allocated to each element is based on its relative fair value. A element in an arrangement with multiple elements is considered distinct and separable when each of the following criteria are met:

•
The element has standalone value (for example, sold separately);

•
The element is not essential to the functionality of other element; and

•
The fair value of the element can be reliably estimated.

The fair value of the separately identifiable elements is the publicly available price list to which consistent discounts are applied, based on customer class and geography. The Group validates fair value annually by conducting a study examining standalone sales to determine if a sufficient number of such sales are enacted at prices consistent with the related list prices. To the extent the arrangement consideration reflects a discount incremental to that otherwise available on the basis of customer class and geography, the discount is then allocated proportionately to each element on the basis of the elements' relative fair values. The arrangement consideration allocated to each element is then recognised in accordance with the criteria established in IAS 18 Revenue. In the case of licences and hardware, revenue is recognised upon delivery and in the case of services, revenue is recognised as benefits are transferred to the end user, assuming all other revenue recognition criteria have been met.

If the arrangement includes multiple elements, which are not considered distinct and separable, the entire arrangement consideration is deferred and recognised upon delivery of the final element or as services are rendered if the undelivered element is services. When the undelivered element is a service that spans multiple periods, for instance maintenance, web-based services, and subscriptions, the entire arrangement consideration is recognised rateably over the period services are rendered.

Licences

The Group recognises revenue from perpetual licences and hardware when the significant risks and rewards of ownership have passed to the buyer as evidenced by delivery which, for software licenses, typically occurs by electronic transfer of the licence key for the use of the software, assuming all other revenue recognition criteria have been met. Licence revenue resulting from arrangements with an inseparable service element is recognised rateably over the services delivery term and is presented separately whenever supported by a reasonable, consistently-applied separation methodology. In instances where no reliable method for separation exists, the combined deliverable is presented as services revenue.

Web-based Services, Maintenance and Subscriptions

Web-based services—Connectivity Services

Collaboration software is licensed on a perpetual basis and is primarily sold with the right to connectivity services and maintenance which includes minor updates, on a when-and-if-available basis, and in some instances, technical support, for an unspecified period. Major updates, licences for additional workstations, or access for additional users are sold separately.

Collaboration software arrangements, which are bundled with connectivity services and maintenance, are recognised rateably, on a daily basis, over the estimated technological life of the software, which the Group has estimated to be four years. Due to the high volume of billings, the Group meets the requirement of paragraph 20(b) of IAS 18, that the economic benefit will flow to the entity, by reducing the gross amount of billings to the estimated amount that it believes will ultimately flow to the Group. The Group determines this amount by analysing the historical write-off of billings to arrive at an estimated percentage of billings for which it is not probable that the economic benefits associated with the transactions will flow to the entity, currently 3%. The Group then records billings net of this percentage when recognising revenue, accounts receivable and deferred revenue. Subsequent purchases of major updates or licences for additional workstations or users, prior to the end of the product estimated useful life, are considered contract modifications for which the arrangement consideration is added to any remaining unrecognised deferred revenue and recognised rateably over a prospective four-year period.

Web-based services—Software-as-a-Service (SaaS), or Cloud Services

Software-as-a-service revenue is comprised of subscription fees from customers who access Group-hosted software and services offerings. Monthly usage is billed and recognised, on a daily basis, as the service is provided.

Web-based services—Activation Services

Access to Group-hosted software and the corresponding service offerings requires a series of initial activation procedures which are provided to the ultimate end-users (clients of the Company's Group-hosted software customers, or "MSP Customers") by the Company on behalf of the Company's MSP customers (the Company's direct customers). These services typically include deployment of agents to end-user servers and workstations and hosted dashboard set-up for each end-user. The MSP customer is charged an incremental fee for each new end-user server or workstation activated on the Group-hosted software application. This fee represents incremental arrangement consideration associated with the overall Group-hosted software arrangement and with no intrinsic standalone value. Revenue from activation services is, therefore, considered to be earned over the period during which an end-user's servers or workstations interact with the Group-hosted software. The Group has estimated this period to be approximately one year, based on analysis of historical data describing the period during which a customer's servers or workstations interact with the Group-hosted software. Accordingly, revenue from activation services is recognised rateably, on a daily basis, over the twelve-month period beginning when the activation services have been billed.

Web-based services—Branding Services

Group-hosted software customers, or "MSP customers," have the option to re-brand certain components of the deployed agents and the hosted dashboards such that the MSP customer's proprietary brand is displayed in the corresponding user interfaces. MSP customers are charged a one-time fee for branding services, which entitles them to once-yearly branding updates during the MSP customer relationship period. Revenue from branding services is earned over the period during which the Group maintains a relationship with the MSP customer. The Group has estimated this period to be approximately five years based on analysis of historical data describing the period during which the Group maintains a relationship with the MSP customer. Accordingly, revenue from branding services is recognised rateably, on a daily basis, over the five-year period beginning when the branding services have been billed.

Maintenance

Maintenance, which is provided with all new licence arrangements, and sold on an optionally renewable basis, includes when-and-if-available software and/or content updates and technical support. Revenue related to maintenance arrangements is recognised rateably, on a daily basis, over the period services are provided.

Software Subscriptions

Certain of the Group's offerings are marketed as software subscriptions to the most current version of the applicable licence. These term-based licences are not separable from the coterminous maintenance because no option for maintenance renewal is provided. The related revenue is recognised rateably on a daily basis over the specified subscription term when that period is determinate.

When the subscription term is not determinate, the Group recognises the related subscription revenue rateably on a daily basis over the estimated period of time a customer is expected to benefit from the subscription service, currently based on an analysis of historical data describing the period during which individual term-based licences remained active. Based on this analysis, management has estimated this period be four years from delivery, assuming all other revenue recognition criteria have been met.

Returns

The Group records returns as an offset to revenue in the period during which revenue is recorded. Any offsetting amounts associated with returns are based on analysis of actual returns made during the relevant period.

Cost of sales

Cost of sales consists of direct personnel and overhead costs, royalty costs, merchant fees, data centre charges, charges for third party contractors, hardware, third party software and amortisation of acquired software and patents.

Royalty costs

Royalty costs are recognised on an accrual basis in accordance with the substance of the relative agreements. Any royalties paid in advance, to the extent recoverable from future sales, are included as part of prepayments and deferred costs within other current assets. These prepayments are recognised over the term described in the relative agreements, as the benefits are conveyed to the customers.

Borrowing costs

Borrowing costs that are not directly attributable to the acquisition, contribution or production of a qualifying asset are recognised in profit or loss using the effective interest method. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Equity Method Investments

Associates are enterprises over which the Group has significant influence, as defined in IAS 28—Investments in Associates, but not control or joint control over the financial and operating policies. Investments in associates are accounted for using the equity method from the date that significant influence commences until the date it ceases. Under the equity method, the investment is initially recognised at cost, and the carrying amount is increased or decreased to recognise the investor's share of the profit or loss of the investee after the date of acquisition. The group's share of post-acquisition profit or loss is recognised in the consolidated statement of profit or loss, and its share of post-acquisition movements in other comprehensive income/(loss), if any, is recognised in other comprehensive income/(loss) with a corresponding adjustment to the carrying amount of the investment.

If the Group's share of losses of an associate exceeds the carrying amount of the investment in associate in the Group's consolidated statement of financial position, the carrying amount is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred obligations in respect of the associate.

The Group determines at each reporting date whether there is any objective evidence that the investment in the associate is impaired. If this is the case, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate and its carrying value and recognises the amount adjacent to share of profit/(loss) in associate in the consolidated statement of profit or loss.

Profits and losses resulting from upstream and downstream transactions between the Group and its associate are recognised in the Group's financial statements only to the extent of unrelated investor's interests in the associate. Unrealised losses are eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of the associate have been changed where necessary to ensure consistency with the policies adopted by the Group.

Taxes

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities as a result of filed or to be filed tax returns for the current and prior periods. The tax rates and tax laws used to compute these amounts are those that are enacted or substantively enacted by the reporting date in the jurisdictions where the respective company generates taxable income.

Current income taxes are computed in accordance with the applicable law. However no tax system can anticipate every possible complex transaction, accordingly the application of tax rules is sometimes open to interpretation by both the preparers of the financial statements and the taxation authorities. Uncertain tax positions are accounted for as part of the current income tax liability to the extent that it is probable that an outflow of economic resources will occur upon examination by the tax authority.

Deferred income tax

Deferred income tax is provided using the liability method on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognised for all taxable temporary differences, except:

•
Where the deferred income tax liability arises from the initial recognition of goodwill in a business combination;

•
The initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•
In respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilised, except:

•
Where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•
In respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred income tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred income tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised. Unrecognised deferred income tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred income tax relating to items recognised outside profit or loss is recognised outside profit or loss. Deferred tax items are recognised in correlation to the underlying transaction either in the statement of profit or loss or directly in equity.

Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set-off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Sales tax/value added tax

Revenues, expenses and assets are recognised net of the amount of sales tax/value added tax except:

•
Where the sales tax/value added tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax/value added tax is recognised as part of the asset or as part of the expense item as applicable; and

•
Receivables and payables that are stated inclusive of the amount of sales tax/value added tax included.

The net amount of sales tax/value added tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statement of profit or loss net of any reimbursement.

Loss per share

The Group presents basic and diluted loss per share data for the Company's shares together with comparative per share data for its Class A Common Shares ("Class A Common Shares") and Class B Participating Preferred Shares. The two class method was required for 2010 and 2011. Basic loss per share is calculated by dividing the loss attributable to the respective class of shares by the weighted average number of shares outstanding during the year, adjusted for own shares held. Diluted loss per share is determined by adjusting the loss attributable to shares and the weighted average number of shares outstanding, adjusted for own shares held, for the effects of all dilutive potential shares, which comprise share options and restricted stock awards granted to employees, the convertible preferred equity certificates ("CPECs"), convertible notes and shares issuable as contingent consideration as part of a business combination.

Segment reporting

All operating segments' operating results are reviewed regularly by the Group's Chief Executive Officer ("CEO") to make decisions about resources to be allocated to the segment and to assess its performance, and for which discrete financial information is available.

Segment results that are reported to the CEO include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items are comprised mainly of head office and other corporate expenses, finance revenue and finance costs, tax benefit and expense, and finance expenses.

The Group is organised into three reportable operating segments which are based on products and services and which reflect the Group's management structure and internal financial reporting and a corporate category:

•
IT Infrastructure. The IT Infrastructure segment offers products that enable IT administrators to manage, secure and access their IT resources.

•
Collaboration. Our Collaboration product, TeamViewer, allows users to access computers and perform important tasks from remote locations.

•
GFI MAX. Our GFI MAX segment provides SaaS solutions designed specifically for providers of outsourced IT support services to SMB customers.

•
Corporate. Corporate includes activities such as finance and accounting, information technology and human resources, all of which are non-revenue generating.

Each of the Company's operating segments offers different services and technology, and is managed separately pursuant to uniquely developed marketing strategies. The IT Infrastructure segment primarily derives its revenue from computer software which is produced and licensed for web and mail security, archiving, back-up and fax, network and security and managed service provider solutions. It also offers maintenance and support in these areas. IT Infrastructure revenue is reported within both revenue lines in the consolidated statement of profit or loss.

The Collaboration segment derives its revenue from developing, selling and supporting computer software for remote access and collaboration over the internet. The TeamViewer product is sold on a subscription basis, and accordingly, collaboration revenue is reported within web-based services, maintenance and subscription revenue in the consolidated statement of profit or loss.

The GFI MAX segment generates revenue from licensing a hosted SaaS platform to third parties which enables remote IT management, monitoring and security. The GFI MAX product is sold on a subscription basis, and accordingly, GFI MAX revenue is reported within web-based services, maintenance and subscription revenue in the consolidated statement of profit or loss.

The corporate category includes various corporate functions which do not offer services and technology and do not generate revenue.

Management separately monitors the operating results of its reportable segments for the purpose of making decisions about resource allocation and performance assessment. The Group's chief operating decision maker ("CODM") evaluates the Company's performance based primarily on segment operating results which are measured differently from the operating results as reported in the IFRS consolidated financial statements. The Company measures profitability of its segments using each segment's Adjusted EBITDA. Adjusted EBITDA provides useful information to Management in understanding and evaluating operating results. In addition, the Group's lenders under the senior secured credit facility utilize Consolidated EBITDA, which is a metric which is the same as Adjusted EBITDA, as a key measure of the Group's financial performance in relation to certain of operating covenants under the senior secured credit facility. Adjusted EBITDA is a financial measure that the Group calculates as income (loss) before taxation, adjusted for provision for income taxes; gain on disposal of product lines; unrealised exchange fluctuations; finance costs and revenue; depreciation, amortisation and impairment; stock-based compensation, specific extraordinary, non-recurring items, plus the change in deferred revenue. The Group defines billings as revenue plus change in deferred revenue. The Group believes that external billings are a significant indicator of future revenue and cash inflows based on the Group's business model of billing total arrangement fees at the time of sale. A significant portion of billings relate to products and services for which the related revenue is deferred and subsequently recognised over time. Aside from Adjusted EBITDA and billings as noted above, the accounting policies of the Group's segments are the same as its consolidated accounting policies.

Operating results include certain expenses for cost of sales, research and development, sales and marketing, general and administrative as well as certain other allocated shared costs directly attributable to the reportable segments and corporate. These results exclude certain expenses that are managed at the Group level, and are outside of the three operating segments and corporate. Included in operating results is the change in deferred revenue. Costs excluded from management's measure of operating profitability consists of provision for income taxes; gain on disposal of product lines; unrealised exchange fluctuations; finance costs and revenue; depreciation, amortisation and impairment; and stock-based compensation. In addition, the Group will evaluate goodwill for impairment at the CGU level which is different than the operating segment level.

3.4   Significant accounting judgments, estimates and assumptions

Use of Estimates

In preparing the consolidated financial statements, the Company's Board of Directors, with the assistance of management, is required to make judgments, estimates and assumptions that affect the reported revenue, expenses, assets and liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgment are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the consolidated financial statements. These estimates are reviewed on a regular basis and if a change is needed, it is accounted in the period the changes become known.

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

Fair value of other intangible assets

The Group recognises the other identifiable intangible assets at fair value at the date of acquisition of its subsidiaries. In determining the other intangible assets' fair value, the Group adopts the valuation approach that the Group determines is most appropriate for the asset being valued, typically the income or replacement cost approach.

The income approach is used for acquired other intangible assets whose value is determined by the Group to be income generating and for assets that could not be replaced by re-building or purchasing the asset. In adopting the income approach, the Group uses the multi-period excess earnings method or the royalty savings method, depending upon the identified asset. The multi-period excess earnings method values an other intangible asset using the present value of incremental after-tax cash flows attributable only to that other intangible asset. Using this method, the fair value of the other intangible asset is estimated by deducting expected costs, including direct costs, contributory charges and the related income taxes, from expected revenues attributable to that asset to arrive at after-tax cash flows. The contributory asset charges represent the fair returns, charges or economic rents of other assets that contribute to the generation of the expected revenues and are applied on an after-tax basis. The remaining cash flows are then discounted to their present values and totalled to arrive at the fair value of the other intangible asset acquired (note 14). The royalty savings method values an other intangible asset at an amount equal to the savings that would result from having ownership of and therefore not paying royalties for the right to use the other intangible asset. Using this method, the fair value of the other intangible asset is estimated by taking the after-tax net royalty savings over the life of the intangible asset as an indication of its value. The remaining cash flows are then discounted to their present values and totalled to arrive at the fair value of the other intangible asset acquired.

The replacement cost approach is used for acquired other intangible assets that the Group determines could be replaced by re-building or purchasing the asset. In adopting the replacement cost approach, the Group estimates the value of the intangible asset by determining the costs associated with re-building or purchasing the asset.

Determining the fair value of intangible assets acquired requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates, asset lives and market multiples. The judgments made in determining the estimated fair value of intangible assets, as well as their useful lives, can significantly impact the Group's financial position and results of operations.

Fair value of interest bearing loans and borrowings

The Group's interest bearing loans and borrowings are all floating rate liabilities that are carried at amortised cost. On initial recognition and at each financial reporting date, the Group evaluates the fair value of these instruments on the basis of prevailing market rates of interest and the Group's own credit risk. The applicable interest rates of the Group's interest bearing liabilities, as described in note 18 to the financial statements, have been determined by the Group as reflecting market terms and conditions, and accordingly no adjustment was deemed necessary to the fair value of the instruments on initial recognition. The fair value of the interest bearing loans and borrowings at the reporting date is determined for disclosure purposes only by performing a discounted cash flow analysis using market yields as at the balance sheet date.

Fair value of promissory notes

The fair value of the promissory notes (note 18 (ii) (b)) on initial recognition was calculated based on the present value of future principal and interest cash flows, using a 10% discount rate determined by management to be the applicable market rate of a liability with the same terms and conditions.

Fair value measurement of contingent consideration

Contingent consideration, resulting from business combinations, is recognised at fair value at the acquisition date as part of the business combination. The obligation to settle the contingency by the issue of shares in the Company was classified as equity. In the case of contingent consideration classified as equity, this is not remeasured except when settled by the issue of shares.

Determining the fair value of contingent consideration as at the acquisition date requires the Group to make estimates and assumptions, including future cash flows and discount rates and management's assessment of relative risk inherent in the associated cash flows. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur.

Fair value of deferred revenue acquired in business combinations

The fair value of deferred revenue performance obligations acquired in business combinations has been recorded based on the estimated fair value of the obligations on the acquisition date using a cost-based approach. The fair value of the obligation was estimated using the expected costs that the Group estimated would be necessary for a market participant to fulfil the remaining customer performance obligations and by applying a reasonable profit margin to these costs. The Group estimated the reasonable profit margin by identifying and reviewing the profit margin of potential market participant companies using information that was available at the time of each acquisition.

Other intangible assets with indefinite useful life

The Group recognises the 'TeamViewer' brand name as having an indefinite useful life. In determining the useful life of this brand, management has considered the strength of the brands, and any factors which might limit the usefulness of these brands. Furthermore, in determining the useful life of this intangible asset, management considers the strength of the Group's legal title over the asset, and its intention to indefinitely continue using and building upon the brand name.

Intangible assets with indefinite useful lives are not amortised, but are tested for impairment annually on an individual basis. In addition, the useful lives of the assets are reviewed annually to determine whether the indefinite life continues to be supportable.

Impairment of goodwill and other intangible assets

The Group determines whether other intangible assets and goodwill are impaired at least on an annual basis. This requires an estimation of the "value in use" of the CGUs to which the other intangible assets and goodwill are allocated. Estimating value in use amount requires management to make an estimate of the expected future cash flows from the CGU and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The estimates used to calculate the "value-in-use" of the

CGUs change from year-to-year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and impairment for each CGU. Further details are given in notes 13 and 14, respectively.

Deferred income taxes

The Group uses the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities, using tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date. The carrying amount of deferred income tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised. This assessment requires management judgment, estimates and assumptions. In evaluating the Group's ability to utilise the deferred tax assets, the Group considers all available positive and negative evidence, including the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable.

The judgments regarding future taxable income are based on expectations of market conditions and other facts and circumstances. Any adverse change to the underlying facts or estimates and assumptions could require that the Group reduces the carrying amount of its net deferred tax assets.

Uncertain tax positions

The Group is required to calculate and pay income taxes in accordance with applicable tax law. The application of tax rules to complex transactions is sometimes open to interpretation, both by the Group and by the taxation authorities. The tax authorities may challenge positions taken by the Group in determining its current income tax expense and require further payments. Those interpretations of tax law that are unclear are generally referred to as uncertain tax positions.

The Group calculates its current tax assets/liabilities for the current and prior periods at the amount expected to be paid to (or recovered from) the taxation authorities which involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across our global operations. If the Group determines that it is probable that an outflow of economic resources will occur, i.e. that upon examination of the uncertain tax position by the appropriate tax authority, the Group will, for example, not be entitled to a particular tax credit or deduction or that a particular income stream will be judged taxable, the Group records a liability based on its best estimate of the amount of the economic outflow that may occur as a result of the examination of the uncertain tax position by the tax authority. The Group's best estimate of the amount to be provided is determined by the judgment of management, supplemented by experience of similar transaction and, in some cases, reports from independent experts.

Revenue recognition

The Group does not account separately for identifiable elements of an arrangement if the elements are not distinct and separable. Identifiable elements of an arrangement are considered separable when the elements have standalone value, their fair value can be estimated reliably and they do not rely on any other element for essential functionality. The determination of whether a element is separable requires management judgment because it requires the Group to evaluate whether the customer derives value from that element that is not dependent on other identifiable element within the same arrangement. The Group's evaluation of the fair value of its separately identifiable elements also requires the application of judgment as to the sufficiency of the number of standalone sales and the proximity of such sales to one another necessary to support fair value. The timing and amount of revenue recognition can vary depending on how these judgments are exercised. For example, software revenue which may in instances where undelivered elements have had fair value established, have been recognised up front is, instead, recognised rateably over the term of the element on which its value is dependent where no standalone value of the undelivered element can be ascertained.

Connectivity services, activation services and branding services are associated with an indeterminate period as are certain of the Group's consumer offerings. Estimation of expected terms requires the use of judgment such as estimated technological life, server connection periods and customer relationship periods, as applicable. The timing and amount of revenue recognition will vary depending on how such judgment is exercised. The determination of estimated technological life of the software is made by management taking into consideration such factors as customer usage over time, pricing interdependencies, estimates of the life of hardware and operating systems on which the licence will be used. To date, there is no indication that the estimated technological life of the software will change. The determination of server connection periods and customer relationship periods are based on the Group's evaluation of historical patterns and its expectations of future patterns. Material differences may result in the amount and timing of revenue for any period if the Group makes different judgments or utilises different estimates.

Revenue for the Group's Collaboration product is recognised net of allowance. The Group estimates the allowance based on historical collections.

Share-based payment transactions

The Group measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. The assumptions and models used for estimating fair value for share based payment transactions are disclosed in note 15.

4.     Business combinations, disposals and acquisition of non-controlling interest

Acquisition in 2011

Acquisition of Monitis GFI CJSC and Monitis, Inc.

On 28 September 2011, the Group acquired 100% of the equity interests in Monitis GFI CJSC and Monitis, Inc. (together, "Monitis,") as follows:

•
GFI Software LTD, incorporated in the British Virgin Islands, acquired 100% of the outstanding shares of Monitis GFI CJSC, an Armenian company; and

•
GFI USA, Inc., a Delaware corporation, acquired 100% of the outstanding shares of Monitis, Inc., also a Delaware corporation.

The acquisition of Monitis was intended to enhance the Group's existing software product offerings and to provide the Group's clients with a 'one stop shopping experience'.

This transaction has been accounted for using the acquisition method of accounting. The fair value of the identified assets and liabilities of Monitis as at the date of the acquisition and the corresponding carrying amounts immediately before the acquisition were:

	Fair value recognised on acquisition	Carrying value

	USD'000	USD'000
Property, plant and equipment	6	6
Intangible asset—software	3,255	259
Deferred tax assets	19	—
Other assets	21	21
Cash and cash equivalents	20	20

	3,321	306

Trade payables	(49)	(49)
Other liabilities	(81)	(81)
Deferred tax liabilities	(599)	—
Deferred revenue	(51)	(138)
Loan payable	(62)	(62)

	(842)	(330)

Net assets / (liabilities) acquired	2,479	(24)

Goodwill arising on acquisition (note 13)	1,904

Purchase consideration	4,383

The aggregate purchase price for Monitis was USD4,383,000, consisting of USD3,500,000 in cash paid upon closing, and USD883,000 which relates to a USD1,000,000 non- interest bearing note which is due to the seller on 28 March 2013, subject to working capital adjustments. The USD1,000,000 note was discounted by USD117,000 resulting from USD86,000 in estimated working capital adjustments and USD31,000 adjustment to reflect the fair value of the non-interest bearing note.

USD'000

Analysis of purchase consideration:
Cash consideration paid at closing	3,500
Estimated fair value of cash consideration to be paid on 28 March 2013	833

Total consideration	4,333

Analysis of cash flow on acquisition:
Cash consideration paid at closing	3,500
Net cash acquired	(20)

Net cash outflow (included in cash flows from investing activities)	3,480
Acquisition-related costs (included in cash flows from operating activities)	123

Total net cash outflow on acquisition	3,603

The identifiable intangible asset, specifically the Monitis software, was valued using the income approach and will be amortised on a straight-line basis over eight years, the period in which the substantial portion of the present value of the cash flows from the software is expected to be earned.

IAS 12 requires the recognition of deferred taxes in the case of fair value adjustments of assets or liabilities where the tax basis remains at the original value. The deferred tax assets amounting to USD19,000 were calculated using the statutory tax rates in effect in the jurisdictions where the adjusted assets and liabilities reside. The tax rate used for temporary differences in assets and liabilities of Monitis US is 34%; the tax rate used for temporary differences in assets and liabilities of Monitis GFI CJSC is 20%. The deferred tax liability amounting to USD599,000 represents the temporary difference arising from the step up in the fair value of the software intangible and was calculated based on a tax rate of 20%.

The loan payable amounting to USD46,000 represents the fair value of a note payable to the seller. The loan is interest free, and the Group began repaying the outstanding balance starting in September 2012.

The valuation of the assumed deferred software subscriptions was based on the contractual commitment to provide on-going monitoring of servers, troubleshooting, customer support, bug fixes and disaster recovery activities throughout the duration of the subscriptions. The fair value of this assumed liability was based on the estimated cost plus a reasonable margin to fulfil these service obligations. The majority of the deferred revenue is expected to be recognised in the twelve months following the acquisition.

Goodwill recorded as part of this transaction will not be deductible for tax purposes and represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired. The Group estimated the values of assets based on purchase price and future intended use.

The costs associated with the acquisition, amounted to USD123,000, consisting of legal and advisory services and are reported in the consolidated statement of profit or loss within general and administrative expenses and included in the consolidated statement of cash flows as a component of net cash flows from operating activities.

From the date of acquisition, Monitis contributed revenue of USD114,000 and a loss of USD361,000 to the results of the Group for 2011. If the combination had taken place at the beginning of the year, the loss for the Group would have been USD53,165,000 and revenue would have been USD120,284,000.

Acquisitions in 2010

Acquisition of GFI Software (Florida) Inc. (incorporated in Florida, USA)

On 1 June 2010 the Group acquired 100% of the equity interests in GFI Software (Florida) Inc. through GFI USA Holding Company, Inc., an indirect, wholly owned subsidiary of the Company incorporated in Delaware, United States of America.

The acquisition of GFI Software (Florida) was intended to enhance the range of products that can be offered to the Group's clients, primarily by providing the Group its own anti-virus engine.

On 28 December 2012 the Company has classified GFI Software (Florida) Inc. as held for sale and has included the financial position, results of operations and cash flows of the wholly owned subsidiary as discontinued operations for all periods presented.

This transaction was accounted for using the acquisition method of accounting and the Group has measured the non-controlling interest using the proportionate interest in the fair value of the identifiable net assets.

The fair value of the identified assets and liabilities of GFI Software (Florida) as at the date of the acquisition and the corresponding carrying amounts immediately before the acquisition were:

	Fair value recognised on acquisition	Carrying value

	USD'000	USD'000
Property, plant and equipment	1,504	1,504
Intangible assets	28,241	1,761
Other assets	1,797	1,797
Trade and other receivables	4,220	4,049
Cash and cash equivalents	3,758	3,758

	39,520	12,869

Trade payables	(5,768)	(5,768)
Deferred tax liabilities	(5,878)	—
Other liabilities	(3,770)	(3,770)
Tax payable	(13)	(13)
Deferred revenue	(15,175)	(22,390)

	(30,604)	(31,941)

Net assets / (liabilities) acquired	8,916	(19,072)

Goodwill arising on acquisition (note 13)	31,815

Purchase consideration	40,731

USD'000

Analysis of purchase consideration:
Cash consideration financed by bank borrowings	19,076
Payment made directly by the shareholders in exchange for shares	21,655

Total consideration	40,731

Analysis of cash flow on acquisition:
Cash consideration financed by bank borrowings	19,076
Net cash acquired with subsidiary	(3,758)

Net cash outflow (included in cash flows from investing activities)	15,318
Acquisition-related costs (included in cash flows from operating activities)	533

Total net cash outflow on acquisition	15,851

The following are the identifiable intangible assets acquired, valuation method and their respective useful lives.

	Valuation approach	Amount	Useful life

		(USD'000)
Developed technology	Income approach	11,310	5 years
Customer relationships	Income approach	11,081	4-5 years
Patents and licences	Income approach	1,650	3-5 years
Trademarks and brand names	Income approach	4,200	Indefinite

In addition, the acquired trade receivables comprise gross contractual amounts due of USD3,748,000, of which USD37,000 was expected to be uncollectible at the acquisition date.

IAS 12 requires the recognition of deferred taxes in the case of fair value adjustments of assets or liabilities where the tax basis remains at the original value. The deferred tax liability amounting to USD5,878,000 has been derived using the subsidiary's tax rate of 37.63%.

Goodwill recorded as part of this transaction will not be deductible for tax purposes and represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired. The Group estimated the values of assets based on purchase price and future intended use.

The costs associated with the acquisition amounted to USD533,000 and are reported in the 2010 consolidated statement of profit or loss within general and administrative expenses and included in the consolidated statement of cash flows in the net cash flows from operating activities.

From the date of acquisition, GFI Software (Florida) Inc. contributed revenue of USD14,986,000 and a loss of USD4,760,000 to the results of the Group for 2010. If the combination had taken place at the beginning of the year, the loss for the Group in 2010 would have been USD40,524,000 and revenue for 2010 would have been USD90,833,000.

Stepped acquisition in 2009 - 2010

Stepped acquisition of TeamViewer GmbH (incorporated in Germany)

During 2009 and 2010, the Group acquired 100% of the equity interests in TeamViewer GmbH through a series of transactions.

Acquisition of TeamViewer GmbH—2009 (Step 1)

On 29 July 2009, the Group acquired an indirect 55% equity interest in TeamViewer GmbH. The Group used a 100% owned shelf company incorporated in Germany, Iapetos Holding GmbH ("Iapetos"), as an investment vehicle. In exchange for all the shares in TeamViewer the Group transferred 45% equity interest in Iapetos, cash consideration and a note to the seller.

The acquisition of TeamViewer GmbH was intended to expand the Group's product offerings with remote management and monitoring software solutions for managed service providers.

This transaction has been accounted for using the purchase method. Since the acquisition of TeamViewer GmbH was an indirect acquisition of a subsidiary, the non-controlling interest represents the fair value of the 45% equity interest in Iapetos that was transferred to the seller. In addition, all of the goodwill has been recognised in the consolidated financial statements of the Company.

Assets acquired and liabilities assumed

The fair value of the identified assets and liabilities of TeamViewer GmbH as at the date of acquisition and the corresponding carrying amounts immediately before the acquisition were:

	Fair value recognised on acquisition	Carrying value

	USD'000	USD'000
Property, plant and equipment	272	272
Intangible assets	76,611	63
Other assets	112	112
Trade receivables	4,281	4,692
Cash and cash equivalents	9,449	9,449

	90,725	14,588

Trade payables	(356)	(356)
Other liabilities	(1,224)	(1,224)
Tax payable	(6,671)	(6,671)
Deferred revenue	(4,166)	(33,305)
Deferred tax liability	(20,597)	—

	(33,014)	(41,556)

Net assets / (liabilities) acquired	57,711	(26,968)

Goodwill arising on acquisition (note 13)	95,109

Purchase consideration	152,820

USD'000

Analysis of purchase consideration:
Cash consideration	103,313
Acquisition-related costs (included in cash flows from investing activities)	649

Cash consideration (including acquisition-related costs)	103,962
Seller note payable	21,045
Fair value of Iapetos shares transferred to the seller	27,813

Purchase consideration	152,820

Analysis of cash flow on acquisition:
Cash consideration (including acquisition-related costs)	103,962
Net cash acquired with subsidiary	(9,449)

Total net cash outflow on acquisition	94,513

The consideration transferred consisted of cash amounting to USD103,313,000, seller note payable for USD21,045,000 and the transfer of 11,250 Class B Shares of Iapetos representing an effective equity interest of 45% in TeamViewer GmbH. The Group has reflected the issuance of these shares as a non-controlling interest. The Group also incurred direct acquisition-related costs of USD649,000.

The fair value of the 14,250 Class A Shares of Iapetos held by the Company was based on the fair value of the net assets of Iapetos as at the date of the acquisition. The fair value of the Company's 55% interest amounted to USD33,993,000 comprised of cash amounting to USD98,952,000 and debt amounting to USD64,959,000. The fair value of the 11,250 class B shares transferred to the non-controlling shareholder, which represented an equity interest of 45% in Iapetos, was then derived at USD27,813,000.

The following are the identifiable intangible assets acquired, valuation method and their respective useful lives.

	Valuation approach	Amount	Useful life

		(USD'000)
Developed technology	Cost approach	1,044	3 years
Customer relationships	Income approach	47,021	3 years
Trademarks and brand names	Income approach	28,546	Indefinite

In addition the acquired trade receivables comprise gross contractual amounts due of USD4,600,000, of which USD319,000 was expected to be uncollectible at the acquisition date.

IAS 12 requires the recognition of deferred taxes in the case of fair value adjustments of assets or liabilities while the tax basis remains at the original value. The deferred tax liability amounting to USD20,597,000 has been derived using the subsidiary tax rate of 28.5%.

Goodwill represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired. The Group estimated the values of assets based on purchase price and future intended use.

From the date of acquisition, TeamViewer GmbH contributed revenue of USD1,656,000 and a loss of USD8,315,000, to the results of the Group for 2009. If the acquisition had taken place at the beginning of the year, the loss for the Group for 2009 would have been USD19,607,000 and revenue would have been USD50,740,000.

Acquisition of non-controlling interest in TeamViewer GmbH—2010 (Step 2)

On 28 September 2010, the Group's majority shareholder, TeamViewer Holdings, entered into an agreement with the non-controlling shareholder of Iapetos to acquire the remaining 45% shareholding in Iapetos and indirectly the 45% interest in TeamViewer GmbH. The consideration payable to the seller, in exchange for immediate transfer of the 45% equity interest in Iapetos, and the settlement of the remaining balance of a vendor note payable by Iapetos to the non-controlling shareholder was in the form of an economic interest in TeamViewer Holdings. The amount was equal to a share of the cash proceeds that TeamViewer Holdings, or its shareholders, would receive in connection with any future sale, listing, distribution or any other disposal of any direct or indirect equity interest or holding of other interest in the Group.

Pursuant to the above transactions, TeamViewer Holdings held a 45% interest in Iapetos with the remaining 55% being held by the Company. On 3 November 2010, TeamViewer Holdings contributed its 45% interest in Iapetos to the Company resulting in Iapetos being a wholly owned subsidiary. These values were recorded by the Company using book value accounting which reflect the fair value of the consideration payable by TeamViewer Holdings to the non-controlling shareholder as at the acquisition date (on 28 September 2010). This fair value was determined taking into consideration a valuation exercise carried out by an independent valuation firm.

Transactions that result in changes in ownership interest while retaining control are accounted for as transactions with equity holders in their capacity as equity holders. As a result, the difference between the fair value of the non-controlling interest transferred by the majority shareholder amounting to USD216,867,000 and its carrying amount of USD17,918,000 has been adjusted upon its contribution by TeamViewer Holdings to the Group in equity. The fair value of the non-controlling interest acquired was derived by determining the fair value of the economic interest granted to the seller in TeamViewer Holdings pursuant to the agreement dated 28 September 2010, by reference to an independent valuation of the Group as at the date of transfer of the non-controlling interest. The fair value has been determined as the present value of 10 years of future net cash flows discounted at a rate of return of 17%. Also, no change in the carrying amounts of assets (including goodwill) or liabilities were recognised as a result of the transaction. This approach is consistent with non-controlling interest being a component of equity.

5.     Discontinued operations

Subsidiary held-for sale

On 28 December 2012, the Company classified GFI Software (Florida), a wholly owned subsidiary, as held for sale. The Company determined that the GFI Software (Florida) product suite did not fit with the strategic plan and vision for the Company. GFI Software (Florida)'s principal operation was the security business and the results of that business have been presented as discontinued operations for all periods presented.

Investment in associate held-for sale

On 13 September 2012, Iapetos Holding GmbH entered into a Stock Purchase agreement with 5nine Software, Inc. ("5nine"). Under the Stock Purchase agreement, Iapetos Holdings GmbH invested USD4,000,000 into 5nine in exchange for a 46% equity ownership in the entity. The Company can exercise significant influence over 5nine, resulting from its representation on 5nine's Board of Directors and its significant voting rights as a shareholder but does not have control or joint control over the financial and operating policies. Therefore, the Company has accounted for its equity interest in 5nine using the equity method which requires the Company to recognise its share of the net assets in the consolidated statement of financial position and, if applicable, its proportionate share of 5nine's profit or loss and other comprehensive income in the consolidated statement of profit or loss, and consolidated statement of comprehensive loss, respectively, at each reporting period in which significant influence exists. The Company's share of 5nine's profit or loss is recorded one quarter in arrears, unless the Company becomes aware of material information in advance of 5nine's quarterly reporting to the Company. Other than cash invested by the Company, 5nine does not have any material assets or liabilities.

At 31 December 2012, the Company classified 5nine, an investment in associate, as held for sale and presented it in discontinued operations.

 Discontinued operations

GFI Software (Florida) and 5nine were previously included in the IT Infrastructure operating segment. Net revenues and loss from discontinued operations for the years ended 31 December 2010, 2011 and 2012 were as follows:

	2010	2011	2012

	USD'000	USD'000	USD'000
Revenues	14,987	28,081	32,843
Expenses	(24,299)	(46,886)	(46,454)
Operating loss from discontinued operations before taxation	(7,564)	(18,891)	(13,942)
Tax benefit/(expense)	2,346	(568)	(2,629)

Loss on discontinued operations, net of tax	(5,218)	(19,459)	(16,571)

Material assets and (liabilities) classified as discontinued operations at 31 December 2012 were as follows:

2012

USD'000
Goodwill	31,815
Other intangible assets	15,028
Investment in associate	3,995
Other current assets and receivables	4,605
Deferred revenue, non-current	(17,238)
Trade and other payables	(6,143)
Deferred revenue, current	(21,357)

6.     Expenses by nature

	2010	2011	2012

	USD'000	USD'000	USD'000
Employee benefit expenses (note (i))	23,368	38,863	49,577
Depreciation and amortisation (notes 12 and 14)	18,324	19,415	12,715
Impairment of intangible asset	—	1,446	—
Hardware purchases for resale	908	1,297	1,145
Royalties	2,147	2,700	1,512
Operating lease expenses	1,215	1,469	2,183
Marketing expenses (excluding employee benefit expense)	9,756	16,032	17,873
Contract labor and professional services	2,113	1,781	3,822
Accounting, legal and consultancy fees	2,083	14,495	13,556
Acquisition related costs	531	123	—
Other transaction costs	3,264	2,491	316
Other expenses	11,133	15,153	20,573

	74,842	115,265	123,272

(i) Employee benefit expenses
Salaries and wages	21,387	29,289	42,150
Social contribution costs	1,094	1,372	819
Expense of share-based payments	887	8,202	6,608

	23,368	38,863	49,577

Presented in the consolidated statement of profit or loss as follows:

	2010	2011	2012

	USD'000	USD'000	USD'000
Cost of sales	10,982	13,711	19,617
Research and development	9,159	16,037	19,559
Sales and marketing	25,239	39,707	43,552
General and administrative	12,594	26,227	29,472
Depreciation, amortisation and impairment	16,868	19,583	11,072

	74,842	115,265	123,272

In December 2010, the Group disposed of two product lines from its IT Security CGU, as these were considered to be outside the core business strategy of the unit. The sales were made for a consideration of USD1,580,000 and the net gain on the disposal amounted to USD1,665,130.

USD'000

Sale proceeds	1,580
Effect of disposal:
Deferred revenues	2,655
Deferred costs	(1,971)
Net book value of other intangible assets	(960)
Deferred tax liabilities on other intangible assets	361

1,665

7.     Exchange fluctuations

Continuing operations	2010	2011	2012

	USD'000	USD'000	USD'000
Realised gains/(losses)	(662)	240	(1,470)
Unrealised gains/(losses)	(2,958)	(3,319)	3,281

Total exchange fluctuations	(3,620)	(3,079)	1,811

8.     Finance costs

Continuing operations	2010	2011	2012

	USD'000	USD'000	USD'000
Interest on bank loans	9,316	9,913	17,363
Interest on other borrowings	1,244	287	1,628
Interest on convertible preference equity certificates	6,017	—	—

	16,577	10,200	18,991

Interest is calculated on an effective interest rate basis.

9.     Income tax

The tax benefit / (charge) for the year is comprised of the following:

Consolidated statement of profit or loss

Continuing operations	2010	2011	2012

	USD'000	USD'000	USD'000
Current tax	(13,853)	(23,498)	(27,316)
Deferred tax	18,999	27,391	25,176

	5,146	3,893	(2,140)

The tax benefit / (charge) for the year is reconciled as follows:

Continuing operations	2010	2011	2012

	USD'000	USD'000	USD'000
Loss before taxation	(28,207)	(36,370)	(21,949)
Theoretical taxation benefit	8,065	10,472	6,322
Tax effect of:
—Different tax rates of subsidiaries operating in other jurisdictions	730	(3,297)	2,338
—Non-deductible expenses	(3,155)	(130)	(129)
—Unrecognised deferred tax assets	(500)	(2,856)	(10,228)
—Other	6	(296)	(443)

Tax benefit / (charge)	5,146	3,893	(2,140)

The Group is domiciled in Luxembourg, which is subject to a statutory rate of 28.80% for 2012 (28.80% for 2011; 28.59% for 2010). The income generated by Luxembourg does not result in significant tax outflows due in part to a participation exemption. In addition, the Group is not subject to tax on income earned in the British Virgin Islands. Taxation for other jurisdictions is calculated based on the substantially enacted rate prevailing in the relevant jurisdictions. The difference between the expected benefit at the Luxembourg statutory rate of the Group loss is partially due to differences in tax rates of subsidiaries offset by the impact of the participation exemption (other permanent benefits) and the derecognition of the deferred tax assets largely in the US.

The tax expense for 2012 includes USD35,000 of tax expense related to changes in prior year tax amounts. The Company utilized previously derecognised deferred tax assets related to tax credits in Malta to offset current year tax expense in the amount of USD104,000. The Group has recorded tax related contingent liabilities in accordance with IAS 37 and IAS 12 in the amount of USD2,289,000 in various jurisdictions. The Group recognised current and deferred tax benefits in aggregate of USD1,061,000 in 2012 that are credited directly to equity.

 Deferred tax

Deferred income tax at 31 December relates to the following:

	2011	2012

	USD'000	USD'000
Deferred tax asset / (liability)
—Difference between tax and accounting depreciation	(441)	453
—Exchange provision	86	123
—Intangible and goodwill	(18,624)	(9,496)
—Allowance for doubtful accounts	95	90
—Net deferred revenue	38,872	59,981
—Share-based payments	209	5,245
—Unabsorbed tax losses	4,294	1,818
—Other temporary differences	1,955	(686)

Deferred tax assets, net	26,446	57,528

The increase in the share-based payment deferred tax asset from 2011 to 2012 is a result of a significant increase in the option expenses in subsidiaries where assets are not de-recognized. In addition, there are deferred tax assets in continuing operations that are ultimately de-recognized in discontinued operations.

Reflected in the statement of financial position as follows:

	2011	2012

	USD'000	USD'000
Deferred tax assets	28,852	58,115
Deferred tax liabilities	(2,406)	(587)

Deferred tax assets, net	26,446	57,528

	2011	2012

	USD'000	USD'000
Reconciliation of deferred tax asset, net
Opening balance as of 1 January	2,325	30,121
Exchange adjustment	(1,783)	1,112
Deferred tax expense during the year recognised in statement of comprehensive income	26,901	25,176
Tax (benefit) / expense during the year recognised in equity	(417)	1,061
Tax recognized through gain / (loss) on disposals	—	—
Deferred taxes recognised on acquisition	(580)	—
Other	—	58

Closing balance at 31 December	26,446	57,528

The Group offsets deferred tax assets and liabilities if and only if it has a legally enforceable right of setoff and the deferred tax asset and deferred tax liability relate to income taxes levied by the same tax authorities.

The continuing and discontinued operations contain US entities that are members of the same consolidated US group. Due to the historic losses generated by the US entity included in the discontinued operations, the deferred tax assets of the entire US consolidated tax group have been de-recognized. If the US entity included in discontinued operations was not a member of the US consolidated tax group, the remaining members of the US consolidated tax group would have fully recognized their deferred tax assets. As a result, the derecognition of deferred tax assets has been fully attributed to discontinued operations. The discontinued operations are currently reflecting a negative deferred tax asset that is offsetting positive deferred tax assets of other US consolidated tax group members included in continuing operations. The reallocation of derecognition of deferred tax assets resulted in a net increase in the deferred tax liabilities of the discontinued operations of USD4,679,000, with a corresponding increase in the recognized deferred tax assets of the continuing operations. Had the US entity in the discontinued operations not been part of the consolidated group, the deferred tax balance for the discontinued operations would be a net liability of USD1,493,000. The allocation of derecognition of deferred tax assets between discontinued operations and continuing operations has a corresponding impact on the tax expense recognized in continuing operations and discontinued operations.

In addition, the Company's current expectation is that the discontinued operations when sold will result in a significant capital loss in the US as the tax basis of the US subsidiary included in discontinued operations exceeds the basis of the shares for financial statement purposes. As the resulting deferred tax asset can only be utilized to the extent of other capital gains in the US, and there are no foreseeable capital gains to be triggered, the capital loss has been de-recognized.

The following deferred tax assets have not been recognised as at the consolidated statement of financial position date:

Continuing operations	2010	2011	2012

	USD'000	USD'000	USD'000
Tax losses	542	10,982	16,120
Unused tax credits	1,015	842	756
Temporary differences	123	2,060	846

	1,680	13,884	17,722

The Group has not recognised deferred tax assets for certain jurisdictions in which it is not more likely than not that sufficient positive evidence exists in order to utilise the deferred tax assets. The Group has unrecognised deferred tax assets related to investment tax credits in Malta, which are not subject to expiration, but the Group has determined it is not more likely than not that they will have sufficient taxable income to utilize the credits. In addition, the Group has unrecognised tax losses in the US and other jurisdictions which the Group has determined it is not more likely than not that they will have sufficient taxable income to utilize the losses. The unrecognized deferred tax asset of USD15,852,000 related to the US tax losses are generally subject to a 20 year carryforward period.

As at 31 December 2012, the Company had book basis in the shares of subsidiaries in excess of tax basis for which no deferred tax liabilities have been accrued. The basis differences are largely attributable to undistributed earnings from continuing operations of foreign subsidiaries of approximately USD5,000,000 for which deferred taxes have not been provided. Such earnings have been and are expected to continue to be indefinitely reinvested in the Company's subsidiaries. These profits may be subject to taxation upon remittance as dividends, or upon ultimate disposition of such subsidiaries. A reasonable determination of the potential tax liability is not practical due to complexities of hypothetical calculations involving uncertain timing and amounts of taxable income and the effects of multiple taxing jurisdictions.

10.   Dividends and distributions paid

No dividends were paid or proposed by the Board of Directors in 2012, 2011 or 2010.

Through 9 November 2011 (the date of the repurchase of the Class B Preferred Participating Shares), the cumulative preferred dividend of the Class B Preferred Participating Shares was USD13,375,000. As a result of the repurchase of the Class B Preferred Participating Shares this cumulative preferred dividend was cancelled (as described in note 17).

11.    Loss per share

Basic loss per share

Basic loss per share is calculated by dividing net loss for the year, both from continuing operations and discontinued operations, attributable to common equity holders of the parent by the weighted average number of common shares outstanding during the year. The share data used for the purposes of calculating loss per share includes the shares in issue of the Company (Class A Common Shares and Class B Preferred Participating Shares) as well as the shares in issue of GFI Acquisition (common shares and series A preferred shares), which share capital and share premium has been transferred to the merger reserve on the Merger of GFI Acquisition with and into the Company.

The weighted average number of shares has been restated by a ratio that reflects the new shares issued by the Company to the shareholders of the predecessor entity on the date of the Merger. In addition, the weighted average number of shares in issue has also been restated to take into account the share reduction that occurred in February of 2011 where outstanding shares of Class A Common and Class B Preferred Participating Shares were decreased at a ratio of 100 to 1 (note 17). The weighted average number of shares of Class A common shares has also been retroactively adjusted to take into account the reverse stock split which occurred in November 2012 whereby Class A common shares were decreased at a ratio of 3 to 1 (note 1).

As discussed in note 17, in November of 2011 the Group repurchased the 77,405,164 outstanding shares of Class B Participating Preferred Shares in exchange for 25,801,721 Class A Common Shares, cash and subordinated notes. The transaction resulted in a charge to net loss available to Class A Common Shares of USD513,866,000.

The following reflects the loss from continuing operations and discontinued operations data used in the basic loss per share computation.

	2010	2011	2012

	USD'000	USD'000	USD'000
Loss attributable to owners of GFI Software S.A. for the year
Loss from continuing operations	(23,061)	(32,477)	(24,089)
Loss from discontinued operations	(5,218)	(19,459)	(16,571)
Loss available to Class B:
Class B Preferred Participating Shares cumulative preferred dividend:
Attributable to continuing operations	(1,766)	(11,609)	—
Attributable to discontinued operations	—	—	—
Cancellation of Class B Preferred Participating Shares cumulative preferred dividend in connection with repurchase of Class B Preferred Participating Shares:
Attributable to continuing operations	—	13,375	—
Attributable to discontinued operations	—	—	—
Total loss available to shareholders:

Loss from continuing operations	(24,827)	(30,711)	(24,089)

Loss from discontinued operations	(5,218)	(19,459)	(16,571)

Loss attributable to owners of GFI Software S.A. for the year allocated to Class B Preferred Participating Shares:
Attributable to continuing operations	(7,389)	(18,435)	—
Attributable to discontinued operations	(1,553)	(11,681)	—
Excess of fair value of consideration paid on repurchase of
Class B Preferred Participating Shares over carrying value of
Class B Preferred Participating Shares:
Attributable to continuing operations	—	(513,866)	—
Attributable to discontinued operations	—	—	—
Loss attributable to Class A Common Shares

Loss from continuing operations	(17,438)	(526,142)	(24,089)

Loss from discontinued operations	(3,665)	(7,778)	(16,571)

Attributable as follows:
Class A Common Shares:
Loss from continuing operations	(17,438)	(526,142)	(24,089)
Loss from discontinued operations	(3,665)	(7,778)	(16,571)
Class B Preferred Participating Shares:
Loss from continuing operations	(5,623)	(20,201)	—
Loss from discontinued operations	(1,553)	(11,681)	—

The following reflects share data used in the basic loss per share computation.

Weighted average number of shares	2010	2011	2012

Class A Common Shares	9,957,491	14,733,739	36,915,117
Class B Preferred Participating Shares	12,658,701	66,377,579	—

Diluted loss per share

Diluted loss per share amounts are calculated by dividing the net loss, both from continuing operations and discontinued operations, attributable to common equity holders of the parent by the weighted average number of common shares outstanding during the year plus the weighted average number of common shares that would be issued on conversion of all the dilutive potential common shares into common shares.

Instruments that could potentially dilute loss per share include the convertible CPECs (note 17), convertible notes, restricted shares and contingently issuable potential common shares, including stock options and restricted stock awards granted to employees and shares issuable as contingent consideration as part of a business combination. The CPECs are anti-dilutive as its interest (net of tax) per common share is greater than the basic loss per share. The convertible notes, restricted shares and the contingently issuable potential common shares are also anti-dilutive as these would simply increase the weighted average number of shares and result in a lower loss per common share. As a result, basic and diluted loss per share are the same.

12.   Property, plant and equipment

	Motor vehicles	Office equipment	Computer equipment	Fixtures and fittings	Computer software	Leasehold improvements	Total

	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000
Cost
At 1 January 2011	78	1,616	5,165	716	2,292	661	10,528
Acquisitions through business combinations	—	—	6	—	—	—	6
Additions	12	729	2,950	312	795	523	5,321
Disposals	(22)	—	(288)	—	(129)	—	(439)
Transfers	—	(152)	152	—	173	—	173
Exchange adjustments	(1)	(23)	(147)	(20)	(63)	(14)	(268)

At 31 December 2011	67	2,170	7,838	1,008	3,068	1,170	15,321
Acquisitions through business combinations	—	—	—	—	—	—	—
Additions	19	390	1,942	15	836	237	3,439
Disposals	—	(1)	(4)	—	—	(6)	(11)
Transfers	—	—	—	—	—	—	—
Transfers to discontinued operations	(26)	(525)	(4,234)	(332)	(1,486)	(839)	(7,442)
Exchange adjustments	—	41	108	14	35	43	241

At 31 December 2012	60	2,075	5,650	705	2,453	605	11,548

Accumulated depreciation
At 1 January 2011	30	1,095	2,835	464	1,652	246	6,322
Charge for the year	14	276	1,522	78	592	202	2,684
Disposals	(22)	—	(284)	—	(127)	—	(433)
Transfer	—	(75)	75	—	121	—	121
Exchange adjustments	—	23	(131)	(9)	(45)	(6)	(168)

At 31 December 2011	22	1,319	4,017	533	2,193	442	8,526
Charge for the year	18	304	1,743	84	656	223	3,028
Disposals	—	—	(2)	—	—	(4)	(6)
Transfer	—	—	—	—	—	—	—
Transfers to discontinued operations	(12)	(250)	(2,508)	(164)	(1,189)	(458)	(4,581)
Exchange adjustments	1	(22)	119	7	3	19	127

At 31 December 2012	29	1,351	3,369	460	1,663	222	7,094

Net book amount
At 31 December 2011	45	851	3,821	475	875	728	6,795

At 31 December 2012	31	724	2,281	245	790	383	4,454

The Group's property, plant and equipment were pledged as security in favour of the Group's bankers for facilities provided (note 18).

13.   Goodwill

USD'000

Cost
At 1 January 2011	229,636
Acquisitions through business combinations (note 4)	1,904
Exchange adjustment	(3,055)

At 31 December 2011	228,485
Exchange adjustment	2,157
Transferred to disposal group classified as held for sale	(31,815)

At 31 December 2012	198,827

Goodwill arising from the business combinations represents the value of operational, sales and marketing synergies that allow the Group to pool resources and improve its go-to-market strategy, thereby enhancing the Group's future growth prospects.

Impairment testing of goodwill and other intangible assets

Goodwill acquired through business combinations has been allocated for the purposes of impairment testing to four CGUs as follows:

	Continuing Operations					Discontinued Operations
	Collaboration	IT Operations	Managed Services	IT Security	Total	IT Security	Total

	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000
At 31 December 2011	87,849	91,696	17,125	31,815	228,485	—	—
At 31 December 2012	89,604	91,696	17,527	—	198,827	31,815	31,815

The recoverable amount of goodwill is determined from value in use calculations. The key assumptions for the value in use calculations are those regarding the discount rates, growth rates and expected changes in selling prices and direct costs during the period. Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value for money and the risks specific to the CGU.

The Group prepares cash flow forecasts derived from management's three year projections covering the period 2013 to 2015. The growth rates are based on growth forecasts which reflect current and future expected market conditions. Changes in EBITDA growth rates are a result of management's projected cash flows for the three year period 2013-2015 and are driven mainly by the projected revenue and expenditure plans specific to each CGU.

The Group performed its annual impairment testing at 31 December 2012 and 31 December 2011 for each identified CGU. The projected discounted cash flows for each CGU did not give rise to an impairment loss.

The pre-tax rates used to discount the cash flows for the Group's CGUs are shown in the table below. There was no impairment charge as the value in use was higher than the carrying value.

 Key assumptions used in discounted cash flow projections

Key assumptions used in the calculation of recoverable amounts are discount rates and terminal value growth rates. These assumptions are as follows:

	Discount rate (pre-tax)		Terminal value growth rate		Budgeted EBITDA growth
Cash generating unit	2011	2012	2011	2012	2011		2012

	%	%	%	%	%		%
Continuing Operations
Collaboration	11.8	13.9	5.0	5.0	12.0		18.1
IT Operations	14.5	14.8	5.0	5.0	156.8		26.3
Managed Services	17.2	17.9	5.0	5.0	485.5	(i)	79.7	(i)
Discontinued Operations
IT Security	14.1	19.9	5.0	5.0	76.0		88.1

i.      The projections for annualized EBITDA growth rates in the IT Operations and Managed Services cash generating units were as a result of low EBITDA in the initial period coupled with significant projected revenue growth.

Discount rate

The discount rate used in estimating the fair value of each CGU is the weighted average cost of capital ("WACC"). This rate is the weighted average of the expected returns on equity capital and long-term debt capital. The weights are determined by the projected long-term leverage position. A specific CGU risk premium is applied to the cost of equity calculation for instances in which the subject CGU is exposed to additional risks to financial performance, whether external or internal, not captured elsewhere.

Terminal value growth rate

Each of the CGUs have three years of cash flows included in their discounted cash flow models. A long-term growth rate into perpetuity has been determined by taking into account inflation rates relative to the individual CGUs. In 2012, the terminal value growth rate remained consistent at 5% for all CGUs to reflect the Company's current long-term outlook.

Sensitivity to changes in assumptions

Management believes that no reasonably possible change in the key assumptions would cause the carrying-value of the IT Operations, Collaboration and Managed Services CGUs to exceed their value in use.

14.   Other intangible assets

	Software technology	Distribution network	Customer base	Trademarks, trade names and domains	Patents and licences	Total

	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000
Cost
At 1 January 2011	30,934	12,857	57,329	39,648	2,394	143,162
Acquisitions through business combinations (note 4)	3,255	—	—	—	—	3,255
Additions acquired separately	1	—	—	—	9	10
Disposal	(420)	—	—	—	—	(420)
Transfers to Property, Plant and Equipment	(173)	—	—	—	—	(173)
Exchange adjustments	13	—	(1,485)	(901)	(3)	(2,376)

At 31 December 2011	33,610	12,857	55,844	38,747	2,400	143,458
Acquisitions through business combinations (note 4)	—	—	—	—	—	—
Additions acquired separately	283	—	—	—	—	283
Disposal	—	—	—	—	—	—
Transfers to Property, Plant and Equipment	—	—	—	—	—	—
Transfers to discontinued operations	(11,310)	—	(11,040)	(4,200)	(2,131)	(28,681)
Exchange adjustments	18	—	868	527	—	1,413

At 31 December 2012	22,601	12,857	45,672	35,074	269	116,473

Amortisation and impairment						—
At 1 January 2011	16,116	12,857	24,259	6,771	998	61,001
Charge for the year	3,536	—	17,697	650	358	22,241
Impairment	1,444	—	—	—	—	1,444
Disposals	(315)	—	—	—	—	(315)
Transfers to Property, Plant and Equipment	(121)	—	—	—	—	(121)
Exchange adjustments	(36)	—	(1,777)	—	(4)	(1,817)

At 31 December 2011	20,624	12,857	40,179	7,421	1,352	82,433
Charge for the year	3,906	—	10,476	650	351	15,383
Impairment	—	—	—	100	—	100
Disposals	—	—	—	—	—	—
Transfers to Property, Plant and Equipment	—	—	—	—	—	—
Transfers to discontinued operations	(5,844)	—	(6,275)	(100)	(1,434)	(13,653)
Exchange adjustments	132	—	898	—	—	1,030

At 31 December 2012	18,818	12,857	45,278	8,071	269	85,293

Net book value
At 31 December 2011	12,986	—	15,665	31,326	1,048	61,025

At 31 December 2012	3,783	—	394	27,003	—	31,180

As at 31 December 2012, the Company ceased amortisation on all assets held for sale. Total amortisation and impairment charges related to the held for sale assets were USD4,586,000 and USD100,000 for the year ended 31 December 2012 and USD4,593,000 and nil for the year ended 31 December 2011.

The other intangible assets of the Group include both assets with indefinite useful lives and finite useful lives. The 'TeamViewer' brand name is included within the category 'Trademarks, trade names and domains' which was acquired in 2009 following the acquisition of TeamViewer GmbH. The carrying amounts of the brand is USD26,894,000 (2011: USD26,367,000). In determining the useful lives of the 'TeamViewer' brand name, management has considered the legal position of the Group in this respect together with its intention to indefinitely continue using and building upon these brand names. As a result management has concluded that a definite useful life could not be determined for these brand names and it was assigned an indefinite useful life. The 'TeamViewer' brand name was allocated to the Collaboration CGU.

The amortisation of acquired software and patents within intangible assets with definite useful lives is classified as a component of cost of sales within the consolidated statement of profit or loss. The amortisation of the distribution network, customer base and trademarks, trade names and domains is presented within depreciation and amortisation in arriving at the operating results of the Group. The carrying amounts and remaining amortisation periods of material intangible assets of the group having a definite useful life are as follows:

		Carrying value		Remaining amortisation period
Continuing Operations	Description	2011	2012	2011	2012

		USD'000	USD'000	Years	Years
Intangible assets arising from acquisition of Techgenix Limited	Websites and domain names	758	108	2	1
Intangible assets arising from acquisition of HoundDog Technology Limited	Software technology	1,854	985	2-3	1-2
Intangible assets arising from acquisition of HoundDog Technology Limited	Customer relationships	575	394	7-8	6-7
Intangible assets arising from acquisition of TeamViewer GmbH	Software technology	173	—	1	—
Intangible assets arising from acquisition of TeamViewer GmbH	Customer relationships	8,352	—	1	—
Intangible assets arising from acquisition of Monitis Inc. and Monitis GFI CJSC	Software technology	3,153	2,746	8	7

In 2011, management evaluated the future economic benefits from its Titan Backup acquired software which is included in the IT Operations CGU. It was concluded that the carrying amount of the asset exceeded the recoverable amount. As a result, the Company recorded a USD1,444,000 impairment which was included in the consolidated statement of profit or loss.

During the twelve months ended 31 December 2012, amortisation ceased on certain intangible assets arising from the acquisition of TeamViewer GmbH as the intangible assets reached the end of their estimated useful life.

Security

The Group's other intangible assets were pledged as security in favour of the Group's bankers for facilities provided (note 18).

15.   Share-based payment plans

The expense recognised in continuing operations, for services received during the year, arising from equity-settled share-based payment transactions, was as follows:

	2010	2011	2012

	USD'000	USD'000	USD'000
Cost of revenue	34	304	110
General and administrative	442	5,393	4,398
Research and development	63	911	752
Sales and marketing	348	1,594	1,348

Total stock-based compensation	887	8,202	6,608

The expense recognised in discontinued operations, for services received during 2010, 2011 and 2012, arising from equity-settled share-based payment transactions were USD105,000, USD2,036,000 and USD626,000, respectively.

During 2012, the Group adopted the GFI Software S.A. 2012 Share Incentive Plan (the "2012 Plan") which provides for the grant of share options, restricted shares, and other share-based awards to employees, directors, officers, consultants and prospective employees of GFI Software S.A. and its affiliates, including employees of the Group. The 2012 Plan reserves 3,000,000 shares of the common stock of GFI Software S.A. for issuance, which reserve will be increased in accordance with the governing document. Although the 2012 Plan became effective during 2012, the plan provides that no grants of awards are to be made under the 2012 Plan until the IPO effective date. As at the IPO effective date, all awards issued by the Company shall be made under the 2012 Plan.

During 2011, GFI Software S.A. adopted a Share Incentive Plan (the "2011 Plan") which provides for the grant of share options, restricted shares, and other share-based awards to employees, directors, officers, consultants and prospective employees of GFI Software S.A. and its affiliates, including employees of the Group. The 2011 Plan reserves 4,150,000 shares of the common shares of GFI Software S.A. for issuance. The 2011 Plan specified that upon exercise the shares are issued to GFI Software Holdings Ltd. (the "Fiduciary") as long as GFI Software S.A. was in the form of a limited liability company (S.à.r.l.). The Fiduciary would bear legal title to the shares and sale of the shares to third parties was restricted as described in the 2011 Plan documents, while the participant were entitled to the corresponding economic rights of the share issued to the Fiduciary. Legal title to the shares would be transferred to the participant upon a change to the legal form of GFI Software S.A, which occurred on 24 October 2012. Legal title to shares from option exercises on or before 24 October 2012 automatically passed from the Fiduciary to the respective beneficiary on 24 October 2012.

GFI Software Holdings maintains the Stock Incentive Plan (the "2006 Plan") and the 2009 Stock Incentive Plan (the "2009 Plan" and, together with the 2006 Plan, the "GFI Software Holdings Plans"), both of which provide for the grant of stock options, restricted stock, and other stock-based awards to employees, directors, officers, consultants and prospective employees of GFI Software Holdings and its affiliates, including employees of the Group. As GFI Software Holdings holds a non-controlling interest in the Group, settlements of the awards under the GFI Software Holdings Plans are considered capital contributions and will not be settled in the Group's equity. The 2006 Plan reserves 1,495,540 shares of the common stock of GFI Software Holdings for issuance, and the 2009 Plan reserves 10,721,806 shares of common stock of GFI Software Holdings for issuance. Both the 2006 Plan and the 2009 Plan were originally adopted by GFI Acquisition, and the sponsorship of such plans was assumed by GFI Software Holdings in 2010. The

Group has no obligation to GFI Software Holdings for assuming the sponsorship of the share option plans. GFI Acquisition terminated the 2006 Plan in connection with the adoption of the 2009 Plan, although awards outstanding under the 2006 Plan at the time of termination continue to remain outstanding until they are either settled, forfeited, or otherwise expire in accordance with their terms.

Under the GFI Software Holdings Plans, the 2011 Plan and the 2012 Plan, options generally vest based on the grantee's continued service with the Group during a specified period following grant or, in rare instances, based on the achievement of performance or other conditions as determined by the Board of Directors, and expire after ten years. Although awards under the GFI Software Holdings Plans are not settled with equity of the Group, the share-based compensation expense is included in the Group's income statements as compensation expense because the Group is the beneficiary of the services provided by these option holders.

The cumulative share based payment expense recognised for stock option awards and restricted stock granted under the GFI Software Holdings Plans amounting to USD2,523,000 is included within capital contribution for share options reserve. The cumulative share based payment expense recognised for share option awards granted under the 2011 Plan amounting to USD16,442,000 is included within the Share options reserve. As at 31 December 2012, the Group has not issued any awards under the 2012 Plan.

Restricted stock awards

Under the GFI Software Holdings Plans, shares of GFI Software Holdings common stock have been granted to employees, directors, and officers who provide services to the Group. Restricted stock awards generally vest based on the grantee's continued service with the Group during a specified period following grant. The shares are subject to restrictions on transfer, such that until they are fully vested, the holder is not permitted to sell, transfer, pledge, or otherwise encumber the shares of restricted stock. Upon vesting, the shares are released from restriction and may be sold, transferred, pledged, or otherwise encumbered, subject to any limitations set forth in the GFI Software Holdings Plans. During 2009, the Company granted 7,885,000 shares of restricted stock, all of which were fully vested as at 31 December 2011. The number of shares of restricted stock granted during the year ended 31 December 2012 was nil (2011: nil).

The fair value of the restricted shares on the grant date was USD0.16 per share, which was determined through an equity valuation based on business enterprise value at the time of grant. The expense relating to these shares of restricted stock amounted to nil during the year ended 31 December 2012 (2011: USD96,000; 2010: USD660,000) and is recognised within the Group's financial statements. As at 31 December 2011, the shares of restricted stock had been fully recognised.

Stock option awards

Under the GFI Software Holdings Plans and the 2011 Plan, stock options have been granted to employees, directors, and officers who provide services to the Group. These stock options generally vest based on the grantee's continued service with the Group during a specified period following grant. The vesting period for individual awards range from 3 to 5 years. Although cash settlement is permitted under the 2011 Plan, the Company intends to settle these awards in equity and as a result the options are accounted for within equity.

The fair value of the options is estimated at the grant date using the Black-Scholes option pricing model, taking into account the terms and conditions upon which the instruments were granted. The weighted average fair value relating to share options granted under the GFI Software Holdings Plans and the 2011 Plan during the year ended 31 December 2012 was nil and USD9.91, respectively. The only asset held by

GFI Software Holdings is 30% of the equity interest of the Group. The fair value of the options granted under the GFI Software Holdings Plans is based upon the per share valuation of GFI Software Holdings.

The expense relating to share options under the GFI Software Holdings Plans and the 2011 Plan as it pertains to continuing operations amounted to USD146,000 during the year ended 31 December 2012 (2011: USD458,000; 2010: USD1,000) and USD6,446,000 during the year ended 31 December 2012 (2011: USD7,599,000), respectively, and are recognised within the Group's financial statements. The expense relating to share options under the GFI Software Holdings Plans and the 2011 Plan as it pertains to discontinued operations amounted to nil during the year ended 31 December 2012 (2011: USD248,000; 2010: nil) and USD626,000 during the year ended 31 December 2012 (2011: USD1,772,000), respectively. The following table illustrates the number (No.) and weighted average exercise prices (WAEP) of, and movements in, stock options during the year:

	GFI Software Holdings Plans stock options		2011 Plan share options
	No.	WAEP	No.	WAEP

		USD		USD
Outstanding at 1 January 2012	3,181,912	1.82	3,598,163	14.13
—Granted	—	—	971,652	23.42
—Exercised	(787,301)	1.70	(33,691)	13.05
—Forfeited/expired	(385,978)	1.75	(546,840)	15.99

Outstanding at 31 December 2012	2,008,633	1.88	3,989,284	16.14

Vested and expected to vest at 31 December 2012	1,999,305	1.88	3,623,991	16.07

Exercisable at 31 December 2012	1,822,066	1.94	1,583,270	13.75

Under the GFI Software Holdings Plans and the 2011 Plan, exercise prices for options outstanding and options exercisable range from USD1.02 to USD3.26 and USD12.84 to USD30.00, respectively. The weighted average remaining contractual life of the options outstanding under the GFI Software Holdings Plans and the 2011 Plan as at 31 December 2012 is 6.58 years and 8.56 years, respectively.

The aggregate intrinsic value of all share options outstanding under the GFI Software Holdings Plans and the 2011 Plan as at 31 December 2012 is USD2,898,000 and USD23,976,000, respectively. The aggregate intrinsic value of share options that were fully vested under the GFI Software Holdings Plans and 2011 Plan as at 31 December 2012 is USD2,519,000 and USD12,139,000, respectively.

The fair value of each option granted under the GFI Software Holdings Plans has been calculated on the date of grant using the following assumptions:

	2010	2011	2012

	USD'000	USD'000	USD'000
Dividend yield (%)	n/a	—	n/a
Expected volatility (%)	n/a	24 - 44	n/a
Risk-free interest rate (%)	n/a	2.00	n/a
Expected life of option (years)	n/a	5.0 - 6.2	n/a
Weighted average share price (USD)	n/a	1.33	n/a
Weighted average exercise price (USD)	n/a	1.29	n/a
Model used	n/a	Black-Scholes	n/a

*      No options were granted during 2010 or 2012.

The fair value of each option granted under the GFI Software S.A. Plan has been calculated on the date of grant using the following assumptions:

	2011	2012

	USD'000	USD'000
Dividend yield (%)	—	—
Expected volatility (%)	35 - 44	36 - 45
Risk-free interest rate (%)	0.87 - 2.70	0.31 - 1.44
Expected life of option (years)	5.5 - 7.5	3.25 - 7.0
Weighted average share price (USD)	14.04	22.46
Weighted average exercise price (USD)	13.98	23.42
Model used	Black-Scholes	Black-Scholes

As the Group has been operating as a private company, there is not sufficient historical volatility for the expected term of the options. Therefore, comparable public company data was used as a basis for the expected volatility. The risk-free interest rate was based on the United States Treasury yield curve, with a remaining term equal to the expected life assumed at grant date. Due to the absence of sufficient historical data on exercise behaviour, prior to 2011, the computation of expected life for the options was based on an analysis of the disclosed expected terms of comparable public companies and, during 2011 and 2012, the computation of expected life for the options was based on the mid-point method as prescribed by IFRS 2. The comparable companies were selected based on publicly traded companies operating in the same or similar lines of business, potentially subject to corresponding economic, environmental and political factors and considered to be reasonable investment alternatives.

In addition to the assumptions used to calculate the fair value of the share options, an expected forfeiture rate was applied to all share-based awards to only recognise expense for those awards expected to vest. As at 31 December 2012, a forfeiture rate of 10% was applied to both management and non-management grants and was calculated using historical forfeiture data. In addition to the forfeiture rate applied to all share-based awards, future forfeitures related to discontinued operations were accounted for through the application of a 100% forfeiture rate to all shares vesting after the anticipated separation date of employees expected to terminate.

Put option

In October 2010, GFI Software Holdings entered into an Option Purchase Agreement with an employee. The agreement states that in April 2012, the employee shall have the option to either retain the 105,000 shares granted to the employee under the GFI Software Holdings Plans or sell the full number of shares back to the Group for USD500,000. As a result of this transaction, using the weighted average cost of capital to calculate the present value of expected future cash flows, the Group determined a fair value of the potential liability and compared it to the equity value of the options at the date of grant. As a result of this analysis, for all reporting periods from October 2010 through March 2012, management determined that the grant should be accounted for as a liability. In April 2012, the employee elected to sell the full number of shares back to the Group for USD425,000, agreed upon by the employee and the Group at the settlement date. This repurchase in April 2012 resulted in the extinguishment of the liability and a gain of USD69,000. As at 31 December 2011, the Group held a liability for the options valued at USD469,000.

16.   Trade, other receivables and other current assets

Trade and other receivables

	2011	2012

	USD'000	USD'000
Trade receivables	22,219	22,930
Impairment allowance	(441)	(199)
Other receivables	1,517	980

	23,295	23,711

Other current assets

	2011	2012

	USD'000	USD'000
Inventory	188	33
Prepayments	2,093	2,338
Deferred costs	1,195	3,540
Offer right	—	2,644

	3,476	8,555

The offer right included above is an exclusive right, purchased by the Company, to purchase the equity of another company. The offer right is contingent upon an accepted offer made by the Company and expires on 1 May 2013.

Movements in the provision for impairment of trade receivables for were as follows:

	Individually impaired	Collectively impaired	Total

	USD'000	USD'000	USD'000
At 31 December 2010	218	102	320
Charge for the year	89	231	320
Unutilised amounts reversed	(132)	76	(56)
Utilised	(45)	(98)	(143)
Transfer to discontinued operations	—	(41)	(41)

At 31 December 2011	130	270	400
Charge for the year	253	128	381
Unutilised amounts reversed	22	(20)	2
Utilised	(336)	(242)	(578)
Transfer to discontinued operations	(6)	—	(6)

At 31 December 2012	63	136	199

Impairment charges for the year have been classified within Sales and Marketing expenses. As at 31 December 2012 and 2011, the aging analyses of the trade receivables were as follows:

	Total	Neither past due nor impaired	Past due not impaired <30-60 days	Past due not impaired 61-90 days	Past due not impaired >90 days

	USD'000	USD'000	USD'000	USD'000	USD'000
2011	21,778	14,179	5,306	1,443	850
2012	22,731	15,773	5,311	1,073	574

17.   Issued capital and reserves

Prior to the Merger, the issued capital of the Company consisted of 178,281 shares with a par value of EUR1 each issued and fully paid up, held by TeamViewer Holdings.

On 28 July 2009, the Company issued 60,451,720 CPECs that (i) were subject to mandatory redemption, (ii) were convertible to share capital at the option of the holder and the approval of the Board of Directors and (iii) the Company had a prepayment option. The number of shares to be issued did not vary with changes in their fair value each with a par value of EUR1 each to TeamViewer Holdings. The CPECs were divided into two tranches, being Tranche A of 43,000,000 and Tranche B of 17,451,720 CPECs, carrying an interest rate of 5.875% (with a step down to 0.375% after 5 years) and 2.55%, respectively, and maturing on 29 July 2014. The proceeds from the issue of CPECs amounted to USD86,661,539.

The terms of the CPECs provided that at any time, upon the election of the holder and with the consent of the Board of Directors of the Company, the CPECs could be converted into ordinary shares of the Company on a one-for-one basis plus the settlement of any accrued yield in cash upon conversion. The terms also provided for an issuer's prepayment option exercisable at any time during the term of the CPECs at the higher of amortised cost of the CPECs and the fair value of the Company's ordinary shares had the CPECs been converted plus accrued yield. The CPECs were determined to be a compound instrument represented by (a) the host—classified as a liability as it represents an obligation of the Company to pay, (b) the prepayment option—an embedded derivative to be accounted for separate from the liability, and (c) the conversion feature that is classified as equity. Since the amount payable at the time of prepayment was the higher of the amortised cost of the CPECs and the fair value of the Company's shares had the CPECs been converted plus accrued yield, no value was attributed to the prepayment option, as it was determined that it would not be in the Company's interest to prepay the CPEC's if the fair value of the Company's shares exceeded the carrying value of the CPECs. The financial liability component was initially recognised at its fair value determined by discounting the estimated future cash payments using the prevailing market rate of interest for a similar financial instrument at the date of issue. The residual amount, that is the difference between the par value and the fair value of the host, was allocated to the conversion feature and classified as equity. The fair value of the equity component, net of taxes of USD4,334,244, amounting to USD10,825,755 was credited to other components of equity/(deficit).

As described in note 1, the Company consummated the Merger with GFI Acquisition on 19 November 2010 with the Company as the surviving entity. As a result of the Merger, the shareholders of GFI Acquisition received Class A Common Shares of the Company equal in the aggregate to 30% of the equity interest of the surviving entity, and the sole shareholder of the Company at the time of the Merger, TeamViewer Holdings, received Class B Preferred Participating Shares representing 70% of the equity interest of the Company. The terms of the Class B Preferred Participating Shares included a liquidation preference payable only in the event of liquidation and an accruing dividend payable only if and when a dividend was declared. As described further below, the payment of a dividend is at the discretion of the shareholders. The following series of transactions were approved by the shareholders and executed in connection with the Merger:

a)
Prior to the Merger, as described in note 1, funds affiliated with Insight owned shares of GFI Acquisition and TeamViewer Holdings. In contemplation of the expected merger, the Insight funds that were shareholders of TeamViewer Holdings provided a portion of the equity financing for the acquisition of GFI Software (Florida) in addition to the equity financing provided by the Insight funds that were shareholders of GFI Acquisition.

  A total of USD21,655,223 in cash was raised from the issuance of preferred shares of GFI Acquisition to the Insight funds that owned GFI Acquisition and TeamViewer Holdings to fund a portion of the initial consideration for the acquisition of GFI Software (Florida) on 1 June 2010. In connection therewith, the Insight funds that owned TeamViewer Holdings subscribed for 6,454,599 preferred shares of GFI Acquisition for a total price of USD11,832,894.

b)
In preparation for the expected merger of GFI Acquisition with and into the Company, with the Company as the surviving entity, a holding company was interposed above GFI Acquisition, to serve as the holding company for the shareholders of GFI Acquisition following the Merger. This was accomplished by the formation, in September 2009, of a new British Virgin Islands company, GFI Software Holdings and its wholly owned subsidiary, GFI Merger Sub Ltd. ("GFI Merger Sub"). GFI Merger Sub was then merged with and into GFI Acquisition, with GFI Acquisition as the surviving entity as a subsidiary of GFI Software Holdings. In connection with that transaction, other than the 6,454,599 preferred shares held by the Insight funds that were also shareholders of TeamViewer Holdings, all of the then outstanding shares of common (9,579,371 shares) and preferred shares of GFI Acquisition (58,602,238 shares) were cancelled, and each holder of such shares was issued one common share of GFI Software Holdings for each common share previously held in GFI Acquisition, and one preferred share GFI Software Holdings for each preferred share previously held in GFI Acquisition.

c)
Prior to the Merger, and in contemplation thereof, on 28 September 2010 the shareholders of TeamViewer Holdings made a capital contribution to TeamViewer Holdings in an amount that corresponded to their pro rata interest in GFI Software (Florida), as if the acquisition thereof had occurred following the expected merger. The capital contribution was in the form of the 6,454,599 preferred shares of GFI Acquisition company held by the Insight funds that were shareholders of TeamViewer Holdings, and in order to maintain their relative pro rata ownership interests among one another, all shareholders of TeamViewer Holdings made a contribution of cash in the aggregate amount of EUR3,113,608 (USD4,362,474). In addition, in contemplation of the sale by the non-controlling shareholder of the 45% interest in Iapetos to TeamViewer Holdings as discussed in note 4, the non-controlling shareholder of Iapetos made a contribution to TeamViewer Holdings of EUR9,816,725 (USD13,754,216) of the vendor note receivable that was payable by Iapetos, which represented the non-controlling shareholder's funding share with respect to the acquisition of GFI Software (Florida).

d)
As discussed in note 4, on 28 September 2010, TeamViewer Holdings, entered into a sale and purchase agreement with the non-controlling shareholder of Iapetos to acquire the 45% equity interests in Iapetos in the form of 11,250 class B shares. The consideration payable was a share of future cash proceeds that TeamViewer Holdings or its shareholders would receive in the form of future sale, listing or recapitalisation or any other disposal of any direct or indirect shareholding or holding of other interest in the Group.

e)
Prior to the Merger, GFI Software S.A. (formerly GFI Software S.a.r.l and before that TV Holding S.à r.l.) had 178,281 shares with a par value of EUR1 each and a total nominal value of USD250,067. Further, on 28 September 2010, the Company increased its share capital by EUR64,220,754 (USD89,979,699) from EUR178,281 (USD 250,067) to EUR64,399,035 (USD90,299,766). In connection therewith, the Company converted the 60,451,720 Tranche A and Tranche B CPECs (plus accrued interest) held by TeamViewer Holdings into 64,220,754 shares (par value EUR1.00) in the Company. The 64,399,035 existing shares (par value EUR1.00) in the Company held by TeamViewer Holdings were then converted into 6,439,903,500 Class B Preferred Participating Shares (par value EUR0.01) of the Company. The conversion of the CPECs into common shares of EUR1.00 and subsequent exchange into 6,439,903,500 Class B Preferred Participating Shares has been accounted for as a transaction with the controlling shareholder, in its capacity as a shareholder, within total deficit.

f)
In addition, on 3 November 2010, TeamViewer Holdings contributed to the Company EUR3,113,608 (USD4,362,474) cash, the 11,250 Class B Preferred Participating Shares in Iapetos (nominal value of USD15,762) and the EUR9,816,725 (USD13,754,216) of the vendor note payable by Iapetos, and in exchange therefore the Company further increased its share capital by EUR12,941,583 (USD 18,132,452) and issued 1,294,158,291 Class B Preferred Shares to TeamViewer Holdings, following which the Company owned 100% of the equity interests in Iapetos (note 4).

On 19 November 2010, the Merger of GFI Acquisition with and into the Company was consummated, with the Company as the surviving entity. In the Merger, GFI Software Holdings exchanged all common shares held in GFI Acquisition for 1,105,788,052 Class A Common Shares (par value EUR0.01) of the Company (equal to 30% of the outstanding shares) having a nominal value USD15,493,196 and TeamViewer Holdings exchanged all preferred shares held in GFI Acquisition for 6,454,599 Class B Preferred Shares of the Company with a nominal value of USD90,435 (which together with the shares issued as set forth above equalled 70% of the outstanding shares of the Company).

As described in note 2, the Merger of GFI Acquisition with and into the Company has been accounted for under the pooling of interest method of accounting and the consolidated financial statements presents changes in equity as if the Group had been in existence throughout the years presented. In connection with the Merger, 9,579,371 common shares and 58,602,238 preferred shares of GFI Acquisition were effectively converted into 1,105,788,052 Class A Common Shares of the Company (an exchange ratio of 16.22 to 1). Class A Common Shares have been presented in the consolidated statement of changes in deficit after giving retroactive effect to this exchange. Similarly, 64,399,035 ordinary shares of the Company were converted into 6,439,903,500 Class B Preferred Participating Shares of the Company (an exchange ratio of 100 to 1). Class B Preferred Participating Shares have also been presented in the consolidated statement of changes in deficit after giving retroactive effect to this conversion. The net effect of giving retroactive effect to the respective exchange ratios in presenting Class A and Class B Shares is included in the merger reserve.

By a shareholders resolution dated 9 February 2011, the Company reduced its share capital by EUR36,859,602 (USD51,643,988) to EUR368,596 (USD516,440), which share capital was allocated to the Company's share premium. In connection with the reduction in the share capital, the Company cancelled 1,094,730,175 Class A Common Shares and 7,663,111,226 Class B Preferred Participating Shares. Following such steps, GFI Software Holdings Ltd. held 11,057,877 Class A Common Shares and TeamViewer Holdings Ltd. held 77,405,164 Class B Preferred Participating Shares. As a result of a series of transactions during October and November 2011, the Company's Class B Preferred Participating Shares were repurchased and new Class A Common Shares were issued such that the share capital at 31 December 2011 amounted to 36,859,598 Class A Common Shares of EUR0.01 each.

In January 2012, 14,052 Class A Common shares with a total nominal value of USD182 (EUR141) were issued in connection with the exercise of vested share options from the Group's 2011 Stock Incentive Plan (note 15). The options were exercised at a price of USD12.84 per option. The difference between the exercise price and the nominal value of the shares amounting to USD182,000 was recognised within share premium reserve. In turn, the accumulated expense of the exercised options amounting to USD74,000 was released from the Share Options Reserve and transferred to share premium reserve.

During 2012, 787,301 share options were exercised from the GFI Holdings Plans maintained by GFI Software Holdings Ltd, a shareholder of the Group (note 15). As a result of this exercise, an amount of USD294,000, representing the related expense for the exercised options, was released from the capital contribution for share options and transferred to other components of equity.

In June 2012, an affiliate of the Company relinquished its claim to a shareholder loan issued by the Company. The Company accounted for this transaction as a capital contribution in the amount of USD2,777,000 (EUR2,378,000). At 31 December 2011, the shareholder loan was included within trade and other payables in the consolidated statement of financial position.

In July 2012, the Company raised its share capital by an amount of USD16 (EUR13) to USD516,638 (EUR368,750) by the issuance of 1,333 Class A Common Shares with a par value of EUR0.01 each, to GFI Software Holdings, Ltd. for EUR17,602 which was paid in cash.

In October 2012, the Company raised its share capital by an amount of USD10 (EUR8) to USD516,649 (EUR368,758) by the issuance of 833 Class A Common Shares with a par value of EUR0.01 each, to GFI Software Holdings, Ltd. For EUR10,428 which was paid in cash.

In November 2012 the Company raised its share capital by an amount of USD121 (EUR95) to USD516,769 (EUR368,852) by the issuance of 9,472 Class A Common Shares with a par value of EUR0.01 each, for EUR95,504 which was paid in cash.

In December 2012 the Company raised its share capital by an amount of USD106 (EUR80) to USD516,875 (EUR368,932) by the issuance of 8,000 Class A Common Shares with a par value of EUR0.01 each, for EUR78,466 which was paid in cash.

Class B Preferred Participating Shares

In the event of a liquidation, the holders of the Class B Preferred Participating Shares were entitled to receive a preferred liquidation preference of (i) EUR117,357,157 (equivalent to USD157,280,952 as at 31 December 2010), or as such amount may be reduced or increased, by an amount corresponding to the sum of any indemnification claims or other adjustments made in accordance with a supplemental agreement regarding the Merger of the Company, as described in note 1, plus (ii) interest at a rate corresponding to the interest rate payable by the Group with respect to secured indebtedness for borrowed money and any other indebtedness for borrowed money the proceeds of which are used to pay off or refinance such secured indebtedness during the applicable period (such interest rate to be calculated on a weighted average basis quarterly). Any remaining amounts to be distributed after the payment of the liquidation preference were then to be allocated to the holders of Class A Common Shares and the holders of Class B Preferred Participating Shares in proportion to the number of shares they held.

The Company's articles of association require it to transfer 5% of its statutory annual net profit to a legal reserve. This deduction ceases to be compulsory when the statutory reserve amounts to one-tenth of the issued capital. After satisfying the legal requirement, upon the recommendation of the Directors, the shareholders may decide to distribute a dividend. This decision is at the discretion of the shareholders.

However, should the shareholders decide to distribute a dividend, no dividend may be distributed to the Class A Common Shareholders until the holders of the Class B Preferred Participating Shares (in proportion to the shares they hold) receive a preferred cumulative dividend corresponding to the product of (i) the liquidation preference described above and (ii) interest at a rate corresponding to the interest rate payable by the Group with respect to secured indebtedness for borrowed money and any other indebtedness for borrowed money the proceeds of which are used to pay off or refinance such secured indebtedness during the applicable period (such interest rate to be calculated on a weighted average basis quarterly).

Repurchase of Class B Preferred Participating Shares

In October and November of 2011, the Group initiated a series of transactions with the holders of the Class B Preferred Participating Shares in order to eliminate the class B Preferred Participating Shares and replace them with Class A Common Shares.

On 12 October 2011, the Company paid EUR105,000,000 (USD144,984,000) in cash to the holders of the Class B Preferred Participating Shares. On 9 November 2011, the shareholders as a group agreed to convert 73,534,907 Class B preferred Participating Shares into Class A Common Shares in accordance with Luxembourg law. These transactions were accounted for as a repurchase because the terms of the Class B Participating Shares did not contemplate or provide for their conversion into Class A Common Shares. The Company then repurchased the remaining 3,870,257 Class B Preferred Participating Shares held by the shareholders of TeamViewer Holdings in exchange for EUR9,000,000 (USD12,235,500) in cash and subordinated promissory notes in an aggregate principal amount of EUR13,055,124 (USD17,748,441), thereby eliminating the outstanding liquidation preference on the Class B Preferred Participating Shares in its entirety. The 3,870,257 Class B Participating Preferred Shares repurchased by the Company were then cancelled.

In order to preserve the pro rata ownership of the Company that existed immediately prior to the share repurchase described above, the shareholders of TeamViewer Holdings subscribed for 1,290,085 Class A Common Shares for an aggregate total subscription price of EUR38,702 (USD52,616).

The aggregate fair value of the 25,801,721 Class A Common Shares was USD 447,405,000.

This transaction was accounted for as a repurchase of the Class B Preferred Participating Shares. In accordance with IAS 33, the excess of the fair value of the consideration transferred over the carrying amount of the Class B Preferred Participating Shares was recorded as a charge to accumulated deficit. This charge will also be shown as an increase in net loss in arriving at net loss available to the holders of Class A Common Shares when calculating net loss per share (note 11). The charge is calculated as follows:

USD'000

Carrying value of Class B Preferred Participating Shares	108,452
Less: Fair value of consideration paid:
Cash	157,165
Subordinated note payable	17,748
Class A Common Shares issued	447,405

Charge to accumulated losses	(513,866)

 Authorised Share Capital
(Number of shares)

	2010	2011	2012

Common shares with a par value of EUR1 each of GFI Software S.A. (formerly TV Holding S.a.r.l) prior to legal Merger	—	—	36,893,288
Class 'A' common shares of EUR0.01 each of the Company	1,105,788,052	36,859,598	—
Class 'B' Preferred Participating shares of EUR0.01 each of the Company	7,740,516,390	—	—

Class B Preferred Participating Shares	8,846,304,442	36,859,598	36,893,288

The Company is constituted for an unlimited duration and under Luxembourg corporate law a voluntary liquidation requires the approval of a majority of the shareholders holding at least 75% of the share capital.

	Share option reserve	Capital contribution for share options

	USD'000	USD'000
At 31 December 2010	—	1,578
Share based payment expense	9,371	802
Expiration of vested options	—	(3)

At 31 December 2011	9,371	2,377

Share based payment expense	6,974	92
Share option exercises	(74)	(239)
Deferred tax benefit recognised in equity	1,061	—

At 31 December 2012	17,332	2,230

Capital contribution for share options and share option reserve represent the value of equity-settled share based payment transactions provided to certain employees and senior executives, as part of their remuneration. The capital contribution for share options and share option reserve represent share options issued under the GFI Software Holdings Ltd.'s (shareholder) and the Company's stock incentive plans respectively as described in more detail in note 15. The tax benefit recognized through equity represents the additional deferred tax asset associated with the share option issuances.

Foreign currency translation reserve

The foreign currency translation reserve consists of exchange differences arising from the translation at the reporting date, of the assets, liabilities and income and expenses of the Company and its subsidiaries, to the reporting currency (United States dollars) of the Group. The exchange differences arising on the translation are taken directly to the foreign currency translation reserve through other comprehensive income.

Other components of equity / (deficit)

Other equity reserve

The other equity reserve represents the effects of the acquisition of the non-controlling interest in Iapetos from the Group's parent company and the equity component of the CPECs.

The equity component of CPEC's, net of taxes, amounting to USD10,826,000 was credited to the other equity reserve. Upon the conversion of CPECs into Class B Preferred Participating Shares, the difference between the carrying value of the liability and accrued interest and the nominal value of the shares amounting to USD10,890,000 and the reversal of the unutilised deferred tax liability on the date of conversion of USD3,142,000 was also included in the other equity reserve. After giving effect to the conversion of CPEC's, the balance in this reserve related to the CPECs amounted to USD3,078,000.

Merger reserve

The merger reserve represents the net effect of giving retroactive effect to the respective exchange ratios in presenting Class A common and Class B Preferred Participating Shares in the consolidated statement of changes in deficit.

Dividend reserve

The dividend reserve consists of dividend payments made to the owners of GFI Acquisition in a previous financial period prior to 1 January 2009.

Legal reserve

As discussed above, the Company's articles of association require it to transfer 5% of its annual net profits to the statutory reserve. This deduction ceases to be compulsory when the statutory reserve amounts to one-tenth of the issued capital. Due to losses sustained by the Company during 2012 no transfer to this reserve was necessary.

Share premium

Share premium has been retrospectively adjusted for the reverse stock split as described in note 1. Share premium represents the excess amount over the nominal par value of equity transactions.

Share premium reserve includes the transfer of an amount of USD122,706,000 on the repurchase of the Company's Class B Preferred Participating shares and the difference between the charge to the accumulated loss resulting from the repurchase of the Class B Preferred Participating Shares amounting to USD513,866,000 and the amount paid and payable amounting to USD174,915,000, the amount of Class A Common Shares Issued Capital amounting to USD361,000 and the balance of Class B Preferred Share Issued Capital repurchased of USD1,084,000.

 18.    Interest bearing loans and borrowings

	2011	2012

	USD'000	USD'000
Current
Bank loans(i)	19,489	31,327

	19,489	31,327

Non-current
Bank loans(i)	178,877	151,907
Promissory note(ii)	15,553	16,078
Finance lease payable	50	—

	194,480	167,985

The carrying amount of the interest bearing loans and borrowings is stated at amortised cost.

As at 31 December 2012, the Group had outstanding bank loans of USD183,234,000 (USD198,366,000 as at 31 December 2011) under the credit facilities granted during 2011 and 2012. The change in the carrying value of the outstanding bank loans during the twelve months ended 31 December 2012 is due to principal repayments amounting to USD24,317,000, amortisation of transaction costs, and new drawdowns of loans in the amount of USD7,499,000.

As at 31 December 2012, the Group had outstanding subordinated convertible promissory notes of USD16,078,000 (USD15,553,000 as at 31 December 2011). The change during 2012 in the subordinated convertible promissory note carrying value is the result of exchange differences of USD317,000 and amortisation of a discount on the notes of USD208,000.

i.    Bank Loans

JPMorgan Chase as administrative agent

On 14 September 2011, the Company, TV GFI, as borrower, and certain subsidiaries of the Company entered into a five-year credit agreement (the "2011 Credit Agreement") with various lenders and JPMorgan Chase Bank, N.A., acting as administrative agent. Under the terms of the 2011 Credit Agreement, TV GFI has the following commitments available for future borrowings: USD and EUR tranche term loans in principal amounts not to exceed USD154,197,000 and EUR30,000,000 (USD40,803,000), respectively, and revolving loan in an aggregate principal amount not to exceed USD10,000,000 at any one time and an incremental term facility of USD15,000,000. The Company received cash proceeds under the terms of the 2011 Credit Agreement of USD154,197,000 and EUR30,000,000 on 14 September 2011 and USD15,000,000 on 30 September 2011. The Company received cash proceeds under the terms of the revolving loan of USD7,000,000 on 14 September 2012 and USD497,000 on 19 September 2012. Proceeds from the issuance of term loans were used for the payment of fees and expenses in connection with the credit facility and the repayment of principal and interest under the previous credit facility, and certain equity payments to shareholders (note 17). As at 31 December 2012, the undrawn borrowing facilities amounted to USD2,500,000. Proceeds from the issuance of revolving loan shall be used for working capital and other obligations incurred in the ordinary course of business. The USD and EUR tranche term loans bear interest at the bank's base rate plus 5.75% per annum or the adjusted LIBOR, which shall not be less than 1.25%, plus 6.75% per annum.

Under the terms of the 2011 Credit Agreement, the Group is required to comply with a variety of affirmative, negative and financial covenants, including a leverage ratio and a fixed charge coverage ratio. The leverage ratio is the ratio of consolidated indebtedness for the Company, TV GFI and other subsidiaries as at such date to the Group's consolidated EBITDA (as defined in the 2011 Credit Agreement) for the period for four consecutive fiscal quarters most recently ended on or prior to such date. The leverage ratio for the following periods may not exceed the following limit:

Period	Leverage ratio

31 December 2011 to but excluding 30 June 2012	3.75 to 1.00
30 June 2012 to but excluding 30 September 2012	3.50 to 1.00
30 September 2012 to but excluding 31 December 2012	3.25 to 1.00
On and after 31 December 2012	3.00 to 1.00

On 14 September 2012, the Company and JP Morgan Chase entered into a Second Amendment to the 2011 Credit Agreement whereby the fixed charge coverage ratios contained in the covenants to the Credit Agreement were modified. Additionally, under the Second Amendment, the definition of consolidated fixed charges was amended to exclude from such definition the aggregate amount of income taxes paid in cash by the Borrower and the Subsidiaries. In consideration for amending the agreement, the Borrower was required to pay an amendment fee equal to USD497,000 which will be amortized over the remaining life of the bank loans and is reflected in the carrying amount of the interest-bearing loans and borrowings in the consolidated statement of financial position.

The fixed charge coverage ratio is the ratio of consolidated EBITDA less capital expenditures to consolidated fixed charges, in each case for any period of four consecutive fiscal quarters. For the purpose of calculating the fixed charge coverage ratio, if TV GFI, as borrower, or any direct or indirect subsidiary of the Company incurs, assumes, guarantees, makes any voluntary or mandatory prepayment, repurchases or otherwise voluntarily discharges indebtedness during the period of four consecutive fiscal quarters, then the fixed charge coverage ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, prepayment, repurchase or discharge as if it occurred on the first day of the applicable four consecutive fiscal quarter period. The fixed charge coverage ratios for any period of four consecutive quarters were amended and may not be less than the following:

Period	Ratio

Effective Date to but excluding March 31, 2012	1.00 to 1.00
March 31, 2012 to but excluding September 30, 2012	1.10 to 1.00
September 30, 2012 to but excluding March 31, 2013	1.50 to 1.00
March 31, 2013 to but excluding September 30, 2013	1.75 to 1.00
On and after September 30, 2013	2.00 to 1.00

On 8 February 2013, the Company and JP Morgan Chase entered into a Third Amendment to the 2011 Credit Agreement whereby the interest rates were amended. The USD and EUR tranche term loans bear interest at the bank's base rate plus 4.25% per annum, representing a 1.5% reduction from the 2011 Credit Agreement.

The 2011 Credit Agreement, as amended, contains certain customary negative covenants, including limitations on debt, guarantees and hedging arrangements, limitations on liens and sale-leaseback transactions, limitations on changes in business conducted by the Company and subsidiaries, limitations on loans, investments, advances, guarantees and acquisitions, limitations on asset sales, limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments, limitations on prepayments, redemptions and repurchase of other debt, limitations on transactions with affiliates, limitations on restrictions on the ability of subsidiaries to incur liens and to pay dividends and make distributions and a negative covenant which restricts the Group's ability to amend material agreements or the organizational documents of the Group in any manner materially adverse to the lenders under the 2011 Credit Agreement, as amended.

The 2011 Credit Agreement, as amended, also contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, defaults for material breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain other material indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failures of any guaranty or lien on a material amount of collateral supporting the 2011 Credit Agreement, as amended, to be in full force and effect and changes of control. If an event of default occurs, the lenders under the 2011 Credit Agreement, as amended, are entitled to take various actions, including acceleration of amounts due and all actions permitted to be taken by a secured creditor.

On 21 December 2011, TV GFI obtained a waiver of default from JPMorgan Chase Bank, N.A. and the required lenders arising from the Company's failure to deliver the Group's 2010 Audited consolidated financial statements to the administrative agent within 45 days of the effective date of the 2011 Credit Agreement.

ii.    Promissory Notes

a.     On 2 July 2009, as part of the consideration to acquire HoundDog, the Group entered into a USD5,000,000, 5% promissory note with the previous owners of HoundDog, allotted as set forth in the share purchase agreement. The carrying amount of the promissory note is stated inclusive of interest. The note was payable on a date which was the earlier of 2 July 2012 or upon a change in control. On 10 June 2011, the Group repaid the outstanding principal amount of the promissory note. The Group was released from all obligations to pay interest on such promissory note.

b.     On 9 November 2011, the Company issued EUR13,055,000 (USD17,748,000) in convertible promissory notes in partial settlement of the repurchase of 3,870,257 Class B Preferred Participating Shares held by the shareholders of TeamViewer Holdings as described in note 17. The applicable rate of interest on the promissory notes is referenced to the quarterly average rate payable on the 2011 Credit Agreement disclosed in note 18. The promissory notes are subordinate to the 2011 Credit Agreement and accordingly the repayment of the principal amount and accrued interest are due 190 days after the settlement of the facilities under the 2011 Credit Agreement. The fair value of the convertible promissory notes on initial recognition has been calculated by applying a 10% discount rate determined by management to be the applicable market rate of a liability with the same terms and conditions. The promissory notes are also convertible into the Company's common shares by agreement between the Company and the note holders at a conversion price based on the fair value of the Company's common shares as at the date of such agreement. In addition, the Company is entitled to require conversion of shares into common shares in the event of an initial public offering ("IPO") at the price offered to the public at the time of the IPO. It is the Company's intent that these notes will be paid back in full upon IPO.

Commitments

Certain of the Group companies are party to a certain Master Guarantee Agreement by and between GFI Software S.A. and TV GFI and such other certain Group companies as referenced therein and JP Morgan Chase Bank, N.A. as administrative agent, dated as at 14 September 2011 (as amended, supplemented or otherwise modified from time to time) ("Master Guarantee Agreement") as collateral in connection with that certain Credit Agreement between, inter alia, TV GFI as borrower, GFI Software S.A., JP Morgan Chase Bank, N.A. as administrative agent, and JP Morgan Securities LLC as sole lead arranger and sole book runner dated as at 14 September 2011 (as amended, supplemented or otherwise modified from time to time) regarding bank debt in several tranches denominated in USD or EUR, in a total amount equivalent to USD183,234,000 (including accrued interest of USD467,000 as at December 31, 2012) ("Credit Agreement"). GFI Software S.A. and TV GFI as well as those certain Group companies which have become parties to the Master Guarantee Agreement as Guarantors, are severally and jointly liable for the amounts outstanding under the Credit Agreement. As further security under the Credit Agreement, certain of the Group companies have pledged their present and future assets as well as certain intellectual property rights. The shares in certain of the Group companies have also been pledged under share pledge agreements in the respective various jurisdictions. The Credit Agreement also contains numerous affirmative covenants and in addition the Group is required to continue to comply with a fixed charge coverage ratio and a leverage ratio. Lenders believe that adjusted EBITDA is the appropriate performance measure for the key operational covenants.

At any time during the years 2012 and 2011 and at the end of the financial reporting periods, the Group did not have any defaults of interest or covenant breaches with respect to its bank borrowings except for late filing of the Company's audited financial statements for the year ended 2010 in respect of which the Company was granted a waiver.

19.    Trade and other payables

	2011	2012

	USD'000	USD'000
Trade payables and other accruals(i)	17,810	15,151
Interest accrual	639	467
Other payables(ii)	4,635	1,633
Amounts due to shareholders(iii)	2,812	1,360
Ultimate shareholders' loan(iv)	21	—

	25,917	18,611

i.      Trade payables are non-interest bearing and are normally settled on 30-day terms.

ii.     Other payables are non-interest bearing and are expected to be settled within twelve months.

iii.    Amounts due to shareholders represent non-interest bearing loans which are unsecured, interest free and repayable on demand.

iv.    The ultimate shareholders' loan is unsecured, interest free and repayable on demand.

20.    Other payables

	2011	2012

	USD'000	USD'000
Non-current
Amount due to third party	112	—
Amount due to related party	920	1,625

	1,032	1,625

Amounts due to related party at 31 December 2012 represent long-term liabilities for interest payments due on shareholder loans. Amounts due to related party at 31 December 2011 include a holdback amount and a loan assumed as part of the Monitis Inc. and Monitis GFI CJSC acquisition (note 4). Amounts due to third party at 31 December 2011 included royalty earnout amounts relating to acquired software rights. All 2011 non-current other payables have been reclassified to current trade and other payables in the statement of financial position as at 31 December 2012.

21.   Operating leases

	2010	2011	2012

	USD'000	USD'000	USD'000
Minimum lease payments under operating leases recognized as an expense for the year	1,668	2,430	1,751

At the reporting date, the Group had outstanding commitments under operating leases, which fall due as follows:

	2010	2011	2012

	USD'000	USD'000	USD'000
Within one year	1,541	2,311	1,685
Between one and five years	5,420	5,675	1,566
More than five years	339	—	—

	7,300	7,986	3,251

Operating lease payments represent rentals payable by the Group for certain buildings. Leases are negotiated and rentals are fixed for an average term of three years.

22.   Related party disclosures

The Company, its wholly owned subsidiaries, and its investment in associate at 31 December 2012 are listed below.

Company Name	Incorporated In

5nine Software, Inc.	Massachusetts, USA
Gee FI Holdings Limited	British Virgin Islands
GFI Holding Malta Limited	Republic of Malta
GFI MAX Limited	Scotland
GFI Software (Florida), Inc.	Florida, USA
GFI Software Development Limited	Republic of Malta
GFI Software GmbH	Germany
GFI Software LTD	British Virgin Islands
GFI Software Limited	Republic of Cyprus
GFI Software Limited	England and Wales
GFI Software Pty. Ltd.	Australia
GFI Software Philippines, Inc.	Republic of the Philippines
GFI Software S.A.	Grand Duchy of Luxembourg
GFI Software Sales Limited	Republic of Malta
GFI USA Holding Company, Inc.	Delaware, USA
GFI USA, Inc.	North Carolina, USA
Iapetos Holding GmbH	Germany
Internet Integration, Inc.	California, USA
Monitis GFI CJSC	Armenia
Monitis, Inc.	Delaware, USA
Team Viewer GmbH	Germany
TeamViewer Inc.	Delaware, USA
TeamViewer Pty. Ltd.	Australia
Techgenix Limited	British Virgin Islands
Techgenix Limited	Republic of Malta
TG Holding Malta Limited	Republic of Malta
Titan Backup S.R.L.	Romania
TV GFI Holding S.à r.l.	Grand Duchy of Luxembourg
VIPRE Software UK Limited	England and Wales

The following table provides the outstanding amounts with related parties:

		Amounts owed to related paries, net(i)
Related Party	Relationship	2011	2012

		USD'000	USD'000
Insight Venture Partners	Ultimate shareholders	11,966	13,595
Bessemer Venture Partners	Ultimate shareholders	2,706	3,080
Greenspring Global Partners	Ultimate shareholders	902	1,027
GFI Software Holdings Ltd.	Shareholder	2,782	1,360
TeamViewer Holdings Ltd.	Shareholder	30	—
Other related party	Director in subsidiary	951	948

(i)     The amounts are classified as Trade and Other Receivables, Trade and Other Payables, Other Non-Current Payables and Interest Bearing Loans and Borrowings.

The amounts due to the shareholder, represent funds raised from an issue of shares by GFI Software Holdings, with the proceeds advanced to and utilised by the Group.

Subsequent to the re-purchase of the remaining Class B Preferred Participating Shares during the prior year, the Company issued subordinated convertible promissory notes in an aggregate principal amount of EUR13,055,000 (USD17,748,000) to its ultimate shareholders (note 18). These balances represent the amortised cost of outstanding promissory notes and accrued but unpaid interest.

The amount due to a director of a subsidiary amounting to USD948,000 includes the fair value of holdback consideration amounting to USD902,000 and the fair value of a note payable to the seller amounting to USD46,000 in connection with the Monitis acquisition (note 4). The note payable is interest free, and the Group began repaying the outstanding balance starting in September 2012. The holdback consideration is interest free, and is repayable on 28 March 2013.

Compensation of key management personnel

In addition to their salaries, the Group also provides non-cash benefits to managers and senior executive officers. Executive officers also participate in the Group's share option programme.

	2010	2011	2012

	USD'000	USD'000	USD'000
Short-term employee benefits	3,063	2,701	3,812
Share-based payments	660	5,863	3,903

	3,723	8,564	7,715

The amounts disclosed in this table are the amounts recognised as an expense during the respective reporting periods related to key management personnel.

The Group considers the CEO, the CFO and several of their direct reports as key management personnel, as well as, Executive and Non-Executive Directors.

Sale of GFI Software (Florida), Inc.

The Company is in the process of selling GFI Software (Florida) to a related party. The transaction will be finalized in March 2013, after the issuance of these financial statements (note 26).

23.   Parent and ultimate holding company

As at 31 December 2010, 70% of the outstanding equity of the Company was held by TeamViewer Holdings of Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands. As at such date, GFI Software Holdings, of Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, held the remaining 30% of the outstanding shares in issue. On 9 November 2011, TeamViewer Holdings distributed the outstanding Class B Preferred Participating Shares it held to its shareholders in amounts relative to their pro rata ownership of TeamViewer Holdings, such that all of the outstanding Class B Preferred Participating Shares in the Company were held directly by the shareholders of TeamViewer Holdings. These shares were converted into Class A common Shares on the same day.

The Company is 67% owned by funds affiliated with Insight Venture Partners, a venture capital firm situated in New York, United States of America. The Insight funds are controlled by their respective general partners, with each general partner ultimately managed and controlled by Insight Holdings Group, L.L.C.

24.   Financial risk management objectives and policies

The Group's main financial assets on the consolidated statement of financial position, comprise of trade and other receivables and cash at bank and in hand.

The Group's main financial liabilities comprise interest bearing loans and borrowings, trade and other payables.

The main risks arising from the Group's financial statements are market risk, liquidity risk, credit risk, interest rate risk and foreign exchange risk. The Board of Directors reviews and agrees policies for managing each of these risks as summarised below.

Market risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market prices comprise three types of risk: interest rate risk, currency risk and other price risk, such as equity risk. Financial instruments affected by market risk include loans and borrowings.

Interest rate risk

As at 31 December 2012 and 2011, the Group's exposure to the risk of changes in market interest rates related primarily to the Group's bank borrowings which carry a floating interest rate and the outstanding subordinated convertible promissory notes, which has an interest rate tied to the quarterly average rate payable on the Group's bank borrowings. As disclosed in more detail in note 18, the USD and EUR tranche term loans at 31 December 2011 and 2012, bear interest at the bank's base rate plus 5.75% per annum or the adjusted LIBOR, which shall not be less than 1.25%, plus 6.75% per annum.

The Group does not expect any impact on its results from a reasonably possible change in market interest rates. Due to the minimum rate terms built into its interest rates on bank borrowings, a change of 50 or 100 basis points in market interest rates would have no significant impact on the Group's interest expense and its results.

Foreign currency risk

As a result of significant investment operations in different currencies, the Group's statement of financial position can be affected by movements in the USD exchange rates with other currencies. The Group regularly reviews the impact of foreign currency risk on its financial data and may enter into hedging contracts to mitigate this risk. During the periods presented in the consolidated financial statements, the Group has not entered into any hedging contracts.

The Group is also exposed to a level of transactional currency risk. In general this risk is mitigated through the sales, purchases and costs of the Group's operating units being transacted in their respective functional currencies. The major non-USD currencies transacted in by the Group are the Euro and the Great Britain Pound ("GBP").

The following table demonstrates the sensitivity to a reasonably possible change in the Euro/USD and GBP/USD exchange rates from continuing and discontinued operations, with all other variables held constant, of the Group's pre-tax results and equity (due to changes in the fair value of monetary assets and liabilities):

		2011	2012

		USD'000	USD'000
Increase / decrease in Euro rate
Effect on pre-tax results	+5%	(7,650)	(6,069)
	-5%	7,650	6,069

		2011	2012

Increase / decrease in GBP rate
Effect on pre-tax results	+5%	311	354
	-5%	(311)	(354)

Credit risk

The Group's receivable balances are monitored on an on-going basis such that the Group's exposure to credit risk is not significant.

There were no customers with balances in excess of 10% of total trade receivables.

With respect to credit risk arising from the other financial assets of the Group, which comprise cash at bank, the Group's exposure to credit risk arises from default of the counterparty, with a maximum exposure equal to the carrying amount of these instruments.

The Group evaluates the concentration of risk with respect to trade receivables as low, as its customers are located in several jurisdictions and industries and operate in largely independent markets.

Liquidity risk

The Group actively manages its risk of a shortage of funds by closely monitoring the maturity of its financial assets and liabilities, compliance with debt covenants and projected cash flows from operations.

The Group considers its concentration risk to be manageable, particularly in view that a large portion of its external borrowings at 31 December 2012 are due for repayment over the period up to 2016.

The table below summarises the maturity profile of the Group's financial liabilities at 31 December 2012 and 31 December 2011 based on contractual undiscounted payments.

	Carrying amount	Within 3 months	3 to 12 months	1 to 5 years	Due after 5 years	Total

	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000
31 December 2011
Interest-bearing loans and borrowings	213,969	9,198	27,205	223,197	24,193	283,793
Trade and other payables	25,917	18,458	7,459	—	—	25,917
Other liabilities	1,032	—	—	1,048	—	1,048
Put option	469	—	500	—	—	500

Total	241,387	27,656	35,164	224,245	24,193	311,258

	Carrying amount	Within 3 months	3 to 12 months	1 to 5 years	Due after 5 years	Total

	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000
31 December 2012
Interest-bearing loans and borrowings	199,312	10,464	35,230	205,623	—	251,317
Trade and other payables	18,611	16,182	1,069	1,360	—	18,611
Other liabilities	—	—	—	—	—	—
Put option	—	—	—	—	—	—

Total	217,923	26,646	36,299	206,983	—	269,928

Fair value

The carrying amounts of cash at bank, receivables, payables and short term borrowings approximated their fair values largely due to the short-term maturity of these instruments.

The fair value of interest bearing loans and borrowings has been calculated by discounting the expected future cash flows at prevailing yields for similar debt instruments as at the balance sheet dates. Set forth below is the carrying amount and the fair value of our interest bearing loans and borrowings.

	Carrying value		Fair value
	2011	2012	2011	2012

	USD'000	USD'000	USD'000	USD'000
Interest bearing loans and borrowings	213,969	199,312	223,034	212,848

Capital management

Capital includes Class A Common Shares and Class B Preferred Participating Shares and equity attributable to the equity holders of the parent.

The objective of the Group's capital management is to ensure that it maintains healthy financial ratios, to adequately support its business and stakeholders' objectives.

The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. During the years ended 31 December 2011 and 2012, the Group was in compliance with its internal ratios relating to capital maintenance. With respect to changes in the Group's capital structure after the date of the consolidated statement of financial position, refer to note 26 to the consolidated financial statements.

25.   Operating segment information

The Group is a global provider of software solutions that are designed to enable IT administrators within SMBs to manage, secure and access their IT infrastructure and business applications. The Group considers operating segments to be components of the Group in which separate financial information is available that is evaluated regularly by the Group's chief operating decision maker ("CODM") in deciding how to allocate resources and assess performance. The CODM for the Group is the Chief Executive Officer. The Chief Executive Officer reviews financial information presented on a consolidated basis, accompanied by information about billings by product and geographic region for purposes of allocating resources and evaluating financial performance. Accordingly, the Group has determined that its continuing operations have three reportable operating segments and a corporate category.

Revenue analysed by the Group's main product and service groups is presented below:

Continuing operations	2010	2011	2012

	USD'000	USD'000	USD'000
Web-based services, maintenance and subscription
IT Infrastructure	32,637	32,979	34,013
Collaboration	11,221	29,976	49,593
GFI Max	8,740	13,966	22,971

Total	52,598	76,921	106,577

License
IT Infrastructure	14,140	15,076	11,851
Collaboration	—	—	—
GFI Max	—	—	—

Total	14,140	15,076	11,851

Total revenue
IT Infrastructure	46,777	48,055	45,864
Collaboration	11,221	29,976	49,593
GFI Max	8,740	13,966	22,971

Total consolidated revenue	66,738	91,997	118,428

The Group's accounting system does not track revenue by external customer by geography. The following table presents revenue as recorded in the geographic locations of the Company's subsidiaries for the years ended 31 December:

Continuing operations	2010	2011	2012

	USD'000	USD'000	USD'000
Revenue:
Europe	42,899	67,217	92,231
Americas	23,839	24,780	26,197

Total revenue	66,738	91,997	118,428

The following table presents revenue as recorded in the respective countries in which the Company's subsidiaries are located for the years ended 31 December:

Continuing operations	2010	2011	2012

	USD'000	USD'000	USD'000
Revenue:
United States	23,369	24,186	25,516
Germany	17,118	36,428	55,580
United Kingdom	14,298	18,974	25,943
Malta	11,483	11,702	10,707
Others	470	707	682

Total revenue	66,738	91,997	118,428

Revenue generated in the Company's country of domicile was immaterial for each of the three years ended 31 December 2012, 2011 and 2010. No single external customer contributed 10% or more of the consolidated entity's revenue for the years ended 31 December 2012, 2011 and 2010.

The following table presents certain non-current assets of the Group by material country as at 31 December 2012:

Continuing operations	Property, plant and equipment	Other intangible assets	Goodwill

	USD'000	USD'000	USD'000
Germany	1,148	26,894	100,016
United States	1,772	52	10,835
British Virgin Islands	3	108	43,082
United Kingdom	578	1,379	22,541
Malta	701	—	20,449
Philippines	—	—	—
Others	252	2,747	1,904

Total	4,454	31,180	198,827

The following table presents certain non-current assets of the Group by material country as at 31 December 2011:

	Property, plant and equipment	Other intangible assets	Goodwill

	USD'000	USD'000	USD'000
Germany	895	34,893	98,262
United States	3,971	19,792	42,650
British Virgin Islands	—	758	43,082
United Kingdom	537	2,429	22,138
Malta	870	—	20,449
Philippines	482	—	—
Others	40	3,153	1,904

Total	6,795	61,025	228,485

The following table presents the Group's measure of profitability for the years ended 31 December 2010, 2011 and 2012 respectively:

Continuing operations	2010	2011	2012

	USD'000	USD'000	USD'000
Billings by segment
IT Infrastructure	47,640	49,825	47,947
Collaboration	60,921	99,575	115,781
GFI Max	9,116	14,513	23,573

Total billings	117,677	163,913	187,301

Change in deferred revenue:	50,939	71,916	68,873

Revenues by segment
IT Infrastructure	46,777	48,055	45,864
Collaboration	11,221	29,976	49,593
GFI Max	8,740	13,966	22,971

Total revenues	66,738	91,997	118,428

Adjusted EBITDA by segment
IT Infrastructure	16,010	14,169	8,548
Collaboration	51,265	79,205	90,807
GFI Max	1,362	2,081	3,089
Corporate	(7,253)	(17,507)	(20,561)

Total Adjusted EBITDA	61,384	77,948	81,883

Reconciliation to Net Loss before income taxes

Continuing operations	2010	2011	2012

	USD'000	USD'000	USD'000
Adjusted EBITDA total	61,384	77,948	81,883
Unallocated expenses and reconciling items:
Change in deferred revenue	(50,939)	(71,916)	(68,873)
Unrealised currency exchange fluctuations	(2,958)	(3,319)	3,281
Gain on disposals	—	95	—
Stock-based compensation	(887)	(8,202)	(6,608)

EBITDA	6,600	(5,394)	9,683
Depreciation, amortisation and impairment	(18,324)	(20,858)	(12,716)
Finance revenue	94	82	75
Finance cost	(16,577)	(10,200)	(18,991)

Loss before taxation	(28,207)	(36,370)	(21,949)

Total assets and liabilities are not a part of segment results provided to or reviewed by the CODM and are managed instead on a group basis and, as such, are not disclosed.

26.   Events after the reporting period

Acquisition of GFI Software Pty Ltd

As at 31 January 2013, the Company acquired 100% of the share capital of GFI Software Pty Ltd an Australasian distributor of GFI products to Australia, New Zealand and Asia, for cash consideration of USD3,800,000.

Amendment No. 3 to the 2011 Credit Agreement

In February 2013, the Company executed Amendment No. 3 to the 2011 Credit Agreement. The USD and EUR tranche term loans bear interest at the bank's base rate plus 4.25% per annum, representing a 1.5% reduction from the 2011 Credit Agreement. The Company determined that this amendment was not substantial and did not represent an implied exchange of debt that would require extinguishment accounting on the date of amendment.

Increase to issuable shares under the 2011 Plan

In February 2013 the Board of Directors approved an increase to the number of Common Shares A issuable under the 2011 Plan by 750,000 shares.

Sale of GFI Software (Florida), Inc.

In March 2013, the Company will complete a sale of its GFI Software (Florida) security-technology business to a newly-established company, ThreatTrack Security. The sale will allow the Company to focus on its core SMB products. GFI Software (Florida) is classified as held for sale at 31 December 2012 and is reflected as discontinued operations throughout these financial statements and accompanying notes.

In conjunction with the sale, the Company executed Amendment No. 4 to the 2011 Credit Agreement.

GFI SOFTWARE S.A.

Interim consolidated statement of profit or loss

For the three and six months ended 30 June

		Three Months Ended 30 June		Six Months Ended 30 June
	Note	2012	2013	2012	2013

		Unaudited		Unaudited
		USD'000	USD'000	USD'000	USD'000
Revenue
Web-based services, maintenance and subscription		25,244	35,475	48,625	67,666
Licenses		3,056	2,719	6,047	5,390

Total revenue		28,300	38,194	54,672	73,056
Cost of sales
Web-based services, maintenance and subscription		(3,670)	(5,127)	(7,209)	(10,616)
Licenses		(453)	(464)	(1,029)	(916)
Amortisation of acquired software and patents		(374)	(438)	(749)	(732)

Total cost of sales		(4,497)	(6,029)	(8,987)	(12,264)
Gross profit		23,803	32,165	45,685	60,792
Research and development		(4,489)	(6,522)	(9,014)	(12,234)
Sales and marketing		(10,885)	(12,720)	(22,331)	(24,645)
General and administrative		(7,869)	(8,243)	(15,317)	(16,737)
Depreciation, amortisation and impairment		(4,315)	(845)	(8,617)	(1,574)

Operating (loss) / income from continuing operations		(3,755)	3,835	(9,594)	5,602
Exchange fluctuations	6	(7,710)	1,292	(3,758)	(1,627)
Finance revenue		21	433	40	440
Finance costs		(4,612)	(3,894)	(9,492)	(7,979)

Net (loss) / income from continuing operations before taxation		(16,056)	1,666	(22,804)	(3,564)
Tax (charge) / benefit from continuing operations		362	(3,535)	1,217	(9,851)

Net loss from continuing operations		(15,694)	(1,869)	(21,587)	(13,415)
Gain on sale of discontinued operations, net of tax	5	—	—	—	10,531
Net (loss) / income from discontinued operations	5	(3,865)	—	(8,394)	6,080

Net (loss) / income for the period		(19,559)	(1,869)	(29,981)	3,196

Basic and diluted net (loss) / income perClass A Common Share
Continuing operations	7	(0.43)	(0.05)	(0.59)	(0.36)
Discontinued operations	7	(0.10)	—	(0.23)	0.45

Total	7	(0.53)	(0.05)	(0.82)	0.09

The accounting policies and explanatory notes form an integral part of the consolidated financial statements.

GFI SOFTWARE S.A.

Interim consolidated statement of comprehensive income / (loss)

For the three and six months ended 30 June

	Three Months Ended 30 June		Six Months Ended 30 June
	2012	2013	2012	2013

	Unaudited		Unaudited
	USD'000	USD'000	USD'000	USD'000
Income / (loss) for the period
Continuing operations	(15,694)	(1,869)	(21,587)	(13,415)
Gain on sale of discontinued operations	—	—	—	10,531
Discontinued operations	(3,865)	—	(8,394)	6,080

Other comprehensive income / (loss)
Other comprehensive income / (loss) to be reclassified to profit or loss in subsequent periods:
Exchange differences on translation of foreign operations
Continuing operations	10,115	(2,891)	5,129	2,574
Discontinued operations	7	—	55	(15)

Change in fair value of effective hedges
Continuing operations	—	(406)	—	241
Discontinued operations	—	—	—	—

Other comprehensive income / (loss) to be reclassified to profit or loss in subsequent periods
Continuing operations	10,115	(3,297)	5,129	2,815

Discontinued operations	7	—	55	(15)

Total comprehensive income / (loss) for the period
Continuing operations	(5,579)	(5,166)	(16,458)	(10,600)
Gain on sale of discontinued operations	—	—	—	10,531
Discontinued operations	(3,858)	—	(8,339)	6,065

Total comprehensive income / (loss) for the period	(9,437)	(5,166)	(24,797)	5,996

The accounting policies and explanatory notes form an integral part of the consolidated financial statements.

GFI SOFTWARE S.A.

Interim consolidated statement of financial position

As at

	Note	31 December 2012	30 June 2013

		Audited	Unaudited
		USD'000	USD'000
Assets
Non-current assets
Property, plant and equipment		4,454	5,163
Goodwill	8	198,827	216,331
Other intangible assets	9	31,180	53,629
Deferred tax assets		58,115	62,288
Loan receivable		—	27,342
Non-current assets from discontinued operations	5	49,021	—

		341,597	364,753

Current assets
Trade and other receivables		23,711	17,870
Other current assets		8,555	11,518
Tax refundable		401	193
Cash at bank and in hand		15,487	11,511
Current assets from discontinued operations	5	6,218	—

		54,372	41,092

Total assets		395,969	405,845

Deficit and liabilities
Deficit
Issued capital	11	517	517
Capital contribution for share options	10	2,230	2,232
Share option reserve	10	17,332	23,535
Accumulated losses		(625,642)	(622,446)
Foreign currency translation reserve and hedging		2,459	5,259
Other components of deficit		493,413	493,357

Total deficit		(109,691)	(97,546)

Non-current liabilities
Interest-bearing loans and borrowings	12	167,985	185,517
Deferred revenue		147,518	155,885
Other non-current payables		1,625	4,745
Deferred tax liabilities		587	8,311
Non-current liabilities from discontinued operations	5	18,736	—

		336,451	354,458

Current liabilities
Interest-bearing loans and borrowings	12	31,327	25,240
Trade and other payables		18,611	21,669
Deferred revenue		84,564	94,831
Current tax liabilities		7,133	7,193
Current liabilities from discontinued operations	5	27,574	—

		169,209	148,933

Total liabilities		505,660	503,391

Total deficit and liabilities		395,969	405,845

The accounting policies and explanatory notes form an integral part of the consolidated financial statements.

GFI SOFTWARE S.A.

Interim consolidated statement of changes in deficit

(Unaudited)

	Attributable to owners of the parent
	Share Capital
							Other components of equity / (deficit)
	Class 'A' common shares
			Capital contribution for share options	Share option reserve		Foreign currency translation reserve			Other equity reserve		Other components of equity / (deficit)
	Number of shares	Issued capital			Accumulated losses		Merger reserve	Share premium		Dividend reserve		Total deficit

		USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000	USD'000
At 1 January 2012	36,859,598	517	2,377	9,371	(584,982)	5,908	48,234	493,366	22,528	(74,398)	489,730	(77,079)

Net loss for the period	—	—	—	—	(29,981)	—	—	—	—	—	—	(29,981)
Other comprehensive loss	—	—	—	—	—	5,184	—	—	—	—	—	5,184

Total comprehensive loss	—	—	—	—	(29,981)	5,184	—	—	—	—	—	(24,796)

Non-cash capital contribution by shareholder (note 11)	—	—	—	—	—	—	—	—	2,777	—	2,777	2,777
Issue of share capital for cash under share option plan	14,053	—	—	—	—	—	—	181	—	—	181	181
Recording of deferred tax asset associated with stock compensation	—	—	—	—	—	—	—	—	—	—	—	—
Exercised share options	—	—	(239)	(74)	—	—	—	74	239	—	313	—
Share based payments	—	—	48	3,938	—	—	—	—	—	—	—	3,986

At 30 June 2012	36,873,651	517	2,186	13,235	(614,963)	11,092	48,234	493,621	25,544	(74,398)	493,001	(94,931)

The accounting policies and explanatory notes form an integral part of the consolidated financial statements.

GFI SOFTWARE S.A.

Interim consolidated statement of changes in deficit (continued)

(Unaudited)

	Attributable to owners of the parent
	Share Capital
						Foreign currency translation reserve and hedging	Other components of equity / (deficit)
	Class 'A' common shares
			Capital contribution for share options	Share option reserve					Other equity reserve		Other components of equity / (deficit)
	Number of shares	Issued capital			Accumulated losses		Merger reserve	Share premium		Dividend reserve		Total deficit

At 1 January 2013	36,893,288	517	2,230	17,332	(625,642)	2,459	48,234	493,622	25,955	(74,398)	493,413	(109,691)

Net income for the period	—	—	—	—	3,196	—	—	—	—	—	—	3,196
Other comprehensive income	—	—	—	—	—	2,800	—	—	—	—	—	2,800

Total comprehensive income	—	—	—	—	3,196	2,800	—	—	—	—	—	5,996

Movement in tax on subordinated notes	—	—	—	—	—	—	—	—	63	—	63	63
Issue of share capital for cash under share option plan	—	—	—	—	—	—	—	—	—	—	—	—
Recording of deferred tax asset associated with stock compensation	—	—	—	(209)	—	—	—	—	—	—	—	(209)
Movement in capital contribution for share options	—	—	2	—	—	—	—	—	—	—	—	2
Exercised share options	—	—	—	—	—	—	—	—	—	—	—	—
Share based payments	—	—	—	6,412	—	—	—	—	—	—	—	6,412
Repurchase of common shares	(11,207)	—	—	—	—	—	—	(119)	—	—	(119)	(119)

At 30 June 2013	36,882,081	517	2,232	23,535	(622,446)	5,259	48,234	493,503	26,018	(74,398)	493,357	(97,546)

The accounting policies and explanatory notes form an integral part of the consolidated financial statements.

GFI SOFTWARE S.A.

Consolidated statement of cash flows

For the three and six months ended 30 June

		Three Months Ended 30 June		Six Months Ended 30 June
	Note	2012	2013	2012	2013

		Unaudited		Unaudited
		USD'000	USD'000	USD'000	USD'000
Operating activities
(Loss) / profit before taxation		(19,387)	1,666	(30,043)	6,865
Plus: Loss before taxation from discontinued operations	5	3,331	—	7,239	102
Less: Gain on sale of discontinued operations	5	—	—	—	10,531

(Loss) / profit before taxation from continuing operations		(16,056)	1,666	(22,804)	(3,564)
Non-cash adjustment to reconcile (loss) / profit before tax from continuing operations to net cash flows:
Depreciation of property, plant and equipment		520	576	955	1,079
Movement in provision from impairment of receivables		(8)	204	126	329
Share-based payment transaction expense	10	938	3,200	3,228	6,372
Movement in fair value of put option		—	—	17	—
Amortisation of intangible assets	9	4,169	707	8,411	1,227
Finance revenue		(21)	(433)	(40)	(440)
Finance costs		4,612	3,894	9,492	7,979
Unrealised exchange differences	6	6,959	(1,493)	2,931	1,795
Working capital adjustments:
(Increase) / decrease in other current assets		(1,104)	(564)	(1,290)	(1,952)
Movement in related party balances		—	(948)	—	(1,000)
Decrease / (increase) in trade and other receivables		364	1,362	2,682	6,427
Increase / (decrease) in deferred revenue		12,941	8,714	32,174	22,475
Increase / (decrease) in trade and other payables		1,185	(37)	1,627	(1,220)
Taxation paid		(16,160)	(7,579)	(19,043)	(13,012)
Tax recovered		—	14	98	14
Interest received		21	—	38	2

Net cash flows (used in) / from operating activities from continuing operations		(1,640)	9,283	18,602	26,511
Net cash flows from / (used in) operating activities from discontinued operations	5	92	—	(1,233)	1,419

Net cash (used in) / from operating activities		(1,548)	9,283	17,369	27,930
Investing activities
Acquisition of investments in subsidiaries, net of cash acquired		—	(29,300)	—	(32,524)
Disposal of discontinued operations	5	—	—	—	(5,525)
Purchase of other intangible assets		—	(461)	—	(461)
Purchase of property, plant and equipment		(562)	(934)	(1,284)	(1,517)
Proceeds from sale of property, plant and equipment		—	—	—	10
Interest received on loans to related parties		—	441	—	441

Net cash flows used in investing activities from continuing operations		(562)	(30,254)	(1,284)	(39,576)
Net cash flows used in investing activities from discontinued operations	5	(257)	—	(490)	(530)

Net cash flows used in investing activities		(819)	(30,254)	(1,774)	(40,106)
Financing activities
Proceeds from issue of share capital		—	—	182	—
Proceeds from bank borrowings		—	30,480	—	30,480
Repayments of borrowings		(4,792)	(9,243)	(14,647)	(16,559)
Interest paid on borrowings		(3,835)	(3,521)	(8,113)	(6,941)
Repurchase of common shares		—	(119)	—	(119)

Net cash flows (used in) / from financing activities from continuing operations		(8,627)	17,597	(22,578)	6,861
Net cash flows used in financing activities from discontinued operations	5	(1)	—	(3)	—

Net cash flows (used in) / from financing activities		(8,628)	17,597	(22,581)	6,861

Net decrease in cash and cash equivalents		(10,995)	(3,374)	(6,986)	(5,315)
Net foreign exchange difference		(886)	113	(366)	(274)
Cash at bank and in hand at beginning of period		21,053	14,772	16,524	17,100

Cash at bank and in hand at 30 June		9,172	11,511	9,172	11,511

The accounting policies and explanatory notes form an integral part of the consolidated financial statements.

GFI SOFTWARE S.A.
Notes to the interim consolidated financial statements

1.     Corporate information

GFI Software S.à r.l of 7A Rue Robert Stümper, L-2557 Luxembourg, was formed on 10 June 2009 in Luxembourg as a Luxembourg limited liability company (société à responsabilité limitée). On 24 October 2012, by a shareholders resolution, the GFI Software S.à r.l became a joint stock company (société anonyme) and changed its name to GFI Software S.A. (the "Company").

The Company and its subsidiaries (collectively, the "Group") is a global provider of IT infrastructure and collaboration software solutions that are designed for small- and medium-sized businesses, or SMBs. These solutions enable IT administrators within SMBs to manage, secure and access their IT infrastructure and business applications.

Discontinued Operations

–
On 31 March 2013, GFI Software (Florida) and the Company's investment in 5nine were sold to a newly formed company, Threat Track, which is also a related party. This classification of the security business unit has been reflected as discontinued operations in these consolidated financial statements and accompanying notes.

2.     Basis of preparation

These interim consolidated financial statements for the three and six months ended 30 June 2013 have been prepared in accordance with IAS 34 Interim Financial Reporting. The interim consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the Group's annual consolidated financial statements as of 31 December 2012, which have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

Certain amounts in the prior periods were reclassified to conform to the current period presentation. The Company performed a review of the historical manner of presentation of certain of its expense categories and adopted a revised presentation, which the Company believes is more comparable to those presented by other companies in the industry. For the three and six months ended 30 June 2012, realised exchange gains and losses have been reclassified to exchange fluctuations on the consolidated statement of profit or loss. Additionally, for the three and six months ended 30 June 2012, certain amounts have been reclassified from general and administrative expenses to cost of sales, research and development, and sales and marketing expenses. Conforming changes have been made as follows:

	Three months ended 30 June 2012
Continuing Operations	Pre- reclassification	Amount reclassified	As reported herein

	USD'000	USD'000	USD'000
Cost of web-based services, maintenance and subscription sales	4,366	131	4,497
Research and development	3,808	681	4,489
Sales and marketing	10,373	512	10,885
General and administrative	9,193	(1,324)	7,869

Total	27,740	—	27,740

	Six months ended 30 June 2012
Continuing Operations	Pre- reclassification	Amount reclassified	As reported herein

	USD'000	USD'000	USD'000
Cost of web-based services, maintenance and subscription sales	8,726	261	8,987
Research and development	7,613	1,401	9,014
Sales and marketing	21,254	1,077	22,331
General and administrative	18,056	(2,739)	15,317

Total	55,649	—	55,649

3.     Summary of accounting policies, disclosures, judgments, estimates and assumptions

3.1   Changes in accounting policies and disclosures

–
Transition Guidance (Amendments to IFRS 10, IFRS 11 and IFRS 12)    The IASB issued amendments to IFRS 10 Consolidated Financial Statements, IFRS 11 Joint Arrangements and IFRS 12 Disclosure of Interests in Other Entities. The amendments change the transition guidance to provide further relief from full retrospective application. The date of initial application in IFRS 10 is defined as 'the beginning of the annual reporting period in which IFRS 10 is applied for the first time'. The assessment of whether control exists is made at 'the date of initial application' rather than at the beginning of the comparative period. If the control assessment is different between IFRS 10 and IAS 27/SIC-12, retrospective adjustments should be determined. However, if the control assessment is the same, no retrospective application is required. If more than one comparative period is presented, additional relief is given to require only one period to be restated. For the same reasons IASB has also amended IFRS 11 Joint Arrangements and IFRS 12 Disclosure of Interests in Other Entities to provide transition relief. The guidance is effective for annual periods beginning on or after 1 January 2013. Adoption of this guidance did not have a material impact on the Group's financial statements.

–
IFRS 13 Fair Value Measurement aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRSs. The standard defines fair value on the basis of an 'exit price' notion and uses a 'fair value hierarchy,' which results in a market-based, rather than entity-specific, measurement. IFRS 13 is effective for annual periods beginning on or after 1 January 2013. Adoption of this guidance did not have a material impact on the Group's financial statements.

3.2   Standards, interpretations and amendments to published standards issued but not yet effective

Up to the date of approval of these consolidated financial statements, certain new standards, amendments and interpretations to existing standards have been published but are not yet effective for the current reporting period and have not been adopted early.

–
IAS 28 Investments in Associates and Joint Ventures (Amendments to IFRS 10, IFRS 12 and IAS 27)    The amendments are effective for annual periods beginning on or after 1 January 2014 with early adoption permitted. The amendments apply to a particular class of business that qualify as investment entities. The IASB uses the term 'investment entity' to refer to an entity whose business purpose is to invest funds solely for returns from capital appreciation, investment income or both. An investment entity must also evaluate the performance of its investments on a fair value basis. Such entities could include private equity organisations, venture capital organisations, pension funds, sovereign wealth funds and other investment funds. Under IFRS 10 consolidated financial statements, reporting entities were required to consolidate all investees that they control (i.e. all subsidiaries). The Investment Entities amendments provide an exception to the consolidation requirements in IFRS 10 and require investment entities to measure particular subsidiaries at fair value through profit or loss, rather than consolidate them. This amendment will have no impact on the consolidated financial statements of the Group.

–
Amendment to IAS 32—Offsetting Financial Assets and Financial Liabilities (Amendments to IAS 32 and IFRS 7) was published in December 2011. The amendments to IAS 32 clarify the requirements for offsetting financial instruments. The amendments to IFRS 7 introduce new disclosure requirements for financial assets and financial liabilities that are offset in the statement of financial position, or are subject to master netting arrangement or similar agreement. The amendments to IFRS 7 is applied retrospectively for annual periods beginning on or after 1 January 2013, while the amendments to IAS 32 is applied retrospectively for annual periods beginning on or after 1 January 2014. Early application is permitted, provided that fact is disclosed. This guidance will have no impact on the consolidated financial statements of the Group.

–
IFRS 9 Financial Instruments: Classification and Measurement    IFRS 9 as issued reflects the first phase of the IASB's work on the replacement of IAS 39 and applies to classification and measurement of financial assets and liabilities as defined in IAS 39. As other phases of the project are completed, they will be added to IFRS 9 (2010). Mandatory Effective Date of IFRS 9 and Transition Disclosures (Amendments to IFRS 9 and IFRS 7), published in December 2011, deferred the mandatory effective date of IFRS 9 (2010) and IFRS 9 (2009) to annual periods beginning on or after 1 January 2015. Early application is permitted. The amendments also modified the relief from restating prior periods. However, entities that choose not to restate prior periods are required to provide additional transitional disclosures. The Group is in the process of assessing the potential impact of this guidance on the financial position or performance of the Group.

Summary of significant accounting policies

The accounting policies applied in preparation of the interim consolidated financial statements are consistent with those followed in the preparation of the Group's annual financial statements for the year ended 31 December 2012, except as discussed below.

Cash flow hedges for currency risks

In 2013 the Company began using derivative financial instruments, such as forward currency contracts to hedge its foreign currency risks. Such derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

For the purpose of hedge accounting, instruments are classified as cash flow hedges when hedging the exposure to variability in cash flows that is either attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction or the foreign currency risk in an unrecognised firm commitment.

The Group uses forward currency contracts as hedges of its exposure to foreign currency risk in certain firm commitments. The effective portion of the gain or loss on the hedging instrument is recognised directly in other comprehensive income in the cash flow hedge reserve, while any ineffective portion is recognised immediately in the statement of profit or loss as other operating expenses. Amounts recognised as other comprehensive income are transferred to profit or loss when the hedged transaction affects profit or loss.

3.4   Significant accounting judgments, estimates and assumptions

The preparation of the interim consolidated financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

In preparing these interim consolidated financial statements, the significant judgments made by management in applying the Group's accounting policies and the key sources of estimation uncertainty were consistent with those that applied to the consolidated financial statements for the year ended 31 December 2012.

4.     Business combination

Acquisition of IASO International B.V.

On 24 May 2013, the Group executed a share purchase agreement in which GFI Acquisition Company B.V., incorporated in the Netherlands, acquired 100% of the equity interests of IASO International B.V. ("IASO"), also incorporated in the Netherlands.

The Group previously resold IASO products. The acquisition of IASO enables the Group to eliminate third party royalty payments and control product development as well as enhance the Group's existing software product offerings.

This transaction has been accounted for using the acquisition method of accounting. The fair value of the identified assets and liabilities of IASO as at the date of the acquisition and the corresponding carrying amounts immediately before the acquisition were as follows:

	Fair value recognised on acquisition	Carrying value

	USD'000	USD'000
Property, plant and equipment	327	327
Other intangible assets	21,301	1,857
Deferred tax asset	201	258
Other current assets	4	4
Trade receivables	926	1,109
Cash	260	76

	23,019	3,631

Deferred revenue	(15)	(302)
Deferred tax liability	(5,729)	(402)
Trade payables	(170)	(170)
Other liabilities	(502)	(502)

	(6,416)	(1,376)

Net assets acquired	16,603	2,255

Goodwill arising on acquisition	18,137

Purchase consideration	34,740

USD'000

Analysis of purchase consideration:
Payment made to shareholders	28,980
Payment held in escrow	3,220
Projected Earnout Consideration	2,540

Original consideration	34,740

Analysis of cash flow on acquisition
Total cash consideration	32,200
Purchase of offer right	(2,640)
Net cash acquired with subsidiary	(260)

Net cash outflow on acquisition	29,300

The aggregate purchase price for IASO was EUR25,000,000, consisting of an offer right of EUR2,000,000 purchased on 21 December 2012 by Iapetos Holding GmbH and exercised on 30 April 2013. On 5 May 2013, IASO accepted the purchase offer. On 24 May 2013, the share purchase agreement was executed and cash was paid at closing of EUR20,500,000 and EUR2,500,000 was placed in escrow.

The projected earnout of USD2,540,000 was determined to be part of the purchase price as the payment is based on a multiple of earnings. There are minimum thresholds that must be achieved in order for the earnout to be paid to the shareholders of IASO. This payment amount ranges from a minimum of no required payout to a maximum amount of EUR3,500,000. The earnout is due in July 2014 and is classified in other non-current payables.

In connection with the acquisition, three intangible assets were established. The following table identifies the intangible assets acquired, valuation method and respective useful life of each asset. All assets will be amortised on a straight-line basis.

	Valuation approach	Amount	Useful Life

		USD'000
Trademark	Income approach	298	3 years

Intellectual Property	Income approach	13,870	12 years

Customer relationships	Income approach	7,133	6 years

IAS 12 requires the recognition of deferred taxes in the case of fair value adjustments of assets or liabilities where the tax basis remains at the original value. The deferred tax assets amounting to USD201,000 were calculated using the statutory tax rates in effect in the jurisdictions where the adjusted assets and liabilities reside. The tax rate used for temporary differences in assets and liabilities is 25%. The deferred tax liability amounting to USD5,325,000 represents the temporary difference arising from the step up in the fair value of the software intangible and was calculated based on a tax rate of 25%.

The valuation of the assumed deferred revenue was based on the cost of support to deliver future obligations. The fair value of this assumed liability was based on the estimated cost plus a reasonable margin to fulfil these obligations. The deferred revenue will be recognised in the first twelve months following the acquisition.

Goodwill recorded as part of this transaction will not be deductible for tax purposes and represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired. The Group estimated the values of assets based on purchase price and future intended use. The goodwill arising from the acquisition is primarily attributed to synergies from combining with the Company as well as the value attributed to the assembled workforce of IASO.

The costs associated with the acquisition, amounting to USD845,000, consisted of legal and advisory services and are reported in the consolidated statement of profit or loss within general and administrative expenses and included in the consolidated statement of cash flows as a component of net cash flows from operating activities.

From the date of acquisition, IASO contributed revenue of USD535,000 and a loss of USD494,000 to the results of the Group for the three and six months ended 30 June 2013.

Acquisition of GFI Software Pty Ltd

As at 31 January 2013, the Company acquired 100% of the equity interests in GFI Software Pty Ltd ("GFI Australia") for cash consideration. The acquisition was intended to enhance the Group's internal distribution channel.

The final purchase price was USD3,971,000 which primarily consisted of:

•
Other intangible assets (customer relationships) of USD2,560,000 with a six year life,

•
Goodwill of USD1,332,000,

•
Cash of USD767,000,

•
Other net assets of USD80,000, and

•
Deferred tax liabilities of USD768,000.

The fair value of the assets and liabilities recorded were valued consistently with historical acquisitions and in accordance with the acquisition method of accounting.

5.     Discontinued operations

On 31 March 2013, the Company completed the sale of GFI Software (Florida), Inc. and its subsidiaries, a wholly owned subsidiary, and the Company's 46% equity ownership in 5nine Software, Inc. in exchange for a note receivable with a fair value of USD27,000,000. At 31 December 2012, the Company determined that these product suites no longer fit with the strategic plan and vision for the Company and classified both investments as held for sale. GFI Software (Florida) and 5nine were previously included in the IT Infrastructure operating segment and the results have been presented as discontinued operations for all periods presented.

The interest rate on the USD27,000,000 note receivable is 5.25% plus LIBOR, with a floor of 1.25% on LIBOR. Interest is due quarterly on the last business day of the month and the principal is to be repaid in 2022, the ninth year of the note. There is no penalty for prepayment of the principal. The note carries a 51% guarantee by the buyers in the event of default.

Net revenues and loss from discontinued operations for the three and six months ended 30 June 2012 and 2013 were as follows:

	Three months ended 30 June		Six months ended 30 June
	2012	2013	2012	2013

	Unaudited		Unaudited
Revenues	8,134	—	16,037	7,975
Expenses	(11,465)	—	(23,276)	(8,077)

Loss from discontinued operations before taxation	(3,331)	—	(7,239)	(102)
Gain on sale of discontinued operations, net of tax(i)	—	—	—	10,531
Tax (expense) / benefit	(534)	—	(1,155)	6,182

(Loss) / gain on discontinued operations, net of tax	(3,865)	—	(8,394)	16,611

(i)     There is no tax impact on the gain on sale of discontinued operations.

Material assets and (liabilities) classified as discontinued operations at 31 December 2012 were as follows:

31 December 2012

Audited
USD'000
Goodwill	31,815
Other intangible assets	15,028
Investment in associate	3,995
Other current assets and receivables	4,605
Deferred revenue, non-current	(17,238)
Trade and other payables	(6,143)
Deferred revenue, current	(21,357)

The Group is domiciled in Luxembourg, which is subject to a statutory rate of 29.22% for 2013. The difference between the expected tax expense at the Luxembourg statutory rate of the Group income is partially due to differences in tax rates of subsidiaries offset by the impact of the participation exemption (other permanent benefits) and other de-recognition of deferred tax assets as well as in the recognition of certain previously de-recognized US deferred tax assets resulting from the disposal of discontinued operations.

The sale of discontinued operations is a capital loss for US tax purposes. As capital losses from a US tax perspective can only be used against capital gains and no capital gains have been triggered during the six months ended 30 June 2013, nor are they expected to be triggered in the near future, the capital loss has been de-recognized.

The tax benefit of USD6,200,000 is related to the recognition of previously de-recognized US deferred tax assets as a result of the disposal of discontinued operations.

6.     Exchange fluctuations

	Three months ended 30 June		Six months ended 30 June
	2012	2013	2012	2013

	Unaudited		Unaudited
	USD'000	USD'000	USD'000	USD'000
Realised gains / (losses)	(751)	(201)	(827)	168
Unrealised gains / (losses)	(6,959)	1,493	(2,931)	(1,795)

Total exchange fluctuations from continuing operations	(7,710)	1,292	(3,758)	(1,627)

7.     (Loss) / earnings per share

Basic (loss) / earnings per share

Basic (loss) / earnings per share is calculated by dividing net (loss) / income for the year, both from continuing operations and discontinued operations, attributable to common equity holders of the parent by the weighted average number of common shares outstanding during the year.

The weighted average number of shares of Class A common shares has also been retroactively adjusted to take into account the reverse stock split which occurred in November 2012 whereby Class A common shares were decreased at a ratio of 3 to 1.

On 24 June 2013, the Company repurchased 11,207 of its own Class A common shares from a former employee. The weighted average number of shares of Class A common shares was reduced by this amount on the date of the transaction.

The following reflects the loss from continuing operations and discontinued operations, including gain on sale of discontinued operations data used in the basic (loss) / earnings per share computation.

	Three months ended 30 June		Six months ended 30 June
	2012	2013	2012	2013

	USD'000	USD'000	USD'000	USD'000
Loss attributable to owners of GFI Software S.A. for the year
Net loss from continuing operations	(15,694)	(1,869)	(21,587)	(13,415)
Gain on sale of discontinued operations, net of tax	—	—	—	10,531
Net (loss) / income from discontinued operations	(3,865)	—	(8,394)	6,080

Net (loss) / income for the period	(19,559)	(1,869)	(29,981)	3,196

The following reflects share data used in the basic (loss) / earnings per share computation.

	Three months ended 30 June		Six months ended 30 June
Weighted average number of shares	2012	2013	2012	2013

Class A Common Shares—Basic	36,873,650	36,892,549	36,871,321	36,892,916

Diluted (loss) / earnings per share

Diluted (loss) / earnings per share amounts are calculated by dividing the net (loss) / income, both from continuing operations and discontinued operations including gain on sale of discontinued operations, attributable to common equity holders of the parent by the weighted average number of common shares outstanding during the year plus the weighted average number of common shares that would be issued on conversion of all the dilutive potential common shares into common shares. As there is a net loss from continuing operations, all potentially dilutive common shares are anti-dilutive.

8.     Goodwill

Goodwill arising from the business combinations represents the value of operational, sales and marketing synergies that allow the Group to pool resources and improve its go-to-market strategy, thereby enhancing the Group's future growth prospects.

Impairment testing of goodwill and other intangible assets

The Group performs its annual impairment testing for each identified cash generating unit ("CGU") at 31 December and when circumstances indicate the carrying value of goodwill or indefinite lived assets might be impaired. As at 30 June 2013 no impairment indicators exist for the CGUs.

9.     Other intangible assets

As at 30 June 2013 the Company had other intangible assets of USD53,629,000 (USD31,180,000 as at 31 December 2012). The increase relates to USD21,301,000 of additions related to the acquisition of IASO, USD2,560,000 of additions related to the acquisition of GFI Software Pty. Ltd and USD461,000 related to acquired intellectual property. These additions were offset by 646,000 of exchange fluctuations and USD1,227,000 of amortisation.

Security

The Group's other intangible assets were pledged as security in favour of the Group's bankers for facilities provided.

10.   Share-based payment plans

During the three and six months ended 30 June 2013, the Company granted nil and 770,000 shares of restricted stock, respectively, to employees at a grant date fair value of nil and USD15.58.

During the three and six months ended 30 June 2013 the Company granted 123,333 and 133,332 share options, respectively, to employees at an exercise price during both periods of USD15.58 under the 2011 Plan, with a weighted average fair value of USD6.47 and USD6.46, respectively. Under the 2011 Plan, options generally vest based on the grantee's continued service with the Group during a specified period following grant or based on the achievement of performance or other conditions as determined by the Board of Managers, and expire after ten years. The fair value of the options granted was calculated on the date of grant using the Black-Scholes option pricing model, taking into account the terms and conditions upon which the instruments were granted.

The fair value of options granted during the three and six months ended 30 June 2012 and 2013 was estimated on the date of grant using the following assumptions:

	Three months ended 30 June		Six months ended 30 June
	2012	2013	2012	2013

Dividend yield (%)	—	—	—	—
Expected volatility (%)	37-44	42-44	36-44	42-44
Risk-free interest rate (%)	0.69-1.20	0.65-1.28	0.68-1.44	0.65-1.40
Expected life of option (years)	5.5-7.0	4.75-7.75	5.5-7.0	4.75-7.75
Weighted average share price (USD)	27.37	15.58	29.05	15.58

11.    Issued capital and reserves

In January 2012, 14,053 Class A Common shares with a total nominal value of USD181 (EUR141) were issued in connection with the exercise of vested share options from the Group's 2011 Share Incentive Plan. The options were exercised at a price of USD12.84 per option. The difference between the exercise price and the nominal value of the shares amounting to USD181,000 was recognised within share premium reserve. In turn, the accumulated expense of the exercised options amounting to USD74,000 was released from the share options reserve and transferred to share premium.

In June 2012, an affiliate of the Company relinquished its claim to a shareholder loan issued by the Company. The Company accounted for this transaction as a capital contribution in the amount of USD2,777,000 (EUR2,378,000).

12.   Interest bearing loans and borrowings

	31 December 2012	30 June 2013

	Audited	Unaudited
	USD'000	USD'000
Current
Bank loans	31,327	25,240

	31,327	25,240

Non-current
Bank loans	151,907	169,593
Promissory note	16,078	15,924

	167,985	185,517

The carrying amount of the interest bearing loans and borrowings is stated at amortised cost.

As at 30 June 2013, the Group had outstanding bank loans of USD194,833,000 (USD183,234,000 as at 31 December 2012) under the credit facilities granted during 2011 and 2012. The change in the carrying value of the outstanding bank loans during the six months ended 30 June 2013 is due to additional debt related to the purchase of IASO of USD30,480,000, which has the same terms to the Group's existing debt, net of principal repayments amounting to USD16,559,000 and amortisation of transaction costs and foreign exchange adjustments in the amount of USD2,322,000.

As at 30 June 2013, the Group had outstanding promissory notes of USD15,924,000 (USD16,078,000 as at 31 December 2012). The change during the six months ended 30 June 2013 in the promissory note carrying value is the result of exchange differences of USD250,000 net of amortisation of a discount on the notes of USD96,000.

At any time during the six months ended 30 June 2013 and the year ended 31 December 2012, the Group did not have any defaults of interest or covenant breaches with respect to its bank loans.

Cash flow hedges for currency risks

During the six month period ended 30 June 2013, the Company entered into foreign currency forward contracts of highly probable principal repayments on debt denominated in USD. The Company has hedged a portion of its USD quarterly principal payments of USD4,405,000 at various fixed rates from 1.33 to 1.36. Payments will occur on 30 September and 31 December 2013. The terms of the foreign currency forward contracts have been negotiated to match the terms of the principal repayments and as the cash flows are highly probable of occurring, the hedges were assessed to be highly effective.

During the three and six months ended 30 June 2013, other comprehensive income / (loss) included an unrealised loss of USD406,000 and an unrealised gain of USD241,000, respectively, relating to the USD forward contracts. During the three and six month period ended 30 June 2013, USD165,000 was reclassified out of other comprehensive income / (loss) for the period and into profit and loss. USD241,000 is included in other current assets as of 30 June 2013, relating to these contracts.

13.   Related party disclosures

The following table provides the outstanding amounts with related parties:

		Amounts owed to related parties, net(i)
Related Party	Relationship	31 December 2012	30 June 2013

		Audited	Unaudited
		USD'000	USD'000
Insight Venture Partners	Ultimate shareholders	13,595	13,884
Bessemer Venture Partners	Ultimate shareholders	3,080	3,148
Greenspring Global Partners	Ultimate shareholders	1,027	1,049
GFI Software Holdings Ltd.	Shareholder	1,360	1,311
Other related party	Director in subsidiary	948	—

(i)       The amounts are classified as Trade and Other Receivables, Trade and Other Payables, Other Non-Current Payables and Interest Bearing Loans and Borrowings.

The amounts due to the shareholder represent funds raised from an issue of shares by GFI Software Holdings, with the proceeds advanced to and utilised by the Group.

The amount due to a director of a subsidiary was paid during Q2 2013 for USD948,000. This relates to the fair value holdback consideration amounting to USD902,000 and the fair value of a note payable to the seller amounting to USD46,000 in connection with the Monitis acquisition, which was acquired in 2011.

 Sale of GFI Software (Florida) and investment in 5nine.

At 31 March 2013 the Company sold GFI Software (Florida) and the investment in 5nine to a related party in exchange for a note receivable of USD27,000,000 (note 5).

Amounts due from related parties
Related Party	Relationship	31 December 2012	30 June 2013

		Audited	Unaudited
		USD'000	USD'000
Threat Track Security, Inc.	Affiliate	—	27,000

14.   Operating segment information

The Group is a global provider of software solutions that are designed to enable IT administrators within SMBs to manage, secure and access their IT infrastructure and business applications. The Group considers operating segments to be components of the Group in which separate financial information is available that is evaluated regularly by the Group's chief operating decision maker ("CODM") in deciding how to allocate resources and assess performance. The CODM for the Group is the Chief Executive Officer. The Chief Executive Officer reviews financial information presented on a consolidated basis, accompanied by information about billings by product and geographic region for purposes of allocating resources and evaluating financial performance. Accordingly, the Group has determined that its continuing operations have three reportable operating segments and a corporate category.

Revenue analysed by the Group's main product and service groups is presented below:

	Three months ended 30 June		Six months ended 30 June
Continuing operations	2012	2013	2012	2013

	USD'000	USD'000	USD'000	USD'000
Billings by segment
IT Infrastructure	11,929	12,625	23,556	24,569
Collaboration	23,729	25,323	52,747	54,322
GFI Max	5,583	8,960	10,543	16,640

Total billings	41,241	46,908	86,846	95,531

Change in deferred revenue:	(12,941)	(8,714)	(32,174)	(22,475)

Revenues by segment
IT Infrastructure	11,401	11,992	22,393	23,678
Collaboration	11,497	17,338	22,171	32,959
GFI Max	5,402	8,864	10,108	16,419

Total revenues	28,300	38,194	54,672	73,056

Adjusted EBITDA by segment
IT Infrastructure	1,866	3,011	3,062	5,730
Collaboration	17,953	17,711	41,106	39,183
GFI Max	525	1,743	1,273	3,958
Corporate	(6,282)	(5,634)	(11,077)	(11,948)

Total Adjusted EBITDA	14,062	16,831	34,364	36,923

 Reconciliation to net loss from continuing operations before taxation

	Three months ended 30 June		Six months ended 30 June
Continuing operations	2012	2013	2012	2013

	USD'000	USD'000	USD'000	USD'000
Adjusted EBITDA total	14,062	16,831	34,364	36,923
Unallocated expenses and reconciling items:
Change in deferred revenue	(12,941)	(8,714)	(32,174)	(22,475)
Unrealised currency exchange fluctuations	(6,959)	1,493	(2,931)	(1,795)
Stock-based compensation	(938)	(3,200)	(3,245)	(6,372)

EBITDA	(6,776)	6,410	(3,986)	6,281
Depreciation, amortisation and impairment	(4,689)	(1,283)	(9,366)	(2,306)
Finance revenue	21	433	40	440
Finance cost	(4,612)	(3,894)	(9,492)	(7,979)

Net loss from continuing operations before taxation	(16,056)	1,666	(22,804)	(3,564)

Total assets and liabilities are not a part of segment results provided to or reviewed by the CODM and are managed instead on a group basis and, as such, are not disclosed.

15.   Events after the reporting period

Forward Currency Contracts

Subsequent to 30 June 2013, the Company entered into additional forward currency contracts of highly probable interest repayments on debt denominated in USD. Interest payments are approximately USD800,000 to USD850,000 per month. These contracts were entered into through 31 March 2014. The Company also entered into an additional hedge for a portion of its USD quarterly principal payment of USD4,405,000 at a fixed rate. Payment will occur on 31 March 2014.

IASO International B.V.
 All amounts stated in € (unless indicated otherwise)

IASO International B.V.
 All amounts stated in € (unless indicated otherwise)

Special Purpose Consolidated Statement of Financial Position

As of December 31, 2012 and December 31, 2011 and the

Opening Statement of Financial Position as of January 1, 2011

	Note	12/31/2012	12/31/2011	01/01/2011

		€	€	€
Assets
Non-current assets
Intangible fixed assets	1	1,297,824	1,439,720	1,635,458
Property, plant and equipment	2	242,162	174,380	202,295
Other financial assets	3	—	150,000	150,000
Deferred tax assets	4	319,507	459,532	462,691

Total non-current assets		1,859,493	2,223,632	2,450,444
Current assets
Inventories	5	1,852	478	15,086
Trade and other receivables	6	803,438	771,665	635,511
Cash and cash equivalents	7	455,061	1,081	131,617

Total current assets		1,260,351	773,224	782,214

Total assets		3,119,844	2,996,856	3,232,658

Equity and liabilities
Share capital	8	25,033	25,033	25,033
Share premium	8	759,444	59,444	59,444
Reserves	9	(36,975)	(35,878)	—
Retained earnings	10	(791,871)	(1,694,641)	(1,782,868)
Non-controlling interests	11	769	641	574

Total equity	8	(43,600)	(1,645,401)	(1,697,817)
Non-current liabilities
Other long-term liabilities	12	980,868	1,552,458	1,433,560
Subordinated loans	12	697,448	708,673	681,021
Bank loans	12	300,000	550,000	800,000
Defered tax liability	4	271,045	353,006	404,435
Deferred revenue	14	108,140	107,267	—

Total non-current liabilities		2,357,501	3,271,404	3,319,016
Current liabilities
Trade and other payables	13	671,376	1,180,094	1,407,119
Deferred revenue	14	134,567	190,759	204,340

Total current liabilities		805,943	1,370,853	1,611,459

Total equity and liabilities		3,119,844	2,996,856	3,232,658

IASO International B.V.
 all amounts stated in € (unless indicated otherwise)

Special Purpose Consolidated Statement of Income

for the years ended December 31, 2012 and December 31, 2011

	Note	2012	2011

		€	€
Revenue	17	3,655,147	2,356,516
External charges		(193,904)	(149,558)
Wages, salaries and social security charges	18	(617,453)	(669,454)
Amortisation of intangible fixed assets	19	(670,208)	(638,302)
Depreciation of tangible fixed assets	19	(84,912)	(70,548)
Other operating expenses	20	(890,730)	(605,577)
Total operating expenses		(2,263,303)	(1,983,881)

Operating result		1,197,940	223,077
Financial expense	21	(236,968)	(182,595)

Result before taxation		960,972	40,482
Income tax expense	4	(58,064)	48,270

Result for the year		902,908	88,752

Attributable to:
Owners of the Company		902,770	88,324
Non-controlling interests		138	428

		902,908	88,752

IASO International B.V.
 all amounts stated in € (unless indicated otherwise)

Special Purpose Consolidated Statement of Other Comprehensive Income For the years ended December 31, 2012 and December 31, 2011

	2012	2011

	€	€
Result for the year	902,908	88,752
Exchange differences on translating foreign operations	(1,107)	(36,239)
Other	0	(97)

Total comprehensive income/(loss) for the year	901,801	52,416

Total comprehensive income for the year attributable to:
Owners of the Company	901,673	52,349
Non-controlling interests	128	67

	901,801	52,416

IASO International B.V.
 All amounts stated in € (unless indicated otherwise)

Special Purpose Consolidated Statement of Changes in Equity

For the years ended December 31, 2012 and December 31, 2011

€	Share capital	Share premium	Currency translation differences	Retained earnings	Attributable to the owners of the parent	Non- controlling interests	Total equity

Balance as at January 1, 2011	25,033	59,444	—	(1,782,868)	(1,698,391)	574	(1,697,817)
Result for the year	—	—	—	88,324	88,324	428	88,752
Exchange rate differences on translation of foreign operations	—	—	(35,878)	—	(35,878)	(361)	(36,239)
Other (e.g. dividend)	—	—	—	(97)	(97)	—	(97)

Balance as at December 31, 2011	25,033	59,444	(35,878)	(1,694,641)	(1,646,042)	641	(1,645,401)
Result for the year	—	—	—	902,770	902,770	138	902,908
Exchange rate differences on translation of foreign operations	—	—	(1,097)	—	(1,097)	(10)	(1,107)
Conversion of preferred share capital to regular share capital	—	700,000	—	—	700,000	—	700,000
Other (e.g. dividend)	—	—	—	—	—	—	—

Balance as at December 31, 2012	25,033	759,444	(36,975)	(791,871)	(44,369)	769	(43,600)

IASO International B.V.
 All amounts stated in € (unless indicated otherwise)

Special Purpose Consolidated Statement of Cash Flows

For the years ended December 31, 2012 and December 31, 2011

	2012	2011

	€	€
Cash flows from operating activities
Result for the year	902,908	88,752
Adjustments for:
Income tax expenses recognised in profit	58,064	(48,270)
Finance costs recognised in profit	236,968	182,595
Depreciation and amortisation on non-current assets	755,120	708,850
Exchange rate effects	(1,107)	(33,109)
Changes in operating assets and liabilities:
• Trade and other receivables	(31,773)	(136,154)
• Inventories	(1,374)	14,608
• Trade and other payables	(49,619)	(4,029)

Cash generated from operations	1,869,187	773,243
Interest paid	(79,783)	(36,045)

Net cash generated by operating activities	1,789,404	737,198
Cash flows from investing activities
Payments for property, plant and equipment	(152,599)	(45,860)
Payments for intangible assets	(528,312)	(442,564)
Proceeds from disposal of other financial assets	150,000	—
Net cash used in investing activities	(530,911)	(488,424)
Cash flows from financing activities
Repayment of subordinated loans, bank loans and bank overdrafts	(804,513)	(379,310)

Net cash used in financing activities	(804,513)	(379,310)

Net increase/(decrease) in cash and cash equivalents	453,980	(130,536)

Cash and cash equivalents as at January 1	1,081	131,617

Cash and cash equivalents as at December 31	455,061	1,081

IASO International B.V.

All amounts stated in € (unless indicated otherwise)

Notes to the Special Purpose Consolidated Financial Statements

Basis of special purpose

The special purpose consolidated financial statements have a special purpose character because the statutory financial statements have been prepared in accordance with Dutch GAAP (Title 9 of Book 2 Dutch Law) and the special purpose consolidated financial statements do not replace the statutory financial statements report 2012.

The special purpose consolidated financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board (IASB). The application of International Financial Reporting Standards ("IFRS") is the first time adoption of IFRS. Therefore, the 2011 comparative information has also been prepared in accordance with IFRS.

The special purpose consolidated financial statements were prepared and approved by the Management Board on August 16, 2013.

General information

The activities of IASO International B.V. (the "Company") and its subsidiaries (the "Group"), having its legal seat at Noordzijde 20 B, Emmeloord, primarily consist of:

•
Innovative ICT services, including software development, consultancy, internet and datacentre services and especially back-up services.

Incorporation

The Company was incorporated on May 29, 2007.

Relationship with shareholders and principal activities

The Company is a private limited company. The shareholders are:

Main Capital II B.V.	28.06%
IASO Participatie B.V.	16.79%
Hedgehog B.V.	15.26%
Zavtra Holding B.V.	11.33%
Activation B.V.	10.93%
Telesto Beheer B.V.	10.93%
Value Creation and Company B.V.	3.42%
Harmonie Holding B.V.	3.28%

The Company is a holding company. The principal activities of the Group consist of IT services and development of software.

 Going concern

Due to the negative results during the historical periods and the classification of the preferred share capital including the share premium on the preferred shares as other long term liabilities, equity of the Group is negative at December 31, 2012. The Group does not believe that this indicates any concern regarding its ability to continue as a going concern given the positive cash flows during the year ended December 31, 2012 and the projected positive future cash flows.

Summary of significant accounting policies

The principal accounting policies applied in the preparation of these special purpose consolidated financial statements are set out below. These policies have been consistently applied to all financial years presented, unless otherwise stated.

Basis of presentation

These special purpose consolidated financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB). This represents the first set of financial statements of the Group prepared under IFRS with a transition date for the adoption of IFRS of January 1, 2011 (the "Transition Date"). The adoption of IFRS, and the application of IFRS 1, First-Time Adoption of International Financial Reporting Standards ("IFRS 1") in its adoption of IFRS, are discussed in Note 23. The Group has applied IFRS standards effective for the period ended as of December 31, 2012 to all years presented in these consolidated financial statements.

These consolidated financial statements have been prepared on the historical cost basis except for certain financial instruments that are measured at revaluated amounts or fair values, as explained in the accounting policies below. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group's accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in the summary of significant accounting policies.

Basis for consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company. Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Income and expenses of subsidiaries acquired or disposed of during the year are included in the consolidated statement of income from the effective date of acquisition and up to the effective date of disposal, as appropriate. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with those used by other members of the Group.

All intra-group assets, liabilities, equity, income and expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

 Application of new and revised IFRS

The Group applied all new and amended standards and interpretations effective at the end of the first reporting period, as determined by the IASB. The first reporting period ended on December 31, 2012.

Effect of new financial reporting standards

The Group is in the process of assessing the impact of the accounting standards that are issued but not yet effective. All applicable standards will be adopted in the consolidated financial statements in the period in which they become effective.

The following standards and amendments are effective for annual reports beginning on or after January 1, 2013 and have not been early adopted by IASO International B.V.:

–
IFRS 9 Financial Instruments—as amended in December 2011—(effective January 1, 2015). This standard will replace the current standard, IAS 39 Financial Instruments: Recognition and Measurement, and aims to reduce the complexity in the accounting and reporting of financial instruments. The Group is currently assessing the impact of adopting IFRS 9 but does not expect a significant change;

–
IFRS 10 Consolidated Financial Statements (effective January 1, 2013). IFRS 10 replaces the consolidation requirements in SIC-12 Consolidation—Special Purpose Entities and IAS 27 Consolidated and Separate Financial Statements. IFRS 10 builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The standard provides additional guidance to assist in the determination of control where this is difficult to assess. The Group is currently assessing the impact of adopting IFRS 10 but does not expect a change;

–
IFRS 11 Joint Arrangements (effective January 1, 2013). IFRS 11 supersedes IAS 31 Interests in Joint Ventures and SIC-13 Jointly Controlled Entities—Non-Monetary Contributions by Venturers. IFRS 11 is concerned principally in addressing two aspects of IAS 31: first, that the structure of the arrangement was the only determinant of the accounting and, second, that an entity had a choice of accounting treatment for interests in jointly controlled entities. IFRS 11 improves on IAS 31 by requiring a party to a joint arrangement to determine the type of joint arrangement in which it is involved by assessing its rights and obligations arising from the arrangement. The Group is currently assessing the impact of adopting IFRS 11 but does not expect a significant change;

–
IFRS 12 Disclosures of Interests in Other Entities (effective January 1, 2013). IFRS 12 is a comprehensive standard on disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off balance sheet vehicles. The Group is currently assessing the impact of adopting IFRS 12 and expects an effect on disclosure of subsidiaries;

–
IFRS 13 Fair Value Measurement (effective January 1, 2013). IFRS defines fair value, sets out in a single IFRS framework for measuring fair value and requires disclosures about fair value measurements. IFRS 13 does not determine whether an asset, a liability or an entity's own equity instrument is measured at fair value. Rather, the measurement and disclosure requirements of IFRS 13 apply when another IFRS requires or permits the item to be measured at fair value (with limited exceptions). The standard is not expected to have a material impact on the Group's consolidated financial statements;

–
Amendments to IAS 1 Presentation of Items of Other Comprehensive Income (effective July 1, 2012). The amendments require entities to group together items within Other Comprehensive Income (OCI) that may be reclassified to profit or loss section of the income statement. The amendments also reaffirm existing requirements that items in OCI and profit or loss should be presented as either a single statement or two consecutive statements;

–
Amendments to IAS 32 Offsetting Financial Assets and Financial Liabilities (effective January 1, 2014). The amendments address inconsistencies in current practice when applying the offsetting criteria in IAS 32 Financial Instruments: Presentation. The amendments clarify the meaning of 'legally enforceable right of sett-off' and that some gross settlement systems may be considered equivalent to net settlement. The Group is currently assessing the impact of adopting the amendments to IAS 32 but does not expect a significant change;

–
Amendments to IFRS 7 Disclosures-Offsetting Financial Assets and Financial Liabilities (effective January 1, 2013). The new disclosure requirements are intended to help investors and other users to better assess the effect or potential effect of offsetting arrangements on a company's financial position. The Group is currently assessing the impact of adopting the amendments to IFRS 7 but does not expect a significant change;

–
Amendments to IFRS 9 and IFRS 7 Mandatory Effective Date of IFRS 9 and Transaction Disclosures (effective January 1, 2015). This amends the effective date of IFRS 9 to annual periods beginning on or after January 1, 2015, and modifies the relief from restating comparative periods and the associated disclosures in IFRS 7. The Group is currently assessing the impact of adopting the amendments to IFRS 9 and IFRS 7 but does not expect a significant change;

–
As a consequence of the issuance of IFRS 10, IFRS 11 and IFRS 12, the IASB also issued amended and retitled IAS 27 Separate Financial Statements and IAS 28 Investments in Associates and Joint Ventures (effective January 1, 2013). These amendments are not expected to have a material impact on the Group's consolidated financial statements;

–
IFRIC Interpretation 20 Stripping Costs in the Production Phase of a Surface Mine (effective January 1, 2013). The interpretation clarifies when production stripping should lead to the recognition of an asset and how that asset should be measured, both initially and in subsequent periods. The Group is currently assessing the impact of adopting IFRIC 20 but does not expect a significant change;

–
IFRIC Interpretation 21 Levies (effective January 1, 2014). The interpretation clarifies the accounting for levies imposed by governments. The Group is currently assessing the impact of adopting IFRIC 21 but does not expect a significant change;

–
Amendments to IAS 36 Impairment of Assets (effective January 1, 2014). The main feature of this amendment is disclose the measurement of the recoverable amount of impaired assets that were made as a consequence of issuing IFRS 13 Fair Value Measurement in May 2011. The Group is currently assessing the impact of adopting this amendment but does not expect a significant change.

Intangible fixed assets

Intangible assets with finite useful lives that are acquired separately are carried at cost less accumulated amortisation and accumulated impairment losses. Amortisation is recognised on a straight-line basis over their estimated useful lives. The estimated useful life and amortisation method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets with indefinite useful lives that are acquired separately are carried at cost less accumulated impairment losses.

Expenditure on research activities is recognised as an expense in the period in which it is incurred.

An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognised if, and only if, all of the following have been demonstrated:

•
The technical feasibility of completing the intangible asset so that it will be available for use or sale;

•
The intention to complete the intangible asset and use or sell it;

•
The ability to use or sell the intangible asset;

•
How the intangible asset will generate probable future economic benefits;

•
The availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

•
The ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognised for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally-generated intangible asset can be recognised, development expenditure is recognised in profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortisation and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

An intangible asset is derecognised on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognised in profit or loss when the asset is derecognised.

Property, plant and equipment

Properties in the course of construction for production, supply, or administrative purposes are carried at cost, less any recognised impairment loss. Cost includes professional fees and, for qualifying assets, borrowing costs capitalised in accordance with the Group's accounting policy. Such properties are classified to the appropriate categories of property, plant and equipment when completed and ready for intended use. Depreciation of these assets, on the same basis as other property assets, commence when the assets are ready for use.

Leasehold improvements, hardware, and office inventories are held for own use in the activities of the Company. These tangible fixed assets are stated in the consolidated statement of financial position at cost less accumulated depreciation and accumulated impairment losses. Depreciation of these assets commences when the assets are ready for their intended use.

Fixtures and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.

Depreciation is recognised so as to write off the cost or valuation of assets (other than freehold land and properties under construction) less their residual values over their useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in the profit or loss.

The assets are depreciated in:

• Leasehold improvements	: 10 years.
• Hardware and office inventory	: 5 years.

Financial instruments

Financial assets and financial liabilities are recognised when a group entity becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in profit or loss.

Financial assets

Financial assets relate to cash deposits, deferred tax assets, trade and other receivables and cash and cash equivalents.

Financial assets are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

For all financial assets, objective evidence of impairment could include:

•
Significant financial difficulty of the issuer or counterparty; or

•
Breach of contract, such as a default or delinquency in interest or principal payments; or

•
It becoming probable that the borrower will enter bankruptcy or financial re-organisation; or

•
The disappearance of an active market for that financial asset because of financial difficulties.

For certain categories of financial assets, such as trade receivables, assets that are assessed not to be impaired individually are, in addition, assessed for impairment on a collective basis. Objective evidence of impairment for a portfolio of receivables could include the Group's past experience of collecting payments, an increase in the number of delayed payments in the portfolio past the average credit period of 60 days, as well as observable changes in national or local economic conditions that correlate with default on receivables.

For financial assets carried at amortised cost, the amount of the impairment loss recognised is the difference between the asset's carrying amount and the present value of estimated future cash flows, discounted at the financial asset's original effective interest rate.

For financial assets carried at cost, the amount of the impairment loss is measured as the difference between the asset's carrying amount and the present value of the estimated future cash flows discounted at the current market rate of return for a similar financial asset. Such impairment loss will not be reversed in subsequent periods.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account. When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognised in profit or loss.

a) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables (including trade and other receivables, bank balances and cash) are measured at amortised cost using the effective interest method, less any impairment.

b) Cash and cash equivalents

Cash and cash equivalents consist of petty cash and bank balances with a term of less than three months. Cash and cash equivalents are stated at amortised costs.

Inventories

Inventories are stated at the lower of cost and net realisable value. Costs of inventories are determined on a first-in-first-out basis. Net realisable value represents the estimated selling price for inventories less all estimated costs of completion and costs necessary to make the sale.

Financial liabilities and equity instruments

Debt and equity instruments issued by a group entity are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

The component parts of compound instruments issued by the Group are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument. Conversion option that will be settled by the exchange of a fixed amount of cash or another financial asset for a fixed number of the Group's own equity instruments is an equity instrument.

At the date of issue, the fair value of the liability component is estimated using the prevailing market interest rate for similar non-convertible instruments. This amount is recorded as a liability on an amortised cost basis using the effective interest method until extinguished upon conversion or at the instrument's maturity date.

The conversion option classified as equity is determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This is recognised and included in equity, net of income tax effects, and is not subsequently remeasured. In addition, the conversion option classified as equity will remain in equity until the conversion option is exercised, in which case, the balance recognised in equity will be transferred to other equity. When the conversion option remains unexercised at the maturity date of the convertible note, the balance recognised in equity will be transferred to other equity. No gain or loss is recognised in profit or loss upon conversion or expiration of the conversion option.

Transaction costs that relate to the issue of the convertible notes are allocated to the liability and equity components in proportion to the allocation of the gross proceeds. Transaction costs relating to the equity component are recognised directly in equity. Transaction costs relating to the liability component are included in the carrying amount of the liability component and are amortised over the lives of the convertible notes using the effective interest method.

Debt and equity instruments issued by a group entity are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Financial liabilities are classified as financial liabilities at fair value through profit and loss (FVTPL) or 'other financial liabilities'. Financial liabilities are classified as FVTPL when the financial liability is either held for trading or it is designated as at FVTPL.

A financial liability is classified as held for trading if:

•
It has been acquired principally for the purpose of repurchasing it in the near term; or

•
On initial recognition it is part of a portfolio of identified financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or

•
It is a derivative that is not designated and effective as a hedging instrument.

A financial liability other than a financial liability held for trading may be designated as at FVTPL upon initial recognition if:

•
Such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

•
The financial liability forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group's documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

•
It forms part of a contract containing one or more embedded derivatives, and IAS 39 Financial Instruments: Recognition and Measurement permits the entire combined contract (asset or liability) to be designated as at FVTPL.

Financial liabilities at FVTPL are stated at fair value, with any gains or losses arising on remeasurement recognised in profit or loss. The net gain or loss recognised in profit or loss incorporates any interest paid on the financial liability and is included in the 'other gains and losses' line item in the consolidated income statement.

Other long-term financial liabilities are subsequently measured at amortised cost using the effective interest method.

The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.

 Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Revenue is reduced for estimated customer returns, rebates and other similar allowances.

Revenue from a contract to provide services is recognised by reference to the stage of completion of the contract. The stage of completion of the contract is determined as follows:

•
Servicing fees included in the price of products sold are recognised by reference to the proportion of the total cost of providing the servicing for the product sold; and

•
Revenue from time and material contracts is recognised at the contractual rates as labour hours and direct expenses are incurred.

License revenue is recognised on an accrual basis in accordance with the substance of the relevant agreement (provided that it is probable that the economic benefits will flow to the Group and the amount of revenue can be measured reliably). Licenses determined on a time basis are recognised on a straight-line basis over the period of the agreement. License arrangements that are based on production, sales and other measures are recognised by reference to the underlying arrangements.

The external charges consist of the costs directly connected with the revenue.

Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Operating lease payments are recognised as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Contingent rentals arising under operating leases are recognised as an expense in the period in which they are incurred.

In the event that lease incentives are received to enter into operating leases, such incentives are recognised as a liability. The aggregate benefit of incentives is recognised as a reduction of rental expense on a straight-line basis, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

Foreign currency

In preparing the financial statements of each individual group entity, transactions in currencies other than the euro are recognised at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences on monetary items are recognised in profit or loss in the period in which they arise except for:

•
Exchange differences on foreign currency borrowings relating to assets under construction for future productive use, which are included in the cost of those assets when they are regarded as an adjustment to interest costs on those foreign currency borrowings;

•
Exchange differences on transactions entered into in order to hedge certain foreign currency risks; and

•
Exchange differences on monetary items receivable from or payable to a foreign operation for which settlement is neither planned nor likely to occur, which are recognised initially in other comprehensive income and reclassified from equity to profit or loss on repayment of the monetary items.

For the purposes of presenting consolidated financial statements, the assets and liabilities of the Group's foreign operations are translated into euro using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in equity.

Government grants

Government grants are not recognised until there is reasonable assurance that the Group will comply with the conditions attaching to them and that the grants will be received.

Government grants are recognised in profit or loss on a systematic basis over the periods in which the Group recognises as expenses the related costs for which the grants are intended to compensate. Specifically, government grants whose primary condition is that the Group should purchase, construct or otherwise acquire non-current assets are recognised as deferred revenue in the consolidated statement of financial position and transferred to profit or loss on a systematic and rational basis over the useful lives of the related assets.

Government grants that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Group with no future related costs are recognised in profit or loss in the period in which they become receivable.

The benefit of a government loan at a below-market rate of interest is treated as a government grant, measured as the difference between proceeds received and the fair value of the loan based on prevailing market interest rates.

Retirement benefit costs

Payments to defined contribution retirement benefit plans are recognised as an expense when employees have rendered service entitling them to the contributions.

The Company elected to adopt IAS19 (Revised 2011) early.

IAS 19 (Revised 2011), Employee Benefits, was amended in June 2011 for annual reporting periods beginning on or after January 1, 2013, with early adoption permitted. The amendments require the calculation of finance costs on a net funding basis. IAS 19 (Revised 2011) has been applied retrospectively by the Company from the Transition Date.

Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from 'profit before tax' as reported in the consolidated statement of income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group's liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax

Deferred tax is recognised on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognised for all taxable temporary differences. Deferred tax assets are generally recognised for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilised. Such deferred tax assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences associated with investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognised to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax liabilities and assets are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realised, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Critical accounting judgements and key sources of estimation uncertainty

In the application of the Group's accounting policies Management are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Critical judgements in applying accounting policies

The following are the critical judgements, apart from those involving estimations, that management have made in the process of applying the Group's accounting policies and that have the most significant effect on the amounts recognised in the consolidated financial statements.

 Recoverability of internally generated intangible asset

During the year, Management reconsidered the recoverability of the Group's internally generated intangible asset arising from its software development, which is included in the consolidated statement of financial position at December 31, 2012 at € 1.3 million (December 31, 2011: € 1.4 million).

Detailed analysis of expected future cash flows from the developed software has been carried out and management are confident that the carrying amount of the asset will be recovered in full even if returns are reduced. This situation will be closely monitored, and adjustments made in future periods if future market activity indicates that such adjustments are appropriate.

Deferred taxation

In determining the Group's deferred taxation on tax losses, Management have assessed the recoverability of the tax losses and recorded the carrying amounts of Dutch tax losses at a tax rate of 25%.

Useful lives of property, plant and equipment

The Group reviews the estimated useful lives of property, plant and equipment at the end of each reporting period. During the current year, Management determined that the current useful lives should not be changed.

Principles for preparation of the special purpose consolidated statement of cash flows

Operating cash flow

The net operating cash flow is calculated by the indirect method, by adjusting the consolidated result after taxes for any income and expenses that are not cash flows (such as amortisation and depreciation), and for movements in the consolidated working capital. Net operating cash flows also include the costs of financing the operating activities, income taxes paid on all activities and spending on reorganisation provisions. The effect of translation differences is included in net operating cash flow.

Cash flow from investment activities

Net cash flow from investment activities are those arising from investments in fixed assets, from the acquisition and divestment of subsidiaries and business activities. Cash and cash equivalents available at the time of acquisition or divestment are deducted from the related payments or proceeds.

Cash flow from financing activities

Net cash flow from financing activities includes the proceeds from issue and repayments of equity and debt instruments. Cash flows from short-term financing are also included.

IASO International B.V.
 All amounts stated in € (unless indicated otherwise)

Notes to the Special Purpose consolidated statement of financial position

For the years ended December 31, 2012 and December 31, 2011

1.     Intangible fixed assets

The movements of intangible fixed assets for the year ended December 31, 2012 are as follows:

€	Software developments	Purchased software	Total

Balance as at January 1, 2012	1,411,926	27,794	1,439,720
Investments (software development)	528,312	—	528,312
Amortisation	(661,137)	(9,071)	(670,208)
Impairment	—	—	—

Balance as at December 31, 2012	1,279,101	18,723	1,297,824

Acquisition cost	4,115,254	54,150	4,169,404
Accumulated amortisation	(2,836,153)	(35,427)	(2,871,580)

Book value as at December 31, 2012	1,279,101	18,723	1,297,824

The movements of intangible fixed assets for the year ended December 31, 2011 are as follows:

€	Software developments	Purchased software	Total

Balance as at January 1, 2011	1,597,488	37,970	1,635,458
Investments (software development)	442,564	—	442,564
Amortisation	(628,126)	(10,176)	(638,302)
Impairment	—	—	—

Balance as at December 31, 2011	1,411,926	27,794	1,439,720

Acquisition cost	3,588,981	54,150	3,643,131
Accumulated amortisation	(2,177,055)	(26,356)	(2,203,411)

Book value as at December 31, 2011	1,411,926	27,794	1,439,720

Amortisation percentages:	%

Software developments	20
Purchased software	20

2.     Property, plant and equipment

The movements of property, plant and equipment for the year ended December 31, 2012 are as follows:

€	Leasehold improvements	Hardware and office inventory	Total

Balance at cost as at January 1, 2012	128,367	319,145	447,512
Additions	—	152,599	152,599
Currency translation differences	—	(81)	(81)

Balance as at December 31, 2012	128,367	471,663	600,030

Balance depreciation as at January 1, 2012	(82,992)	(190,140)	(273,132)
Depreciation	(12,864)	(72,048)	(84,912)
Currency translation differences	—	176	176

Balance depreciation as at December 31, 2012	(95,856)	(262,012)	(357,868)

Book value as at December 31, 2012	32,511	209,651	242,162

The movements of property, plant and equipment for the year ended December 31, 2011 are as follows:

€	Leasehold improvements	Hardware and office inventory	Total

Balance at cost as at January 1, 2011	128,367	273,285	401,652
Additions	—	45,860	45,860

Balance as at December 31, 2011	128,367	319,145	447,512

Balance depreciation as at January 1, 2011	(68,024)	(131,333)	(199,357)
Depreciation	(14,968)	(55,580)	(70,548)
Currency translation differences	—	(3,227)	(3,227)

Balance depreciation as at December 31, 2011	(82,992)	(190,140)	(273,132)

Book value as at December 31, 2011	45,375	129,005	174,380

Depreciation percentages:	%

Leasehold improvements	10
Hardware and office inventory	20

3.     Other financial assets

All financial assets are classified as loans and receivables at amortised cost. The movement in these other financial assets is as follows:

	€2012	2011

Balance as at January 1	150,000	150,000
Reclassified to cash equivalents	(150,000)	—

Balance as at December 31	—	150,000

The Group holds a deposit of € 150,000 at ABN Amro. The weighted average interest rate receivable on this deposit is 2%. The deposit has been restricted for use up to repayment of the loan to ABN Amro. Based on additional arrangements with ABN Amro, the € 150,000 deposit is no longer restricted and the term of the deposit is therefore reclassified to cash and cash equivalents.

4.     Taxes

4.1    Statement of financial position

The following is the analysis of the tax assets and liabilities presented in the statement of financial position:

	€12/31/2012	12/31/2011	01/01/2011

Deferred tax assets (tax losses)	319,507	459,532	462,691
Deferred tax liabilities (intangible)	(271,045)	(353,006)	(404,435)

	48,462	106,526	58,256

As per December 31, 2012, December 31, 2011 and January 1, 2011 there were no current tax assets or current tax liabilities.

The deferred tax assets are assessed to be recoverable against future taxable profits based on the 2012 results and forecasts for the following years.

4.2    Statement of income for the year and effective tax rate

The total income tax expense recognised in the statement of income for the year:

	€2012	2011

Current tax	—	—
Deferred tax	(58,064)	48,270

Tax expense	(58,064)	48,270

The tax rate used for the 2012 and 2011 reconciliations above is the corporate tax rate of 25% payable by corporate entities in the Netherlands.. The deferred tax asset and liability are calculated based on a corporate income tax rate of 25%. The Dutch fiscal unity has a total of approximately € 1,044,396 tax losses available to off-set against future profits.

The income tax expense for the year can be reconciled to the accounting profit as follows:

	€2012	2011

Effective tax rate
Profit before tax from continuing operations	960,971	40,481
Income tax expense calculated at 25%	240,243	10,120
Effect of expenses that are not deductible in determining value	32,103	29,747
Effect of income that is exempt from taxation	(5,979)	(10,623)
Effect of tax offsets not recognised as deferred tax assets and other adjustments in tax position	(144,457)	(77,492)
Effect of change in deferred tax liability due to differences in valuation of intangible assets	(67,801)	—
Other	3,955	(22)

Income tax expense recognised in profit or loss (relating to continuing operations)	58,064	(48,270)

4.3    Reconciliation of tax position

The following table shows the reconciliation of the deferred tax position:

2012 €	Opening balance	Recognised in Statement of Income	Recognised in Statement of Other Comprehensive Income	Closing balance

Intangible (deferred tax liabilities)	(353,006)	81,961	—	(271,045)
Tax losses (deferred tax assets)	459,532	(140,025)	—	319,507

Total	106,526	(58,064)	—	48,462

2011 €	Opening balance	Recognised in Statement of Income	Recognised in Statement of Other Comprehensive Income	Closing balance

Intangible	(404,435)	51,429	—	(353,006)
Tax losses	462,691	(3,159)	—	459,532

Total	58,256	48,270	—	106,526

4.4    Unrecognised temporary differences, unused tax losses and unused tax credits

There are no unrecognised deductible temporary differences, unused tax losses and unused tax credits per December 31, 2012.

5.     Inventories

The inventories consist of finished goods amounting to € 1,852 and € 478 as of December 31, 2012 and December 31, 2011, respectively. The Group did not write down any inventories during 2012 and 2011. There are no inventories that are expected to be recovered after more than twelve months.

6.     Trade and other receivables

The composition of trade and other receivables is as follows:

	€2012	2011

Trade receivables	685,626	611,163
Trade receivables impaired	(13,063)	(10,662)
Trade receivables, net	672,563	600,501
Receivables from related parties	15,640	17,851
Other receivables	115,235	153,313

	803,438	771,665

Current	803,438	771,665
Non-current	—	—

	803,438	771,665

The aging analysis of trade receivables that are passed due but not impaired is as follows:

	€2012	2011

1-30 days	116,823	48,820
31-60 days	12,193	25,825
61-90 days	22	8,175
91-120 days	893	14,121
More than 120 days	—	15,115

Total	129,931	112,056

The aging analysis of trade receivables that are past due and impaired is as follows:

	€2012	2011

1-30 days	13,063	—
31-60 days	—	—
61-90 days	—	—
91-120 days	—	—
More than 120 days	—	10,662

Total	13,063	10,662

The receivables include a provision of € 13,063 and € 10,662 for the years ended December 31, 2012 and December 31, 2011 respectively, relating to doubtful debtors.

	€2012	2011

Book value as at January 1	10,662	7,490
Additions to the provision	18,759	3,172
Expenditures paid from the provision	—	—
Release to the statement of income	(16,358)	—
Exchange rate differences	—	—

Book value as at December 31	13,063	10,662

7.     Cash and cash equivalents

The cash and cash equivalents consist of:

	€2012	2011

ABN Amro Deposit*	150,000	—
Cash in banks	305,061	1,081

Balance as at December 31	455,061	1,081

*      Refer to Note 3 on other financial assets.

8.     Issued capital

The composition of the Group's equity and its movements is as follows:

8.1    Issued share capital

	€12/31/2012	12/31/2011

Authorised share capital	25,033	25,033
Share capital issued and paid up	25,033	25,033

The authorised share capital amounts to € 25,033 which is comprised of25,033 ordinary shares with a nominal value of € 1 which have been fully paid up. The shares carry one vote per share and carry a right to dividends.

The issued share capital has not changed during 2012.

8.2    Share premium

	€2012	2011

Balance at January 1	59,444	59,444
Movements during the year*	700,000	—

Balance at December 31	759,444	59,444

*      Refer to Note 12 on non-current liabilities.

8.3    Preference shares

The cumulative preference shares issued by the Company have been classified as liabilities.

The cumulative preference shares are entitled to receive an 8% preference dividend before any dividends are declared to the ordinary shareholders. The cumulative shares carry one vote per share.

Refer to Note 12 on non-current liabilities.

9.     Reserves

The composition of the currency translation reserve and its movements is as follows:

	€2012	2011

Balance at January 1	(35,878)	—
Movements during the year	(1,097)	(35,878)

Balance at December 31	(36,975)	(35,878)

The currency translation reserve relates to the foreign operation JLLC ISAO Backup in Minsk, Belarus, where the functional currency is Belarus Ruble.

10.   Retained earnings

	€2012	2011

Balance at January 1	(1,694,641)	(1,782,868)
Results for the year	902,770	88,324
Other	—	(97)

Balance at December 31	(791,871)	(1,694,641)

11.    Non-controlling interests

The composition of non-controlling interests and its movements is as follows:

	€2012	2011

Balance at January 1	641	574
Results for the year JLLC IASO Backup	128	67

Balance at December 31	(769)	641

The results of JLLC IASO Backup in the table above are net of foreign exchange gains or losses.

12.   Non-current liabilities

The Group's non-current liabilities are summarised in the following table:

	€2012	2011

Bank loans	300,000	550,000
Subordinated loans	697,448	708,673
Other long term liabilities	980,868	1,552,458

Non-current financial liabilities	1,978,316	2,811,131
Deferred tax liability	271,045	353,006
Deferred revenue	108,140	107,267

Total non-current liabilities	2,357,501	3,271,404

The interest rate of the long-term liabilities varies between 2%, plus the monthly Euribor rate, and 8%.

2012 €	ABN Amro Loans	Technofonds Flevoland BV	De Aanjager BV I and II	Other financial liabilities	Total

Balance at January 1	550,000	305,335	403,338	1,552,458	2,811,131
Short-term loans January 1	250,000	—	—	—	250,000
Principal amount January 1	800,000	305,335	403,338	1,552,458	3,061,131
Repayment	(250,000)	—	(40,000)	—	(290,000)
Conversion into share premium	—	—	—	(700,000)	(700,000)
Accretion	—	12,398	16,377	128,410	157,185

Principal at December 31	550,000	317,733	379,715	980,868	2,228,316
Short-term loans December 31	(250,000)	—	—	—	(250,000)

Balance at December 31	300,000	317,733	379,715	980,868	1,978,316

Of which is within 5 years	300,000	317,733	379,715	—	997,448

2011 €	ABN Amro Loans	Technofonds Flevoland BV	De Aanjager BV I and II	Other financial liabilities	Total

Balance at January 1	800,000	293,421	387,600	1,433,560	2,914,581
Short-term loans January 1	250,000	—	—	—	250,000
Principal amount January 1	1,050,000	293,421	387,600	1,433,560	3,164,581
Repayment	(250,000)	—	—	—	(250,000)
Accretion	—	11,914	15,738	118,898	146,550

Principal at December 31	800,000	305,335	403,338	1,552,458	3,061,131
Short-term loans December 31	(250,000)	—	—	—	(250,000)

Balance at December 31	550,000	305,335	403,338	1,552,458	2,811,131

Of which is within 5 years	550,000	305,335	403,338	—	1,258,673

Bank loans

The Group has two bank loans with ABN-Amro; a € 1,000,000 six year loan that is payable in 20 consecutive three-month terms of € 50,000 and a € 300,000 six year loan that is payable in 20 consecutive three-month terms of € 12,500. The first payments for both loans were due January 1, 2010 and the loans bear interest at the one-month Euribor rate plus a market markup of 0.75% and an individual markup of 2.5% per year. Interest is paid in arrears on a monthly basis. For the underlying guarantees and securities we refer to Note 15.

The € 250,000 current portion of bank loans which are payable within 12 months of December 31, 2012 and December 31, 2011 has been included in current liabilities within trade and other payables as current portion of long-term debt.

The bank loans (ABN Amro) are senior to the subordinated loans to Technofonds Flevoland B.V. and De Aanjager B.V.

Subordinated loans

The Technofonds Flevoland B.V. loan consists of four loans. These four loans are subordinated to the ABN-Amro facilities. Repayment of the loans is deferred until an exit of investor Main Capital II B.V. occurs, or when dividends are paid out. The interest on these loans amounts to 8% of which 4% is added to the outstanding loan amount.

The De Aanjager B.V. loan consists of two loans. These two loans are subordinated to the ABN Amro facilities. Repayment of the loans is deferred until an exit of investor Main Capital II B.V. occurs, or when dividends are paid out. The interest on these loans amounts to 8% of which 4% is added to the outstanding loan amount.

Other long-term liabilities

On March 25, 2010, 10,013 cumulative preference shares including share premium on the shares with a coupon rate of 8% per annum were issued. The preference shares are non-redeemable, do not contain any equity component and are classified as financial liabilities in their entirety. The Group has designated these preference shares as financial liabilities at amortised costs. Dividend payments are only made when certain conditions have been met and until such occurs, the dividend on preference shares is added to the principal amount. The compounded cumulative 8% dividend on preference shares included in other long-term liabilities as of December 31, 2012 and December 31, 2011, was € 333,533 and € 205,123, respectively.

During 2012, 50% of the cumulative preference shares, including share premium on the shares, were converted into regular share premium. The conversion has been recognised directly into equity in the amount of € 700,000.

Deferred tax liability

This amount represents the deferred tax liability. Refer to Note 4.

Deferred revenue

This amount represents the non-current part of the deferred revenue. Refer to Note 14.

12.1    Disclosures by class of financial instruments

The following table presents the estimated fair values of the Group's financial assets and liabilities. Certain balance sheet items are not included in the table, as they do not meet the definition of a financial asset or liability. Management considers that the carrying amounts of the financial assets and liabilities recognised below approximate their fair values based on the short-term of these items, also taking into account the acquisition of the Company's shares by GFI Software.

	€2012 Carrying amount	2012 Estimated fair value	2011 Carrying amount	2011 Estimated fair value

Loans and receivables
Financial assets	—	—	150,000	150,000
Receivables	803,438	803,438	771,665	771,665
Cash and cash equivalents	455,061	455,061	1,081	1,081

Total assets	1,258,499	1,258,499	922,746	922,746

Liabilities held at amortised cost
Bank loans	300,000	300,000	550,000	550,000
Subordinated loans	697,448	697,448	708,673	708,673
Other long-term liabilities	980,868	980,868	1,552,458	1,552,458
Current portion of bank loans	250,000	250,000	250,000	250,000
Other current liabilities and accruals	—	—	—	—

Total liabilities	2,228,316	2,228,316	3,061,131	3,061,131

There are no financial assets held available for sale or at fair value through profit or loss (FVTPL), or financial liabilities held at FVTPL.

12.2    Financial risk management

The Group's main financial assets on the consolidated statement of financial position consist of trade and other receivables and cash at bank and in hand.

The Group's main financial liabilities comprise interest bearing loans and borrowings, trade and other payables.

The main risks arising from the Group's financial statements are market risk, liquidity risk, credit risk, interest rate risk and foreign exchange risk. The Supervisory Board reviews and agrees policies for managing each of these risks as summarised below.

Market risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market prices comprise three types of risk: interest rate risk, currency risk and other price risk, such as equity risk. Financial instruments affected by market risk include loans and borrowings.

Interest rate risk

As of December 31, 2012 and 2011, the Group's exposure to the risk of changes in market interest rates related primarily to the Group's bank borrowings which carry a floating interest rate and the outstanding cumulative preference shares and subordinated long-term debts. The cumulative preference shares and subordinated long-term debts bear interest at the rate of 8%. The bank loans bear interest at one-month Euribor rate plus a market markup of 0.75% and an individual markup of 2.5% per year. Interest is paid in arrears on a monthly basis.

The Group does not expect a significant impact on its results from a reasonably possible change in market interest rates. Due to the minimum rate terms built into its interest rates on bank borrowings, a change of 50 or 100 basis points in market interest rates would have no significant impact on the Group's interest expense and its results. The 8% interest on the subordinated notes is fixed, and the floating rate will affect only the bank overdraft facility on the long-term loan. As such, we have deemed this risk insignificant.

Foreign currency risk

As a result of investment operations in different currencies, the Group's statement of financial position can be affected by movements in the exchange rates between the euro with the Belarusian Ruble. The Group regularly reviews the impact of foreign currency risk on its financial data and may enter into hedging contracts to mitigate this risk. During the periods presented in the consolidated financial statements, the Group has not entered into any hedging contracts.

The Group is also exposed to a level of transactional currency risk. In general this risk is mitigated through the sales, purchases and costs of the Group's operating units being transacted in their respective functional currencies. The major non-euro currency transacted in by the Group is the Belarusian Ruble. Fluctuations in US Dollar and Belarusian Ruble, as compared to the euro, are not expected to be significant to the Group as a whole. Total assets and equity/liabilities in foreign currency amount to € 35,000 and € 3,500 for the years ended December 31, 2012 and December 31, 2011, respectively.

Credit risk

The Group's receivable balances are monitored on an on-going basis such that the Group's exposure to credit risk is not significant.

There were two customers with balances in excess of 10% of total trade receivables as of December 31, 2012 and 2011 respectively. Those customers were KPN BV, 27%, and Portland Europe, 21%, for December 31, 2012, and KPN BV, 57%, and Portland Europe, 16%, for December 31, 2011.

With respect to credit risk arising from the other financial assets of the Group, which comprise cash at bank, the Group's exposure to credit risk arises from default of the counterparty, with a maximum exposure equal to the carrying amount of these instruments.

The Group evaluates the concentration of risk with respect to trade receivables as low, as its customers are located in several jurisdictions and industries and operate in largely independent markets.

Liquidity risk

The Group actively manages its risk of a shortage of funds by closely monitoring the maturity of its financial assets and liabilities, compliance with debt covenants and projected cash flows from operations.

The Group considers its concentration risk to be manageable, particularly in view that a large portion of its external borrowings at December 31, 2012 are due for repayment over the period up to 2016.

The table below summarises the maturity profile of the Group's financial liabilities at December 31, 2012 and December 31, 2011 based on contractual undiscounted payments.

The other financial liabilities have not been included in the assessment as these financial liabilities will only lead to an outflow of cash when the financial position of the Company allows for such an outflow of cash.

Table 1—Liquidity risk (Continuing operations)
€	Carrying amount	Within 3 months	3 to 12 months	1 to 5 years	Due after 5 years	Total

December 31, 2011
Interest-bearing loans and borrowings	1,258,673	62,500	187,500	550,000	458,673	1,258,673
Trade and other payables	1,180,094	1,180,094	—	—	—	1,180,094

Total	2,438,767	1,242,594	187,500	550,000	458,673	2,438,767

€	Carrying amount	Within 3 months	3 to 12 months	1 to 5 years	Due after 5 years	Total

December 31, 2012
Interest-bearing loans and borrowings	997,446	62,500	187,500	300,000	447,446	997,446
Trade and other payables	671,376	671,376	—	—	—	671,376

Total	1,668,822	733,876	187,500	300,000	447,446	1,668,822

Fair value

The carrying amounts of cash at bank, receivables, payables and short term borrowings approximated their fair values largely due to the short-term maturity of these instruments.

The fair value of interest bearing loans and borrowings approximated carrying value at December 31, 2011 and 2012 respectively.

Capital management

Capital includes ordinary shares and preference shares. The objective of the Group's capital management is to ensure that it maintains healthy financial ratios, to adequately support its business and stakeholders' objectives. The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. During the years ended December 31, 2012 and 2011, the Group was in compliance with its internal policies relating to capital maintenance. With respect to changes in the Group's capital structure after the date of the consolidated statement of financial position, refer to shareholders equity note. No changes were made in the objectives, policies or process during the years ended December 31, 2012 and 2011 respectively.

13.   Trade and other payables

The composition of trade and other payables is as follows:

	€2012	2011

Credit institutions	—	514,513
Creditors	62,456	48,451
Related parties	18,150	57,989
Taxes and social security charges	177,498	167,225
Other creditors	163,272	141,916
Current portion of long-term debt	250,000	250,000

	671,376	1,180,094

14.   Deferred revenue

The composition of deferred revenue is as follows:

	€2012	2011

Pre invoiced license and maintenance support fees	242,707	298,026

Current	134,567	190,759
Non-current	108,140	107,267

	242,707	298,026

15.   Contingent assets and liabilities

ABN-Amro guarantees and mortgage securities provided

•
As of June 18, 2012, Mr. I. Jongsma, Mr. J.G. Jongsma and Mr. R.M. van Steenbergen have granted guarantees and mortgage securities amounting to € 300,000 (each person has granted € 100,000), plus interest and costs;

•
Zavtra Holding B.V., legally seated in Emmeloord, Telesto Beheer B.V., legally seated in Emmeloord, and Activation B.V., legally seated in Emmeloord, are severally liable;

•
Right of first use of company inventory;

•
Right of first use of receivables;

•
Right of first use of deposit on an ABN-Amro depository account, 55.07.21.363;

•
Subordinate position of Technofonds Flevoland B.V. up to € 387,500;

•
Subordinate position of De Aanjager B.V. up to € 400,000;

•
Non-dividend clause (when guarantee capital is smaller than 30% of the corrected balance sheet total).

IASO Backup Technology B.V. has a credit facility amounting to € 650,000.

Fiscal unity

The legal entity is head of the fiscal unity IASO International B.V. for corporate income tax and VAT purposes and for that reason it is jointly and severally liable for the tax liabilities of the whole fiscal unity, which consists of all Dutch entities.

16.   Operating lease arrangement

Non-cancellable operating lease commitments:

The non-cancellable operating lease commitments entered into with parties consist of office rents and operational leases. The commitments amount to:

	€2012	2011

Not later than 1 year	535,859	139,530
Later than 1 year and not later than 5 years	589,380	198,871
Later than 5 year	—	—

	1,125,239	338,401

The amount in respect of operational leases and office rent recognised in the statement of income for the year amounts € 219,461 (2011: € 234,734).

Notes to the Special Purpose consolidated statement of income

For the years ended December 31, 2012 and December 31, 2011

17.   Revenue

Revenue is measured at the fair value of the consideration received or receivable. Revenue is comprised of the following:

	€2012	2011

Revenue from sale of goods	66,437	111,692
Revenue from rendering of services	3,588,710	2,244,824

	3,655,147	2,356,516

The stated revenue includes revenues from GFI Software SA (or subsidiaries) for an amount of € 364,832 and € 111,692 for the years ended December 31, 2012 and December 31, 2011, respectively.

18.   Wages, salaries and social security charges

Wages, salaries and social security charges are comprised as follows:

	€2012	2011

Wages and salaries	498,965	545,750
Social security charges	118,488	123,704

	617,453	669,454

Included in the social security charges for 2012 is an amount of € 6,894 and € 9,339 for the years ended December 31, 2012 and December 31, 2011 respectively, with respect to defined contribution plans representing contributions payable to these plans by the Group at rates specified in the rules of the plans.

The Group has a defined contribution retirement benefit plan for all qualifying employees of IASO Backup Technology B.V. (100% subsidiary) operated by an insurance company. The subsidiary is required to contribute a specified percentage of payroll costs to the retirement benefit scheme to fund the benefits. The only obligation of the Group with respect to the retirement benefit plan is to make the specified contributions. No significant contributions are due at the end of the reporting period.

On a full-time basis the average number of employees during the years ended December 31, 2012 and December 31, 2011 were 32 employees and 30, respectively. Of these employees 24 and 18 worked for a foreign subsidiary in the years ended December 31, 2012 and December 31, 2011, respectively.

In 2012, the Company received a government grant for technical research. This grant amounts to € 60,906 and € 90,240 for the years ended December 31, 2012 and December 31, 2011 respectively, and is deducted from the wages and salaries.

19.   Amortisation/depreciation of intangible/tangible fixed assets

Amortisation of intangible fixed assets and depreciation of tangible fixed assets consist of the following:

	€2012	2011

Amortisation of intangible fixed assets
Software development	670,208	638,302
Total amortisation of intangible fixed assets	670,208	638,302
Depreciation of tangible assets
Leasehold improvements	12,864	14,968
Hardware and office inventory	72,048	55,580
Total depreciation of tangible assets	84,912	70,548

Total amortisation and depreciation expense	755,120	708,850

20.   Other operating expenses

The other operating expenses consist among others of rental, lease, marketing, travel, and advisory expenses.

In 2012, the Company received a grant from the regional government for new product development. The grant amounts to € 30.140 and € 121.440 for the years ended December 31, 2012 and December 31, 2011 respectively, and is deducted from the other operating expenses.

21.   Financial expense

Interest expenses and similar:

	€2012	2011

Interest on other long-term liabilities	128,410	118,898
Interest paid to tax authorities	9,900	2,662
Interest on subordinated loans	57,550	55,304
Interest on bank loans and bank overdraft facility	38,530	62,355
Interest current accounts	876	2,182
Exchange rate differences	1,702	(58,806)

Total financial expense	236,968	182,595

22.   Related party transactions

Balances and transactions between IASO International B.V. and its subsidiaries, which are related parties of IASO International B.V., have been eliminated on consolidation and are not disclosed in this note.

22.1    Loans to and from related parties

Please refer to Note 6 and Note 13 in which the balances with related parties are separately disclosed. These positions include receivables from and payables to shareholders, management and employees.

The Group has provided and received several short-term loans at rates comparable to the average commercial rate of interest. Technofonds Flevoland B.V. mentioned in Note 12 should be considered a related party as shareholder of IASO Participatie B.V.

The loans to and from shareholders are unsecured.

The Group has provided several of its key management personnel with short-term loans at rates comparable to the average commercial rate of interest.

22.2.    Remuneration of directors and supervisory directors

The remuneration of Management Board and Supervisory Board members during the year was as follows:

	€2012	2011

Management Board
Short-term benefits	235,125	131,788
Post-employment benefits	—	—
Other long-term benefits	—	—
Share-based payments	—	—
Termination benefits	—	—

Total	235,125	131,788

	€2012	2011

Supervisory Board
Short-term benefits	37,238	41,550

23.   Restatement of opening shareholders' equity and result to comply with IFRS

The Group adopted IFRS at December 31, 2012. The Group applied certain optional exemptions and certain mandatory exceptions as applicable in connection with its first time adoption of IFRS. Estimates made by the Group in preparing its first IFRS financial statements reflect the facts and circumstances which existed at the time such estimates were made. Accordingly, the estimates made by the Group to prepare these consolidated financial statements are consistent with those made in the historical reporting of financial information.

The following optional exemption of IFRS 1 was applied:

•
IFRS 1 provides relief from full retrospective application that would require restatement of all business combinations prior to the Transition Date. The Group has applied IFRS 3 (revised 2008), Business

  Combinations ("IFRS 3R"), prospectively from the Transition Date. Therefore, business combinations occurring prior to the Transition Date have not been restated.

23.1    Effect of IFRS adoption for the Consolidated Statement of Financial Position per transition date of January 1, 2011

	As of January 1, 2011 (date of transition)
€	Previous GAAP (Dutch GAAP)	Effect of transition to IFRS	IFRS

Non-current assets
Intangible fixed assets	1,635,458	—	1,635,458
Tangible fixed assets	202,295	—	202,295
Financial fixed assets	150,000	—	150,000
Deferred tax asset(2)(3)	331,010	131,681	462,691

Total non-current assets	2,318,763	131,681	2,450,444
Current assets
Inventories	15,086	—	15,086
Trade and other receivables	635,511	—	635,511
Cash	131,617	—	131,617

Total current assets	782,214	—	782,214

Total assets	3,100,977	131,681	3,232,658

Equity and liabilities
Group equity(1)	(119,338)	(1,578,479)	(1,697,817)
Provisions
Warranty provision(2)(3)	8,627	(8,627)	—
Non-current liabilities
Other long-term liabilities(1)	—	1,433,560	1,433,560
Subordinated loans	681,021	—	681,021
Bank loans	800,000	—	800,000
Deferred tax liability	323,548	80,887	404,435
Deferred revenue(2)	—	—	—

Total non-current liabilities	1,804,569	1,514,447	3,319,016
Current liabilities
Current liabilities, accruals and deferred income	1,407,119	—	1,407,119
Deferred revenue(2)	—	204,340	204,340

Total equity and liabilities	3,100,977	131,681	3,232,658

23.2    Effect of IFRS adoption for the Consolidated Statement of Financial Position under previous GAAP as of December 31, 2011

	As of December 31, 2011 (end of last year presented under previous GAAP)
€	Previous GAAP (Dutch GAAP)	Effect of transition to IFRS	IFRS

Non-current assets
Intangible fixed assets	1,439,720	—	1,439,720
Tangible fixed assets	174,380	—	174,380
Financial fixed assets	150,000	—	150,000
Deferred tax asset(2)(3)	309,839	149,693	459,532

Total non-current assets	2,073,939	149,693	2,223,632
Current assets
Inventories	478	—	478
Trade and other receivables	771,665	—	771,665
Cash	1,081	—	1,081

Total current assets	773,224	—	773,224

Total assets	2,847,163	149,693	2,996,856

Equity and liabilities
Group equity(1)	117,827	(1,763,228)	(1,645,401)
Provisions
Warranty provision(2)(3)	3,629	(3,629)	—
Non-current liabilities
Other long-term liabilities(1)	—	1,552,458	1,552,458
Subordinated loans	708,673	—	708,673
Bank loans	550,000	—	550,000
Deferred tax liability(3)	282,405	70,601	353,006
Deferred revenue(2)	—	107,267	107,267

Total non-current liabilities	1,541,078	1,730,326	3,271,404
Current liabilities
Current liabilities, accruals and deferred income	1,184,629	(4,535)	1,180,094
Deferred revenue(2)	—	190,759	190,759

Total equity and liabilities	2,847,163	149,693	2,996,856

23.3    Reconciliation of Group equity as of January 1, 2011 and December 31, 2011

€	As of January 1, 2011	As of December 31, 2011

Total equity under previous GAAP (Dutch GAAP)	(119,338)	117,827
Reclassification of preference shares and share premium to other financial liabilities(1)	(1,347,335)	(1,347,335)
Interest on preference shares and share premium on preference shares(1)	(86,225)	(205,123)
Conversion to Nominal valuation of deferred tax assets and liabilities(3)	1,866	6,859
Change in accounting policy revenues(2)	(195,713)	(289,863)

	(1,627,407)	(1,835,462)
Tax effect of the above(3)	48,928	72,234

Total adjustment to equity	(1,578,479)	(1,763,228)

Total equity under IFRS	(1,697,817)	(1,645,401)

23.4    Effect of IFRS adoption for the Consolidated Statement of Income for the year ended December 31, 2011

	As of December 31, 2011 (end of last year presented under previous GAAP)
€	Previous GAAP (Dutch GAAP)	Effect of transition to IFRS	IFRSs

Revenue(2)	2,450,666	(94,150)	2,356,516
External charges	(149,558)	—	(149,558)
Wages, salaries and social security charges	(669,454)	—	(669,454)
Depreciation of tangible fixed assets	(70,548)	—	(70,548)
Amortisation of intangible fixed assets	(638,302)	—	(638,302)
Other operating expenses	(605,577)	—	(605,577)

Total operating expenses	(1,983,881)	—	(1,983,881)
Operating result	317,227	(94,150)	223,077
Finance expense	(63,697)	(118,898)	(182,595)

Result on ordinary activities before taxation	253,530	(213,048)	40,482
Taxation on result on ordinary activities(3)	19,972	28,298	48,270

Consolidated result after taxation	273,502	(184,750)	88,752
Non-controlling interests	(428)	—	(428)

Result after taxation	273,074	(184,750)	88,324

23.5    Reconciliation of profit

	As of December 31, 2011 (end of last year presented under previous GAAP)
€	Profit before tax	Profit for the year

Previous GAAP (Dutch GAAP)	253,530	273,502
Interest on preference shares and share premium on preference shares	(118,898)	(118,898)
Change in accounting policy revenues	(94,150)	(94,150)
Conversion to Nominal valuation of deferred tax assets and liabilities	—	4,993
Tax effect of the above	—	23,305

Total adjustment to profit	(213,048)	(184,750)
Total profit	40,482	88,752

Total result for the year under IFRS		88,752

23.6    Effect of IFRS adoption for the consolidated statement of cash flow

	As of December 31, 2011 (end of last year presented under previous GAAP)
€	Previous GAAP (Dutch GAAP)	Effect of transition to IFRS	IFRS

Net cash generated by operating activities	1,789,404	—	1,789,404
Net cash used in investing activities	(530,911)	—	(530,911)
Net cash used in financing activities	(804,513)	—	(804,513)

Net cash flow	453,980	—	453,980

23.7    Notes to the reconciliations

(1)    Under previous GAAP (Dutch GAAP), the cumulative preferred shares including the share premium on these shares were treated as equity. Under IFRS these shares and the share premium are classified as other long term liabilities as cumulative preference shares do not contain any equity component and are classified as financial liabilities.

The interest on the cumulative preferred shares under IFRS is recognised through profit & loss.

(2)    Under IFRS, revenues on annual licences and perpetual licences which include a fixed term maintenance and support arrangement are recognised on a straight-line basis over the contract period. Previously under Dutch GAAP these revenues were, after a reduction for the estimated future maintenance and support costs recognised as revenues upon sale of the license.

In order to be able to identify the effect from this change, we have separately disclosed the effect as discussed from the other first time adoption effects. The affected balances and profit & loss items are stated below.

Impact on profit (loss) for the year

€	Year ended 12/31/2012	Year ended 12/31/2011

Increase/(Decrease) in revenues	55,140	(94,150)
Increase/(Decrease) in income tax expense	13,785	(23,305)

Increase/(Decrease) in profit for the year attributable to:
Owners of the Group	41,355	(70,845)
Non-controlling interests	—	—

	41,355	(70,845)

Impact on net assets, equity and liabilities as at January 1, 2011

€	As at 01/01/2011 as previously reported	Amendment revenue recognition	Other effects due to first time adoption of IFRS	As at 01/01/2011 restated

Deferred tax asset [increase/(decrease)]	331,010	48,928	82,753	462,691
Provisions [increase/(decrease)]	332,175	(8,627)	80,887	404,435
Liabilities [increase/(decrease)]	1,407,119	204,340	—	1,611,459

Total effect on net assets [increase/(decrease)]	(119,338)	(146,785)	163,640	(102,483)

Retained earnings [increase/(decrease)]	(3,149,212)	(146,785)	1,513,129	(1,782,868)

Total effect on equity [increase/(decrease)]	(119,338)	(146,785)	1,513,129	(1,697,817)

Impact on net assets, equity and liabilities as at December 31, 2011

€	As at 01/01/2011 as previously reported	Amendment revenue recognition	Other effects due to first time adoption of IFRS	As at 12/31/2011 restated

Deferred tax asset [increase/(decrease)]	331,010	23,305	126,388	459,532
Provisions [increase/(decrease)]	332,175	(464)	67,436	353,006
Liabilities [increase/(decrease)]	1,407,119	93,686	199,806	1,478,121

Total effect on net assets [increase/(decrease)]	(117,827)	(70,845)	(140,854)	(93,872)

Retained earnings [increase/(decrease)]	(3,149,212)	(70,845)	1,574,656	(1,645,401)

Total effect on equity [increase/(decrease)]	(119,338)	(70,845)	1,574,656	(1,645,401)

Impact on net assets, equity and liabilities as at December 31, 2012

€	Amendment revenue recognition

Deferred tax asset [increase/(decrease)]	(13,785)
Provisions [increase/(decrease)]	(179)
Liabilities [increase/(decrease)]	55,319

Total effect on net assets [increase/(decrease)]	41,355

Retained earnings [increase/(decrease)]	41,355

Total effect on equity [increase/(decrease)]	41,355

(3)    Under previous GAAP (Dutch GAAP), the deferred tax assets and liabilities were discounted. Under IFRS the nominal values of the deferred tax assets and liabilities have been recognised against a corporate income tax rate of 25%.

24.   Events after the reporting period

On May 24, 2013 the Company was acquired by GFI Acquisition Company B.V. whose ultimate parent company is GFI Software SA.

25.   Approval of special purpose financial statements

The financial statements were approved by the Board of Directors and authorised on August 16, 2013.

Board of Directors:

I. Bednarz

P. Goodridge

J. Jongsma

Deloitte Accountants B.V. Orlyplein 10 1043 DP Amsterdam P.O. Box 58110 1040 HC Amsterdam Netherlands Tel: +31 (0)88 288 2888 Fax: +31 (0)88 288 9742 www.deloitte.nl

Independent auditors' report

To the Board of Directors and Shareholders of IASO International B.V. and subsidiaries,
Emmeloord, The Netherlands

We have audited the accompanying Special Purpose Consolidated Financial Statements of IASO International B.V., Emmeloord and its subsidiaries (the "Company"), which comprise of the Special Purpose Consolidated Statement of Financial Position at December 31, 2012 and 2011, and the related Special Purpose Consolidated Statement of Income, Other Comprehensive Income, Changes in Equity and Cash Flows for the years then ended, and the related notes to the Special Purpose Consolidated Financial Statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these Special Purpose Consolidated Financial Statements in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of Special Purpose Consolidated Financial Statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these Special Purpose Consolidated Financial Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Special Purpose Consolidated Financial Statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Special Purpose Consolidated Financial Statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the Special Purpose Consolidated Financial Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the Special Purpose Consolidated Financial Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Special Purpose Consolidated Financial Statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Special Purpose Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of IASO International B.V. and its subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board.

Basis of Accounting and Special Purpose

We draw attention to the section "Basis of special purpose" in the notes to the Special Purpose Consolidated Financial Statements, which describes the basis of accounting and the special purpose of the consolidated financial statements. The Special Purpose Consolidated Financial Statements are prepared in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board whereas the statutory financial statements of the Company have already been prepared in accordance with Part 9 of Book 2 of the Dutch Civil Code. The Special Purpose Consolidated Financial Statements do not replace the statutory financial statements. Our opinion is not modified in respect to this matter.

Amsterdam, August 16, 2013

Deloitte Accountants B.V.
/s/ Deloitte Accountants B.V.

Deloitte Accountants B.V. is registered with the Trade Register of the Chamber of Commerce and Industry in Rotterdam number 24362853	Member of Deloitte Touche Tohmatsu Limited

Unaudited pro forma combined financial statements

On May 24, 2013, GFI Software S.A. ("GFI") acquired all of the outstanding capital stock of IASO International B.V. ("Iaso"), pursuant to a Share Purchase Agreement by and among GFI Acquisition Company B.V. and IASO International B.V. The net consideration is approximately $34.7M in cash, of which $2.5M relates to a deferred acquisition payment subject to Iaso hitting key performance targets, and $3.2M was placed into escrow at the completion of the merger. The escrow account will be held for twelve months after the closing date to satisfy any indemnification claims.

The following unaudited pro forma combined financial information is shown as if GFI and Iaso had been combined as of January 1, 2012. The unaudited pro forma combined financial information of GFI and Iaso is based on estimates and assumptions, which have been solely for purposes of developing such pro forma information. The estimated pro forma adjustments arising from this completed acquisitions are derived from the preliminary purchase consideration and purchase price allocation and do not necessarily represent the final purchase price allocations.

The historical information for Iaso for the period of January 1, 2012 through December 31, 2012 is based on audited financial information. The historical information for the period of January 1, 2013 through June 30, 2013 has been derived from the unaudited financial information for the six month period ended June 30, 2013.

The unaudited pro forma combined financial statements do not include the historical or pro forma combined financial information for certain individually insignificant acquisitions, which were acquired during 2012 and 2013. The financial statements for these acquired companies and pro forma financial information for the transactions are not included herein as the transactions were determined not to be "significant" in accordance with the calculations by Rule1-02(w) of Regulation S-X of the Securities Exchange Act of 1934. Pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the transactions been consummated after January 1, 2012, nor is the data necessarily indicative of future operating results.

GFI Software

Pro forma combined results—In USD

	Historical GFI Software as of December 31, 2012	Historical IASO as of December 31, 2012	Pro Forma Adjustments		Pro Forma Combined as of December 31, 2012	Historical GFI Software as of June 30, 2013	Historical IASO as of May 24, 2013	Pro Forma Adjustments		Pro Forma Combined as of June 30, 2013

	USD'000	USD'000	USD'000		USD'000	USD'000	USD'000	USD'000		USD'000
Revenue
Web-based services, maintenance and subscription	106,577	4,701	(497	)(B3)	110,781	67,666	2,607	(525	)(B3)	69,748
Licenses	11,851	—			11,851	5,390	—			5,390

Total revenue	118,428	4,701	(497)		122,632	73,056	2,607	(525)		75,138
Cost of sales
Web-based services, maintenance and subscription	(16,047)	(249)	378	(B3)	(15,918)	(10,616)	(107)	453	(B3)	(10,270)
Licenses	(1,926)	—			(1,926)	(916)	—			(916)
Amortisation of acquired software and patents	(1,644)	—	(1,154	)(B1)	(2,798)	(732)	—	(465	)(B1)	(1,197)

Total cost of sales	(19,617)	(249)	(776)		(20,642)	(12,264)	(107)	(12)		(12,383)
Gross profit	98,811	4,452	(1,273)		101,990	60,792	2,500	(537)		62,755
Research and development	(19,559)	(237)			(19,796)	(12,234)	(163)			(12,397)
Sales and marketing	(43,552)	(435)			(43,987)	(24,645)	(298)			(24,943)
General and administrative	(29,472)	(1,268)	(296	)(B2)	(31,036)	(16,737)	(867)	(441	)(B5)	(18,045)
Depreciation, amortisation and impairment	(11,072)	(971)	(1,286	)(B1)	(13,329)	(1,574)	(338)	(518	)(B1)	(2,430)

Operating (loss) / income from continuing operations	(4,844)	1,541	(2,855)		(6,158)	5,602	834	(1,496)		4,940
Exchange fluctuations	1,811				1,811	(1,627)	—			(1,627)
Finance revenue	75				75	440	—			440
Finance costs	(18,991)	(305)	(1,721	)(B4)	(21,017)	(7,979)	(68)	(595	)(B4)	(8,642)

Net loss from continuing operations before taxation	(21,949)	1,236	(4,576)		(25,289)	(3,564)	766	(2,091)		(4,889)
Tax benefit / (charge) from continuing operations	(2,140)	(75)	610	(B1)	(1,605)	(9,851)	(211)	246	(B1)	(9,816)

Net loss from continuing operations	(24,089)	1,161	(3,966)		(26,894)	(13,415)	555	(1,845)		(14,705)
Gain on sale of discontinued operations, net of tax	—				—	10,531	—			10,531
Net (loss) / income from discontinued operations	(16,571)				(16,571)	6,080	—			6,080

Net (loss) / income for the period	(40,660)	1,161	(3,966)		(43,465)	3,196	555	(1,845)		1,906

Basic and diluted net (loss) / income per
Class A Common Share Continuing Operations	(0.65)				(0.73)	(0.36)				(0.40)

(B1)  Adjustment to record amortisation on acquired intangible assets and the corresponding tax benefit of amortising the deferred tax liabilities established with the intangible assets. Intangibles are for customer relationships, intellectual property, and trademarks. These acquired intangible assets will be amortised using the straight-line method over a term consistent with the relative future cash flow streams. The estimated weighted average useful life of the acquired identifiable assets is 8.27 years. The cost of goods sold expense is related to the intellectual property intangible. In 2012, the cost of goods sold amortisation was $1.2M, and the operating expense amortisation was $1.3M. In 2013, the cost of goods sold amortisation was $465K, and the operating expense amortisation was $518K.

(B2) Adjustment to eliminate acquisition related costs $160K, offset by increased management compensation expense for retention bonuses to key employees as part of the acquisition ($456K).

(B3) Adjustment to eliminate revenues recorded in IASO that related to GFI, along with the corresponding COGS recorded by GFI. This was $378K for 2012 and $453K for the 5 months ended 24 May 2013. In addition, an adjustment is required related to the deferred revenue fair value adjustment in the opening balance sheet, resulting in $119K revenue decrease in 2012, and $72K for the 5 months ended 24 May 2013.

(B4) Adjustment to record interest expense on the additional loan for $2M and $663K, offset by reduction in interest on historical IASO debt for $300K and $68K respectively for 2012 and the 5 months ended 24 May 2013.

(B5) Adjustment for increased management compensation expense for retention bonuses to key employees as part of the acquisition.

GFI Software S.A.

Common Shares

Prospectus
                , 2013

J.P. Morgan	Credit Suisse	Jefferies

Stifel
BMO Capital Markets
Needham & Company
Oppenheimer & Co.

Until                            , 2013, all dealers that buy, sell or trade the common shares may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information not required in prospectus

Item 6.    Indemnification of Directors and Officers

Under Luxembourg law, indemnification provisions may be included in the articles of association and accordingly our articles of association provide that we shall indemnify any of our directors against all adverse financial effects incurred by such person in connection with any action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably could believe to be in or not opposed to our best interests. Prior to this offering, we have entered into indemnification agreements with each member of our Board and our executive officers. We anticipate that these indemnification agreements will remain in effect upon the completion of this offering.

The underwriting agreement for this offering, a form of which is filed as an exhibit to this registration statement, provides that the underwriters are obligated, under certain circumstances, to indemnify our officers and directors and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.    Recent sales of unregistered securities

The information below sets forth information regarding all securities sold by us without registration under the Securities Act within the past three years. Also included is the consideration, if any, received by us for the sale of such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exception from registration was claimed.

Share options

The table below summarizes our options and restricted share units issued within the past three years, as adjusted to give effect to a 3-for-1 reverse stock split, or "share merger" under Luxembourg law, which our shareholders approved on November 14, 2012. Grants of share options and restricted share units under our equity incentive plan were exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act, and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), Regulation S, as offshore transactions by an issuer with no directed selling efforts in the United States, or Rule 701, as transactions pursuant to a compensatory benefit plan. Recipients of share options and restricted share units represented to us their intention to acquire securities for investment only and to hold the securities for an indefinite period. Where relevant, recipients of options and restricted share units issued in reliance on Section 4(2) of the Securities Act represented to us that they were "accredited investors," as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and either received adequate information about the Company or had access, as a result of their service for the Company, to such information. None of the transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Grant date	Restricted share units granted	Options granted	Option Exercise price per share

March 14, 2011	—	2,783,511	$12.84
June 16, 2011	—	721,831	16.11
June 28, 2011	—	403,466	16.11
July 18, 2011	—	33,333	16.11
August 26, 2011	—	90,995	16.98
September 6, 2011	—	21,666	16.98
September 12, 2011	—	33,333	16.98
September 24, 2011	—	69,326	16.98
January 26, 2012	—	199,994	17.34
March 1, 2012	—	33,333	17.34
May 22, 2012	—	188,330	30.00
June 4, 2012	—	3,333	30.00
June 29, 2012	—	370,000	25.17
September 12, 2012	—	149,995	20.49
December 13, 2012	—	26,667	21.42
March 28, 2013	770,000	9,999	15.58
April 24, 2013	—	123,333	15.58
September 13, 2013	100,000	267,000	$16.27

Share issuances

As described in the prospectus under "Description of share capital—Historical development of the share capital of the registrant," during the period beginning on June 10, 2009 and ending on November 9, 2011, the registrant issued shares in several instances to a total of three investors, each organized under the laws of a jurisdiction other than those of the United States. These issuances were made to investors outside the United States pursuant to Regulation S, as offshore transactions by an issuer with no directed selling efforts in the United States and pursuant to Section 4(2) of the Securities Act because the sales did not involve any public offering.

On November 9, 2011, in connection with a series of events impacting the share capital of the Company, the Company issued 3,870,257 (1,290,085 on a post-split basis) class A common shares to various U.S. and foreign investors in exchange for a cash contribution of €38,702.57 ($52,620.01). This issuance was made to investors outside the United States pursuant to Regulation S, as offshore transactions by an issuer with no directed selling efforts in the United States, and to U.S. investors pursuant to Section 4(2) of the Securities Act because the sales did not involve any public offering.

On January 31, 2012, in connection with the exercise of certain share options of the Company granted to two individuals, the Company issued 42,158 (14,052 on a post-split basis) class A common shares for a cash contribution totaling €136,891.17 ($178,684.04). On July 31, 2012, in connection with the exercise of share options of the Company granted to one individual, the Company issued 4,000 (1,333 on a post-split basis) class A common shares for a cash contribution totaling €17,601.90 ($21,676.74). In accordance with the terms of the Company's equity incentive plan, the class A common shares issued in January 2012 and July 2012 were issued in the name of GFI Software Holdings Ltd., acting as a fiduciary on behalf of the individuals until completion of our corporate reorganization, at which time such shares were released to the individuals. These issuances were made pursuant to Regulation S, as offshore transactions by an issuer with no directed selling efforts in the United States, or Rule 701, as transactions pursuant to a compensatory benefit plan.

On October 24, 2012, in connection with the exercise of share options granted to one individual, the Company issued 2,500 (833 on a post-split basis) class A common shares for a cash contribution of €

10,427.60 ($13,499.57). This issuance was made outside the United States pursuant to Regulation S, as an offshore transaction by an issuer with no directed selling efforts in the United States, or Rule 701, as a transaction pursuant to a compensatory benefit plan.

On November 14, 2012, in connection with the exercise of share options of the registrant granted to one individual, the Company issued 28,417 (9,472 on a post-split basis) common shares for a cash contribution of €95,504.33 ($121,624.76). This issuance was made pursuant to Section 4(2) of the Securities Act because the sale did not involve any public offering, or Rule 701, as a transaction pursuant to a compensatory benefit plan.

On December 31, 2012, in connection with the exercise of share options of the registrant granted to one individual, the registrant issued 8,000 common shares for a cash contribution of €78,466.95 ($102,720.00). This issuance was made pursuant to Section 4(2) of the Securities Act because the sale did not involve any public offering, or Rule 701, as a transaction pursuant to a compensatory benefit plan.

See "Description of share capital—Historical development of the share capital of the registrant" of the prospectus included with this registration statement.

Corporate reorganization

As described in the prospectus under "Corporate reorganization," on October 24, 2012, the shareholders of the Company converted the Company from a Luxembourg limited liability company (société à responsabilité limitée) to a Luxembourg joint stock company (société anonyme). The conversion of the Company from a Luxembourg limited liability company to a Luxembourg joint stock company could be deemed to be subject to the terms of Rule 145 promulgated under the Securities Act on the basis that there is an offer or sale of a new or different security upon the conversion of the Company's corporate form. In the event that the Company's corporate reorganization is deemed to be subject to Rule 145, the corporate reorganization would be exempt from the registration requirements of Section 5 of the Securities Act pursuant to the exemptions provided by Section 3(a)(9) of the Securities Act, as an exchange between the Company and its existing securityholders, and Section 4(2) of the Securities Act, as a transaction not involving a public offering.

Item 8.    Exhibits and financial statement schedules

Exhibits

See the exhibit index which is incorporated herein by reference.

Financial statement schedules

All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

Item 9.    Undertakings

(a)    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)    The undersigned registrant hereby undertakes that:

  (1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on September 27, 2013.

GFI SOFTWARE S.A.
By:	/s/ WALTER SCOTT Walter Scott Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form F-1 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ WALTER SCOTT Walter Scott	Director Chief Executive Officer (principal executive officer)	September 27, 2013
/s/ PAUL GOODRIDGE Paul Goodridge	Director Chief Financial Officer (principal financial and accounting officer)	September 27, 2013
/s/ INGO BEDNARZ Ingo Bednarz	Director	September 27, 2013
Holger Felgner	Director	September 27, 2013
Jeffrey Horing	Director	September 27, 2013
Michael Triplett	Director	September 27, 2013
Robert P. Goodman	Director	September 27, 2013
William Thomas	Director	September 27, 2013
Derek Zissman	Director	September 27, 2013
Paul Walker	Director	September 27, 2013

Authorized representative in the United States:
GFI USA, Inc.
By:	/s/ WALTER SCOTT
	Name:	Walter Scott
	Title:	Chief Executive Officer
*By:	/s/ WALTER SCOTT Walter Scott Attorney-in-Fact

Exhibit index

Exhibit number		Exhibit description
1.1	*	Form of Underwriting Agreement
3.1	#	Articles of Association of GFI Software S.A.
4.5	#	Form of Registration Rights Agreement, to be in effect upon completion of the offering
5.1	#	Opinion of Arendt & Medernach, Luxembourg counsel to the registrant, as to the validity of the common shares
8.1	#	Opinion of Willkie Farr & Gallagher LLP as to certain U.S. tax matters
10.1	#	Credit Agreement, dated September 14, 2011, among GFI Software S.à r.l., TV GFI Holding Company S.à r.l., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent
10.2	#	Incremental Facility Agreement, dated September 30, 2011, among GFI Software S.à r.l., TV GFI Holding Company S.à r.l., Bank of Montreal and JPMorgan Chase Bank, N.A., as Administrative Agent
10.3	#
First Amendment and Waiver, dated December 20, 2011, to the Credit Agreement among GFI Software S.à r.l., TV GFI Holding Company S.à r.l., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent
10.4	#
Second Amendment, dated September 14, 2012, to the Credit Agreement among GFI Software S.à r.l., TV GFI Holding Company S.à r.l., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent
10.5	#	GFI Software S.A. Amended and Restated Share Incentive Plan
10.6	#	GFI Software S.A. 2012 Share Incentive Plan
10.7	#	Employment Offer Letter, dated October 28, 2008, between GFI USA, Inc. and Walter Scott
10.8	#	Service Agreement, dated June 18, 2012, between GFI Software Limited and Paul Goodridge
10.9	#	Employment Offer Letter, dated December 16, 2011, between GFI USA, Inc. and Pierre-Michel Kronenberg
10.10	#	Contract of Employment, dated July 4, 2011, between GFI Software GmbH and Ingo Bednarz
10.11	#	Service Contract, effective October 1, 2010, between Iapetos Holding GmbH and Holger Felgner
10.12	#	Contract of Employment, dated July 30, 2010, between HoundDog Technology Limited and Alistair Forbes
10.13		Intentionally omitted
10.14	#	Director Offer Letter, dated July 9, 2011, between TV Holding S.à r.l. and Bill Thomas
10.15	#	Director Offer Letter, dated July 9, 2011, between TV Holding S.à r.l. and Paul Walker
10.16	#	Director Offer Letter, dated July 24, 2012, between GFI Software S.à r.l. and Derek Zissman
10.17	#	Form of Director Indemnification Agreement
10.18	#	Form of Executive Officer Indemnification Agreement
10.19	#	Third Amendment, dated February 8, 2013, to the Credit Agreement among GFI Software S.A., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

Exhibit number		Exhibit description
10.20	#	Fourth Amendment, dated March 13, 2013, to the Credit Agreement among GFI Software S.A., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent
10.21	#	Incremental Facility Agreement, dated April 30, 2013, among GFI Software S.A., TV GFI Holding Company S.à r.l., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent
16.1		Letter from Ernst & Young Malta Limited dated September 27, 2013, addressed to the SEC provided in connection with change in registered public accounting firm.
16.2		Letter from Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft dated September 27, 2013, addressed to the SEC provided in connection with change in independent registered public accounting firm
21.1	#	Subsidiaries of GFI Software S.A.
23.1		Consent of Ernst & Young Malta Limited, independent public registered accounting firm
23.2		Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, independent public registered accounting firm
23.3		Consent of Deloitte Accountants B.V.
23.4	#	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 8.1)
23.5	#	Consent of Arendt & Medernach (included in Exhibit 5.1)
24.1	#	Power of Attorney
99.1	#	Confidential Submission of Draft Form F-1 by GFI Software S.à r.l. (to be converted to GFI Software S.A.)
99.2	#	Confidential Submission of Amendment No. 1 to Draft Form F-1 by GFI Software S.à r.l. (to be converted to GFI Software S.A.)
99.3	#	Confidential Submission of Amendment No. 2 to Draft Form F-1 by GFI Software S.à r.l. (to be converted to GFI Software S.A.)
99.4	#	Confidential Submission of Amendment No. 3 to Draft Form F-1 by GFI Software S.à r.l. (to be converted to GFI Software S.A.)

*
To be filed by amendment.

#
Previously filed.